As filed with the Securities and Exchange Commission on April 21, 2023

Registration No. 333-269078

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3
to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESGL HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

101 Tuas South Avenue 2

Singapore 637226

+65 6653 2299

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mitchell S. Nussbaum, Esq. David J. Levine, Esq. Loeb & Loeb, LLP 345 Park Avenue New York, NY 10154 (212) 407-4000 Fax: (212) 407-4990	Copies to:	Mark I. Gruhin, Esq. George A. Naya, Esq. Saul Ewing LLP 1919 Pennsylvania Avenue, N.W., Suite 550 Washington, DC 20006-3434 (202) 342-3444 Fax: (202) 295-6719

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement are satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: ☐

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED APRIL 21, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF GENESIS UNICORN CAPITAL CORP.

AND

PROSPECTUS FOR [●] ORDINARY SHARES AND [●] WARRANTS

OF ESGL HOLDINGS LIMITED

Proxy Statement dated [●], 2023

and first mailed to stockholders on or about [●], 2023.

Dear Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “Meeting”) of Genesis Unicorn Capital Corp. (“GUCC”, “Parent”, “we”, “our”, or “us”), which will be held at [●] [●].m., Eastern Time, on [●], 2023 at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and virtually via live webcast at http://www.cstproxy.com/xxxxxxxx2023. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, we encourage stockholders to attend the Meeting virtually. Stockholders attending the Meeting virtually will be able to attend the Meeting and vote and submit questions during the Meeting via the live webcast. This proxy statement/prospectus includes additional instructions on how to access the Meeting via live webcast and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

GUCC was incorporated as a Delaware corporation on February 23, 2021. It is a blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” The business combination will be completed through a two-step process consisting of the Reincorporation Merger (as defined below) and the Acquisition Merger (as defined below). The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”

GUCC has entered into a merger agreement, dated as of November 29, 2022 (as may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between GUCC and Environmental Solutions Group Holdings Limited, a Cayman Islands exempted company (“ESGL” or the “Company”). Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the stockholders of GUCC, GUCC will be merged with and into ESGL Holdings Limited, a Cayman Islands exempted company (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); and (ii) ESGH Merger Sub Corp, a Cayman Islands exempted company and wholly-owned subsidiary of PubCo (“Merger Sub”), will be merged with and into ESGL resulting in ESGL remaining as the surviving entity and being a wholly-owned subsidiary of PubCo (the “Acquisition Merger”). The Merger Agreement is by and among GUCC, PubCo, Merger Sub, ESGL and certain shareholders of ESGL (“Principal Shareholders”). The aggregate consideration for the Acquisition Merger is $75,000,000, less certain transaction costs, the net cash debt of ESGL as of the closing and an estimate of the working capital adjustment described in the Merger Agreement, which will be paid in newly issued PubCo ordinary shares (as defined below) valued at $10.00 per share. Holders of GUCC common stock will be asked to approve, among other things, the Merger Agreement and the other related Proposals. The combined company after the Business Combination is referred to in this proxy statement/prospectus as the “Combined Company.”

At the Meeting, GUCC stockholders will be asked to consider and vote upon the following proposals:

1. approval of the Reincorporation Merger and the Plan of Merger related thereto (the “Reincorporation Plan of Merger”), which we refer to as the “Reincorporation Merger Proposal” or “Proposal No. 1;”

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2. approval of the Acquisition Merger, which we refer to as the “Acquisition Merger Proposal” or “Proposal No. 2;”

3. approval of the issuance of more than 20% of the issued and outstanding shares of Class A common stock pursuant to the terms of the Merger Agreement, and as required by and in accordance with NASDAQ Listing Rule 5635(a) and (b), which we refer to as the “Nasdaq Proposal” or “Proposal No. 3;”

4. approval, on a non-binding advisory basis, of certain differences between GUCC and PubCo including the governance provisions set forth in PubCo’s Amended and Restated Memorandum and Articles of Association, as compared to the current Amended and Restated Certificate of Incorporation of GUCC, which we refer to as the “Governance Proposals” or “Proposal No. 4;”

5. approval to adjourn the Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above, which we refer to as the “Adjournment Proposal” or “Proposal No. 5” and, together with the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal and the Governance Proposals, the “Proposals.”

If the GUCC stockholders approve the Reincorporation Merger Proposal and the Acquisition Merger Proposal, immediately prior to the consummation of the Business Combination, all outstanding units (“Units”) of GUCC (each of which consisting of (i) one share of GUCC Class A common stock, par value $0.0001 per share (“GUCC Class A common stock”), and (ii) one warrant with each whole warrant entitling its holder to purchase one share of GUCC Class A common stock at a price of $11.50 per whole share (“GUCC Warrant”), will separate into their individual components of shares of GUCC Class A common stock and GUCC Warrants and the Units will cease separate existence and trading. Upon the consummation of the Business Combination, shares of GUCC Class B common stock will automatically convert into shares of GUCC Class A common stock, and the current equity holdings of the GUCC stockholders shall be exchanged as follows:

●	Each share of GUCC Class A common stock issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each share of GUCC Class A common stock, PubCo shall issue to each GUCC stockholder (other than GUCC stockholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo ordinary share, which, unless explicitly stated herein, shall be fully paid; and

●	Each whole GUCC Warrant issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a warrant to purchase one PubCo ordinary share (each, a “PubCo Warrant”) (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the GUCC Warrants.

It is anticipated that, upon consummation of the Business Combination, GUCC’s public stockholders would retain an ownership interest of approximately 35.1% of the Combined Company, the Sponsor and GUCC’s officers, directors and other holders of founder shares would retain an ownership interest of approximately 16.3% in the Combined Company and the current ESGL shareholders would own approximately 48.3% of the Combined Company. These relative percentages assume that (i) no GUCC public stockholders exercise their redemption rights with respect to their public shares (other than the public shares that have already been redeemed in connection with the Extension Meeting) upon consummation of the Business Combination; and (ii) there is no exercise of PubCo Warrants. If any of GUCC’s existing public stockholders exercise their redemption rights, the percentage ownership retained by GUCC’s remaining existing public stockholders as a group will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination,” “Summary of the Proxy Statement/Prospectus — The Merger Agreement,” “Ownership of the Combined Company after the Closing” and for additional information on the stipulated adjustments to the number of shares to be issued to current ESGL shareholders “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.

GUCC’s Units, Class A common stock and warrants are listed on the Nasdaq Global Market under the symbols “GENQU”, “GENQ” and “GENQW,” respectively. PubCo has applied to list the PubCo ordinary shares and the PubCo Warrants on the Nasdaq Global Market under the symbols, “ESGL” and “ESGLW,” respectively, in connection with the Business Combination. GUCC cannot assure that PubCo ordinary shares and PubCo Warrants will be approved for listing on the Nasdaq Global Market.

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Investing in PubCo securities involves a high degree of risk. We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 29.

As of April 19, 2023, there was approximately $57,108,773 in GUCC’s trust account (the “Trust Account”). On April 19, 2023, the last sale price of shares of GUCC Class A common stock was $10.81 per share.

Pursuant to GUCC’s Amended and Restated Certificate of Incorporation, dated as of February 11, 2022, as amended on February 14, 2023 (the “Existing Charter”), GUCC is providing its public stockholders with the opportunity to redeem all or a portion of their shares of GUCC Class A common stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in GUCC’s Trust Account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding shares of GUCC Class A common stock that were sold as part of the GUCC Units in GUCC’s initial public offering (“IPO”), subject to the limitations described therein. GUCC estimates that the per-share price at which public shares may be redeemed from cash held in the Trust Account will be approximately $[●] at the time of the Meeting. GUCC’s public stockholders may elect to redeem their shares even if they vote for the Reincorporation Merger or do not vote at all. GUCC has no specified maximum redemption threshold under the Existing Charter. Holders of outstanding GUCC Warrants do not have redemption rights in connection with the Business Combination or the Governance Proposals.

GUCC is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the Meeting and at any adjournments or postponements of the Meeting. This proxy statement/prospectus also constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the issuance of (i) the PubCo ordinary shares to GUCC’s stockholders, (ii) the PubCo Warrants to holders of GUCC Warrants in exchange for the GUCC Warrants, (iii) the ordinary shares underlying the PubCo Warrants, and (iv) the PubCo ordinary shares to former shareholders of ESGL, if the Business Combination is consummated. The Initial Stockholders, who as of the close of business on [●], 2023, the “Record Date” for the Meeting, owned 377,331 Units and 2,156,250 shares of GUCC Class B common stock, or approximately [●]% of the outstanding shares of GUCC common stock, agreed to vote all their shares in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal, which transactions comprise the Business Combination, and intends to vote for the Nasdaq Proposal and the Adjournment Proposal, although there is no agreement in place with respect to voting on those proposals.

Each stockholder’s vote is very important. Whether or not you plan to participate in the Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the Meeting. Voting by proxy will not prevent a stockholder from voting virtually at the Meeting if such stockholder subsequently chooses to participate in the Meeting.

GUCC’s board of directors unanimously recommends that GUCC stockholders vote “FOR” approval of each of the Proposals. When you consider GUCC’s board of directors’ recommendation of these Proposals, you should keep in mind that GUCC’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “The Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination.”

Chairman and Chief Executive Officer

Genesis Unicorn Capital Corp.

[●], 2023

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

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HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about GUCC that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by GUCC with the SEC, such information is available without charge upon written or oral request.

Please contact our proxy solicitor:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Meeting, or no later than                             , 2023. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about GUCC and ESGL. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither GUCC nor ESGL has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

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GENESIS UNICORN CAPITAL CORP.

281 Witherspoon Street, Suite 120

Princeton, New Jersey 08540

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

GENESIS UNICORN CAPITAL CORP.

To Be Held on [●], 2023

To Genesis Unicorn Capital Corp. Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a special meeting of the stockholders of Genesis Unicorn Capital Corp. (“GUCC,” “we”, “our”, or “us”), which will be held at [●].m., Eastern Time, on [●], 2023, at [●] (the “Meeting”) at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and virtually via live webcast at http://www.cstproxy.com/xxxxxxxx2023. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, we encourage stockholders to attend the Meeting virtually.

During the Meeting, GUCC’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

●	To approve the merger of GUCC with and into ESGL Holdings Limited, a Cayman Islands exempted company (“PubCo”), with PubCo remaining as the surviving publicly traded entity, and the Reincorporation Plan of Merger. This Proposal is referred to as the “Reincorporation Merger Proposal” or “Proposal No. 1.”

●	To approve the transactions contemplated under the Merger Agreement, dated as of November 29, 2022 (as may be amended from time to time, the “Merger Agreement”), by and among GUCC, PubCo, ESGH Merger Sub Corp, a Cayman Islands exempted company and wholly-owned subsidiary of PubCo (“Merger Sub”), Environmental Solutions Group Holdings Limited, a Cayman Islands exempted company (“ESGL” or the “Company”), and Quek Leng Chuang, solely in his capacity as the shareholder representative, agent and attorney-in-fact of the shareholders (the “Shareholder Representative”) (the “Business Combination”), a copy of which is attached to this proxy statement/prospectus as Annex A. This Proposal is referred to as the “Acquisition Merger Proposal” or “Proposal No. 2.”

●	To approve for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding shares of GUCC Class A common stock and the resulting change in control in connection with the Business Combination. This Proposal is referred to as the “Nasdaq Proposal” or “Proposal No. 3.”

●	To approve on a non-binding advisory basis, certain differences between GUCC and PubCo including the governance provisions set forth in PubCo’s Amended and Restated Memorandum and Articles of Association”), a copy of which is attached to this proxy statement/prospectus as Annex B. This Proposal is referred to as the “Governance Proposals” or “Proposal No. 4.”

●	To approve the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event GUCC does not receive the requisite stockholder vote to approve the Proposals. This Proposal is referred to as the “Adjournment Proposal” or “Proposal No. 5.”

Proposal No. 2 (the Acquisition Merger Proposal) is conditioned upon the approval of Proposal No. 1 (the Reincorporation Merger Proposal) and Proposal No. 3 (the Nasdaq Proposal). Proposal No. 1 (the Reincorporation Merger Proposal), Proposal No. 3 (the Nasdaq Proposal), and Proposal No. 4 (the Governance Proposals) are dependent upon the approval of Proposal No. 2 (the Acquisition Merger Proposal). It is important for you to note that in the event that the Acquisition Merger Proposal is not approved, GUCC will not consummate the Business Combination. If GUCC does not consummate the Business Combination and fails to complete an initial business combination by February 17, 2024, GUCC will be required to dissolve and liquidate. Pursuant to GUCC’s Amended and Restated Certificate of Incorporation, dated as of February 11, 2022, as amended on February 14, 2023 (the “Existing Charter”), for each month from February 17, 2023 to February 17, 2024 that GUCC determines to extend the date by which it has to complete a business combination, GUCC must deposit into the Trust Account $0.06 for each issued and outstanding public share that has not been redeemed for each such one-month extension. On February 17, 2023, GUCC exercised its option to extend the date by which GUCC has to complete a business combination from February 17, 2023 to March 17, 2023. Accordingly, GUCC deposited an aggregate of $326,824 into the Trust Account as a result of 3,177,941 public shares being redeemed in connection with the Extension Meeting. On March 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from March 17, 2023 to April 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account. On April 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from April 17, 2023 to May 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account.

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Approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding shares of GUCC common stock present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting or any adjournment thereof. Assuming that a quorum is present, attending the Meeting either in person or by proxy and abstaining from voting will have the same effect as voting against the Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

As of April 19, 2023, there were 5,867,515 shares of GUCC Class A common stock and 2,156,250 shares of Class B common stock issued and outstanding and entitled to vote. Only holders of GUCC common stock of record as of the Record Date are entitled to vote at the Meeting or any adjournment of the Meeting. This proxy statement/prospectus is first being mailed to GUCC stockholders on or about [●], 2023.

Investing in the Combined Company’s securities involves a high degree of risk. See “Risk Factors” beginning on page 29 of this proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in the Combined Company’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the Internet or by telephone as promptly as possible in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of GUCC common stock online if you subsequently choose to participate in the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record holder. Only stockholders of record at the close of business on the Record Date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting. If you date, sign and return your proxy card without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Advantage Proxy, P.O. Box 13581, Des Moines, WA 98198 Attention: Karen Smith, Telephone: 877-870-8565, that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

In order to exercise your redemption rights, you must demand in writing that your public shares (or a specified portion of them) are redeemed for a pro rata portion of the funds held in the Trust Account and tender your shares to Continental, GUCC’s transfer agent, at least two business days prior to the Meeting. You may tender your shares by either delivering your share certificate to Continental or by delivering your shares electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) System, in each case, in accordance with the procedures and deadlines described in the proxy statement/prospectus. If the Business Combination is not completed, then these shares will not be redeemed for cash and will be returned to you or your account.

GUCC’s board of directors unanimously recommends that GUCC stockholders vote “FOR” approval of each of the Proposals. When you consider GUCC’s board of directors’ recommendation of these Proposals, you should keep in mind that GUCC’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “The Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of GUCC’s board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,

Adeoye Olukotun
Chief Executive Officer
Genesis Unicorn Capital Corp.
[●], 2023

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed by PubCo (File No. 269078) with the SEC, constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the issuance of (i) the PubCo ordinary shares to GUCC’s stockholders, (ii) the PubCo Warrants to holders of GUCC Warrants in exchange for the GUCC Warrants, (iii) the ordinary shares underlying the PubCo Warrants, and (iv) the PubCo ordinary shares to former shareholders of ESGL, if the Business Combination is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Meeting at which GUCC’s stockholders will be asked to consider and vote upon the Proposals to approve the Reincorporation Merger, the Acquisition Merger, the Nasdaq Proposal, and the Governance Proposal.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

USE OF INDUSTRY AND MARKET DATA

This proxy statement/prospectus includes market and industry data that ESGL has obtained from third-party sources, including industry publications, as well as industry data prepared by ESGL’s management on the basis of its knowledge of and experience in the industries in which ESGL operates (including ESGL’s management’s estimates and assumptions relating to such industries based on that knowledge). ESGL management has developed its knowledge of such industries through its experience and participation in these industries. While ESGL’s management believes the third-party sources referred to in this proxy statement/prospectus are reliable, neither ESGL nor its management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this proxy statement/prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this proxy statement/prospectus.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “GUCC” refer to Genesis Unicorn Capital Corp., a Delaware corporation. Further, in this document:

●	“$” or “US$” or “U.S. dollars” or “USD” refers to the legal currency of the United States.

●	“Board” means the board of directors of GUCC.

●	“Business Combination” means the Merger contemplated by the Merger Agreement.

●	“Code” means the Internal Revenue Code of 1986, as amended.

●	“Combination Period” means the period of time by which an initial business combination must be completed by GUCC pursuant to the Existing Charter, which was initially February 17, 2023, was extended to March 17, 2023 and may be extended for additional one-month periods until February 17, 2024 following the Extension Meeting.

●	“Combined Company” means PubCo and its consolidated subsidiaries after the consummation of the Business Combination.

●	“Company” means ESGL.

●	“Continental” means Continental Stock Transfer & Trust Company, GUCC’s transfer agent.

●	“Effective Time” means the time at which the Business Combination becomes effective.

●	“ES BVI” means Environmental Solutions Asia Holdings Limited, a holding company incorporated under the laws of the British Virgin Islands on June 29, 2022.

●	“ESA” means Environmental Solutions (Asia) Pte. Ltd., which was incorporated under the laws of Singapore on May 8, 1999.

●	“ESGL” means Environmental Solutions Group Holdings Limited, a holding company incorporated under the laws of the Cayman Islands as an exempted company with limited liability on June 14, 2022.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“Existing Charter” means GUCC’s Amended and Restated Certificate of Incorporation, dated as of February 11, 2022, as amended on February 14, 2023.

●

“Extension Meeting” means the stockholder meeting held on February 14, 2023 in which GUCC received stockholder approval to, among other things, amend GUCC’s Amended and Restated Certificate of Incorporation to permit the Board to extend the date by which GUCC has to consummate the Business Combination twelve (12) times for an additional one (1) month each time from February 17, 2023 to February 17, 2024, by depositing into the Trust Account $0.06 for each issued and outstanding public share that has not been redeemed for each such one-month extension.

●	“founder shares” means the 2,156,250 outstanding shares of GUCC Class B common stock initially issued to the Sponsor for an aggregate purchase price of $25,000 in March 2021.

●	“GAAP” means accounting principles generally accepted in the United States of America.

●	“Group” means ESGL and its subsidiaries, including ES BVI and ESA.

●	“GUCC” means Genesis Unicorn Capital Corp., a Delaware corporation.

●	“GUCC Class A common stock” or “Class A common stock” means the Class A common stock, $0.0001 par value per share, of Genesis Unicorn Capital Corp.

●	“GUCC Class B common stock” or “Class B common stock” means the Class B common stock, $0.0001 par value per share, of Genesis Unicorn Capital Corp.

●	“GUCC common stock” or “common stock” means shares of GUCC Class A common stock and GUCC Class B common stock, collectively.

●	“GUCC preferred stock” or “preferred stock” means the preferred stock, $0.0001 par value per share, of Genesis Unicorn Capital Corp.

●	“IASB” means International Accounting Standards Board.

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●	“IFRS” means International Financial Reporting Standards as issued by the IASB.

●	“Initial Stockholders” means the Sponsor and other initial holders of founder shares.

●	“IPO” refers to the initial public offering of 8,625,000 units (including 1,125,000 units as a result of the underwriters’ exercise of its over-allotment option) of GUCC consummated on February 17, 2022.

●	“IRS” means the United States Internal Revenue Service.

●	“Merger” means collectively, the Reincorporation Merger and the Acquisition Merger.

●	“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 29, 2022, as may be amended from time to time, by and among GUCC, PubCo, Merger Sub, ESGL, and the Shareholder Representative.

●	“Merger Sub” means ESGH Merger Sub Corp, a Cayman Islands exempted company and wholly-owned subsidiary of PubCo.

●	“Private Placement Units” mean the units issued to the Sponsor in a private placement simultaneously with the closing of our IPO.

●	“PubCo” means ESGL Holdings Limited.

●	“PubCo ordinary shares” means the ordinary shares, $0.0001 par value per share, of ESGL Holdings Limited.

●	“public shares” means the shares of GUCC Class A common stock sold in the IPO, whether they were purchased in the IPO or thereafter in the open market.

●	“public stockholders” means holders of public shares of GUCC Class A common stock.

●	“SEC” means the U.S. Securities and Exchange Commission.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“SGD” or “S$” refers to the legal currency of Singapore.

●	“Sponsor” means Genesis Unicorn Capital, LLC, a Delaware limited liability company.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of GUCC and/or ESGL and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Group” and “Information about the Group.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of GUCC and ESGL, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by GUCC and the following:

●	the Group’s future financial performance, including its expectations regarding its revenue, annual recurring revenue, gross profit or gross margin, operating expenses, ability to generate cash flow, revenue mix and ability to maintain future profitability;

●	the Group’s beliefs regarding the possible effects of the widespread domestic and global impact of the COVID-19 pandemic, including on general economic conditions, public health, and consumer demand and financial markets, as well as its results of operations, liquidity, capital resources, and general performance in the future;

●	anticipated trends and growth rates in the Group’s business and in the markets in which the Group operates;

●	the Group’s ability to maintain and expand its customer base;

●	the Group’s ability to hire and retain necessary qualified employees to grow its business and expand its operations;

●	the Group’s ability to adequately protect its intellectual property;

●	the Group’s ability to service its debt obligations;

●	the Group’s ability to generate sufficient revenue or become profitable;

●	the Group’s ability to compete effectively in the environmental services industry, which is highly competitive and includes competitors that may have greater financial and operational resources, flexibility to reduce prices or other competitive advantages;

●	the Group’s ability to react to fluctuations in prices for recyclable waste materials it collects from its customers and the circular products that it sells to local and international end users, traders or overseas refiners may adversely affect the Group’s revenue, operating income, and cash flows;

●	the Group’s ability to enhance its existing recycling, reuse, disposal and waste treatment solutions and develop new solutions in a timely manner;

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●	fluctuations in the Group’s revenues, earnings and cash flows based on changes in commodity prices, as commodity prices for circular products are particularly susceptible to volatility based on regulations and tariffs that affect our ability to export products;

●	changes in policies imposed by governments may impact on the availability and costs of employing non-Singapore workers;

●	the Group’s ability to maintain its licenses, permits and accreditations that are required to operate its business;

●	expectations regarding the Group’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, backlog conversion, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and ability to invest in growth initiatives and pursue acquisition opportunities;

●	risks related to the general economic and financial market conditions; political, legal and regulatory environment; and the industry in which the Group operates;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the outcome of any legal proceedings that may be instituted against GUCC or ESGL following announcement of the Merger Agreement and the transactions contemplated therein;

●	the inability to complete the Business Combination due to, among other things, the failure to obtain GUCC or ESGL shareholder approval;

●	the risk that the announcement and consummation of the proposed Business Combination disrupts the Group’s current plans;

●	the ability to recognize the anticipated benefits of the Business Combination;

●	unexpected costs related to the proposed Business Combination;

●	the amount of any redemptions by existing holders of shares of GUCC Class A common stock being greater than expected;

●	limited liquidity and trading of GUCC’s securities;

●	geopolitical risk and changes in applicable laws or regulations;

●	the possibility that GUCC and/or ESGL may be adversely affected by other economic, business, and/or competitive factors;

●	operational risks;

●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on the Group’s resources; and

●	the risks that the consummation of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of GUCC and ESGL prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to GUCC, ESGL or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, GUCC and ESGL undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of GUCC, may have regarding the Proposals being considered at the Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	What is the purpose of this document?

A:	GUCC, PubCo, Merger Sub and ESGL have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The board of directors of GUCC (the “Board”) is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned shares of GUCC Class A common stock at the close of business on [●], 2023, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote. This document also constitutes a prospectus of PubCo with respect to the PubCo ordinary shares it will issue in the proposed Business Combination and the PubCo securities to be issued to GUCC’s existing stockholders in exchange for the outstanding GUCC securities.

Q:	What is being voted on?

A:	Below are the Proposals that the GUCC stockholders are being asked to vote on:

●	Proposal No. 1 — The Reincorporation Merger Proposal to approve the Reincorporation Merger and the Reincorporation Plan of Merger.

●	Proposal No. 2 — The Acquisition Merger Proposal to approve the Merger Agreement and the Business Combination.

●	Proposal No. 3 — The Nasdaq Proposal to approve the issuance of more than 20% of the issued and outstanding Class A common stock in connection with the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a) and (b).

●	Proposal No. 4 — The Governance Proposals to approve on a non-binding advisory basis, certain differences between GUCC and PubCo including the governance provisions set forth in PubCo’s Amended and Restated Memorandum and Articles of Association, as compared to the current Amended and Restated Certificate of Incorporation of GUCC.

●	Proposal No. 5 — The Adjournment Proposal to approve the adjournment of the Meeting.

Q:	What vote is required to approve the Proposals?

A:	Assuming a quorum is present, approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding shares of GUCC common stock present and entitled to vote at the Meeting or any adjournment thereof. Since each of the Proposals requires the affirmative vote of a majority of the shares of GUCC common stock present and entitled to vote at the Meeting or any adjournment thereof, attending the Meeting either in person or by proxy and abstaining from voting will have the same effect as voting “AGAINST” the Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

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Q:	Are any of the Proposals conditioned on one another?

A:	Proposal No. 2 (the Acquisition Merger Proposal) is conditioned upon the approval of Proposal No. 1 (the Reincorporation Merger Proposal) and Proposal No. 3 (the Nasdaq Proposal). Proposal No. 1 (the Reincorporation Merger Proposal), Proposal No. 3 (the Nasdaq Proposal) and Proposal No. 4 (Governance Proposals) are dependent upon the approval of Proposal No. 2 (the Acquisition Merger Proposal). It is important for you to note that in the event that the Acquisition Merger Proposal is not approved, GUCC will not consummate the Business Combination. If GUCC does not consummate the Business Combination and fails to complete an initial business combination within the Combination Period, GUCC will be required to dissolve and liquidate. Pursuant to the Existing Charter, for each month from February 17, 2023 to February 17, 2024 that GUCC determines to extend the date by which it has to complete the Business Combination, GUCC must deposit into the Trust Account $0.06 for each issued and outstanding public share that has not been redeemed for each such one-month extension. On February 17, 2023, GUCC exercised its option to extend the date by which GUCC has to complete a business combination from February 17, 2023 to March 17, 2023. Accordingly, GUCC deposited an aggregate of $326,824 into the Trust Account as a result of 3,177,941 public shares being redeemed in connection with the Extension Meeting. On March 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from March 17, 2023 to April 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account. On April 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from April 17, 2023 to May 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account.

Q:	What will happen in the Business Combination?

A:	At the closing of the Reincorporation Merger, GUCC will be merged with and into PubCo, with PubCo as the surviving publicly traded entity. At the closing of the Acquisition Merger, Merger Sub, a wholly-owned subsidiary of PubCo, will be merged with and into ESGL, with ESGL surviving such merger as the surviving entity. Upon consummation of the Business Combination, ESGL will become a wholly-owned subsidiary of PubCo. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by GUCC’s public stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:	Who is ESA?

A:	ESA is a waste management, treatment and recycling company involved in the collection and recycling of hazardous and non-hazardous industrial waste from customers such as pharmaceutical, semiconductor, petrochemical and electroplating companies. ESA currently has two revenue streams, from: (i) services income which is primarily comprised of the fees it charges its customers for its waste collection and disposal services, which fees are similar to those charged by ESA’s competitors, and (ii) the sales and trading of ESA’s circular products made and processed from the recycled waste collected from its customers with respect to its waste collection and disposal services.

Q:	What is the consideration being paid to ESGL security holders?

A:	The aggregate consideration for the Business Combination is $75,000,000, less certain transaction costs, the net cash debt of ESGL as of the closing and an estimate of the working capital adjustment pursuant to the terms of the Merger Agreement, which shall be payable in the form of newly issued PubCo ordinary shares valued at $10.00 per share to ESGL’s shareholders. At the closing of the Business Combination, each share of GUCC common stock then issued and outstanding shall be cancelled and automatically converted into the right to receive PubCo ordinary shares on a one-for-one basis

Q:	What equity stake will current stockholders of GUCC and ESGL shareholders hold in the Combined Company after the closing?

A:	It is anticipated that upon completion of the Business Combination, GUCC’s public stockholders would retain an ownership interest of approximately 35.1% of the Combined Company, the Sponsor and GUCC’s officers, directors and other holders of founder shares would retain an ownership interest of approximately 16.3% in the Combined Company and the current ESGL shareholders would own approximately 48.3% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account the redemption of any shares by the GUCC public stockholders. If redemptions occur (which is likely), the percentage ownership retained by GUCC’s remaining existing public stockholders will be lower as a group and the percentage ownership retained by the ESGL shareholders, the Sponsor and GUCC’s officers, directors and Initial Stockholders as a group will be higher. See “Ownership of the Combined Company after the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information.”

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Q:	Do any of GUCC’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:	In considering the recommendation of the Board to approve the Merger Agreement, GUCC stockholders should be aware that certain GUCC executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of GUCC stockholders generally.

If an initial business combination is not completed within the Combination Period, GUCC will be required to liquidate. In such event:

●	2,156,250 shares of GUCC Class B common stock held by the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Samuel Lui, GUCC’s president, chief financial officer and a director, is the sole member and manager of the Sponsor. Such shares of GUCC Class B common stock will automatically convert into shares of GUCC Class A common stock at the consummation of the Business Combination and had an aggregate market value of approximately $23.3 million based on the closing price of the Class A common stock of $10.81 per share on the Nasdaq Global Market as of April 19, 2023. The Sponsor, officers and directors of GUCC waived their redemption rights and liquidation rights in connection with the purchase of the founder shares and no other consideration was paid for such agreement.

●	377,331 Private Placement Units purchased by the Sponsor for $3,773,310, will be worthless. At the consummation of the Business Combination, such Private Placement Units would have an aggregate market value of approximately $4.0 million based on the closing price of $10.70 per Unit on the Nasdaq Global Market as of April 19, 2023.

●	If an initial business combination, such as the Business Combination, is not completed, the Sponsor will not receive from GUCC repayment of $1,600,000 of promissory notes held by the Sponsor for its working capital loan, which, at the Sponsor’s discretion, may be converted upon the consummation of the Business Combination, at a conversion price of $10.00, into 160,000 PubCo ordinary shares and 160,000 PubCo Warrants.

●	If an initial business combination, such as the Business Combination, is not completed, the Sponsor, which is owned by Mr. Lui, may not receive the $10,000 monthly fee from GUCC for office space, utilities and secretarial and administrative support under the Administrative Support Agreement dated February 14, 2022, by and between GUCC and the Sponsor, pursuant to which GUCC has deferred payment of the same until the consummation of a business combination. As of December 31, 2022, GUCC has accrued a $10,000 administrative fee.

●	If a business combination is not completed within the Combination Period, the Initial Stockholders will lose a combined aggregate amount of approximately $27.3 million based on the closing price of the Class A common stock at $10.81 per share and $10.70 per Unit on April 19, 2023. Because of these interests, the Initial Stockholders could benefit from the completion of a business combination that is not favorable to its public stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. For example, if the share price of the Class A common stock declined to $5.00 per share after the close of the business combination, GUCC’s public stockholders who purchased shares in the IPO, would have a loss of $5.00 per share, while the Sponsor would have a gain of $4.98 per share because it acquired the founder shares for a nominal amount. In other words, the Initial Stockholders can earn a positive rate of return on their investment even if public stockholders experience a negative rate of return in the Combined Company.

●	If the Business Combination is not completed, the Initial Shareholders will not have the potential ownership interest of approximately 17.2% (assuming no additional redemptions) or 27.2% (assuming maximum redemptions) in the Combined Company.

●	Samuel Lui, GUCC’s president, chief financial officer and a director, and the sole member and manager of the Sponsor, may have a conflict of interest with respect to evaluating the Business Combination in light of his ownership of 6.43% of the outstanding ordinary shares of ESGL and following the closing of the Business Combination, will own 3.11% of the outstanding PubCo ordinary shares (assuming no additional redemptions by GUCC stockholders). Mr. Lui purchased an aggregate of 643 ordinary shares of ESGL for approximately $870,000 prior to the Business Combination. Through his 6.43% ownership stake in ESGL, Mr. Lui will have pecuniary interests in 432,073 ordinary shares of the Combined Company, valued at approximately $4,670,709 (based on $10.81 per share closing price of the Class A common stock on April 19, 2023) upon consummation of the Business Combination pursuant to the Merger Agreement. In light of this potential conflict, negotiations on key terms of the Business Combination, such as valuation, deal structure and board composition, were led by other members of the GUCC team, including Ernest Fong (Mr. Fong), Teck-Yong Heng (Mr. Heng) and Chung Fan Cheng (Mr. Cheng). In addition, Mr. Lui abstained at the Board meeting to vote on the Merger Agreement and proposed Business Combination. Although GUCC received an opinion from Marshall & Stevens with respect to the fairness, from a financial point of view, of the purchase price being paid by GUCC for ESGL pursuant to the Merger Agreement, Mr. Lui’s ownership interests in ESGL and therefore indirect ownership interests in PubCo cause him to have interests in the Business Combination that are different from your interests as a GUCC stockholder. While the Board considered and discussed this potential conflict of interest of Mr. Lui as one of many factors in negotiating and recommending the Business Combination, the Board concluded that, overall, the potentially positive factors pertaining to the Business Combination outweighed the potentially negative factors. See “GUCC Board’s Approval of the Business Combination.”

●	The exercise of GUCC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in GUCC’s stockholders’ best interests.

These interests may influence the Board in making their recommendation that you vote in favor of the approval of the Business Combination. In addition to the foregoing, GUCC’s amended and restated certificate of incorporation excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of GUCC unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of GUCC and such opportunity is one GUCC is legally and contractually permitted to undertake and would otherwise be reasonable for GUCC to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in GUCC’s amended and restated certificate of incorporation did not impact its search for an acquisition target and GUCC was not prevented from reviewing any opportunities as a result of such waiver.

Q:	Was a third party fairness opinion provided in connection with the Business Combination?

A:	Yes. The Board obtained from Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”), an opinion with respect to the fairness, from a financial point of view, of the purchase price being paid by GUCC for ESGL pursuant to the Merger Agreement. The reason the Board obtained the fairness opinion was to assist the Board in determining the valuation of ESGL. The full text of this opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached to this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference in its entirety.

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Q:	When and where is the Meeting?

A:	The Meeting will take place at [●], on [●], 2023, at [●] a.m. Eastern time at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and virtually via live webcast at http://www.cstproxy.com/xxxxxxxx2023. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, we encourage stockholders to attend the Meeting virtually.

Q:	Who may vote at the Meeting?

A:	Only holders of record of shares of GUCC common stock as of the close of business on [●], 2023 may vote at the Meeting. As of April 19, 2023, there were 5,867,515 shares of GUCC Class A common stock and 2,156,250 shares of GUCC Class B common stock outstanding and entitled to vote. Please see “The Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:	What is the quorum requirement for the Meeting?

A:	Stockholders representing not less than 50% of the shares of GUCC common stock issued and outstanding as of the Record Date and entitled to vote at the Meeting must be present in person, by virtual attendance or represented by proxy in order to hold the Meeting and conduct business. This is called a quorum. Shares of GUCC Class A common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the Meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at the Meeting may adjourn the Meeting until a quorum is present. However, as result of the number of shares of GUCC common stock held by the Initial Stockholders, only 1,478,303 shares of GUCC common stock held by the public stockholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the Meeting (assuming the Initial Stockholders are present at the Meeting). See “How will the Initial Stockholders vote?” below.

Q:	How will the Initial Stockholders vote?

A:	Pursuant to a letter agreement, the Initial Stockholders, who as of the Record Date owned 377,331 Units and 2,156,250 shares of GUCC Class B common stock (none of which were publicly purchased), or approximately 31.6% of the outstanding shares of GUCC common stock, agreed to vote their respective shares acquired by them prior to the IPO in favor of the Acquisition Merger Proposal and related Proposals (the “Letter Agreement”). As a result, only 1,478,303 shares of GUCC common stock held by the public stockholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the Meeting (assuming the Initial Stockholders are present at the Meeting). To the extent that any public shares are purchased, such public shares will not be voted as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC.

Q:	How many votes do I and others have?

A:	You are entitled to one vote for each share of GUCC common stock that you held as of the Record Date. As of the close of business on the Record Date, there were 5,867,515 outstanding shares of GUCC Class A common stock and 2,156,250 shares of GUCC Class B common stock.

Q:	Am I required to vote against the Reincorporation Merger, the Acquisition Merger Proposal or the Governance Proposals in order to have my public shares redeemed?

A:	No. You are not required to vote against the Reincorporation Merger Proposal, the Acquisition Merger Proposal or the Governance Proposals in order to have the right to demand that GUCC redeem your public shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of public shares for cash are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of public shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of GUCC common stock will be returned to them.

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Q:	How do I exercise my redemption rights?

A:	If you are a public stockholder and you seek to have your public shares redeemed, you must (i) demand, no later than [●] p.m., Eastern Time on [●], 2023 (at least two business days before the Meeting), that GUCC redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed below, and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Meeting.

GUCC stockholders may seek to have their public shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of shares of GUCC common stock as of the Record Date. Any public stockholder who holds shares of Class A common stock on or before [●], 2023 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of currently issued and outstanding shares of Class A common stock sold in the IPO. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Class A common stock for cash.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	In the event that a U.S. Holder elects to redeem its shares of GUCC common stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of shares of GUCC common stock under Section 302 of the Internal Revenue Code (the “Code”) or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of shares of GUCC common stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in GUCC common stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for shares of GUCC common stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. It is unclear, however, whether the redemption rights with respect to GUCC common stock have suspended the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations. If the redemption does not qualify as a sale or exchange of shares of GUCC common stock, a U.S. Holder will generally be treated as receiving a distribution. See the section titled “U.S. Federal Income Tax Considerations — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights.”

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Additionally, because the Reincorporation Merger will occur prior to the redemption by U.S. Holders that exercise redemption rights with respect to GUCC common stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(a) of the Code. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(a) of the Code, are discussed more fully below under “U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Consequences to U.S. Holders of Exercising Redemption Rights.” All holders of GUCC common stock considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.”

Q:	Will holders of GUCC common stock or GUCC Warrants be subject to U.S. federal income tax on the PubCo ordinary shares or PubCo Warrants received in the Reincorporation Merger?

A:	The Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code, and, as a result, a U.S. Holder (as defined below) should not recognize gain or loss on the exchange of GUCC common stock or GUCC Warrants for PubCo ordinary shares or PubCo Warrants, as applicable, pursuant to the Reincorporation Merger. Although U.S. persons generally do not recognize gain or loss on the receipt of stock pursuant to a reorganization under Section 368 of the Code, Section 367(a) of the Code could require U.S. Holders to recognize gain (but not loss) with respect to the Reincorporation Merger. However, Section 367(a) of the Code should not apply to the Reincorporation Merger in a manner that causes gain recognition to the U.S. Holders, unless the exchange of GUCC securities for PubCo securities is considered to be an indirect stock transfer under the applicable Treasury Regulations. The rules under Section 367(a) and Section 368 of the Code, however, are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. If the Reincorporation Merger does not qualify as a reorganization for a reason other than the application of Section 367(a) of the Code, then a U.S. Holder that exchanges its GUCC common stock or GUCC Warrants for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo ordinary shares and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the GUCC common stock or GUCC Warrants exchanged. For a more detailed discussion of certain U.S. federal income tax consequences of the Reincorporation Merger, see the section titled “U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders– U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Reincorporation Merger.

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How can I vote?

A:	If you are a stockholder of record, you may vote in person (physically or virtually) at the Meeting, or by submitting a proxy using the enclosed proxy card, via the Internet or over the telephone. Whether or not you plan to participate in the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the Meeting (physically and virtually) and vote online, if you choose.

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To vote online at the Meeting via the Internet, follow the instructions below under “How may I participate in the Meeting virtually?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to [●] and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [●], 2023. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Meeting or attend the Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self- addressed, postage-paid envelope provided.

If you plan to vote via the Internet, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Class A common stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than [●] p.m., Eastern Time, on [●], 2023.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.

Q:	How may I participate in the Meeting virtually?

A.	If you are a stockholder of record as of the Record Date for the Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373 or email proxy@continentalstock.com.

You can pre-register to attend the Meeting virtually starting on [●], 2023. Go to http://www.cstproxy.com/xxxxxxxx2023, enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote. At the start of the Meeting you will need to re-log into http:// www.cstproxy.com/xxxxxxxx2023 using your control number.

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If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Meeting for processing your control number.

Q:	Who can help answer any other questions I might have about the participating in the Meeting virtually?

A.	If you have any questions concerning participating the Meeting virtually (including accessing the Meeting by virtual means) or need help voting your shares of GUCC common stock, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

The Notice of Special Meeting, proxy statement/prospectus and form of Proxy Card are available at: [●].

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:	No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary Proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary Proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have no effect on the vote for any Proposal.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:	GUCC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal. You may redeem your shares of GUCC common stock if you abstain from voting. However, in the event you intend to redeem your shares we request that you vote for all of the Proposals.

Q:	If I am not going to attend the Meeting, should I return my proxy card instead?

A.	Yes. Whether you plan to attend the Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

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Q:	How can I submit a proxy?

A.	You may submit a proxy by (a) visiting [●] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free [●] in the U.S. or [●] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Meeting in person or via the Internet, and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your Class A common stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198 Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

Unless revoked, a proxy will be voted at the Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular Proposal, the Class A common stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:	Should I send in my share certificates now to have my Class A common stock redeemed?

A:	GUCC stockholders who intend to have their public shares redeemed should send their certificates to Continental at least two business days before the Meeting. Please see “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Q:	Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:	GUCC will pay the cost of soliciting proxies for the Meeting. GUCC has Advantage Proxy to assist in the solicitation of proxies for the Meeting. GUCC has agreed to pay Advantage Proxy a fee of $10,000, plus disbursements, and will reimburse Advantage Proxy for its reasonable out-of-pocket expenses and indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages, and expenses. GUCC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A common stock for their expenses in forwarding soliciting materials to beneficial owners of the Class A common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What happens if I sell my shares before the Meeting?

A:	The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of GUCC common stock after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting. However, you would not be entitled to receive any PubCo ordinary shares following the consummation of the Business Combination because only GUCC’s stockholders at the time of the consummation of the Business Combination will be entitled to receive PubCo ordinary shares in connection with the Business Combination.

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Q:	When is the Business Combination expected to occur?

A:	Assuming the requisite regulatory and stockholder approvals are received, GUCC expects that the Business Combination will occur in the second quarter of 2023.

Q:	Will I experience dilution as a result of the Business Combination?

A:	Prior to the Business Combination, GUCC’s public stockholders who hold shares issued in the IPO own approximately 67.9% of GUCC issued and outstanding shares of common stock. After giving effect to the Business Combination and to (i) the issuance of approximately 6,719,642 PubCo ordinary shares in the Acquisition Merger to the current ESGL shareholders (7,500,000 shares less adjustments stipulated in the Merger Agreement); (ii) the issuance of up to 8,023,765 PubCo ordinary shares to the GUCC stockholders in connection with the Reincorporation Merger (assuming there are no GUCC public stockholders who exercise their redemption rights with respect to their public shares, other than the public shares that have already been redeemed in connection with the Extension Meeting, upon consummation of the Business Combination); and (iii) assuming no exercise of the PubCo Warrants, GUCC’s current public stockholders will own approximately 36.9% of the issued share capital of PubCo. See “Ownership of the Combined Company after the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	Are ESGL’s shareholders required to approve the Business Combination?

A:	Yes. The Business Combination requires the affirmative approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by a special resolution of the shareholders of ESGL passed by the affirmative vote of holders of ESGL ordinary shares representing at least two-thirds of the votes of the ESGL ordinary shares present and voting in person or by proxy at a meeting of the shareholders of ESGL or approved in writing by all the holders of ESGL ordinary shares entitled to vote at a general meeting of ESGL.

Q:	Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 29 of this proxy statement/prospectus.

Q:	Do I have dissenter rights if I object to the proposed Business Combination?

A:	No. There are no dissenter rights available to holders of GUCC common stock in connection with the Business Combination.

Q:	Do I have dissenter rights if I object to the proposed Reincorporation Merger?

A:	No. There are no dissenter rights available to holders of GUCC common stock in connection with the Reincorporation Merger.

Q:	Do I have dissenter rights if I object to the proposed Acquisition Merger?

A:	No. There are no dissenter rights available to holders of GUCC common stock in connection with the Acquisition Merger.

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Q:	What happens if the Business Combination is not consummated?

A:	If GUCC does not consummate the Business Combination within the Combination Period, then GUCC’s officers must take all actions necessary in accordance with the laws of the State of Delaware to dissolve and liquidate GUCC as promptly as reasonably possible. Following dissolution, GUCC will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro rata to holders of Class A common stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of GUCC Class A common stock would be paid at liquidation would be approximately $[●] per share based on amounts on deposit in the Trust Account as of [●], 2023. The closing price of our Class A common stock on the Nasdaq Global Market as of April 19, 2023 was $10.81. The Initial Stockholders waived the right to any liquidation distribution with respect to any Class A common stock held by them.

Q:	What happens to the funds deposited in the Trust Account following the Business Combination?

A:	Following the closing of the Business Combination, holders of public shares of GUCC exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to ESGL to fund working capital needs of the Combined Company. As of April 19, 2023, there was approximately $57,108,773 in the Trust Account. GUCC estimates that approximately $[●] per outstanding public share of GUCC Class A common stock will be paid to the investors exercising their redemption rights.

Q:	Who will manage the Combined Company after the Business Combination?

A:	As a condition to the closing of the Business Combination, all of the officers and directors of GUCC will resign. Effective as of the closing of the Business Combination, the PubCo board of directors will have at least six directors, five of whom will be designated by ESGL and one of whom will be designated by GUCC. For more information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company after the Business Combination” in this proxy statement/prospectus.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact GUCC’s proxy solicitor at:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

You may also obtain additional information about GUCC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, GUCC encourages you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by GUCC’s stockholders.

The Parties to the Business Combination

Genesis Unicorn Capital Corp.

GUCC was incorporated as a Delaware corporation on February 23, 2021. It is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses.

On February 17, 2022, GUCC consummated its IPO of 7,500,000 units (the “Units”). Each Unit consists of one share of GUCC Class A common stock and one redeemable warrant (“GUCC Warrant”), with each GUCC Warrant entitling the holder thereof to purchase one share of GUCC Class A common stock for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to GUCC of $75,000,000. GUCC granted the underwriters in the IPO (the “Underwriters”) a 45-day option to purchase up to 1,125,000 additional Units to cover over-allotments, if any. On February 15, 2022, the Underwriters elected to exercise the over-allotment option in full, resulting in the sale of 1,125,000 additional Units for additional gross proceeds of $11,250,000.

Simultaneously with the closing of the IPO, GUCC also consummated the sale to the Sponsor of an aggregate of 377,331 placement units (including 30,793 units as a result of the Underwriters’ exercise of its over-allotment option (the “Private Placement Units”)) at a purchase price of $10.00 per unit, generating gross proceeds to GUCC of $3,773,310 (the “Private Placement”). The Private Placement Units are identical to the Units sold in the IPO, except that the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Units (except to certain permitted transferees) until 30 days after the completion of GUCC’s initial business combination.

As of February 17, 2022, a total of $87,543,750 (which amount includes $2,803,125 of the underwriters’ deferred discount), comprised of proceeds from the IPO (including the proceeds received from the exercise by the Underwriters of the over-allotment option) and the sale of the Private Placement Units (including the proceeds received as a result of the Underwriters’ exercise of the over-allotment option) was placed in the Trust Account.

The amounts held in the Trust Account may only be used by GUCC upon the consummation of a business combination, except that there can be released to GUCC, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination or GUCC’s liquidation. GUCC executed the Merger Agreement on November 29, 2022, and it must liquidate unless a business combination is consummated within the Combination Period. Pursuant to the Existing Charter, for each month from February 17, 2023 to February 17, 2024 that GUCC determines to extend the date by which it has to complete a business combination, GUCC must deposit into the Trust Account $0.06 for each issued and outstanding public share that has not been redeemed for each such one-month extension. On February 17, 2023, GUCC exercised its option to extend the date by which GUCC has to complete a business combination from February 17, 2023 to March 17, 2023. Accordingly, GUCC deposited an aggregate of $326,824 into the Trust Account as a result of 3,177,941 public shares being redeemed in connection with the Extension Meeting. On March 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from March 17, 2023 to April 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account. On April 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from April 17, 2023 to May 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account.

The GUCC Units, GUCC Class A common stock and GUCC Warrants are listed on the Nasdaq Global Market under the symbol “GENQU,” “GENQ” and “GENQW,” respectively. The Units commenced trading on or about February 15, 2022 and the Class A common stock and GUCC Warrants commenced separate trading on the Nasdaq Global Market on or about April 7, 2022.

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GUCC’s principal executive offices are located at 281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540 and its telephone number is (609) 466-0792.

ESGL Holdings Limited

ESGL Holdings Limited (“PubCo”) was incorporated in the Cayman Islands on November 18, 2022 for the sole purpose of the Reincorporation Merger. Following the consummation of the Reincorporation Merger, GUCC will have merged with and into PubCo, with PubCo as the surviving publicly traded entity.

Environmental Solutions Group Holdings Limited and Environmental Solutions (Asia) Pte. Ltd.

Environmental Solutions Group Holdings Limited (“ESGL”) is a holding company incorporated under the laws of the Cayman Islands as an exempted company with limited liability on June 14, 2022. As a holding company with no material operations of its own, ESGL conducts all of its operations through its operating entity incorporated in Singapore, Environmental Solutions (Asia) Pte. Ltd. (“ESA”).

ESA is a waste management, treatment and recycling company involved in the collection and recycling of hazardous and non-hazardous industrial waste from customers such as pharmaceutical, semiconductor, petrochemical and electroplating companies. ESA currently has two revenue streams, from: (i) services income which is primarily comprised of the fees it charges its customers for its waste collection and disposal services, which fees are similar to those charged by ESA’s competitors, and (ii) the sales and trading of ESA’s circular products made and processed from the recycled waste collected from its customers with respect to its waste collection and disposal services, which ESA believes makes ESA a unique and environmentally-friendly offering in the marketplace.

A fundamental tenet of ESA is that waste is a resource to be reused, repurposed and recirculated. ESA believes that this mindset of creating commodities from waste sets itself apart from the linear traditional waste industry participants, which largely only generate income from the collection, destruction and disposal of post-collection waste. This philosophy is ingrained and reflected in ESA’s business operations where it utilizes renewable energy and by-products produced from ESA’s waste treatment process to reduce its own operating costs. In line with this mindset, ESA’s primary business focus is the conversion and processing of industrial waste (that would otherwise be unused in the waste recycling process) into circular products such as pyrolysis oil, diesel, metals such as nickel, zinc, copper, silver, gold, minerals such as lime (calcium hydroxide) and fluorspar (calcium fluoride), and chemicals such as hydrochloric acid, sulfuric acid, and calcium chloride. ESA then sells these converted circular products to local and international end users, traders or overseas refiners who require the circular products for their own commercial use or for further processing including manufacturing and galvanizing purposes.

The Group’s principal place of business is located at 101 Tuas South Avenue 2, Singapore 637226, and its phone number is +65 6653 2299. ESGL’s registered office in the Cayman Islands is located at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, George Town, Grand Cayman, KY1-1106, Cayman Islands.

For more information on the Group, please see the sections titled “Information about the Group” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Group.”

ESGH Merger Sub Corp

ESGH Merger Sub Corp (“Merger Sub”) was incorporated under the laws of the Cayman Islands as an exempted company with limited liability on November 18, 2022 and is a wholly-owned subsidiary of PubCo formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into ESGL, with ESGL surviving the merger as a wholly-owned subsidiary of PubCo.

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The Merger Agreement

On November 29, 2022, Genesis Unicorn Capital Corp., a Delaware corporation (“GUCC” or “Parent”), entered into an agreement and plan of merger (the “Merger Agreement”) with ESGL Holdings Limited, a Cayman Islands exempted company and wholly owned subsidiary of the Parent (“PubCo”), ESGH Merger Sub Corp, a Cayman Islands exempted company and wholly owned subsidiary of PubCo (“Merger Sub”), Environmental Solutions Group Holdings Limited, a Cayman Islands exempted company (“ESGL” or the “Company”), and Quek Leng Chuang, solely in his capacity as the shareholder representative, agent and attorney-in-fact of the shareholders (the “Shareholder Representative”). Upon the closing of the transactions contemplated by the Merger Agreement, (a) GUCC will be merged with and into PubCo (the “Reincorporation Merger”), with PubCo surviving the Reincorporation Merger, and (b) Merger Sub will be merged with and into the Company (the “Acquisition Merger”), with the Company surviving the Acquisition Merger as a direct wholly owned subsidiary of PubCo (collectively, the “Merger” or the “Business Combination”). Following the Business Combination, PubCo will be a publicly traded company listed on a stock exchange in the United States.

General Description of the Acquisition Merger

Business Combination Consideration

Pursuant to the terms of the Merger Agreement, the aggregate consideration to be paid at the closing of the Business Combination to existing shareholders of the Company is $75,000,000 less certain transaction costs, the net cash debt of ESGL as of the closing and an estimate of the working capital adjustment described below (the “Merger Consideration”), which will be paid in newly issued ordinary shares of PubCo at a deemed price of $10.00 per share. The Merger Consideration otherwise payable at the closing of the Business Combination to Company shareholders shall be reduced by 375,000 ordinary shares of PubCo (the “Holdback Amount”). Within 90 days following the closing of the Business Combination, the Shareholder Representative and the representative of PubCo shall receive a closing statement from PubCo setting forth the amount of working capital of PubCo, subject to the parties’ confirmation. Following the final determination of the working capital amount at closing compared to the target working capital amount of $3,500,000, the Merger Consideration shall be adjusted accordingly based on the working capital adjustment provisions contained in the Merger Agreement, with each Company shareholder receiving its pro rata share of the Holdback Amount, if any.

After the consummation of the Business Combination, PubCo will be a “foreign private issuer” under the U.S. securities laws and the rules of Nasdaq. For more information about the foreign private issuer, please see the sections titled “Director and Executive Officers of the Combined Company after the Business Combination — Foreign Private Issuer Status.”

After the Business Combination, assuming (i) there are no redemptions of our shares, and (ii) there is no exercise of the PubCo Warrants, GUCC’s current public stockholders will own approximately 35.1% of the issued share capital of PubCo, the Sponsor and GUCC’s current directors, officers and affiliates will own approximately 16.3% of the issued share capital of PubCo, and ESGL’s current shareholders will own approximately 48.3% of the issued share capital of PubCo.

Assuming the maximum redemption by the public stockholders of 5,447,059 shares of GUCC’s outstanding common stock, after giving effect to the payments to redeeming stockholders, the Sponsor and GUCC’s current directors, officers and affiliates will own approximately 25.2% of the issued share capital of PubCo, and ESGL’s current shareholders will own approximately 74.4% of the issued share capital of PubCo.

Assuming the Reincorporation Merger Proposal and the Business Combination Proposal are approved, GUCC expects to close the Business Combination in the second quarter of 2023.

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Representations and Warranties

In the Merger Agreement, the Company and its subsidiaries make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate existence and power of the Company and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) no need for governmental authorization for the execution, delivery or performance of the Merger Agreement and additional agreements thereto (the “Additional Agreements”); (d) absence of conflicts; (e) capital structure; (f) accuracy of the list of each subsidiary of the Company; (g) accuracy of corporate records of the Company and its subsidiaries; (g) accuracy of the list of all assumed or “doing business as” names used by the Company and its subsidiaries; (h) required consents and approvals; (i) financial information; (j) books and records and internal accounting controls; (k) absence of certain changes or events; (l) title to assets and properties; (m) litigation threatened against or affecting the Company and its subsidiaries ; (n) material contracts; (o) material licenses and permits; (p) compliance with laws; (q) intellectual property; (r) customers and suppliers; (s) accounts receivable and payable and loans; (t) employee benefits; (u) employee and labor matters; (v) withholding of obligations of the Company and its subsidiaries applicable to its employees; (w) real property; (x) tax matters; (y) environmental laws; (z) finders fees; (aa) powers of attorney and suretyships; (bb) directors and officers; (cc) international trade matters and anti-bribery compliance; (dd) that the Company is not an investment company; (ee) insurance; (ff) affiliate transactions; and (gg) no trading or short position.

In the Merger Agreement, GUCC, PubCo and Merger Sub (collectively with Parent and PubCo, the “Parent Parties”) make certain representations and warranties relating to, among other things: (a) proper corporate existence and power; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) no need for governmental authorization for the execution, delivery or performance of the Merger Agreement and Additional Agreements; (d) absence of conflicts; (e) finders fees; (f) issuance of merger consideration shares; (g) capital structure; (h) information supplied; (i) minimum trust fund amount; (j) validity of Nasdaq Stock Market listing; (k) that Parent is a publicly-held company subject to reporting obligations; (l) board approval; (m) SEC filing requirements and financial statements; (n) litigation threatened against or affecting the Parent Group; (o) compliance with money laundering laws; (p) OFAC-related representations and warranties; (q) that Parent is not an investment company; and (r) tax matters.

Conduct Prior to Closing; Covenants Pending Closing

Each of ESGL and GUCC has agreed to, and cause its subsidiaries to, operate its respective business in the ordinary course, consistent with past practice, prior to the closing of the transactions (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains customary closing covenants.

Conditions to Closing

General Conditions

Consummation of the Merger Agreement and the Business Combination is conditioned on, among other things, (a) no provisions of any applicable law and no order prohibiting or preventing the consummation of the closing; (b) there not being any action brought by a United States or non-United States government entity, body or authority to enjoin or otherwise restrict the consummation of the closing; (c) all consents, approvals and filings with and notices to any United States or non-United States government entity, body or authority required to consummate the transactions contemplated by the Merger Agreement shall have been made or obtained; (d) the Merger Agreement, each of the Additional Agreements and the transactions contemplated thereby, having been duly authorized and approved by the shareholders of the Company; (e) the Merger Agreement, each of the Additional Agreements and the transactions contemplated thereby, having been duly authorized and approved by the shareholders of Purchaser; (f) all required filings under any applicable anti-trust laws shall have been made and any applicable waiting period shall have been completed; (g) the initial listing application with Nasdaq in connection with the transactions contemplated by the Merger Agreement having been conditionally approved, the Company having satisfied any applicable initial and continuing listing requirements of Nasdaq, the Company having not received any notice of noncompliance therewith, and the shares issued as Merger Consideration having been approved for listing on Nasdaq; (h) the SEC having declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof having been issued; and (i) the Reincorporation Merger having been consummated and the applicable certificates having been filed in the appropriate jurisdictions.

On February 26, 2023, the parties to the Merger Agreement agreed to waive the requirement that the Combined Company have at least $5,000,001 in net tangible assets upon the closing of the Business Combination (the “NTA Requirement”). On February 14, 2023, GUCC’s stockholders approved an amendment to GUCC’s Amended and Restated Certificate of Incorporation to remove the NTA Requirement contained therein. The NTA Requirement is one of several exclusions from the “penny stock” rules of the SEC and GUCC believes that it may rely on another exclusion, which relates to it being listed on the Nasdaq Global Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, GUCC intends to rely on the Exchange Rule to not be deemed a penny stock issuer.

As disclosed in the IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, GUCC may be deemed to be a “blank check company”. Under Rule 419 of the Securities Act, the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that the term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions, including the NTA Requirement and the Exchange Rule.

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The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. GUCC’s securities are listed on the Nasdaq Global Market and have been so listed since the consummation of the IPO. GUCC believes that the Nasdaq Global Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange Rule to avoid being treated as a penny stock. Therefore, the NTA Requirement is unnecessary so long as GUCC meets the requirements of the Exchange Rule.

The foregoing actions were taken to remove the NTA Requirement because the parties to the Merger Agreement believe that GUCC may not be able to satisfy the NTA Requirement at the closing of the Business Combination. GUCC further believes that it can rely on other available exclusions from the penny stock rules, more specifically, the Exchange Rule, that would not impose restrictions on GUCC’s or the Combined Company’s net tangible assets. However, since there is no NTA Requirement or minimum cash condition required in the Merger Agreement, upon the closing of the Business Combination, the Group may not have immediate access to capital to fund its operations and growth. See “Risk Factors - The Group requires a significant amount of capital to fund its operations and growth. If the Group cannot obtain sufficient capital on acceptable terms, its business, financial condition, and prospects may be materially and adversely affected.” on page 18 of this proxy statement/prospectus.

ESGL’s Conditions to Closing

The obligations of the Company to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are, subject to waiver by the Company, conditioned upon each of the following, among other things: (a) the Parent Parties complying with all of their obligations under the Merger Agreement in all material respects; (b) the representations and warranties of the Parent Parties being true on and as of the date of the Merger Agreement and closing date of the transactions in all material respects; (c) there having been no material adverse effect to the Parent Parties; (d) the Parent Parties shall have delivered an officer’s certificate as to the accuracy of (a)-(c) of this paragraph; (e) the Parent Parties shall have delivered a secretary’s certificate attaching true, correct and complete copies of (i) the organizational documents of the Purchaser, (ii) copies of resolutions duly adopted by the board of directors of the Parent Parties authorizing the Merger Agreement, each of the Additional Agreements and the transactions contemplated thereby, and confirmation of the same having been duly authorized and approved by the shareholders of Purchaser; and (iii) a recent certificate of good standing of the Purchaser; and (f) executed copies of the Additional Agreements to which the Parent Parties are a party.

Parent Parties’ Conditions to Closing

The obligations of the Parent Parties to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are, subject to waiver by the Parent Parties, conditioned upon each of the following, among other things: (a) the Company and its subsidiaries having complied with all of the obligations under the Merger Agreement in all material respects; (b) the representations and warranties of the Company and its subsidiaries being true on and as of the date of the Merger Agreement and closing date of the transactions in all material respects; (c) there having been no material adverse effect to the Company and its subsidiaries; (d) the Company having delivered an officer’s certificate as to the accuracy of (a)-(c) of this paragraph; (e) the Company having delivered a secretary’s certificate attaching true, correct and complete copies of (i) the organizational documents of the Company, (ii) copies of resolutions duly adopted by the board of directors of the Company authorizing the Merger Agreement, each of the Additional Agreements and the transactions contemplated thereby, and confirmation of the same having been duly authorized and approved by the shareholders of the Company; and (iii) a recent certificate of good standing of the Company; (f) the Parent Parties having received duly executed opinions from the Company’s Cayman Islands counsel in form and substance reasonably satisfactory to the Parent Parties; (g) executed copies of the Additional Agreements to which the Company is a party; (h) the Parent Parties having received copies of lock-up agreements from all persons subject to a six month lock-up; (i) the Parent Parties having received employment agreements from all applicable persons; (j) the Parent Parties having received all consents; and (k) the Company having delivered to the Parent Parties all required financial statements.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to GUCC stockholders, by:

●	mutual written consent of the Parent and the Company;

●	each party if the closing of the Merger has not occurred by June 30, 2023 (the “Outside Date”), provided that no material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement shall have occurred or have been made;

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●	each party if a governmental authority shall have issued an order or enacted a law having the effect of permanently restraining, enjoining or otherwise prohibiting either the Reincorporation Merger or the Acquisition Merger, which order or law is final and non-appealable, the Parent Parties or the Company shall have the right, at its sole option, to terminate without liability to the other party, provided that no material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement shall have occurred or have been made;

●	the Parent Parties, if (a) any of the representations or warranties of the Company shall not be true and correct, or if the Company has failed to perform any covenant which, if capable of being cured is not cured (or waived by the Parent Parties) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to the Company, provided that the Parent Parties are not in breach of the Merger Agreement at such time, or (b) the shareholders of Company have not approved the Merger Agreement within seven business days following the effective date of the Registration Statement; or

●	the Company, if any of the representations or warranties of the Parent Parties shall not be true and correct, or if the Parent Parties has failed to perform any covenant which, if capable of being cured is not cured (or waived by the Parent Parties) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to the Company, provided that the Parent Parties are not in breach of the Merger Agreement at such time.

Indemnification

The Merger Agreement does not provide for indemnification obligations for any party. All representations and warranties contained in the Merger Agreement shall terminate as of the closing date of the Business Combination.

Management and Board of Directors Following the Business Combination

Effective as of the closing of the Business Combination, the Post-Combination Board will have at least six directors, five of whom will be designated by ESGL and one of whom will be designated by GUCC. The GUCC designee and three of the five ESGL designees shall serve as independent directors in accordance with the Nasdaq’s listing standards. Effective as of the closing of the Business Combination, all of the executive officers of GUCC immediately prior to the closing of the Business Combination shall resign and the individuals serving as executive officers of the Combined Company immediately after the closing of the Business Combination will be the same individuals (in the same offices) as those of ESGL immediately prior to the closing of the Business Combination. See “Directors and Executive Officers of the Combined Company after the Business Combination” for additional information.

Regulatory Approvals

The Reincorporation Merger, the Business Combination and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands of the Plan of Merger.

Certain Related Agreements

Lock-Up Agreements

Contemporaneously with the execution of the Merger Agreement, certain holders of Company ordinary shares executed lock-up agreements (the “Lock-up Agreements”). Pursuant to the Lock-Up Agreements such holders have agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of GUCC common stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of GUCC common stock if any, acquired during the Lock-Up Period (as defined below)), the “Lock-up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii), in each case until the date that is six months after the closing date of the Business Combination (the “Lock-Up Period”).

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Shareholder Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain holders of Company ordinary shares entered into a support agreement (the “Shareholder Support Agreement”), pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain holders of GUCC common stock entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.

Other Agreements

There is a possibility that the Sponsor or its affiliates may purchase GUCC securities in open market or private transactions outside of the redemption process, for purposes of ensuring that certain Nasdaq initial listing requirements will be met and therefore, increasing the likelihood that the Business Combination will close. Any such securities purchased would not be voted in favor of approving the Business Combination as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC.

Voting Securities

As of the Record Date, there were 5,867,515 shares of GUCC Class A common stock and 2,156,250 shares of GUCC Class B common stock issued and outstanding. Only GUCC stockholders who hold shares of GUCC Class A common stock or Class B common stock of record as of the close of business on [●], 2023 are entitled to vote at the Meeting or any adjournment thereof. Approval of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Governance Proposals and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of GUCC common stock, present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting or any adjournment thereof.

Since each of the Proposals requires the affirmative vote of a majority of the shares of GUCC common stock present and entitled to vote at the Meeting or any adjournment thereof, attending the Meeting either in person or by proxy and abstaining from voting will have the same effect as voting “AGAINST” the Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

As of April 19, 2023, a total of 377,331 Units and 2,156,250 shares of GUCC Class B common stock (none of which were publicly purchased), or approximately 31.6% of the outstanding shares of GUCC common stock, were subject to the Letter Agreement pursuant to which the Initial Stockholders have agreed to vote their shares of GUCC common stock acquired by them prior to the IPO in favor of the Acquisition Merger Proposal and related Proposals. As a result, only 1,478,303 shares of GUCC Class A common stock held by the public stockholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the Meeting (assuming the Initial Stockholders are present at the Meeting). To the extent that any public shares are purchased, such public shares will not be voted as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC.

Dissenter Rights

Dissenter rights are not available to GUCC or ESGL shareholders in connection with the Business Combination.

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Redemption Rights

Pursuant to Existing Charter, holders of public shares of GUCC Class A common stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares of GUCC Class A common stock. As of April 19, 2023, this would have amounted to approximately $10.48 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares; and

(ii)	prior to [●], Eastern Time, on [●], 2023, (a) submit a written request to Continental that GUCC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

If a holder of shares of GUCC Class A common stock exercises his or her redemption rights, then such holder will be exchanging his or her public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described therein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Ownership of the Combined Company After the Closing

The following table illustrates estimated ownership levels in the Combined Company, immediately following the consummation of the Business Combination, based on the varying levels of additional redemptions by GUCC public stockholders and the following assumptions:

	Assuming No Additional Redemptions		Assuming 25% Additional Redemptions		Assuming 50% Additional Redemptions
	Ownership in shares	Ownership %	Ownership in shares	Ownership %	Ownership in shares	Ownership %
GUCC Public Stockholders	5,447,059	36.9%	4,085,294	30.5%	2,723,530	22.6%
GUCC Initial Stockholders	2,533,581	17.2%	2,533,581	19.0%	2,533,581	21.1%
IPO Underwriter	43,125	0.3%	43,125	0.3%	43,125	0.4%
ESGL Shareholders	6,719,642	45.6%	6,719,642	50.2%	6,719,642	55.9%
Total	14,743,407	100.0%	13,381,643	100.0%	12,019,878	100.0%

	Assuming 75% Additional Redemptions		Assuming Maximum Redemptions
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
GUCC Public Stockholders	1,361,765	12.8%	0	0.0%
GUCC Initial Stockholders	2,533,581	23.8%	2,533,581	27.2%
IPO Underwriter	43,125	0.4%	43,125	0.5%
ESGL Shareholders	6,719,642	63.0%	6,719,642	72.3%
Total	10,658,113	100.0%	9,296,348	100.0%

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all public Warrants and private Warrants, which are exercisable for one ordinary share at a price of $11.50 per share. The following table illustrates estimated ownership levels in the Combined Company based on the varying levels of additional redemptions by GUCC public stockholders with all possible sources of dilution and the following assumptions:

	Assuming No Additional Redemptions		Assuming 25% Additional Redemptions		Assuming 50% Additional Redemptions
	Ownership in shares	Ownership %	Ownership in shares	Ownership %	Ownership in shares	Ownership %
GUCC Public Stockholders	5,447,059	22.9%	4,085,294	18.3%	2,723,530	13.0%
GUCC Initial Stockholders	2,533,581	10.7%	2,533,581	11.3%	2,533,581	12.0%
IPO Underwriter	43,125	0.2%	43,125	0.2%	43,125	0.2%
ESGL Shareholders	6,719,642	28.3%	6,719,642	30.0%	6,719,642	32.0%
Public Warrants	8,625,000	36.3%	8,625,000	38.5%	8,625,000	41.0%
Private Warrants	377,331	1.6%	377,331	1.7%	377,331	1.8%
Total	23,745,738	100.0%	22,383,974	100.0%	21,022,209	100.0%

	Assuming 75% Additional Redemptions		Assuming Maximum Redemptions
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
GUCC Public Stockholders	1,361,765	6.9%	0	0.0%
GUCC Initial Stockholders	2,533,581	12.9%	2,533,581	13.9%
IPO Underwriter	43,125	0.2%	43,125	0.2%
ESGL Shareholders	6,719,642	34.2%	6,719,642	36.7%
Public Warrants	8,625,000	43.9%	8,625,000	47.1%
Private Warrants	377,331	1.9%	377,331	2.1%
Total	19,660,444	100.0%	18,298,679	100.0%

Underwriting Fee

EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in the IPO, are entitled to a deferred underwriting commission upon the closing of the Business Combination of 3.25% of the gross proceeds of the IPO or $2,803,125, which amount is not subject to change based on redemption levels. The following illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below:

Assuming No Additional Redemptions		Assuming 25% Additional Redemptions		Assuming 50% Additional Redemptions		Assuming 75% Additional Redemptions		Assuming Maximum Redemptions
Unredeemed Public Shares	Effective Deferred Underwriting Fee (%)	Unredeemed Public Shares	Effective Deferred Underwriting Fee (%)	Unredeemed Public Shares	Effective Deferred Underwriting Fee (%)	Unredeemed Public Shares	Effective Deferred Underwriting Fee (%)	Unredeemed Public Shares	Effective Deferred Underwriting Fee (%)
5,447,059	5.15%	4,085,294	6.86%	2,723,530	10.29%	1,361,765	20.58%	0	NM*

* Not Meaningful

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Acquisition Merger Proposal and other Proposals, you should keep in mind that GUCC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder.

If an initial business combination is not completed within the Combination Period, GUCC will be required to liquidate. In such event:

●

2,156,250 shares of GUCC Class B common stock held by the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Samuel Lui, GUCC’s president, chief financial officer and a director, is the sole member and manager of the Sponsor. Such shares of GUCC Class B common stock will automatically convert into shares of GUCC Class A common stock at the consummation of the Business Combination and had an aggregate market value of approximately $23.3 million based on the closing price of the Class A common stock of $10.81 per share on the Nasdaq Global Market as of April 19, 2023. The Sponsor, officers and directors of GUCC waived their redemption rights and liquidation rights in connection with the purchase of the founder shares and no other consideration was paid for such agreement.

●

377,331 Private Placement Units purchased by the Sponsor for $3,773,310, will be worthless. At the consummation of the Business Combination, such Private Placement Units would have an aggregate market value of approximately $4.0 million based on the closing price of $10.70 per Unit on the Nasdaq Global Market as of April 19, 2023.

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●	If an initial business combination, such as the Business Combination, is not completed, the Sponsor will not receive from GUCC repayment of $1,600,000 of promissory notes held by the Sponsor for its working capital loan, which, at the Sponsor’s discretion, may be converted upon the consummation of the Business Combination, at a conversion price of $10.00, into 160,000 PubCo ordinary shares and 160,000 PubCo Warrants.

●	If an initial business combination, such as the Business Combination, is not completed, the Sponsor, which is owned by Mr. Lui, may not receive the $10,000 monthly fee from GUCC for office space, utilities and secretarial and administrative support under the Administrative Support Agreement dated February 14, 2022, by and between GUCC and the Sponsor, pursuant to which GUCC has deferred payment of the same until the consummation of a business combination. As of December 31, 2022, GUCC has accrued a $10,000 administrative fee.

●	If a business combination is not completed within the Combination Period, the Initial Stockholders will lose a combined aggregate amount of approximately $27.3 million based on the closing price of the Class A common stock at $10.81 per share and $10.70 per Unit on April 19, 2023. Because of these interests, the Initial Stockholders could benefit from the completion of a business combination that is not favorable to its public stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. For example, if the share price of the Class A common stock declined to $5.00 per share after the close of the business combination, GUCC’s public stockholders who purchased shares in the IPO, would have a loss of $5.00 per share, while the Sponsor would have a gain of $4.98 per share because it acquired the founder shares for a nominal amount. In other words, the Initial Stockholders can earn a positive rate of return on their investment even if public stockholders experience a negative rate of return in the Combined Company.

●	If the Business Combination is not completed, the Initial Shareholders will not have the potential ownership interest of approximately 17.2% (assuming no additional redemptions) or 27.2% (assuming maximum redemptions) in the Combined Company.

●	Samuel Lui, GUCC’s president, chief financial officer and a director, and the sole member and manager of the Sponsor, may have a conflict of interest with respect to evaluating the Business Combination in light of his ownership of 6.43% of the outstanding ordinary shares of ESGL and following the closing of the Business Combination, will own 3.11% of the outstanding PubCo ordinary shares (assuming no additional redemptions by GUCC stockholders). Mr. Lui purchased an aggregate of 643 ordinary shares of ESGL for approximately $877,000 prior to the Business Combination. Through his 6.43% ownership stake in ESGL, Mr. Lui will have pecuniary interests in 482,250 ordinary shares of the Combined Company, valued at approximately $4,670,709 (based on $10.81 per share closing price of the Class A common stock on April 19, 2023) upon consummation of the Business Combination pursuant to the Merger Agreement. In light of this potential conflict, negotiations on key terms of the Business Combination, such as valuation, deal structure and board composition, were led by other members of the GUCC team, including Mr. Fong, Mr. Heng and Mr. Cheng. In addition, Mr. Lui abstained at the Board meeting to vote on the Merger Agreement and proposed Business Combination. Although GUCC received an opinion from Marshall & Stevens with respect to the fairness, from a financial point of view, of the purchase price being paid by GUCC for ESGL pursuant to the Merger Agreement, Mr. Lui’s ownership interests in ESGL and therefore indirect ownership interests in PubCo cause him to have interests in the Business Combination that are different from your interests as a GUCC stockholder. While the Board considered and discussed this potential conflict of interest of Mr. Lui as one of many factors in negotiating and recommending the Business Combination, the Board concluded that, overall, the potentially positive factors pertaining to the Business Combination outweighed the potentially negative factors. See “GUCC Board’s Approval of the Business Combination.”

●	The exercise of GUCC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in GUCC’s stockholders’ best interests.

These interests may influence the Board in making their recommendation that you vote in favor of the approval of the Business Combination. In addition to the foregoing, GUCC’s amended and restated certificate of incorporation excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of GUCC unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of GUCC and such opportunity is one GUCC is legally and contractually permitted to undertake and would otherwise be reasonable for GUCC to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in GUCC’s amended and restated certificate of incorporation did not impact its search for an acquisition target and GUCC was not prevented from reviewing any opportunities as a result of such waiver.

Stock Exchange Listing

GUCC’s Units, Class A common stock and warrants are listed on the Nasdaq Global Market under the symbols “GENQU”, “GENQ” and “GENQW,” respectively. PubCo has applied to list the PubCo ordinary shares and the PubCo Warrants on the Nasdaq Global Market under the symbols, “ESGL” and “ESGLW,” respectively, in connection with the Business Combination. GUCC cannot assure that PubCo ordinary shares and PubCo Warrants will be approved for listing on the Nasdaq Global Market.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with IFRS. Under this method of accounting, GUCC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of ESGL expecting to have a majority of the voting power of the post-combination company, ESGL senior management comprising all of the senior management of the post-combination company, the relative size of ESGL compared to GUCC, and ESGL operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ESGL issuing share for the net assets of GUCC, accompanied by a recapitalization. The net assets of GUCC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ESGL.

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Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, GUCC and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by ESGL. The Board obtained from Marshall & Stevens a valuation opinion on which to base its assessment (see Annex C). Based upon such opinion, among other things, the Board recommends that GUCC stockholders vote:

●	FOR the Reincorporation Merger Proposal;

●	FOR the Acquisition Merger Proposal;

●	FOR the Nasdaq Proposal;

●	FOR the Governance Proposals; and

●	FOR the Adjournment Proposal.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 29 of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “ESGL” generally refer to ESGL in the present tense or to the Combined Company from and after the Business Combination.

The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing GUCC’s, the Group’s and/or the Combined Company’s business.

Risks Related to the Group’s Business and Industry

●	the Group’s future financial performance, including its expectations regarding its revenue, annual recurring revenue, gross profit or gross margin, operating expenses, ability to generate cash flow, revenue mix and ability to maintain future profitability;

●	the Group’s beliefs regarding the possible effects of the widespread domestic and global impact of the COVID-19 pandemic, including on general economic conditions, public health, and consumer demand and financial markets, as well as its results of operations, liquidity, capital resources, and general performance in the future;

●	anticipated trends and growth rates in the Group’s business and in the markets in which it operates;

●	the Group’s ability to maintain and expand its customer base;

●	the Group’s ability to hire and retain necessary qualified employees to grow its business and expand its operations;

●	the Group’s ability to adequately protect its intellectual property;

●	the Group’s ability to service its debt obligations;

●	the Group’s ability to generate sufficient revenue or become profitable;

●	the Group’s ability to compete effectively in the environmental services industry, which is highly competitive and includes competitors that may have greater financial and operational resources, flexibility to reduce prices or other competitive advantages;

●	the Group’s ability to react to fluctuations in prices for recyclable waste materials it collects from its customers and the circular products that it sells to local and international end users, traders or overseas refiners may adversely affect the Group’s revenue, operating income, and cash flows;

●	the Group’s ability to enhance its existing recycling, reuse, disposal and waste treatment solutions and develop new solutions in a timely manner;

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●	fluctuations in the Group’s revenues, earnings and cash flows based on changes in commodity prices, as commodity prices for circular products are particularly susceptible to volatility based on regulations and tariffs that affect its ability to export products;

●	changes in policies imposed by governments may impact on the availability and costs of employing non-Singapore workers;

●	the Group’s ability to maintain its licenses, permits and accreditations that are required to operate its business;

●	expectations regarding the Group’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, backlog conversion, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and ability to invest in growth initiatives and pursue acquisition opportunities;

●	risks related to the general economic and financial market conditions; political, legal and regulatory environment; and the industry in which the Group operates.

Risks Related to GUCC’s Business and the Business Combination

●	If GUCC is deemed to be an investment company for purposes of the Investment Company Act, GUCC would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, GUCC would likely abandon its efforts to consummate an initial business combination and liquidate and dissolve;

●	GUCC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about GUCC’s ability to continue as a “going concern;”

●	You must tender your shares of GUCC Class A common stock in order to validly seek redemption at the Meeting;

●	If third parties bring claims against GUCC, the proceeds held in trust could be reduced and the per- share liquidation price received by GUCC’s stockholders may be less than $[●];

●	Any distributions received by GUCC stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, the value of GUCC’s assets did not exceed its liabilities or GUCC was unable to pay its debts as and when they fell due;

●

GUCC will be forced to liquidate the Trust Account if it cannot consummate a business combination within the Combination Period. In the event of a liquidation, GUCC’s public stockholders will receive approximately $[●] per share.

Risks Related to PubCo’s Securities Following the Business Combination and PubCo Operating as a Public Company

●	PubCo may not qualify as, or continue to satisfy the requirement for, a foreign private issuer, which may require PubCo to fully comply with more stringent reporting requirements of the Exchange Act for domestic issuers;

●	PubCo is incorporated under Cayman Islands law, and investors may face difficulties protecting its rights in the U.S. and under U.S. Law;

●	There are, and continue to be, uncertainties involving the PubCo’s status under U.S. tax law which may adversely affect PubCo’s financial operations.

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RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Business Combination and related Proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, financial condition and results of operations of the Combined Company, and could adversely affect the trading price of the Combined Company’s securities following the Business Combination.

Risks Relating to the Group’s Business and Industry

For the two years ended December 31, 2022 and 2021, the Group has incurred operating losses and may incur significant losses for the foreseeable future. The Group may not generate sufficient revenue or become profitable or, if it achieves profitability, it may not be able to sustain it.

For the two years ended December 31, 2022 and 2021, the Group’s net losses were US$2,391,812 and US$668,584, respectively. As of December 31, 2022, the Group had an accumulated deficit of US$5,006,590.

Substantially all of the Group’s losses have resulted from expenses incurred in connection with the depreciation of property, plant and equipment, the purchase of raw materials, employee benefits expenses and its other operating expenses. The Group may continue to incur losses for the foreseeable future as it continues its research and development activities, pursues potential mergers and acquisitions, seeks product certification approvals in the territories it has identified, hires additional personnel, obtains and protects its intellectual property and incurs additional costs for commercialization or to expand its pipeline of waste materials it collects and the circular products it generates from the recycled waste collected from its customers with respect to its waste collection and disposal services.

To become and remain profitable, the Group must succeed in developing and eventually commercializing circular products that can generate sufficient revenue. In addition, the Group has not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the environmental services industry. Because of these numerous risks and uncertainties, the Group is unable to accurately predict the timing or amount of increased expenses or when, or if, it will be able to achieve profitability. Even if the Group achieves profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Its failure to become and remain profitable would depress the value of the Combined Company and could impair the ability of the Combined Company to raise capital, expand its business, maintain its research and development efforts, diversify its products, or even continue its operations. A decline in the value of the Combined Company could also cause you to lose all or part of your investment.

The environmental services industry is highly competitive and includes competitors that may have greater financial and operational resources, flexibility to reduce prices or other competitive advantages that could make it difficult for the Group to compete effectively.

The Group principally competes with waste management companies who collect and dispose the waste the Group needs for its waste management and treatment processes. Competition for waste collection is typically based on factors such as geographic location, quality of services, ease of doing business and/or price. the Group ‘s competitors may have greater financial and operational resources than we do. They could also seek to gain market share by reducing the prices they charge customers, introducing products and solutions that are similar to the Group’s or introducing new technology tools. If the Group were to lose market share or if it were to lower prices to address competitive issues, it could negatively impact the Combined Company’s consolidated financial condition, results of operations and cash flows.

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The Group requires a significant amount of capital to fund its operations and growth. If the Group cannot obtain sufficient capital on acceptable terms, its business, financial condition, and prospects may be materially and adversely affected.

The Group requires a significant amount of capital and resources for its operations and continued growth. The Group expects to make significant investments to develop new operating capabilities and technology, which are fundamental to the Group’s business operations and future growth. However, the Group cannot assure you that these investments will generate the optimal returns, if at all. In addition, there is no minimum net tangible asset requirement or minimum cash condition required in the Merger Agreement and accordingly, upon the closing of the Business Combination, the Group may not have immediate access to capital to fund its operations and growth. To date, the Group has historically funded its cash requirements primarily through the issuance of common stock, cash generated by operations and borrowings from banks. If these resources are insufficient to satisfy the Group’s cash requirements, the Group may seek to raise funds through additional equity offering or debt financing or additional bank facilities. The Group’s ability to obtain additional capital in the future, however, is subject to a number of uncertainties, including those relating to its future business development, financial condition, and results of operations, general market conditions for financing activities by companies in its industry, and macro-economic and other conditions. If the Group cannot obtain sufficient capital on acceptable terms to meet its capital needs, the Group may not be able to execute its growth strategies, and the Group’s business, financial condition, and prospects may be materially and adversely affected.

Fluctuations in prices for recyclable waste materials the Group collects from its customers and the circular products that it sells to local and international end users, traders or overseas refiners may adversely affect the Group’s revenue, operating income, and cash flows.

The Group collects a variety of recyclable waste materials from its customers and processes and transforms them into circular products for sale to local and international end users, traders or overseas refiners, and the Group may directly or indirectly receive proceeds from its waste collection services and the sale of circular products. the Group’s results of operations may be affected by changing prices or market requirements for the recyclable waste materials and the circular products. The resale and purchase prices of, and market demand for, the circular products can be volatile because of changes in economic conditions and numerous other factors beyond the Group’s control. These fluctuations may affect the cost of and demand for the Group’s services and the Group’s future revenue, operating income, and cash flows. For example, a decline in oil prices would have an adverse effect on the Combined Company’s revenue.

The Group is also exposed to inflationary pressures and rising interest rates which may adversely affect the selling price of its circular products. If this causes purchasing demand from the Group’s customers for its circular products to reduce, the selling price of certain of the Group’s circular products such as copper and zinc could drop and reduce its revenue. Inflation has also resulted in higher costs for the maintenance of the Group’s equipment, higher electricity and fuel costs and freight and payroll costs, which had an adverse impact on the Group’s operating profit and operating profit margin. Moreover, certain suppliers who are affected by supply chain inflationary pressures may decide to reduce their production and as a result the volume of industrial waste that is generated and supplied to the Group may be reduced. Similarly, following the general decline in the spending power of consumers, the Group’s waste disposal customers which are mainly semi-conductor companies with products that are used in mobile devices to cars may also decide to reduce their production which in turn would lead to lower volumes of waste being disposed to the Group. Although increasing the selling price of the Group’s circular products could mitigate the impact of inflation, competitive pressures may constrain the Group’s ability to fully recover any increased costs in this way. In addition, efforts to mitigate the effect of inflation through continuous investments in waste treatment processes and software developments to automate, streamline and improve the productivity of the Group’s business operations may not be sufficient.

The Group may not be able to enhance its existing recycling, reuse, disposal and waste treatment solutions and develop new solutions in a timely manner.

The Group’s future operating results will depend, to a significant extent, on its ability to continue to provide efficient and innovative recycling, reuse, disposal and waste treatment services that compare favorably with alternative services on the basis of cost, performance, and customer preferences. The Group’s success in maintaining and growing with its existing customers and attracting new customers depends on various factors, including the following:

●	innovative development of new services for customers;

●	maintenance of quality standards;

●	efficient and cost-effective services; and

●	utilization of advances in technology.

The Group’s inability to enhance its existing services and develop new services on a timely basis could harm its operating results and impede its growth.

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The Group’s revenues, earnings and cash flows will fluctuate based on changes in commodity prices, and commodity prices for circular products are particularly susceptible to volatility based on regulations and tariffs that affect its ability to export products.

Enforcement or implementation of foreign and domestic regulations can affect the Group’s ability to export its circular products. In 2017, the Chinese government announced bans on certain scrap materials and begun to enforce extremely restrictive quality and other requirements, which significantly reduced China’s import of recyclables. As of January 1, 2021, China ceased importing virtually all recyclables, including those exported by the Group. Many other markets, both domestic and foreign, have also tightened their quality expectations and limited or restricted the import of certain circular products.

Such trade restrictions have disrupted the global trade of recyclables, creating excess supply and decreasing recyclable commodity prices. The Group has been actively working to identify alternative markets for recycling commodities, but there may not be demand for all of the circular products it produces. The heightened quality requirements have been difficult for the industry to achieve and have driven up operating costs. As prices of circular products have fallen and operating costs have increased, the Group and other recyclers are passing cost increases through to waste collection customers.

Fluctuation in energy prices also affects the Group’s business, including recycling of plastics manufactured from petroleum products. Significant variations in the price of methane gas, electricity and other energy- related products can result in a corresponding significant impact to the Group’s revenue from yield from such operations. Any of the commodity prices to which the Group is subject may fluctuate substantially and without notice in the future.

Acute and chronic weather events, including those brought about by climate change, may limit the Group’s operations and increase the costs of collection, transfer, disposal, and other environmental services it provides.

The Group’s operations could be adversely impacted by extreme weather events, changing weather patterns, and rising mean temperature and sea levels, some of which the Group is already experiencing. The Intergovernmental Panel on Climate Change (“IPCC”), which includes more than 1,300 scientists from the United States and other countries, forecasts a temperature rise of 2.5° to 10° Fahrenheit over the next century. Changing weather patterns and rising temperatures are expected to result in more severe heat waves, fires, storms, and other extreme weather events. Any of these extreme weather events such as flash flooding in Singapore could significantly decrease the volume of waste material the Group collects from its waste disposal customers and suppliers of industrial waste as they may be required to temporarily cease or suspend their business activities, thereby reducing the volume of waste they generate. Other than the Group’s customers and suppliers, such adverse weather conditions may also result in the temporary suspension of the Group’s business operations, ability to utilize the Group’s normal commercial channels and supply chain, and the incursion of significant costs to repair its fixtures, equipment and property, all of which could significantly affect the Combined Company’s operating results during those periods.

The Group’s businesses are subject to operational and safety risks.

Providing waste management, treatment and recycling services to the Group’s customers involves risks such as equipment defects, malfunctions and failures and natural disasters, which could potentially result in releases of hazardous materials, damage to or total loss of the Group’s property or assets, injury or death of the Group’s employees or a need to shut down or reduce operations of the Group’s facilities while remedial actions are undertaken. The Group’s employees and logistics providers, when necessary, often work under potentially hazardous conditions. These risks expose the Group to potential liability for pollution and other environmental damages, personal injury, loss of life, business interruption and property damage or destruction. The Group must also maintain a solid safety record in order to remain a preferred supplier to its major customers. While the Group seeks to minimize its exposure to such risks primarily through entering and maintaining various insurance policies in relation to the business, operations, employees and assets of ESA, such actions and insurance may not be adequate to cover all of the Group’s potential liabilities which could negatively impact its results of operations and cash flows.

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The Group’s insurance coverage and self-insurance reserves may be inadequate to cover all significant risk exposures, and increasing costs to maintain adequate coverage may significantly impact the Group’s financial condition and results of operations.

The Group carries a range of insurance policies intended to protect its assets and operations, including general liability insurance, property damage, business interruption and environmental risk insurance. While the Group endeavors to purchase insurance coverage appropriate to its risk assessment, it is unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages, and as a result the Group’s insurance program may not fully cover itself for losses it may incur.

As a result of a number of catastrophic weather and other events, insurance companies have incurred substantial losses and in many cases they have substantially reduced the nature and amount of insurance coverage available to the market, have broadened exclusions and/or have substantially increased the cost of such coverage. If this trend continues, the Group may not be able to maintain insurance of the types and coverage it desires at reasonable rates. A partially or completely uninsured claim against the Group (including liabilities associated with cleanup or remediation), if successful and of sufficient magnitude, could have a material adverse effect on the Group’s business, financial condition and results of operations. Any future difficulty in obtaining insurance could also impair the Group’s ability to secure future contracts, which may be conditional upon the availability of adequate insurance coverage. In addition, claims associated with risks for which the Group is to some extent self-insured (property, workers’ compensation, employee medical, comprehensive general liability and vehicle liability) may exceed the Group’s recorded reserves, which could negatively impact future earnings.

The Group may have environmental liabilities that are not covered by its insurance. Changes in insurance markets also may impact its financial results.

The Group may incur environmental liabilities arising from its operations or properties. The Group maintains high deductibles for its environmental liability insurance coverage. If the Group was to incur substantial liability for environmental damage, its insurance coverage may be inadequate to cover such liability. This could have a material adverse effect on the Combined Company’s consolidated financial condition, results of operations and cash flows.

Also, due to the variable condition of the insurance market, the Group has experienced, and may experience in the future, increased insurance retention levels and increased premiums or unavailability of insurance. As the Group assumes more risk for insurance through higher retention levels, the Group may experience more variability in its insurance reserves and expense.

The COVID-19 pandemic has negatively impacted, and is likely to continue to negatively impact, the Group’s business, results of operations and financial performance.

The COVID-19 pandemic has created significant uncertainties. These uncertainties include, but are not limited to, the potential adverse effect of the pandemic on the economy, the Group’s supply chain partners, its employees and its customers. As a result of the COVID-19 pandemic, the Group’s costs of doing business have increased, including for the purchase of additional safety equipment and hygiene products, increased facility and equipment cleaning, and the expansion of certain aspects of its existing healthcare programs. Additionally, if the pandemic continues and conditions worsen or if there is a large outbreak or resurgence of COVID-19 in various regions, the Group expects to experience additional adverse impacts on its operational and commercial activities and its collections of accounts receivable, which adverse impacts may be material.

The degree to which COVID-19 impacts the Group’s results going forward will depend on future developments, which are uncertain and cannot be predicted, including, but not limited to, the duration, variants and spread of COVID-19, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, could materially increase the Group’s costs, negatively impact its business and damage its results of operations and its liquidity position, possibly to a significant degree.

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The Group depends on key personnel who would be difficult to replace, and its business will likely be harmed if it loses their services or cannot hire additional qualified personnel.

The Group’s success depends, to a significant extent, upon the continued services of its current management team and key personnel. The loss of one or more of its key executives or employees could have a material adverse effect on its business. The Group does not maintain “key person” insurance policies on the lives of any of its executives or any of its other employees. The Group employs all of its executives and key employees on an at-will basis, and their employment can be terminated by the Group or them at any time, for any reason, and without notice, subject, in certain cases, to severance payment rights.

The Group’s success also depends on its ability to attract, retain, and motivate additional skilled management personnel. The Group plans to continue to expand its work force to continue to enhance its business and operating results. The Group believes that there is significant competition for qualified personnel with the skills and knowledge that it requires. Many of the other companies with which the Group competes for qualified personnel have substantially greater financial and other resources than the Group does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those which the Group has to offer. If the Group is not able to retain its current key personnel or attract the necessary qualified key personnel to accomplish its business objectives, it may experience constraints that will significantly impede the achievement of its business objectives and its ability to pursue its business strategy. New hires require significant training and, in most cases, take significant time before they achieve full productivity. New employees may not become as productive as the Group expects, and the Group may be unable to hire or retain sufficient numbers of qualified individuals. If the Group’s recruiting, training, and retention efforts are not successful or do not generate a corresponding increase in revenue, the Group’s business will be harmed.

General economic conditions can directly and adversely affect revenues for environmental services and the Group’s income from operations margins.

The Group’s business is directly affected by changes in national and general economic factors that are outside of the Group’s control, including consumer confidence, interest rates and access to global markets. A weak economy generally results in decreases in volumes of waste generated, which negatively impacts the ability to grow through new business or service upgrades, and may result in customer turnover and reduction in the waste service needs of the Group’s customers and the demand for circular products from end users, traders or overseas refiners. Consumer uncertainty and the loss of consumer confidence may also reduce the number and variety of services and/or circular products requested by customers. This decrease in demand can negatively impact commodity prices and the Group’s operating income and cash flows.

The Group could become involved in litigation matters that may be expensive and time consuming, and, if resolved adversely, could harm its business, financial condition, or results of operations.

Although the Group is not currently involved in any litigation matters, any such litigation to which it is a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or the Group may decide to settle lawsuits on similarly unfavorable terms. Any negative outcome could result in payments of substantial monetary damages or fines, or changes to the Group’s products or business practices, and accordingly the Group’s business, financial condition, or results of operations could be materially and adversely affected.

The Group could be required to make immediate repayment of certain of its outstanding debt with financial institutions.

As of December 31, 2022, the Group has certain borrowings with outstanding balances of approximately US$5.4 million classified as current liabilities, as the relevant loan agreements the Group entered into with the lenders provide them discretion to demand immediate repayment of the outstanding balances from us. As a result, the lenders could demand immediate repayment of the outstanding balances from the Group and it may be unable to repay, negotiate, extend or refinance the bank borrowings on favorable terms or at all, which may have a material adverse effect on its business, results of operations and financial position. If the Group fails to repay certain of the bank borrowings, some lenders could enforce their security interests under the relevant loan agreements and take possession of the Group’s leasehold land and buildings where it operates its business, thereby resulting in a material adverse effect on the Group’s business, results of operations and financial condition. See Note 18 to the Group’s financial statements for further information on the Group’s outstanding debt with financial institutions.

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The Group’s strategy includes an increasing dependence on technology in its operations. If any of its key technology fails, its business could be adversely affected.

The Group’s operations are increasingly dependent on technology. The Group’s information technology systems are critical to its ability to drive profitable growth, implement standardized processes and deliver a consistent customer experience. Problems with the operation of the information or communication technology systems it uses could adversely affect, or temporarily disable, all or a portion of the Group’s operations. Inabilities and delays in implementing new systems can also affect its ability to realize projected or expected revenue or cost savings. Further, any systems failures could impede its ability to timely collect and report financial results in accordance with applicable laws.

Emerging technologies represent risks, as well as opportunities, to the Group’s current business model. The costs associated with developing or investing in emerging technologies could require substantial capital and adversely affect the Group’s results of operations and cash flows. Delays in the development or implementation of such emerging technologies and difficulties in marketing new products or services based on emerging technologies could have similar negative impacts. The Group’s financial results may suffer if it is not able to develop or license emerging technologies, or if a competitor obtains exclusive rights to an emerging technology that disrupts the current methods used in the environmental services industry.

A cyber security incident could negatively impact the Group’s business and its relationships with customers.

The Group uses information technology, including computer and information networks, in substantially all aspects of its business operations. The Group also use mobile devices, social networking and other online activities to connect with its employees and its customers. Such uses give rise to cyber security risks, including security breach, espionage, system disruption, theft and inadvertent release of information. The Group’s business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including customers’ personal information, private information about employees, and financial and strategic information about the Group and its business partners. In connection with its strategy to grow through acquisitions and to pursue new initiatives that improve its operations and cost structure, the Group is also expanding and improving its information technologies, resulting in a larger technological presence and corresponding exposure to cyber security risk. If the Group fails to assess and identify cyber security risks associated with acquisitions and new initiatives, it may become increasingly vulnerable to such risks. Additionally, while the Group has implemented measures to prevent security breaches and cyber incidents, its preventive measures and incident response efforts may not be entirely effective. Also, the regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements. This changing regulatory landscape may cause increasingly complex compliance challenges, which may increase the Group’s compliance costs. Any failure to comply with these changing security and privacy laws and regulations could result in significant penalties, fines, legal challenges and reputational harm. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with the Group’s information technology systems or the technology systems of third parties on which it relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage.

The Group may be subject to intellectual property claims that create uncertainty about ownership of technology essential to its business and divert its managerial and other resources.

The Group can provide no assurance that third parties will not claim infringement by it with respect to its current or future services, trademarks, or other proprietary rights. The Group’s success depends, in part, on its ability to protect its intellectual property and to operate without infringing the intellectual property rights of others in the process. There can be no assurance that any of its intellectual property will be adequately safeguarded or that it will not be challenged by third parties. The Group may be subject to intellectual property infringement claims that would be costly to defend, could limit its ability to use certain critical technologies, and may divert its technical and management personnel from their normal responsibilities. The Group may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could cause the Group to pay substantial damages, including treble damages, if it willfully infringes and also could increase the risk of its patent applications not being issued.

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Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of the Group’s confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments in the litigation. If these results are perceived to be negative, it could have an adverse effect on the Group’s business.

Changes in policies imposed by governments may impact on the availability and costs of employing non-Singapore workers.

The Group is dependent on non-Singapore workers for its business operations. The Group’s ability to meet its labor requirements for operational needs is subject to various factors, including changes in the labor policies of such foreign workers’ countries of origin or the policies imposed by Ministry of Manpower (“MOM”) in Singapore. The Group is therefore vulnerable to any shortage in the supply of foreign workers and any increase in the cost of foreign labor, the occurrence of which would adversely affect its business and financial performance.

Government policies affecting labor costs include, inter alia, the new progressive wage model (“PWM”) and foreign worker levies. Changes in these policies may lead to an increase in the Group’s labor costs which may result in its business, financial condition and results of operations being materially and adversely affected. The Group is subject to foreign worker levies for the foreign workers it hires. The Group paid foreign worker levies in the amount of US$97,703 and US$78,399 for the two fiscal years ended December 31, 2022 and 2021, respectively.

The foreign worker levies applicable to the Group will differ according to the percentage of the Group’s total workforce comprising of foreign workers. As of March 18, 2023, approximately 55% of the Group’s total workforce is comprised of foreign workers for whom it might have to pay such foreign worker levies. Further, the criteria for applying for certain foreign work permits will be tightened moving forward and there will be increase in foreign worker levies. There is no assurance that the Singapore Government will not further increase the levy rates in future, and if they do so, the Group may face a significant increase in labor costs.

In January 2022, the National Environment Agency (“NEA”) and MOM announced a new waste management PWM with a six (6) year schedule of sustained PWM wage increases from 2023 to 2028 and a mandatory annual PWM bonus for eligible workers from January 2024. Under the new PWM wage schedule, the monthly baseline wage of an entry-level waste collection crew worker is expected to increase from S$2,210 in 2023 to S$3,260 in 2028 or possibly sooner. The implementation of and revisions to the PWM has increased the Group’s labor costs and there is no assurance that the Singapore government will not revise the PWM to further increase the base salaries beyond 2028.

The Group is exposed to environmental liability.

The Group’s business operations are subject to environmental laws and regulations in Singapore, in particular on the disposal and treatment of industrial and toxic waste and obligations to protect public health and the environment. While the Group has not had any material non-compliance with applicable environmental laws and regulations to date, there is no assurance that it will continue to be in compliance with all the applicable laws and regulations, and the Group may incur additional costs in complying with such laws and regulations. Any violation of the relevant environmental laws and regulations may lead to substantial fines, costs for implementation of preventive or corrective measures, clean-up costs or even suspension of operations that could materially and adversely affect the Group’s business, operations, financial performance, financial condition, results of operations and/or prospects. Please refer to the section entitled “Regulations Applicable to the Group” of this proxy statement/prospectus for a summary of the relevant laws and regulations, including environmental laws and regulations, applicable to the Group’s business.

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The Group is exposed to the risk of non-renewal, non-granting or suspension of its licenses, permits and accreditations that are required to operate its business.

The waste management industry in Singapore in which the Group operates in is highly regulated. The Group’s licenses and registrations are subject to periodic renewal by the relevant government authorities and are generally subject to a variety of conditions which are stipulated either within the licenses and registrations themselves, or under the particular laws and/or regulations issued by the competent authorities. Failure to comply with such conditions, laws or regulations could result in the revocation, non-renewal or downgrade of the relevant licenses, permits or accreditations and/or imposition of penalties. In such an event, the Group’s business and financial performance will be adversely affected.

Developments in the social, political, regulatory and economic environment in the country where the Group operates, may have a material and adverse impact on the Group.

The Group’s business, prospects, financial condition and results of operations may be adversely affected by social, political, regulatory and economic developments in the country in which the Group operates. Such political and economic uncertainties include, but are not limited to, the risks of war, terrorism, nationalism, nullification of contract, changes in interest rates, imposition of capital controls and methods of taxation. For example, all of the Group’s current operations are located in Singapore, and negative developments in Singapore’s socio-political environment may adversely affect the Group’s business, financial condition, results of operations and prospects.

Disruptions in the international trading environment may seriously decrease the Group’s international sales.

The success and profitability of the Group’s international activities depends on factors such as general economic conditions, labor conditions, political stability, macro-economic regulating measures, tax laws, import and export duties, transportation difficulties, fluctuation of local currency and foreign exchange controls of the countries in which the Group sells its services, as well as the political and economic relationships in Singapore where the Group sources waste materials and jurisdictions where the Group’s end users, traders or overseas refiners are located. As a result, the Group’s sales are vulnerable to disruptions in the international trading environment, including adverse changes in foreign government regulations, political unrest and international economic downturns. Any disruptions in the international trading environment may affect the demand for the Group’s products, which could impact its business, financial condition and results of operations.

Many of the economies in Asia are experiencing substantial inflationary pressures which may prompt the governments to take action to control the growth of the economy and inflation that could lead to a significant decrease in the Group’s profitability.

While many of the economies in Asia have experienced rapid growth over the last two decades, they currently are experiencing inflationary pressures, and the rate of growth is slowing down. The economy in Singapore and globally has experienced general increases in certain operating costs and expenses, such as employee compensation and office operating expenses, as a result of higher inflation. Average wages in Singapore are expected to continue to increase and the Group expects that its employee costs, including wages and employee benefits, will continue to increase. Unless the Group is able to control its employee costs or pass them on to its clients, the Group’s financial condition, and results of operations may be adversely affected.

As governments in Asia (and worldwide) take steps to address current inflationary pressures, there may be significant changes in the availability of bank credit, commercial reasonability of interest rates, limitations on loans, restrictions on currency conversions and foreign investment rules, thereby restricting the availability of credit and reducing economic growth. Inflation, actions that may be implemented to combat inflation and public speculation about any possible additional actions also may contribute materially to economic uncertainty in Asia (and worldwide) and accordingly weaken investor confidence, thus adversely impacting economic growth and causing decreased economic activity, which in turn could lead to a reduction in demand for the Group’s products and services, and consequently have a material adverse effect on the Group’s businesses, financial condition and results of operations. Conversely, more lenient government policies and interest rate decreases may trigger increases in inflation and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect the Group’s business. There also may be imposition of price controls. If prices for the Group’s waste disposal services and/or circular products rise at a rate that is insufficient to compensate for the rise in the costs of supplies and operations, it may have an adverse effect on the Group’s profitability. If these or other similar restrictions are imposed by a government to influence the economy, it may lead to a slowing of economic growth.

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Cayman Islands economic substance requirements may have an effect on the Group’s business and operations.

Pursuant to the International Tax Cooperation (Economic Substance) Act (As Revised) of the Cayman Islands (“ES Act”) that came into force on 1 January 2019, a “relevant entity” is required to satisfy the economic substance test set out in the ES Act. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is the Company; however, it does not include an entity that is tax resident outside the Cayman Islands. Accordingly, for so long as the Company is a tax resident outside the Cayman Islands, it is not required to satisfy the economic substance test set out in the ES Act.

Risks Relating to GUCC’s Business

If GUCC is deemed to be an investment company for purposes of the Investment Company Act, GUCC would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, GUCC would likely abandon its efforts to consummate an initial business combination and liquidate and dissolve.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating to special purpose acquisition companies (“SPACs”). The SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs such as the Company could potentially be subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of its registration statement for its IPO (the “IPO Registration Statement”). A company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like GUCC, in the event that GUCC fails to complete its initial business combination within 24 months after the effective date of the IPO Registration Statement. As a result, it is possible that a claim could be made that after April 12, 2023, we will be operating as an unregistered investment company.

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If GUCC is deemed to be an investment company under the Investment Company Act, GUCC’s activities would be severely restricted and GUCC would be subject to burdensome compliance requirements. If GUCC is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, GUCC would be subject to additional regulatory burdens and expenses for which it has not allotted funds and for which it would not have sufficient time to comply with prior to the expiration of its time to complete a business combination. As a result, if GUCC were deemed to be an investment company, GUCC would expect to abandon its efforts to complete an initial business combination and instead to liquidate and dissolve. If GUCC is required to liquidate and dissolve, its investors would not be able to realize the benefits of owning shares in the post-business combination company, including the potential appreciation in the value of GUCC’s shares, rights and warrants following such a transaction. In addition, in the event of GUCC’s liquidation and dissolution, GUCC’s warrants and rights would expire worthless.

GUCC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about GUCC’s ability to continue as a “going concern.”

As of December 31, 2022, GUCC had $98,254 in cash outside of the Trust Account, available for working capital needs. GUCC has incurred and expects to continue to incur significant costs in pursuit of its initial business combination. GUCC cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about GUCC’s ability to continue as a going concern. GUCC’s financial statements contained in this proxy statement/prospectus do not include any adjustments that might be necessary should GUCC be unable to continue as a going concern.

Additional risk factors not presently known to GUCC or that it currently deems immaterial may also impair GUCC’s business or results of operations. GUCC may disclose changes to such risk factors or disclose additional risk factors from time to time in GUCC’s future filings with the SEC.

GUCC will be forced to liquidate the Trust Account if it cannot consummate the Business Combination or an initial business combination within the Combination Period. In the event of a liquidation, GUCC’s public stockholders are expected to receive $[●] per share of Class A common stock and the GUCC Warrants will expire worthless.

If GUCC does not complete the Business Combination or a business combination within the Combination Period, it will be forced to liquidate and the per share liquidation distribution is expected to be $[●]. GUCC Warrants will expire worthless as a result of GUCC’s failure to consummate the Business Combination or an initial business combination during the Combination Period.

There is no guarantee that a stockholder’s decision whether to redeem its public shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the consummation of the Business Combination or any alternative business combination.

Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price of the Combined Company and may result in a lower value realized upon redemption than a stockholder of GUCC might realize in the future had the stockholder not redeemed its public shares. Similarly, if a stockholder does not redeem its public shares, the stockholder will bear the risk of ownership of the Combined Company’s ordinary shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its ordinary shares of the Combined Company in the future for a greater amount than the redemption price paid in connection with the redemption of the public shares in connection with the consummation of the Business Combination. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

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You must tender your shares of shares of GUCC Class A common stock in order to validly seek redemption at the Meeting of stockholders.

In connection with tendering your public shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your shares of GUCC Class A common stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination or the Governance Proposals.

If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

Even though the Merger Agreement has been approved by ESGL and ESGL’s shareholders, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section titled “Proposal No. 2 — The Acquisition Merger Proposal — Conditions to the Closing of the Business Combination.” GUCC and ESGL may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause GUCC and ESGL to each lose some or all of the intended benefits of the Business Combination.

If third parties bring claims against GUCC, the proceeds held in trust could be reduced and the per-share liquidation price received by GUCC’s stockholders may be less than $[●].

GUCC’s placing of funds in trust may not protect those funds from third party claims against GUCC. Although GUCC has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of GUCC’s public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of GUCC’s public stockholders. If GUCC liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, GUCC cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $[●] due to such claims.

Additionally, if GUCC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in GUCC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, GUCC may not be able to return $[●] to our public stockholders.

Any distributions received by GUCC stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, the value of GUCC’s assets did not exceed its liability or GUCC was unable to pay its debts as and when they fell due.

The Existing Charter provides that GUCC will continue in existence only until February 17, 2024. If GUCC is unable to consummate a transaction within the required time periods, upon notice from GUCC, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, GUCC shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although GUCC cannot assure you that there will be sufficient funds for such purpose.

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We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $98,254 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes. However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

The announcement of the Business Combination could disrupt the Combined Company’s relationships with its customers, members, providers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the announcement of the Business Combination on the Combined Company’s business include the following:

●	its employees may experience uncertainty about their future roles, which might adversely affect the Combined Company’s ability to retain and hire key personnel and other employees;

●	customers, business partners and other parties with which the Combined Company maintains business relationships may experience uncertainty about its future and seek alternative relationships;

●	with third parties, seek to alter their business relationships with the Combined Company or fail to extend an existing relationship with the Combined Company; and

●	the Combined Company has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may materially and adversely affect the Combined Company’s results of operations and cash available to fund its business.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm GUCC’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against GUCC, whether or not resolved in GUCC’s favor, could result in substantial costs and divert GUCC’s management’s attention from other business concerns, which could adversely affect GUCC’s business and cash resources and the ultimate value GUCC’s stockholders receive as a result of the Business Combination.

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The Initial Stockholders who own shares of GUCC Class B common stock and Private Placement Units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Stockholders owned an aggregate of 2,156,250 shares of GUCC Class B common stock and 377,331 Class A common stock underlying Private Placement Units. They have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the Trust Account if GUCC is unable to consummate a business combination. Based on a market price of $10.81 per share of Class A common stock and $10.70 per Unit on April 19, 2023, the value of these shares was approximately $27.3 million. The shares of GUCC Class B common stock acquired prior to the IPO will be worthless if GUCC does not consummate a business combination. In addition, Samuel Lui, GUCC’s president, chief financial officer and a director, and the sole member and manager of the Sponsor, may have a conflict of interest with respect to evaluating the Business Combination in light of his ownership of 6.43% of the outstanding ordinary shares of ESGL and following the closing of the Business Combination, will own 3.11% of the outstanding PubCo ordinary shares (assuming no additional redemptions by GUCC stockholders). Consequently, our directors’ and officers’ discretion in identifying and selecting ESGL as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in GUCC’s public stockholders’ best interest.

GUCC is requiring stockholders who wish to redeem their public shares in connection with a proposed business combination or Governance Proposals to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

GUCC is requiring stockholders who wish to redeem their Class A common stock to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is GUCC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than GUCC anticipates for stockholders to deliver their shares of GUCC Class A common stock, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares of GUCC Class A common stock.

GUCC will require its public stockholders who wish to redeem their public shares in connection with the Business Combination or the Governance Proposals to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their public shares when they wish to in the event that the Business Combination is not consummated.

If GUCC requires public stockholders who wish to redeem their public shares in connection with either the proposed Business Combination or the Governance Proposals to comply with specific requirements for redemption as described above and the Business Combination is not consummated, GUCC will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed acquisition until GUCC has returned their securities to them. The market price for shares of GUCC Class A common stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

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If GUCC’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of PubCo’s securities.

The Initial Stockholders are entitled to make a demand that it registers the resale of their insider shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the Initial Stockholders, including the Sponsor, are entitled to demand that we register the resale of the shares underlying the Private Placement Units and any securities the Initial Stockholders and our officers, directors or their affiliates may be issued in payment of working capital loans made to us at any time upon or after GUCC consummates a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 2,533,581 shares of PubCo ordinary shares eligible for trading in the public market. The presence of these additional shares of PubCo ordinary shares trading in the public market may have an adverse effect on the market price of PubCo ordinary shares after the consummation of the Business Combination.

Further, all outstanding public warrants will continue to be outstanding notwithstanding the actual redemptions. The value of our outstanding public warrants was approximately $876,827 based on the closing price of the warrants of $0.0974 on the Nasdaq Global Market as of April 19, 2023. The potential for the issuance of a substantial number of additional PubCo ordinary shares upon exercise of these public warrants could make the Combined Company less attractive to investors. Any such issuance will increase the number of issued and outstanding PubCo ordinary shares and reduce the value of the outstanding PubCo ordinary shares. Therefore, the outstanding warrants could have the effect of depressing GUCC’s share price.

If GUCC’s due diligence investigation of the Group was inadequate, then GUCC stockholders following the Business Combination could lose some or all of their investment.

Even though GUCC conducted a due diligence investigation of the Group, it cannot be sure that this diligence uncovered all material issues that may be present inside the Group or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Group and its business and outside of its control will not later arise. Even if GUCC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the Group’s preliminary risk analysis.

Risks Relating to the Business Combination

The Group’s business may be materially adversely affected by the coronavirus (“COVID-19”) outbreak.

On March 11, 2020, the World Health Organization officially declared the outbreak of the COVID-19 a “pandemic.” A significant outbreak of COVID-19 or other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the Group’s business could be materially and adversely affected. Furthermore, we may be unable to complete the Business Combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 affects the consummation of a Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate the Business Combination, or the operations of the Group may be materially adversely affected.

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GUCC and ESGL have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by GUCC if the Business Combination is completed or by GUCC if the Business Combination is not completed.

GUCC and ESGL expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, GUCC expects to incur approximately $5 million in expenses excluding deferred underwriting fees. These expenses will reduce the amount of cash available to be used for other corporate purposes by GUCC if the Business Combination is completed or by GUCC if the Business Combination is not completed. If the Business Combination is not consummated, GUCC may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

GUCC may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

Samuel Lui, GUCC’s president, chief financial officer and a director, as well as the manager and sole member of GUCC’s sponsor, is a citizen of Singapore. In addition, each of GUCC’s directors is a citizen of a country other than the United States. In addition, ESGL is a Cayman Islands exempted company incorporated in Cayman Islands with operations in Singapore and certain of its directors are citizens of countries other than the United States. While GUCC believes that the nature of GUCC’s business, and the nature of the businesses of the Group should not make the transaction subject to U.S. foreign regulations or review by a U.S. government entity, it is possible that the Business Combination may be subject to a CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If an initial business combination falls within CFIUS’s jurisdiction, GUCC may determine that it is required to make a mandatory filing or that it will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing of the initial business combination. CFIUS may decide to block or delay the in initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order the combined company to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent GUCC from pursuing certain initial business combination opportunities that GUCC believes would otherwise be beneficial to GUCC and its stockholders. As a result, the pool of potential targets with which GUCC could complete an initial business combination may be limited and GUCC may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and GUCC has limited time to complete its initial business combination. If GUCC cannot complete its initial business combination within the Combination Period, because the review process drags on beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, GUCC may be required to liquidate. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company. In addition, the Warrants will expire worthless.

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, the Combined Company may be required to take write- downs or write-offs, restructure its operations, or take impairment or other charges, any of which that could have a significant negative effect on the Combined Company’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Going public through a merger rather than an underwritten offering, as ESGL is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Although GUCC has conducted due diligence on the Group’s business, GUCC cannot assure you that this due diligence has identified all material issues that may be present in the Group’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Group’s business and outside of GUCC’s and ESGL’s control will not later arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if GUCC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with GUCC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of GUCC’s stockholders who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares and these stockholders are unlikely to have a remedy for the reduction in value.

In the event that a significant number of public shares are redeemed, PubCo ordinary shares may become less liquid following the Business Combination.

If a significant number of public shares are redeemed, PubCo may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. PubCo has applied to list its shares and warrants on Nasdaq, and Nasdaq may not list the its ordinary shares and warrants on its exchange, which could limit investors’ ability to make transactions in PubCo’s securities and subject PubCo to additional trading restrictions.

GUCC may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

GUCC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, GUCC has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to GUCC’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting the Group’s conduct of its business, however, if the Board determines that any such order or injunction is not material to the business of the Group, then the Board may elect to waive that condition without stockholder approval and close the Business Combination.

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GUCC’s stockholders will experience immediate dilution as a consequence of, among other transactions, the issuance of shares of GUCC Class A common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that GUCC’s current stockholders have on the management of PubCo.

It is anticipated that upon completion of the Business Combination, GUCC’s public stockholders would retain an ownership interest of approximately 35.1% of the Combined Company, the Sponsor and GUCC’s officers, directors and other holders of founder shares would retain an ownership interest of approximately 16.3% in the Combined Company and the current ESGL shareholders would own approximately 48.3% of the Combined Company.

The ownership percentages above with respect to the Combined Company does not take into account the redemption of any shares by the GUCC public stockholders. If redemptions occur (which is likely), the percentage ownership retained by the last stockholders will be different. See “Ownership of the Combined Company after the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information.”

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the Meeting to a later date in order to solicit additional votes, and, therefore, the Business Combination will not be completed.

The Board is seeking approval to adjourn the Meeting to a later date or dates if, at the Meeting, GUCC is unable to consummate the Business Combination due to insufficient number of votes for the Acquisition Merger Proposal. If the Adjournment Proposal is not approved, the Board will not have the ability to adjourn the Meeting to a later date in order to solicit additional votes and, therefore, the Business Combination will not be completed.

Our officers and directors have pre-existing fiduciary and contractual obligations and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our officers and directors have pre-existing fiduciary and contractual obligations to other companies, including other companies that are engaged in business activities similar to those intended to be conducted by us. Accordingly, they may participate in transactions and have obligations that may be in conflict or competition with our consummation of our initial business combination. As a result, a potential target business may be presented by our management team to another entity prior to its presentation to us and GUCC may not be afforded the opportunity to engage in a transaction with such target business.

The Group’s operating and financial results forecast and certain estimates of market opportunity included in this proxy statement/prospectus rely in large upon assumptions and analyses. If these assumptions or analyses prove to be incorrect, the Group’s actual operating and financial results may be materially different from its forecasted results.

The projected financial and operating information and market opportunity estimates appearing elsewhere in this proxy statement/prospectus reflect current estimates of future performance, or as of the date stipulated. Whether actual operating and financial results and business developments will be consistent with the Group’s expectations and assumptions as reflected in its forecasts depends on a number of factors, many of which are subject to significant uncertainties and contingencies that are difficult to predict and are beyond the Group and GUCC’s control, including, but not limited to regulatory, market and financial conditions and competition, market size, commercial efforts, industry performance, general business and economic conditions.

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The financial forecasts of the Group are based on assumptions made by the management of the Group in preparing their respective financial forecasts, and are subject to significant uncertainties and contingencies that are difficult to predict and are beyond the control of the Group. Furthermore, market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimated addressable market may not materialize for many years, if ever, and even if the markets meets the size estimates and growth forecasted in this proxy statement/prospectus, the Group’s business could fail to grow at similar rates. Any unfavorable changes in any of those factors listed above could materially and adversely affect its financial conditions, business, results of operations and prospects of the Combined Company.

A decline in financial forecast or the failure of actual financial results of the Group to meet the forecasted results as disclosed elsewhere in this proxy statement/prospectus may adversely affect the future financial conditions, results of operations and prospects of the Combined Company.

Although the financial forecasts of the Group are included in this proxy statement/prospectus, such forecasts are based on assumptions made by the management of the Group in preparing their financial forecasts, and are subject to significant uncertainties and contingencies that are difficult to predict and are beyond the control of the Group. The financial forecasts may decline or the actual financial results of the Group may fail to meet the forecasted results, which may have an adverse effect on the stock price and prospects of the Combined Company.

Risks Relating to PubCo’s Securities Following the Business Combination

Currently, there is no public market for the ordinary shares of PubCo. GUCC stockholders cannot be sure that an active trading market will develop for or of the market price of the ordinary shares of PubCo they will receive or that PubCo will successfully obtain authorization for listing on the Nasdaq.

Upon the consummation of the Business Combination, each share of GUCC common stock will be converted into the right to receive one ordinary share of PubCo. PubCo is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses, or its operations publicly available. GUCC, ESGL, and PubCo have agreed to cause the ordinary shares of PubCo to be issued in the Business Combination to be approved for listing on the Nasdaq prior to the Effective Time of the Business Combination. However, the listing of shares on the Nasdaq does not ensure that a market for the ordinary shares of PubCo will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the ordinary shares of PubCo following the closing of the Business Combination and the ordinary shares of PubCo may trade at a price less than the current market price of shares of GUCC Class A common stock.

Even if PubCo is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their ordinary shares. If a public market for the PubCo’s ordinary shares does not develop, investors may not be able to re-sell their ordinary shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. PubCo cannot predict the extent to which investor interest in PubCo will lead to the development of an active, liquid trading market. The trading price of and demand for the ordinary shares of PubCo following completion of the Business Combination and the development and continued existence of a market and favorable price for the ordinary shares of PubCo will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results, and prospects of PubCo, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings, and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the ordinary shares of PubCo to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the ordinary shares of PubCo. Many of these factors and conditions are beyond the control of PubCo or PubCo shareholders.

PubCo may issue preferred shares, the terms of which could adversely affect the voting power or value of PubCo ordinary shares.

PubCo’s Amended and Restated Memorandum and Articles of Association will authorize PubCo to issue, without the approval of its shareholders, one or more classes or series of preferred shares having such designations, preferences, limitations and relative rights, including preferences over its ordinary shares respecting dividends and distributions, as PubCo’s board of directors may determine. The terms of one or more classes or series of preferred shares could adversely impact the voting power or value of PubCo ordinary shares. For example, PubCo might grant holders of preferred shares the right to elect some number of its directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences PubCo might assign to holders of preferred shares could affect the residual value of PubCo ordinary shares.

PubCo does not anticipate that it will pay dividends on PubCo ordinary shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of PubCo ordinary shares.

PubCo intends to retain any earnings to finance the operation and expansion of its business, and PubCo does not anticipate paying any cash dividends in the foreseeable future. In addition, in the future PubCo may enter into agreements that prohibit or restrict its ability to declare or pay dividends on PubCo ordinary shares. As a result, you may only receive a return on your investment in PubCo ordinary shares if the market price of such shares increases.

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Certain judgments obtained against PubCo by PubCo’s shareholders may not be enforceable.

PubCo is an exempted company incorporated under the laws of the Cayman Islands. The Group conducts most of its operations in Singapore and substantially all of its operations outside of the United States. Substantially all of the Group’s assets are located outside of the United States. In addition, after the Business Combination, all of PubCo’s senior executive officers will reside outside the United States. Substantially all of the assets of these persons are located outside the United States. As of the date of this prospectus/proxy statement, there are no officers, directors, or director nominees residing in China or Hong Kong, except for Lim Boon Yew Gary, who is one of Pubco’s independent director nominees and resides in Hong Kong. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money; (2) made by a court of competent jurisdiction over the parties and the subject matter; (3) between the same parties on an identical issue; (4) final and conclusive on the merits; and (5) not impeachable according to the rules on conflicts of laws of Hong Kong. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; or (c) its enforcement or recognition would be contrary to the public policy of Hong Kong. It will be costlier and more time-consuming for the investors to effect service of process outside the United States, or to enforce judgments obtained from the U.S. courts in the courts of the jurisdictions where our directors and officers reside. For example, to enforce a foreign judgment in Hong Kong, the applicant will be required to apply to the Hong Kong High Court to enforce a foreign judgment (the “Application”) for which the applicant will be required to (i) engage a local counsel to facilitate or prepare the Application; and (ii) go through the standard litigation process to sue on the judgment as a debt. In addition, a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may also not be enforceable in or recognized by the courts of the jurisdictions where our directors and officers reside.

Furthermore, as of the date of this prospectus/proxy statement, most of officers, directors, or director nominees residing in Singapore. It is possible that the Singapore courts may not (i) recognize and enforce judgments of courts in the United States, based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States (ii) enter judgments in original actions brought in the Singapore courts based solely on the civil liability provisions of these securities laws. An in personam final and conclusive judgment in the federal or state courts of the United States under which a fixed or ascertainable sum of money is payable may generally be enforced as a debt in the Singapore courts under the common law as long as it is established that the Singapore courts have jurisdiction over the judgment debtor. Additionally, the court where the judgment was obtained must have had international jurisdiction over the party sought to be bound in the local proceedings. However, the Singapore courts are unlikely to enforce a foreign judgment if (a) the foreign judgment is inconsistent with a prior local judgment that is binding on the same parties; (b) the enforcement of the foreign judgment would contravene the public policy of Singapore; (c) the proceedings in which the foreign judgment was obtained were contrary to principles of natural justice; (d) the foreign judgment was obtained by fraud; or (e) the enforcement of the foreign judgment amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law. As a result, it may be difficult or impossible for you to bring an action against PubCo or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Singapore, and Hong Kong may render you unable to enforce a judgment against PubCo’s assets or the assets of its directors and officers. For more information regarding the relevant laws of the Cayman Islands and Singapore, see “Comparison of Stockholders’ Rights — Enforceability of Civil Liabilities under the U.S. Securities Laws.”

PubCo’s share price may be volatile and could decline substantially.

The market price of PubCo’s ordinary shares may be volatile, both because of actual and perceived changes in the company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in PubCo’s share price may include, among other factors discussed in this section, the following:

●	actual or anticipated variations in the financial results and prospects of the company or other companies in the same industry;

●	changes in financial estimates by research analysts;

●	changes in the market valuations of other waste management companies;

●	announcements by PubCo or its competitors of new products and services, expansions, investments, acquisitions, strategic partnerships, or joint ventures;

●	mergers or other business combinations involving PubCo;

●	additions and departures of key personnel and senior management;

●	changes in accounting principles;

●	the passage of legislation or other developments affecting PubCo or its industry;

●	the trading volume of PubCo’s ordinary shares in the public market;

●	the release of lockup or other transfer restrictions on PubCo’s outstanding equity securities or sales of additional equity securities;

●	potential litigation or regulatory investigations;

●	changes in economic conditions, including fluctuations in global and Singaporean economies;

●	financial market conditions;

●	natural disasters, terrorist acts, acts of war, or periods of civil unrest; and

●	the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities have been volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of PubCo’s ordinary shares.

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The sale or availability for sale of substantial amounts of ordinary shares could adversely affect their market price.

Sales of substantial amounts of the ordinary shares in the public market after the completion of the Business Combination, or the perception that these sales could occur, could adversely affect the market price of the ordinary shares and could materially impair PubCo’s ability to raise capital through equity offerings in the future. The ordinary shares listed after the Business Combination will be freely tradable without restriction or further registration under the Securities Act. In connection with the Business Combination, ESGL and its directors, executive officers, and existing stockholders will exchange the ordinary shares of ESGL held by them for PubCo ordinary shares upon the consummation of the Business Combination and have agreed, subject to certain exceptions, not to sell any PubCo ordinary shares for 180 days after the closing of the Business Combination without the prior written consent of PubCo. Ordinary Shares of PubCo to be held by certain existing shareholders of ESGL after the Business Combination may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.

In addition, PubCo is not restricted from issuing additional ordinary shares in the future, including securities convertible into, or exchangeable or exercisable for, its ordinary shares. PubCo’s issuance of such additional ordinary shares in the future will dilute the ownership interests of its then existing shareholders. PubCo may also raise capital through equity financings in the future. As part of ESGL sand PubCo’s business strategy, PubCo may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and the per share value of PubCo’s ordinary shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about PubCo or its business, its ordinary shares price and trading volume could decline.

The trading market for Combined Company’s ordinary shares will depend in part on the research and reports that securities or industry analysts publish about the Combined Company or its business. Securities and industry analysts do not currently, and may never, publish research on the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, the trading price for its ordinary shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the Combined Company downgrade its securities or publish inaccurate or unfavorable research about its business, its share price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to publish reports on the Combined Company, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.

PubCo’s amended and restated memorandum and articles of association that will become effective immediately prior to the completion of the Business Combination contains anti-takeover provisions that could have a material adverse effect on the rights of holders of the ordinary shares of PubCo.

In connection with the Business Combination, PubCo will adopt an amended and restated memorandum and articles of association that will become effective immediately prior to the consummation of the Business Combination. PubCo’s post-closing memorandum and articles of association will contain provisions to limit the ability of others to acquire control of PubCo or cause PubCo to engage in change of control transactions. These provisions could have the effect of depriving PubCo shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third-parties from seeking to obtain control of PubCo in a tender offer or similar transaction. For example, PubCo’s board of directors will have the authority, subject to any resolution of the shareholders to the contrary, to issue preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights associated with PubCo’s ordinary shares. Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of PubCo or make removal of management more difficult. If PubCo’s board of directors decides to issue preference shares, the price of the ordinary shares of PubCo may fall and the voting and other rights of the holders of the ordinary shares of PubCo may be materially and adversely affected.

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If the benefits of the Business Combination do not meet the expectations of financial or industry analysts, the market price of the Combined Company’s securities may decline after the Business Combination.

The market price of the Combined Company’s securities may decline as a result of the Business Combination if:

●	the Combined Company does not achieve the perceived benefits of the business combination as rapidly as, or to the extent anticipated by, financial or industry analysts; or

●	the effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of declining share prices.

Risks Relating to PubCo Operating as a Public Company

ESGL’s management team has limited experience managing a public company.

The members of ESGL’s management team have limited or no experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. There are significant obligations it will now be subject to relating to reporting, procedures and internal controls, and the Combined Company’s management team may not successfully or efficiently manage its transition to being a public company. These new obligations and scrutiny will require significant attention from management and could divert their attention away from the day-to-day management of the Group’s business, which could adversely affect its business, financial condition and operating results.

If ESGL or PubCo fails to implement and maintain an effective system of internal controls to remediate its material weaknesses over financial reporting, PubCo may be unable to accurately report its results of operations, meets its reporting obligations or prevent fraud, and investor confidence and the market price of PubCo’s ordinary shares may be materially and adversely affected.

Upon completion of the Business Combination, PubCo will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that PubCo include a report from management on the effectiveness of PubCo’s internal control over financial reporting in PubCo’s annual report on Form 20-F beginning with PubCo’s annual report in PubCo’s second annual report on Form 20-F after becoming a public company. In addition, once PubCo ceases to be an “emerging growth company” as such term is defined in the JOBS Act, PubCo’s independent registered public accounting firm must attest to and report on the effectiveness of PubCo’s internal control over financial reporting. Moreover, even if PubCo’s management concludes that PubCo’s internal control over financial reporting is effective, PubCo’s independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with PubCo’s internal controls or the level at which PubCo’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from PubCo. In addition, after PubCo becomes a public company, PubCo’s reporting obligations may place a significant strain on PubCo’s management, operational and financial resources and systems for the foreseeable future. PubCo may be unable to timely complete its evaluation testing and any required remediation.

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During the course of documenting and testing PubCo’s internal control procedures, in order to satisfy the requirements of Section 404, PubCo may identify weaknesses and deficiencies in PubCo’s internal control over financial reporting. If PubCo fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, PubCo may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. Generally speaking, if PubCo fails to achieve and maintain an effective internal control environment, it could result in material misstatements in PubCo’s financial statements and could also impair PubCo’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, PubCo’s businesses, financial condition, results of operations and prospects, as well as the trading price of the ordinary shares, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose PubCo to increased risk of fraud or misuse of corporate assets and subject PubCo to potential delisting from the stock exchange on which PubCo lists, regulatory investigations and civil or criminal sanctions. PubCo may also be required to restate its financial statements from prior periods. PubCo will incur increased costs as a result of being a public company.

Upon completion of the Business Combination, PubCo will become a public company and expect to incur significant legal, accounting, and other expenses. For example, as a result of becoming a public company, PubCo will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. Operating as a public company will make it more difficult and more expensive for it to obtain director and officer liability insurance, and PubCo may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, PubCo will incur additional costs associated with its public company reporting requirements. It may also be more difficult for PubCo to find qualified persons to serve on its Board of Directors or as executive officers.

After PubCo is no longer an “emerging growth company,” PubCo may incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC.

If PubCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting, and other expenses that it would not incur as a foreign private issuer.

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, it will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and it will not be required to disclose in its periodic reports all of the information that United States domestic issuers are required to disclose. ESGL currently prepares its financial statements in accordance with IFRS. PubCo will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as the Combined Company’s financial statements are prepared in accordance with IFRS as issued by the IASB. If it ceases to qualify as a foreign private issuer in the future, it would incur significant additional expenses that could have a material adverse effect on its results of operations.

Because PubCo is a foreign private issuer and is exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.

PubCo’s status as a foreign private issuer exempts it from compliance with certain Nasdaq corporate governance requirements if it instead complies with the statutory requirements applicable to a Cayman Islands exempted company. The statutory requirements of PubCo’s home country of Cayman Islands, do not strictly require a majority of its board to consist of independent directors. Thus, although a director must act in the best interests of PubCo, it is possible that fewer board members will be exercising independent judgment and the level of board oversight of the management the company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have an independent compensation committee with a minimum of two members, a nominating committee, and an independent audit committee with a minimum of three members. PubCo, as a foreign private issuer, with the exception of needing an independent audit committee composed of at least three members, is not subject to these requirements. The Nasdaq Listing Rules may also require shareholder approval for certain corporate matters that PubCo’s home country’s rules do not. Following Cayman Islands governance practices, as opposed to complying with the requirements applicable to a U.S. company listed on Nasdaq, may provide less protection to you than would otherwise be the case.

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Although as a foreign private issuer, PubCo is exempt from certain corporate governance standards applicable to US domestic issuers, if PubCo cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, PubCo’s securities may not be listed or may be delisted, which could negatively affect the price of its securities and your ability to sell them.

PubCo will seek to have its securities approved for listing on Nasdaq in connection with the Business Combination. PubCo cannot assure you that it will be able to meet those initial listing requirements at that time. Even if PubCo’s securities are listed on Nasdaq, it cannot assure you that its securities will continue to be listed on Nasdaq.

In addition, following the Business Combination, in order to maintain its listing on Nasdaq, PubCo will be required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if PubCo initially meets the listing requirements and other applicable rules of Nasdaq, PubCo may not be able to continue to satisfy these requirements and applicable rules. If PubCo is unable to satisfy Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.

If Nasdaq does not list PubCo’s securities, or subsequently delists its securities from trading, PubCo could face significant consequences, including:

●	a limited availability for market quotations for its securities;

●	reduced liquidity with respect to its securities;

●	a determination that its ordinary shares is a “penny stock,” which will require brokers trading in PubCo ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for PubCo ordinary shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under Cayman Islands law.

PubCo is an exempted company incorporated under the laws of the Cayman Islands. PubCo’s corporate affairs are governed by PubCo’s Amended and Restated Memorandum and Articles of Association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against PubCo’s directors, actions by PubCo’s minority shareholders and the fiduciary duties of PubCo’s directors to PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of PubCo’s shareholders and the fiduciary duties of PubCo’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. It may be difficult or impossible for you to bring an action against PubCo or against these individuals in the Cayman Islands in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against PubCo’s assets or the assets of PubCo’s directors and officers.

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Shareholders of Cayman Islands exempted companies like PubCo have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. PubCo’s directors have discretion under PubCo’s Amended and Restated Memorandum and Articles of Association that will become effective immediately prior to completion of the Business Combination to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, PubCo’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by PubCo’s management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Cayman Islands companies may not have standing to initiate a derivative action in a federal court of the United States. As a result, your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a United States federal court may be limited to direct shareholder lawsuits.

Future changes to U.S. and non-U.S. tax laws could adversely affect PubCo.

The U.S. Congress and other government agencies in jurisdictions where PubCo and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting”, including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the countries in which PubCo and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect PubCo and its affiliates.

The Reincorporation Merger may be a taxable event for U.S. Holders of GUCC common stock and GUCC Warrants.

Subject to the limitations and qualifications described in “U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders,” the Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder (as defined below) should not recognize gain or loss on the exchange of GUCC common stock or GUCC Warrants for PubCo ordinary shares or PubCo Warrants, as applicable, pursuant to the Reincorporation Merger. However, U.S. Holders may recognize gain (but not loss) as a result of the Reincorporation Merger if Section 367(a) of the Code and the Treasury Regulations promulgated thereunder apply to the Reincorporation Merger. Section 367(a) of the Code may apply to the Reincorporation Merger if PubCo transfers the assets it acquires from GUCC pursuant to the Reincorporation Merger to certain subsidiary corporations in connection with the Reincorporation Merger. However, the rules under Section 367(a) and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. Accordingly, no assurance can be given as to whether an indirect stock transfer will occur in connection with the Reincorporation Merger or that U.S. Holders will not recognize gain, if any, as a result of the exchange of GUCC securities for PubCo securities.

If the Reincorporation Merger does not qualify as a reorganization for a reason other than the application of Section 367(a) of the Code, a U.S. Holder that exchanges its GUCC common stock or GUCC Warrants for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo ordinary shares and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the GUCC common stock or GUCC Warrants exchanged.

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Further, because the Reincorporation Merger will occur immediately prior to the redemption of GUCC common stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Reincorporation Merger. All U.S. Holders considering exercising redemption rights with respect to their GUCC common stock are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Reincorporation Merger and exercise of redemption rights.

The IRS may not agree with the position that PubCo should be treated as a foreign corporation for U.S. federal income tax purposes following the Business Combination.

Although PubCo will be incorporated under the laws of the Cayman Islands, the IRS may assert that PubCo should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation. Because PubCo will be incorporated under the laws of the Cayman Islands, under general U.S. tax rules, PubCo would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception pursuant to which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. Section 7874 applies to expatriation transactions where the result leads to the former shareholders of the domestic entity owning 80% or more of the voting power or value of the new foreign corporation’s stock following the transaction by reason of their prior ownership of the U.S. corporation. These rules are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to their application. If it were determined that PubCo should be taxed as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, PubCo would be subject to U.S. federal income tax on its taxable income like any other U.S. corporation and certain distributions made by PubCo to non-U.S. holders of PubCo securities would be subject to U.S. withholding tax at a rate of 30% or such lower rate as provided by an applicable treaty. Taxation as a U.S. corporation could also have a material adverse effect on PubCo’s financial position and results from operations, including as a result of potential application of a 1% excise tax on stock buybacks.

As more fully described under “U.S. Federal Income Tax Considerations of The Business Combination to U.S. Holders — Certain U.S. Federal Income Tax Consequences of the Business Combination to PubCo — Tax Residence of PubCo for U.S. Federal Income Tax Purposes,” PubCo intends to take the position that Section 7874 of the Code is currently expected to apply in a manner such that PubCo should not be treated as a U.S. corporation for U.S. federal income tax purposes, based on its position that after completion of the Business Combination, former stockholders of GUCC will own, by reason of owning (or being treated as owning) stock of GUCC, less than 80% of the voting power and value of the PubCo securities. However, holders are cautioned that the application of Section 7874 of the Code to PubCo is extremely complex and the applicable Treasury regulations are subject to significant uncertainty and there is limited guidance regarding their application. Moreover, the application of Section 7874 of the Code to the facts and circumstances of the proposed transaction are uncertain. In addition, there could be a future change in law under Section 7874 of the Code, the Treasury Regulations promulgated thereunder or otherwise that could have an effect on the application of Section 7874 of the Code to PubCo. No IRS ruling has been requested or will be obtained regarding the U.S. federal income tax consequences of the Business Combination or any other matter described in this prospectus/proxy statement. There can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described above or that, if challenged, such treatment will be sustained by a court.

PubCo may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If PubCo or any of its subsidiaries is a Passive Foreign Investment Company (“PFIC”) for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder of the PubCo Ordinary Shares or PubCo Warrants, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There is no assurance that PubCo or its subsidiaries are not currently PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for foreseeable future taxable years. Moreover, PubCo does not expect to provide a PFIC annual information statement for 2022 or going forward. Please see the section entitled “U.S. Federal Income Tax Consequences — Passive Foreign Investment Company Status” for a more detailed discussion with respect to PubCo’s potential PFIC status and certain tax implications thereof. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the PubCo ordinary shares and PubCo Warrants.

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THE MEETING

General

GUCC is furnishing this proxy statement/prospectus to the GUCC stockholders as part of the solicitation of proxies by the Board for use at the Meeting of GUCC stockholders to be held on [•], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•], 2023 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and virtually via live webcast at http://www.cstproxy.com/xxxxxxxx2023. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, we encourage stockholders to attend the special Meeting virtually. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and GUCC. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Meeting and submit questions during the Meeting via a live audio cast available at http://www.cstproxy.com/xxxxxxxx2023.

Virtual Meeting Registration

To register for the Meeting so you can participate virtually, please follow these instructions as applicable to the nature of your ownership of shares of GUCC Class A common stock.

If your shares are registered in your name with Continental and you wish to attend the Meeting virtually, go to [●], enter the control number you received on your proxy card and click on the “Click here” to pre-register for the online meeting link at the top of the page. Just prior to the start of the Meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the Meeting virtually.

Beneficial stockholders who wish to participate in the Meeting virtually must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to [●]. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only Meeting. After contacting Continental a beneficial holder will receive an email prior to the Meeting with a link and instructions for entering the Meeting virtually. Beneficial stockholders should contact Continental at least five business days prior to the Meeting date.

Accessing the Virtual Meeting Audio Cast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917-262-2373 or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

GUCC has fixed the close of business on [●], 2023, as the record date for determining those GUCC stockholders entitled to notice of and to vote at the Meeting. As of the close of business on April 19, 2023, there were 5,867,515 shares of GUCC Class A common stock and 2,156,250 shares of GUCC Class B common stock that are founder shares held by the Initial Stockholders, issued and outstanding and entitled to vote. Each holder of shares of GUCC Class A common stock is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

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In connection with the IPO, we entered into the Letter Agreement pursuant to which the Initial Stockholders agreed to vote any shares owned by them (none of which were publicly purchased) in favor of our initial business combination. As of the date of this proxy statement/prospectus, the Initial Stockholders hold approximately 31.6% of the outstanding shares of GUCC common stock. To the extent that any public shares are purchased, such public shares will not be voted as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC.

Quorum and Required Vote for Stockholder Proposals

A quorum of GUCC stockholders is necessary to hold a valid Meeting. A quorum will be present at the Meeting if not less than 50% of the shares of GUCC common stock issued and outstanding is present in person, by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding shares of GUCC common stock present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting or any adjournment thereof. Accordingly, attending the Meeting either in person or by proxy and abstaining from voting will have the same effect as voting “AGAINST” the Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

Along with the approval of the Reincorporation Merger Proposal, the approval of the Nasdaq Proposal and the approval of the Acquisition Merger Proposal are conditions to the consummation of the Business Combination. If the Acquisition Merger Proposal is not approved, the Business Combination will not take place. Approval of the Acquisition Merger Proposal is also a condition to Proposal 1 and Proposal 3. If the Nasdaq Proposal is not approved, the Acquisition Merger Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

Voting Your Shares

Each share of GUCC common stock that you own entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of shares of GUCC common stock that you own.

There are two ways to ensure that your shares of GUCC common stock are voted at the Meeting:

●	You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board. Our Board recommends voting “FOR” each of the Proposals. If you hold your GUCC Class A common stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

●	You can participate in the Meeting virtually and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way GUCC can be sure that the broker, bank or nominee has not already voted your shares.

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IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE ACQUISITION MERGER PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	if you are a record holder, you may notify our proxy solicitor, Advantage Proxy, in writing before the Meeting that you have revoked your proxy; or

●	you may participate in the Meeting virtually, revoke your proxy, and vote during the Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of GUCC Class A common stock, you may contact Advantage Proxy, our proxy solicitor as follows:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

No Additional Matters May Be Presented at the Meeting

This Meeting has been called only to consider the approval of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Governance Proposals and the Adjournment Proposal.

Approval of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Governance Proposals and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of GUCC common stock present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting or any adjournment thereof.

Redemption Rights

Pursuant to the Existing Charter, a holder of public shares may demand that GUCC redeem such shares for cash in connection with a business combination and an amendment to the Company’s amended and restated certificate of incorporation. You may not elect to redeem your shares prior to the completion of a business combination.

If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your public shares for cash no later than [●] [●].m., Eastern Time on [●], 2023 (at least two business days before the Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares to be redeemed and must be sent to Continental at the following address:

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Continental Stock Transfer & Trust Company

1 State Street, 30th Floor
New York, NY 10004

Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

You must tender the public shares for which you are electing redemption at least two business days before the Meeting by either:

●	Delivering certificates representing shares of GUCC Class A common stock to Continental, or

●	Delivering shares of GUCC Class A common stock electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.

Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of GUCC Class A common stock as of the Record Date. Any public stockholder who holds shares of GUCC Class A common stock on or before [•], 2023 (at least two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or deliver your shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical share certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is GUCC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. GUCC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical share certificate. Stockholders who request physical share certificates and wish to redeem may be unable to meet the deadline for tendering their Class A common stock before exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a stockholder tenders its GUCC Class A common stock and decides prior to the consummation of the Business Combination that it does not want to redeem its shares, the stockholder may withdraw the tender. In the event that a stockholder tenders GUCC Class A common stock and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. GUCC anticipates that a stockholder who tenders GUCC Class A common stock for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such Class A common stock soon after the completion of the Business Combination.

If properly demanded by GUCC’s public stockholders, GUCC will redeem each share of GUCC Class A common stock into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of April 19, 2023, this would amount to approximately $10.48 per share.

Dissenter Rights

Dissenter rights are not available to GUCC or ESGL shareholders in connection with the Business Combination.

Proxies and Proxy Solicitation Costs

GUCC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. GUCC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. GUCC will bear the cost of solicitation. Advantage Proxy, a proxy solicitation firm that GUCC has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $10,000 and be reimbursed out-of-pocket expenses.

GUCC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. GUCC will reimburse them for their reasonable expenses.

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SELECTED HISTORICAL FINANCIAL DATA OF GUCC

GUCC’s balance sheet data as of December 31, 2022 and statement of operations data for the year ended December 31, 2022 are derived from GUCC’s audited financial statements included elsewhere in this proxy statement/prospectus. GUCC’s balance sheet data as of December 31, 2021 and statement of operations data for the period from February 23, 2021 (inception) through December 31, 2021 are derived from GUCC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results of GUCC included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of GUCC. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GUCC” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	For the Year Ended December 31, 2022 (Audited)	For the Period from February 23, 2021 (inception) through December 31, 2021 (Audited)
Income Statement Data:
Operating costs	$1,369,689	$16,778
Franchise tax expense	$204,153	$—
Loss from operations	$(1,573,842)	$(16,778)
Interest income earned on investments held in Trust Account	$1,281,044	$—
Net loss before income taxes	$(292,798)	$(16,778)
Income tax expense	$(227,000)	$—
Net loss	$(519,798)	$(16,778)
Basic and diluted weighted average shares outstanding, Class A common stock	$7,855,917	$—
Basic and diluted net income (loss) per share, Class A common stock	$(0.05)	$—
Basic and diluted weighted average shares outstanding, Class B common stock	$2,119,263	$1,875,000
Basic and diluted net income (loss) per share, Class B common stock	$(0.05)	$(0.01)

	December 31, 2022 (Audited)	December 31, 2021 (Audited)
Balance Sheet Data:
Total assets	$89,099,189	$182,369
Total liabilities	$3,961,771	$174,147
Common stock subject to possible redemption	$88,297,794	$—
Total stockholders’ equity (deficit)	$(3,160,376)	$8,222

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SELECTED HISTORICAL FINANCIAL INFORMATION OF THE GROUP

The following tables present the selected consolidated financial data of the Group. The selected consolidated statements of profit and loss and the selected consolidated statements of cash flows data for the years ended December 31, 2022 and 2021, and the selected consolidated statement of financial position information as of December 31, 2022 and 2021 have been derived from the Group’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. The Group’s consolidated financial statements have been prepared in accordance with IFRS. The Group’s historical results for any prior period are not necessarily indicative of results expected in any future period.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Group” and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	For the Year Ended December 31,
	2022	2021
	(US$)	(US$)
Income Statement Data
Revenue	4,992,034	3,958,367
Other income	396,373	453,054
Cost of inventory	1,093,194	896,586
Logistics costs	689,762	419,543
Operating expenses	3,442,652	1,612,356
Finance expense	246,359	250,819
Depreciation and amortization	2,300,252	1,857,701
Loss before income tax	(2,383,812)	(625,584)
Income tax (expense)/credit	(8,000)	(43,000)
Net loss	(2,391,812)	(668,584)

	As of December 31,
	2022	2021
	(US$)	(US$)
Balance Sheet Data
Current assets	1,288,678	1,226,755
Total assets	25,627,873	16,988,914
Current liabilities	9,898,647	9,394,832
Total liabilities	12,504,321	11,143,156
Total equity	13,123,552	5,845,758

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PROPOSAL NO. 1 — THE REINCORPORATION MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement and the Reincorporation Plan of Merger for the Business Combination is attached hereto as Annex A, which is incorporated by reference herein.

Purpose of the Reincorporation Merger Proposal

The purpose of the Reincorporation Merger is to establish PubCo, a Cayman Islands exempted company, as the parent entity of ESGL that would be a “foreign private issuer” as that term is defined under the Exchange Act. As a result of the Reincorporation Merger, the GUCC stockholders will no longer be stockholders of GUCC and (other than the GUCC stockholders who exercise their redemption rights) will become shareholders of PubCo, a foreign private issuer.

As a foreign private issuer, PubCo will be exempt from certain rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

Summary of the Reincorporation Merger

The Merger Agreement was entered into by and among GUCC, PubCo, Merger Sub, ESGL and the Principal Shareholder on November 29, 2022. Upon the approval of the Merger Agreement and the Reincorporation Plan of Merger by the GUCC stockholders, PubCo and GUCC will execute the Reincorporation Plan of Merger, which shall be filed with the Registrar of Companies in the Cayman Islands with certain other documents on or prior to the closing date of the Business Combination. On the closing date of the Business Combination and concurrently with the Acquisition Merger, GUCC will be merged with and into PubCo, a Cayman Islands exempted company and wholly owned subsidiary of GUCC. The separate corporate existence of GUCC will cease and PubCo will continue as the surviving corporation. In connection with the Reincorporation Merger, all outstanding GUCC Units will separate into their individual components of GUCC common stock and GUCC Warrants and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the GUCC stockholders shall be exchanged as follows:

(i) Each share of GUCC Class A common stock issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each share of GUCC Class A common stock, PubCo shall issue to each GUCC stockholder (other than GUCC stockholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo ordinary share, which, unless explicitly stated herein, shall be fully paid; and

(ii) Each GUCC Warrant issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a PubCo Warrant to purchase one PubCo ordinary share (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the GUCC Warrants.

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Differences between PubCo’s Amended and Restated Memorandum and Articles of Association and GUCC’s Amended and Restated Certificate of Incorporation

Following is a summary of the material differences between the Amended and Restated Memorandum and Articles of Association of PubCo to be in effect following the Business Combination and the Existing Charter:

●	The name of the new public entity will be “ESGL Holdings Limited” as opposed to “Genesis Unicorn Capital Corp.”;

●	PubCo has [50,000,000] ordinary shares authorized, as opposed to GUCC having 125,000,000 authorized shares of Class A common stock, 12,500,000 authorized shares of Class B common stock and 1,250,000 authorized shares of preferred stock;

●	PubCo’s corporate existence is perpetual as opposed to GUCC’s corporate existence terminating if a business combination is not consummated by GUCC within a specified period of time; and

●	PubCo’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that GUCC’s amended and restated certificate of incorporation contains.

Authorized but unissued ordinary shares may enable PubCo’s board of directors to render it more difficult or to discourage an attempt to obtain control of PubCo and thereby protect continuity of or entrench its management, which may adversely affect the market price of PubCo’s securities. For example, if, in the due exercise of its fiduciary obligations, for example, PubCo’s board of directors were to determine that a takeover proposal were not in the best interests of PubCo, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable PubCo to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for share dividends and share subdivisions. PubCo currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of PubCo’s Amended and Restated Memorandum and Articles of Association, as will be in effect upon consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex B. See also the Section entitled “Comparison of Stockholder’s Rights” on page 149 of this proxy statement/prospectus.

Vote Required for Approval

Along with the approval of the Acquisition Merger Proposal and the approval of Nasdaq Proposal, approval of the Reincorporation Merger is a condition to the consummation of the Business Combination. If the Reincorporation Merger Proposal is not approved, the Business Combination will not take place. Approval of the Reincorporation Merger Proposal is also a condition to Proposal No. 2 and Proposal No. 3. If the Nasdaq Proposal is not approved, the Reincorporation Merger Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

The Reincorporation Merger Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of GUCC common stock present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting vote “FOR” the Reincorporation Merger Proposal. Accordingly, attending the Meeting either in person or by proxy and abstaining from voting will have the same effect as voting “AGAINST” the Reincorporation Merger Proposal and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on the Reincorporation Merger Proposal.

Pursuant to the Letter Agreement, the Initial Stockholders holding an aggregate of 377,331 Units and 2,156,250 shares of GUCC Class B common stock (none of which were publicly purchased), or approximately 31.6% of the outstanding shares of GUCC common stock, have agreed to vote their shares of common stock acquired by them prior to the IPO in favor of the Business Combination. As a result, only 1,478,303 shares of Class A common stock held by the public stockholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the Meeting (assuming the Initial Stockholders are present at the Meeting). To the extent that any public shares are purchased, such public shares will not be voted as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE REINCORPORATION MERGER UNDER PROPOSAL NO. 1.

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PROPOSAL NO. 2 — THE ACQUISITION MERGER PROPOSAL

We are asking our stockholders to adopt the Merger Agreement and approve the Acquisition Merger and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

General

On November 29, 2022, GUCC entered into the Merger Agreement by and among GUCC, PubCo, Merger Sub, ESGL and the Principal Shareholder. Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the stockholders of GUCC, GUCC will be merged with and into PubCo as a result of the Reincorporation Merger; and (ii) Merger Sub will merge with and into ESGL resulting in ESGL remaining as the surviving entity and being a wholly-owned subsidiary of PubCo. The Board has unanimously (x) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (y) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of GUCC.

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

The Merger Agreement contains representations and warranties that GUCC, PubCo and Merger Sub, on the one hand, and ESGL and its subsidiaries, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties to the Merger Agreement. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about GUCC or ESGL, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between GUCC and ESGL and are modified by the disclosure schedules.

General Description of the Acquisition Merger

Business Combination Consideration

Merger Sub will be merged with and into ESGL, resulting in ESGL remaining as the surviving entity and being a wholly owned subsidiary of PubCo.

The aggregate consideration for the Business Combination is $75,000,000 less certain transaction costs, the net cash debt of ESGL as of the closing and an estimate of the working capital adjustment described below (the “Merger Consideration”), which will be paid in newly issued ordinary shares of PubCo at a deemed price of $10.00 per share. The Merger Consideration otherwise payable at the closing of the Business Combination to Company shareholders shall be reduced by 375,000 ordinary shares of PubCo (the “Holdback Amount”). Within 90 days following the closing of the Business Combination, the Shareholder Representative and the representative of PubCo shall receive a closing statement from PubCo setting forth the amount of working capital of PubCo, subject to the parties’ confirmation. Following the final determination of the working capital amount at closing compared to the target working capital amount of $3,500,000, the Merger Consideration shall be adjusted accordingly based on the working capital adjustment provisions contained in the Merger Agreement, with each Company shareholder receiving its pro rata share of the Holdback Amount, if any. At the closing of the Business Combination, each share of GUCC common stock then issued and outstanding shall be cancelled and automatically converted into the right to receive PubCo ordinary shares on a one-for-one basis.

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After the consummation of the Business Combination, PubCo will be a “foreign private issuer” under the U.S. securities laws and the rules of Nasdaq. For more information about the foreign private issuer, please see the sections titled “Director and Executive Officers of the Combined Company after the Business Combination — Foreign Private Issuer Status.”

After the Business Combination, assuming (i) there are no redemptions of our shares, and (ii) there is no exercise of the PubCo Warrants, GUCC’s current public stockholders will own approximately 35.1% of the issued share capital of PubCo, the Sponsor and GUCC’s current directors, officers and affiliates will own approximately 16.3% of the issued share capital of PubCo, and ESGL’s current shareholders will own approximately 48.3% of the issued share capital of PubCo.

Assuming the maximum redemption by the public stockholders of 5,447,059 shares of GUCC’s outstanding common stock, after giving effect to the payments to redeeming stockholders, the Sponsor and GUCC’s current directors, officers and affiliates will own approximately 25.2% of the issued share capital of PubCo, and ESGL’s current shareholders will own approximately 74.4% of the issued share capital of PubCo.

Assuming the Reincorporation Merger Proposal and the Business Combination Proposal are approved, GUCC expects to close the Business Combination in the second quarter of 2023.

Representations and Warranties

In the Merger Agreement, the Company and its subsidiaries make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate existence and power of the Company and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) no need for governmental authorization for the execution, delivery or performance of the Merger Agreement and additional agreements thereto (the “Additional Agreements”); (d) absence of conflicts; (e) capital structure; (f) accuracy of the list of each subsidiary of the Company; (g) accuracy of corporate records of the Company and its subsidiaries; (g) accuracy of the list of all assumed or “doing business as” names used by the Company and its subsidiaries; (h) required consents and approvals; (i) financial information; (j) books and records and internal accounting controls; (k) absence of certain changes or events; (l) title to assets and properties; (m) litigation threatened against or affecting the Company and its subsidiaries ; (n) material contracts; (o) material licenses and permits; (p) compliance with laws; (q) intellectual property; (r) customers and suppliers; (s) accounts receivable and payable and loans; (t) employee benefits; (u) employee and labor matters; (v) withholding of obligations of the Company and its subsidiaries applicable to its employees; (w) real property; (x) tax matters; (y) environmental laws; (z) finders fees; (aa) powers of attorney and suretyships; (bb) directors and officers; (cc) international trade matters and anti-bribery compliance; (dd) that the Company is not an investment company; (ee) insurance; (ff) affiliate transactions; and (gg) no trading or short position.

In the Merger Agreement, GUCC, PubCo and Merger Sub (collectively with Parent and PubCo, the “Parent Parties”) make certain representations and warranties relating to, among other things: (a) proper corporate existence and power; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) no need for governmental authorization for the execution, delivery or performance of the Merger Agreement and Additional Agreements; (d) absence of conflicts; (e) finders fees; (f) issuance of merger consideration shares; (g) capital structure; (h) information supplied; (i) minimum trust fund amount; (j) validity of Nasdaq Stock Market listing; (k) that Parent is a publicly-held company subject to reporting obligations; (l) board approval; (m) SEC filing requirements and financial statements; (n) litigation threatened against or affecting the Parent Group; (o) compliance with money laundering laws; (p) OFAC-related representations and warranties; (q) that Parent is not an investment company; and (r) tax matters.

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Conduct Prior to Closing; Covenants Pending Closing

Each of ESGL and GUCC has agreed to, and cause its subsidiaries to, operate its respective business in the ordinary course, consistent with past practice, prior to the closing of the transactions (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains customary closing covenants.

Conditions to Closing

General Conditions

Consummation of the Merger Agreement and the Business Combination is conditioned on, among other things, (a) no provisions of any applicable law and no order prohibiting or preventing the consummation of the closing; (b) there not being any action brought by a United States or non-United States government entity, body or authority to enjoin or otherwise restrict the consummation of the closing; (c) all consents, approvals and filings with and notices to any United States or non-United States government entity, body or authority required to consummate the transactions contemplated by the Merger Agreement shall have been made or obtained; (d) the Merger Agreement, each of the Additional Agreements and the transactions contemplated thereby, having been duly authorized and approved by the shareholders of the Company; (e) the Merger Agreement, each of the Additional Agreements and the transactions contemplated thereby, having been duly authorized and approved by the shareholders of Purchaser; (f) all required filings under any applicable anti-trust laws shall have been made and any applicable waiting period shall have been completed; (g) the initial listing application with Nasdaq in connection with the transactions contemplated by the Merger Agreement having been conditionally approved, the Company having satisfied any applicable initial and continuing listing requirements of Nasdaq, the Company having not received any notice of noncompliance therewith, and the shares issued as Merger Consideration having been approved for listing on Nasdaq; (h) the SEC having declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof having been issued; and (i) the Reincorporation Merger having been consummated and the applicable certificates having been filed in the appropriate jurisdictions.

On February 26, 2023, the parties to the Merger Agreement agreed to waive the requirement that the Combined Company have at least $5,000,001 in net tangible assets upon the closing of the Business Combination. (the “NTA Requirement”). On February 14, 2023, GUCC’s stockholders approved an amendment to GUCC’s Amended and Restated Certificate of Incorporation to remove the NTA Requirement contained therein. The NTA Requirement is one of several exclusions from the “penny stock” rules of the SEC and GUCC believes that it may rely on another exclusion, which relates to it being listed on the Nasdaq Global Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, GUCC intends to rely on the Exchange Rule to not be deemed a penny stock issuer.

As disclosed in the IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, GUCC may be deemed to be a “blank check company”. Under Rule 419 of the Securities Act, the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that the term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions, including the NTA Requirement and the Exchange Rule.

The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. GUCC’s securities are listed on the Nasdaq Global Market and have been so listed since the consummation of the IPO. GUCC believes that the Nasdaq Global Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange Rule to avoid being treated as a penny stock. Therefore, the NTA Requirement is unnecessary so long as GUCC meets the requirements of the Exchange Rule.

The foregoing actions were taken to remove the NTA Requirement because the parties to the Merger Agreement believe that GUCC may not be able to satisfy the NTA Requirement at the closing of the Business Combination. GUCC further believes that it can rely on other available exclusions from the penny stock rules, more specifically, the Exchange Rule, that would not impose restrictions on GUCC’s or the Combined Company’s net tangible assets. However, since there is no NTA Requirement or minimum cash condition required in the Merger Agreement, upon the closing of the Business Combination, the Group may not have immediate access to capital to fund its operations and growth. See “Risk Factors - The Group requires a significant amount of capital to fund its operations and growth. If the Group cannot obtain sufficient capital on acceptable terms, its business, financial condition, and prospects may be materially and adversely affected.” on page 18 of this proxy statement/prospectus.

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ESGL’s Conditions to Closing

The obligations of the Company to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are, subject to waiver by the Company, conditioned upon each of the following, among other things: (a) the Parent Parties complying with all of their obligations under the Merger Agreement in all material respects; (b) the representations and warranties of the Parent Parties being true on and as of the date of the Merger Agreement and closing date of the transactions in all material respects; (c) there having been no material adverse effect to the Parent Parties; (d) the Parent Parties shall have delivered an officer’s certificate as to the accuracy of (a)-(c) of this paragraph; (e) the Parent Parties shall have delivered a secretary’s certificate attaching true, correct and complete copies of (i) the organizational documents of the Purchaser, (ii) copies of resolutions duly adopted by the board of directors of the Parent Parties authorizing the Merger Agreement, each of the Additional Agreements and the transactions contemplated thereby, and confirmation of the same having been duly authorized and approved by the shareholders of Purchaser; and (iii) a recent certificate of good standing of the Purchaser; and (f) executed copies of the Additional Agreements to which the Parent Parties are a party.

Parent Parties’ Conditions to Closing

The obligations of the Parent Parties to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are, subject to waiver by the Parent Parties, conditioned upon each of the following, among other things: (a) the Company and its subsidiaries having complied with all of the obligations under the Merger Agreement in all material respects; (b) the representations and warranties of the Company and its subsidiaries being true on and as of the date of the Merger Agreement and closing date of the transactions in all material respects; (c) there having been no material adverse effect to the Company and its subsidiaries; (d) the Company having delivered an officer’s certificate as to the accuracy of (a)-(c) of this paragraph; (e) the Company having delivered a secretary’s certificate attaching true, correct and complete copies of (i) the organizational documents of the Company, (ii) copies of resolutions duly adopted by the board of directors of the Company authorizing the Merger Agreement, each of the Additional Agreements and the transactions contemplated thereby, and confirmation of the same having been duly authorized and approved by the shareholders of the Company; and (iii) a recent certificate of good standing of the Company; (f) the Parent Parties having received duly executed opinions from the Company’s Cayman Islands counsel in form and substance reasonably satisfactory to the Parent Parties; (g) executed copies of the Additional Agreements to which the Company is a party; (h) the Parent Parties having received copies of lock-up agreements from all persons subject to a six month lock-up; (i) the Parent Parties having received employment agreements from all applicable persons; (j) the Parent Parties having received all consents; and (k) the Company having delivered to the Parent Parties all required financial statements.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to GUCC stockholders, by:

●	mutual written consent of the Parent and the Company;

●	each party if the closing of the Merger has not occurred by the Outside Date, provided that no material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement shall have occurred or have been made;

●	each party if a governmental authority shall have issued an order or enacted a law having the effect of permanently restraining, enjoining or otherwise prohibiting either the Reincorporation Merger or the Acquisition Merger, which order or law is final and non-appealable, the Parent Parties or the Company shall have the right, at its sole option, to terminate without liability to the other party, provided that no material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement shall have occurred or have been made;

●	the Parent Parties, if (a) any of the representations or warranties of the Company shall not be true and correct, or if the Company has failed to perform any covenant which, if capable of being cured is not cured (or waived by the Parent Parties) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to the Company, provided that the Parent Parties are not in breach of the Merger Agreement at such time, or (b) the shareholders of Company have not approved the Merger Agreement within seven business days following the effective date of the Registration Statement; or

●	the Company, if any of the representations or warranties of the Parent Parties shall not be true and correct, or if the Parent Parties has failed to perform any covenant which, if capable of being cured is not cured (or waived by the Parent Parties) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to the Company, provided that the Parent Parties are not in breach of the Merger Agreement at such time.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with IFRS. Under this method of accounting, GUCC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of ESGL expecting to have a majority of the voting power of the post-combination company, ESGL senior management comprising all of the senior management of the post-combination company, the relative size of ESGL compared to GUCC, and ESGL operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ESGL issuing share for the net assets of GUCC, accompanied by a recapitalization. The net assets of GUCC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ESGL.

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Indemnification

The Merger Agreement does not provide for indemnification obligations for any party. All representations and warranties contained in the Merger Agreement shall terminate as of the closing date of the Business Combination.

Management and Board of Directors Following the Business Combination

Effective as of the closing of the Business Combination, the Post-Combination Board will have at least six directors, five of whom will be designated by ESGL and one of whom will be designated by GUCC. The GUCC designee and three of the five ESGL designees shall serve as independent directors in accordance with the Nasdaq’s listing standards. Effective as of the closing of the Business Combination, all of the executive officers of GUCC immediately prior to the closing of the Business Combination shall resign and the individuals serving as executive officers of the Combined Company immediately after the closing of the Business Combination will be the same individuals (in the same offices) as those of ESGL immediately prior to the closing of the Business Combination. See “Directors and Executive Officers of the Combined Company after the Business Combination” for additional information.

Regulatory Approvals

The Reincorporation Merger, the Business Combination and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands of the Plan of Merger.

Certain Related Agreements

Lock-Up Agreements

Contemporaneously with the execution of the Merger Agreement, certain holders of Company ordinary shares executed lock-up agreements (the “Lock-up Agreements”). Pursuant to the Lock-Up Agreements such holders have agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any Genesis shares of common stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive Genesis common stock if any, acquired during the Lock-Up Period (as defined below)), the “Lock-up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii), in each case until the date that is six months after the closing date of the Business Combination (the “Lock-Up Period”).

Shareholder Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain holders of Company ordinary shares entered into a support agreement (the “Shareholder Support Agreement”), pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.

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Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain holders of GUCC common stock entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.

Other Agreements

There is a possibility that the Sponsor or its affiliates may purchase GUCC securities in open market or private transactions outside of the redemption process, for purposes of ensuring that certain Nasdaq initial listing requirements will be met and therefore, increasing the likelihood that the Business Combination will close. Any such securities purchased would not be voted in favor of approving the Business Combination as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC.

Background of the Business Combination

GUCC is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses. The proposed Business Combination was the result of an extensive search for potential transactions utilizing the network of GUCC’s management team and the Board and GUCC’s advisors.

On February 17, 2022, GUCC consummated its IPO of 8,625,000 Units (including 1,125,000 Units as a result of the Underwriters’ exercise of its over-allotment option) at $10.00 per Unit, generating gross proceeds of $86,250,000. Simultaneously with the IPO, GUCC also consummated the sale of 377,331 Private Placement Units (including 30,793 Private Placement Units as a result of the Underwriters’ exercise of its over-allotment option) to the Sponsor generating total proceeds of $3,773,310.

Prior to the consummation of the IPO, neither GUCC, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target regarding a business combination with GUCC.

After the completion of the IPO, GUCC assessed and analyzed multiple prospective business combination targets and opportunities, based on strength of business model, management team and growth prospects, among other factors. Representatives of GUCC contacted, and were contacted by, a number of individuals and entities with respect to potential business combination opportunities. GUCC evaluated, conducted preliminary due diligence based on publicly available information and other market research regarding, and engaged in various levels of discussions with, a number of different potential business combination targets. In connection with such evaluation, preliminary due diligence and discussions, GUCC entered into discussions or negotiations with representatives of more than 46 potential business combination targets. After reviewing and considering these opportunities, GUCC management determined that ESGL offered the most compelling business combination opportunity, and GUCC entered into the letter of intent with ESGL on October 31, 2022.

Alongside the outreach and pre-letter of intent discussions with ESGL, GUCC also met and conducted discussions with representatives of, and commenced preliminary due diligence on, several other potential target opportunities, major targets among which include: (i) an early cancer diagnosis and precision medicine solution provider that is headquartered in Taiwan; (ii) a U.S. clinical stage biopharmaceutical company focused on developing novel small molecule therapeutics for the treatment of metabolic and inflammatory diseases; (iii) a U.S. pre-clinical stage biotechnology company focused on using agonists to address health conditions like post-traumatic stress disorder, asthma and Parkinson’s disease; (iv) a boutique manufacturer of exotic high performance race cars that was founded in New York; and (v) an ultra-luxury automotive brand that was founded in Europe more than sixty years ago. GUCC entered into letters of intent with each of the five target companies referred to above, of which the last two letters of intent for the automotive deals contained exclusivity periods of 60 days each. GUCC ultimately decided to abandon each of such other potential target opportunities because of (a) uncertainty as to the target’s ability to obtain FDA approvals and to successfully commercialize its products; (b) disagreement over the potential target’s valuation; (c) GUCC concluded that the target business would not be a suitable acquisition target for GUCC at that time; (d) inability of the target to complete their PCAOB audit in a timely manner; or (e) the target company deciding to stay private due to perceived uncertain public market conditions.

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On September 28, 2022, Samuel Lui, GUCC’s president, chief financial officer and a director, the sole member and manager of the Sponsor, and also an existing shareholder of ESGL, and Quek Leng Chuang (Mr. Quek) of ESGL held the first call regarding a potential business combination between GUCC and ESGL. At that time, ESGL was preparing for a traditional initial public offering and listing on Nasdaq since the beginning of 2022 and Mr. Quek wanted to explore other options, including merging with a Nasdaq-listed SPAC. Even though no specific merger terms were discussed during this call, Mr. Quek expressed interest in exploring this SPAC merger transaction and suggested that another call be arranged involving the rest of the senior management team at ESGL.

On September 29, 2022, Mr. Lui of GUCC and representatives of ESGL, including Mr. Quek, Law Beng Hui (Mr. Law) and Ho Shian Ching (Mr. Ho), held a conference call to discuss a potential business combination between GUCC and ESGL. The ESGL team expressed interest in exploring this SPAC merger transaction and the team was confident that the ESGL shareholders would also be supportive of the SPAC merger transaction. The ESGL team said that they will have internal discussions to see if they would like to explore a SPAC transaction in earnest.

On October 2, 2022, Mr. Lui of GUCC and representatives of ESGL, including Mr. Quek, Mr. Law and Mr. Ho, held a follow-up conference call whereby the ESGL team had further questions on the differences between a traditional initial public offering and a SPAC merger transaction, including questions relating to overall timing, dilution, the possibility of raising additional capital, and due diligence. At the end of the call, the ESGL team confirmed their interest in exploring this SPAC merger transaction and requested that a confidentiality agreement be executed.

On October 3, 2022, GUCC and ESGL entered into a confidentiality agreement and ESGL subsequently provided GUCC and its outside counsels and advisors with access to an online data room and certain other information for purposes of GUCC conducting a business, legal and financial due diligence review of ESGL. In light Mr. Lui’s potential conflict of interest with respect to evaluating the Business Combination, negotiations on key terms of the Business Combination, such as valuation, deal structure and board composition, were led by other members of the GUCC team, including Mr. Fong, Mr. Heng and Mr. Cheng. Over the next several weeks, representatives of GUCC and its outside counsels and advisors performed diligence on a potential business combination with ESGL, and held a number of phone calls and working sessions with representatives of ESGL concerning diligence and other commercial and legal matters. In addition, GUCC also conducted interviews with key ESGL management team members as well as key customers/suppliers as part of the due diligence and verification work.

On October 7, 2022, representatives of ESGL, including Mr. Quek, Mr. Law and Mr. Ho, hosted physical site visits and meetings with representatives of GUCC, including Mr. Fong and Mr. Heng, to discuss ESGL’s business and operations, the competitive environment in which ESGL operates, growth opportunities and ESGL’s commitment to sustainability and circularity. During the same meeting, GUCC and ESGL discussed the expected pre-money enterprise value of ESGL, which ESGL indicated an expected range of between $70-80 million. ESGL also indicated a preference for the deal structure to be kept as simple as possible. Mr. Fong and Mr. Heng said that they will communicate and discuss with the team internally and revert with a counter-proposal shortly.

On October 11, 2022, the GUCC team held an internal meeting to discuss the status of the due diligence thus far as well as the investment highlights, risks and mitigating factors of the potential business combination of ESGL. It was agreed unanimously that GUCC proceed to negotiate and sign a non-binding letter of intent with ESGL.

On October 12, 2022, GUCC provided ESGL with a draft of a non-binding letter of intent with respect to a potential business combination transaction. The key terms of this non-binding letter of intent include a pre-money enterprise value for ESGL of $69-75 million and total board seats of six of which one board seat to be appointed by GUCC. On this date, GUCC also engaged Marshall & Stevens to perform a fairness analysis regarding the purchase price to be paid by GUCC for the Merger with ESGL.

On October 19, 2022, GUCC provided an initial list of due diligence questions to ESGL, pursuant to all the due diligence work performed by GUCC thus far.

On October 20, 2022, representatives of GUCC, including of Mr. Fong, Mr. Heng, Mr. Lui and Chung Fan Cheng (Mr. Cheng) physically met with representatives of ESGL, including Mr. Quek, Mr. Law and Mr. Ho, again to have further discussions on business, legal and financial due diligence matters. The GUCC team also went through the terms of the proposed non-binding letter of intent, reiterating that GUCC’s expected valuation range is $69-75 million, which is lower than ESGL’s expected valuation range of $70-80 million.

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On October 25, 2022, GUCC provided a follow-up list of due diligence questions to ESGL, pursuant to all the due diligence work performed by GUCC thus far.

On October 26, 2022, Mr. Lui of GUCC physically met with Mr. Quek, Mr. Law and Mr. Ho of ESGL to have follow-up discussions on business, legal and financial due diligence matters.

On October 26, 2022, Marshall & Stevens presented their initial findings and opinion to the GUCC Board and representatives of the GUCC management team. Based upon their initial findings, which indicated that the purchase price was fair to GUCC from a financial point of view, the Board authorized Marshall & Stevens to complete their analysis and issue their formal opinion.

On October 31, 2022, GUCC and ESGL agreed on, and executed, a non-binding letter of intent, which provided for, among other things, a binding exclusivity period through December 16, 2022. Such executed non-binding letter of intent indicated, among other things, (i) a pre-money enterprise value for ESGL in the range of $69 million to $75 million, subject to due diligence review, (ii) the transaction consideration to be paid in the form of newly issued shares of GUCC common stock at an assumed price of $10.00 per share, (iii) a structure of the board of directors of the Combined Company comprising of six directors and, as of the closing of the potential business combination, five directors would be designated by ESGL, one director would be designated by GUCC and (iv) certain closing conditions for the consummation of the business combination transaction.

On November 7, 2022, on behalf of GUCC, representatives of Loeb & Loeb LLP (“Loeb & Loeb”), GUCC’s outside counsel, delivered to representatives of Saul Ewing LLP (“Saul Ewing”), ESGL’s outside counsel, an initial draft of Merger Agreement with respect to the potential business combination transaction. Until November 30, 2022, Loeb & Loeb, Maples and Calder (Cayman) LLP and Oon & Bazul LLP, GUCC’s outside counsels, and Saul Ewing and Taylor Wessing, ESGL’s outside counsels, on behalf of GUCC and ESGL, respectively, exchanged revised drafts of the Merger Agreement and the related ancillary agreements, and engaged in negotiations of such documents and agreements. Over the same period, representatives of GUCC and ESGL, together with, as applicable, their respective outside counsels, discussed through on-site meetings and conference calls and came to agreement on various outstanding terms with respect to the potential business combination, including, among others, (i) closing conditions; (ii) transaction structure; (iii) valuation; (iv) financial reporting periods; (v) corporate governance matters; (vi) break-up fee arrangements; and (vii) representations, warranties and covenants to be provided by the parties under the Merger Agreement.

On November 9, 2022, representatives of both GUCC and ESGL, including Mr. Fong, Mr. Heng, Mr. Cheng and Mr. Lui from GUCC and Mr. Quek, Mr. Law and Mr. Ho from ESGL, held a conference call to have follow-up discussions on business, legal and financial due diligence matters. Both GUCC and ESGL were generally in agreement in terms of transaction structure and board composition of the Combined Company. With respect to valuation, , ESGL believed it’s valuation range to be between $70 million and $80 million while GUCC believed the valuation of ESGL was in the range of $69 million to $75 million. Following some back and forth between the parties, the ESGL team requested for the pre-money enterprise value of ESGL to be fixed at $75 million, which is at the high end of the valuation range of $69 million to $75 million as stated in the non-binding letter of intent dated October 31, 2022. The GUCC team noted this request and mentioned that the final terms of the Merger Agreement, including the target valuation, will have to be discussed and agreed by the Board.

On November 14, 2022, the GUCC team held an internal meeting to discuss and review a detailed investment recommendation paper prepared internally by Mr. Heng, an independent member of the Board, which covered detailed analysis and summary of items such as (i) the target’s business and market; (ii) the target’s management team; (iii) due diligence results; (iv) the form, terms and conditions of the Merger Agreement, including all exhibits and schedules attached thereto and the transactions contemplated therein (including the Business Combination); (v) investment thesis, risks and mitigants; and (vi) the target’s valuation.

The investment thesis and material considerations memorialized in the investment recommendation paper included the following: (i) the large yet underserved industry in which the target company operates, offering a significant opportunity for the target to expand in Singapore and regionally; (ii) the target’s unique approach to waste management and sustainable energy philosophies; and (iii) the target’s experienced management team.

Key risks and mitigating factors contained in the investment recommendation paper included the following: (a) the potential conflict of interest with respect to Samuel Lui, GUCC’s president, chief financial officer and a director, and the sole member and manager of the Sponsor, evaluating the transaction in light of his ownership of 6.43% of the outstanding ordinary shares of ESGL, although it noted this risk may be mitigated by Mr. Lui abstaining from the voting and approval of the Business Combination; (b) competition risk, although it noted due diligence to date indicated that the target had a limited number of direct competitors for its services and had a pipeline of future growth; (c) the target’s inability to enhance the existing recycling, reuse, disposal and waste treatment solutions and develop new solutions in a timely manner, although it indicated this risk may be mitigated based on the target’s existing plans to attract new customers and provide new services; and (d) a mild degree of customer concentration, although it indicated this risk may be mitigated by the target’s future growth potential and sales pipeline.

On November 20, 2022, a special meeting of the Board was held. At the invitation of the Board, representatives of GUCC’s management were in attendance. The Board discussed, among other things, (i) the form, terms and conditions of the Merger Agreement, including all exhibits and schedules attached thereto and the transactions contemplated therein (including the Business Combination); (ii) potential conflicts of interest, including that Samuel Lui, GUCC’s president, chief financial officer and a director, and the sole member and manager of the Sponsor, owns 6.43% of the outstanding ordinary shares of ESGL and following the closing of the Business Combination, will own 3.11% of the outstanding PubCo ordinary shares (assuming no additional redemptions by GUCC stockholders); and (iii) the fairness opinion. The Board unanimously (with Samuel Lui abstaining from such vote as a result of his potential conflict of interest) determined that the form, terms and conditions of the Merger Agreement, including all exhibits and schedules attached thereto and the transactions contemplated therein (including the Business Combination), are in the best interests of GUCC, adopted and approved the Merger Agreement and the transactions contemplated therein, determined to recommend to GUCC’s stockholders that they approve and adopt the Merger Agreement and approve the Business Combination and the other proposals contemplated by the Board resolutions and determined that the foregoing be submitted for consideration by GUCC’s stockholders at the meeting.

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Between November 9, 2022 and November 29, 2022, GUCC and ESGL had follow up communications on various due diligence matters, including arranging for an interview with one of ESGL’s suppliers on November 11, 2022. In addition, during this time period, outside counsels for GUCC and ESGL continued negotiating and finalizing the terms of the Merger Agreement and ancillary agreements.

On November 29, 2022, the parties entered into the Merger Agreement and certain ancillary agreements.

On November 30, 2022, GUCC filed a Current Report on Form 8-K with a summary of certain key terms of the Business Combination and other ancillary agreements.

GUCC Board’s Reasons for the Approval of the Business Combination

GUCC was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region GUCC’s target operates in (except for the People’s Republic of China, including Hong Kong and Macau), GUCC initially intended to capitalize on the ability of its management team to identify promising opportunities at the intersection of the healthcare and technology industries, specifically within the biotechnology and pharmaceutical sectors. GUCC’s objective was to focus on middle market and emerging growth businesses operating with a total enterprise value from $200 million to $1 billion. Although GUCC pursued prospective targets that fit within the foregoing criteria, ESGL operates in the waste management industry and the pre-money enterprise value for ESGL was initially determined to be in the range of $69 million to $75 million, which was below the range of what GUCC was seeking. Nonetheless, GUCC management determined that ESGL offered the most compelling business combination opportunity for GUCC’s stockholders.

Engagement of Marshall & Stevens as an Independent Valuation Advisor

GUCC retained Marshall & Stevens on October 12, 2022 to provide the Board with an opinion regarding the valuation of ESGL. Marshall & Stevens provided GUCC with their opinion dated November 29, 2022.

In selecting Marshall & Stevens, GUCC considered, among other things, the long standing reputation of the firm and its affiliates in the field of business valuation, the experience of the project team, the valuation credentials of the project leaders and the fact that Marshall & Stevens, as part of its services, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Other than as disclosed, neither ESGL nor GUCC had previously engaged Marshall & Stevens for any matters. Marshall & Stevens received a non-contingent fixed fee of $132,500 as compensation for the delivery of the opinion.

Projected Financial Information

As part of GUCC’s due diligence process, GUCC requested that ESGL provide the Group’s internally prepared forecasts and projections to Marshall & Stevens. These forecasts and projections were initially prepared by ESGL management for its internal use. GUCC requested these forecasts and projections from ESGL to assist the Board in determining the valuation of ESGL, as well as to assist Marshall & Stevens in its analysis and determination of the fairness, from a financial point of view, to GUCC as a whole, of the consideration to be received by GUCC in the Business Combination, in connection with preparing the fairness opinion. The financial forecasts and projections are included in this proxy statement/prospectus so that GUCC’s stockholders have all material information necessary to make an informed decision with respect to their vote on the Acquisition Merger Proposal and other Proposals contained in this proxy statement/prospectus. No financial projections and assumptions were separately prepared by GUCC management, but GUCC’s management and advisors reviewed the projections and underlying assumptions provided by ESGL. In the view of ESGL’s management, the financial projections were prepared on a reasonable basis reflecting management’s currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Group at the time. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to rely on the prospective financial information.

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The financial projections reflect numerous estimates and material assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Group’s business, all of which are difficult to predict and many of which are beyond the Group’s and GUCC’s control. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond the Group’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Group” and “Cautionary Note Regarding Forward- Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that the actual results will not be significantly higher or lower than the projected results. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience, events and business developments. The inclusion of financial projections should not be regarded as an indication that GUCC or ESGL, its board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. Furthermore, the financial projections do not purport to be a complete description of the financial analyses performed or factors considered. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. The combined entity will not refer back to the financial projections in future periodic reports filed under the Exchange Act.

Neither ESGL’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The financial projections were prepared by ESGL as of November 8, 2022 and do not take into account any circumstances or events occurring after November 8, 2022, the date they were prepared. Information provided by ESGL does not constitute any representation, estimate or projection of any other party. The projected financial information included in this document has been prepared by, and is the responsibility of, ESGL’s management.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR THE GROUP, GUCC UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

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	2022*	2023	2024	2025	2026
Revenue	5,464,863	10,951,856	31,338,401	44,061,147	45,321,415

Other income	841,407	230,889	230,889	230,889	230,889

- Change in inventories	(278,282)	(638,153)	(1,112,637)	(1,381,768)	(1,442,044)

- Purchase of raw materials	(975,033)	(1,532,102)	(2,340,246)	(2,906,319)	(3,033,099)

Cost of inventory	(1,253,315)	(2,170,255)	(3,452,883)	(4,288,087)	(4,475,142)

Logistics costs	(849,371)	(1,637,302)	(7,966,222)	(15,121,786)	(15,554,310)

Depreciation of property, plant and equipment	(1,681,234)	(2,935,083)	(3,186,201)	(3,334,740)	(3,165,187)

Amortization of intangible assets	(650,026)	(782,632)	(752,086)	(613,889)	(500,000)

Employee benefits expense	(1,129,578)	(2,684,776)	(3,003,254)	(3,353,579)	(3,469,186)

Finance expense	(221,472)	(234,937)	(239,636)	(244,429)	(249,318)

Other operating expenses	(2,158,570)	(1,786,535)	(1,965,193)	(2,161,712)	(2,226,564)

(Loss)/Profit before income tax	(1,637,297)	(1,048,776)	11,003,816	15,173,815	15,912,596

Income tax (expense)/credit	-	-	(1,870,649)	(2,579,549)	(2,705,141)

Net (Loss) / Profit after taxation	(1,637,297)	(1,048,776)	9,133,167	12,594,267	13,207,455

Add :
Depreciation	1,681,234	2,935,083	3,186,201	3,334,740	3,165,187
Amortization	650,026	782,632	752,086	613,889	500,000
Interest	221,472	234,937	239,636	244,429	249,318
	2,552,732	3,952,652	4,177,923	4,193,057	3,914,505

EBITDA	915,435	2,903,876	15,181,739	19,366,873	19,827,102

*	Actual financial results of the Group for the year ended December 31, 2022 are available. Please see the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Group” and “Audited Consolidated Financial Statements for the Years Ended December 31, 2022 and 2021” beginning on page F-25 of this proxy statement/prospectus.

Projection Assumptions and Estimates:

ESGL has made numerous estimates and material assumptions with respect to, among other things, regulatory, market and financial conditions and competition, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of the Group, GUCC, or any other parties to the Business Combination.

None of ESGL or GUCC, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values. In addition, analyses relating to the value of ESGL do not purport to be appraisals or reflect the prices at which ESGL shares may actually be valued. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. The projections and valuations are based on information as of November 8, 2022, and is not necessarily indicative of current or future market conditions.

The Group’s projected revenue is generated from the following three business lines:

●	Waste collection and disposal: Waste collection and disposal revenue is mainly derived from the fees the Group charges its customers for its waste collection and disposal services, which fees are similar to those charged by the Group’s competitors.

●	Recycled waste: Recycled waste revenue is mainly derived from the sales of the Group’s circular products made and processed from the recycled waste collected from its customers with respect to its waste collection and disposal services, which we believe makes the Group a unique and environmentally-friendly offering in the marketplace.

●	Carbon Credits: As one of the Group’s growth strategies, it plans to build a high temperature hazardous waste treatment system. In addition to the potential increase in revenue derived from the treatment process, the high temperature treatment process should allow the Group to accrue and sell carbon credits. The Singapore government has set a fixed price on carbon credits and the Group intends to collaborate with a carbon consulting company for quantifying, measuring, verifying and monetizing any such carbon credits that may be generated from its planned treatment system.

Employee benefits expenses are mainly comprised of (i) salaries, wages and bonuses, (ii) directors’ remuneration, (iii) employer’s contribution to defined contribution plans including Central Provident Fund, and (iv) other short-term benefits, including compulsory skills development levy imposed in Singapore, administrative expenses relating to the application and/or renewal of work permits for foreign staff, medical expenses, staff insurance, staff welfare and training expenses, less (v) the amount capitalized as internal development of intangible assets.

Other operating expenses are mainly comprised of (i) foreign exchange loss, (ii) foreign work levy, (iii) insurance, (vi) professional fees, (v) property tax, (vi) rental and storage, (vii) utilities, (viii) upkeep, repair and maintenance, (ix) chemical and incineration fees, and (x) others relating to bank charges, marketing and advertising expenses, business travel expense, computer and internet expenses, telephone and internet expenses and filing and lodgment fees.

Finance expenses mainly represent the interest expenses for the Group’s lease liabilities and borrowings.

The turnaround from net loss to profit after taxation starting in 2024 is contingent on the following:

●	the completion of the Merger which the Group expects will provide ESA the requisite funds to acquire and upgrade its property, plant and equipment; and

●	the successful acquisition and installation of a new incinerator in 2023 that is targeted to service the underserved hazardous waste market business segment in Singapore and is expected to start generating revenue for the Group in 2024.

Opinion of Marshall & Stevens as an Independent Professional Valuation Advisor to GUCC

On October 12, 2022, GUCC engaged Marshall & Stevens to evaluate the fairness, from a financial point of view, to GUCC as a whole, of the consideration to be received by GUCC in consideration of the issuance of its equity securities to the equity holders of ESGL (sometimes referred to in this section as the “Acquired Business”) in connection with the anticipated acquisition by GUCC of one hundred percent of the equity and equity equivalents (“equity”) and/or all or substantially all of the assets and business (the “business”) of ESGL. The reason the Board obtained the fairness opinion was to assist the Board in determining the valuation of ESGL. On October 26, 2022, the Board met to review the proposed merger. During this meeting, Marshall & Stevens reviewed with the Board certain financial analyses as described below and rendered its oral opinion to the Board, which opinion was confirmed by delivery of a written opinion, dated November 29, 2022 (the “M&S Opinion), to the effect that, as of November 29, 2022 and based on and subject to the matters described in the M&S Opinion, the purchase price being paid by GUCC for ESGL in the transaction was fair, from a financial point of view, to GUCC as a whole.

The full text of the M&S Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached to this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference in its entirety. Holders of the Class A common stock are encouraged to read this opinion carefully in its entirety. The M&S Opinion was provided to the Board for their information in connection with their evaluation of the consideration to be received by GUCC in consideration of the issuance of its equity securities to the equity holders of ESGL in the Merger and relates only to the fairness, from a financial point of view, of such consideration, does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger. The summary of the M&S Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

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In arriving at its opinion, Marshall & Stevens:

●	reviewed the Merger Agreement dated November 29, 2022;

●	reviewed certain operating and financial information relating to the Group’s business and prospects, including financial statements for the five years ended December 31, 2017 through 2021, internal financial records for the eight-month periods ended August 31, 2021 and August 31, 2022, and projections for the years ending December 31, 2022 through December 31, 2026, all as prepared and provided to Marshall & Stevens by the Group’s management;

●	spoke with certain members of ESGL’s management regarding the Group’s operations, financial condition, future prospects and projected operations and performance and regarding the Merger;

●	participated in discussions with the Board and its counsel regarding the Group’s projected financials results, among other matters;

●	reviewed certain business, financial and other information regarding the Group that was furnished to it by ESGL through its management;

●	reviewed certain other publicly available financial data for certain companies that Marshall & Stevens deemed relevant for purposes of its analysis and publicly available transaction prices and premiums paid in other transactions that it deemed relevant for purposes of its analysis;

●	performed a discounted cash flow analysis based on the projected financial information provided by ESGL’s management; and

●	conducted such other financial studies, analyses and inquiries as it deemed appropriate.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, ESGL’s management advised Marshall & Stevens, and Marshall & Stevens assumed, that the Group’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of the Group’s future financial results and condition. In evaluating fairness, Marshall & Stevens assumed a fair market value for GUCC shares of $10.00 per share (the then estimated redemption value of such shares). This value was used, with the consent of the Board, due to the fact that GUCC is a special purpose acquisition company with only limited trading history and no material operations or assets other than cash or cash equivalent and an as yet to be approved merger agreement. Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair market value of the common stock to be issued pursuant to the Merger Agreement.

Marshall & Stevens expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there had been no material change in the Group’s assets, liabilities, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there was no information or facts that would make the information reviewed by Marshall & Stevens incomplete or misleading that was not disclosed to Marshall & Stevens. Marshall & Stevens also assumed that ESGL is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the Merger), recapitalization, acquisition or merger, divestiture or spin-off (other than the Merger or other publicly disclosed transactions).

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Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the Merger will be satisfied without waiver thereof and (d) the Merger will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of ESGL, GUCC or any other party. Furthermore, Marshall & Stevens did not undertake any independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which ESGL or GUCC was a party or might be subject.

Marshall & Stevens’ opinion addressed only the fairness, from a financial point of view, of the consideration to be received by GUCC in consideration of the issuance of its equity securities to the equity holders of ESGL in the Merger and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Marshall & Stevens’ opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. The M&S Opinion did not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to GUCC, nor did it address GUCC’s underlying business decision to proceed with the Merger. Except as described herein, the Board imposed no other limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering the opinion.

In preparing the M&S Opinion, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with the Board in connection with Marshall & Stevens’ opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of the analyses underlying the M&S Opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond ESGL’s control. No company, or business used in Marshall & Stevens’ analyses as a comparison is identical to ESGL or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the Merger, which consideration was determined between GUCC and ESGL, and the decision to enter into the Merger was solely that of the Board. The M&S Opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or GUCC’s management with respect to the Merger or the Merger Consideration.

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The following is a summary of the material financial analyses reviewed with the Board in connection with the M&S Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Marshall & Stevens’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ financial analyses.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis and their compensation was not contingent upon the completion of the transaction. Marshall & Stevens provided no additional services associated with the transaction and has provided no other services for the Sponsor.

Financial Projections

Using financial projections provided by ESGL’s management, Marshall & Stevens calculated the net present value of the unlevered, after-tax free cash flows that the Group’s business is forecasted to generate for the financial years 2022 through 2026, plus the present value of the terminal value of the Group’s business in year 2026.

Enterprise Value

Marshall & Stevens’ valuations were conducted on an “enterprise value” basis, which is defined as the market value of invested capital (i.e., equity, debt and preferred equity, if any), less cash.

Discounted Cash Flow Analysis

The major inputs and assumptions used in Marshall & Stevens’s discounted cash flow method were as follows:

●	As discussed above, ESGL provided a forecast through 2026 as the basis for the Discounted Cash Flow analysis. The duration of the projection provided assumes a time period by which ESGL believes it would achieve a stabilized long term growth rate.

●	A weighted average cost of capital (“WACC”) was used as the discount rate in Marshall & Stevens’s analysis and applied to debt free, after-tax cash flows. The WACC was calculated to be approximately 17.0% and was determined based upon a cost of equity of approximately 20.7% and an after-tax cost of debt of approximately 5.4%.

●	A cost of equity was determined using a 20-year U.S. Treasury Rate (4.55%), Equity Risk Premium of 6.22% (Kroll Cost of Capital Navigator 2022 (“KCOC”)), Re-levered Equity beta of 0.86 based upon the Guideline Companies discussed below, a size premium of 4.80% based upon KCOC data for the 10th decile, and a company specific risk premium of 6.00% based upon anticipated forecast risk.

●	After-tax cost of debt was determined using BBB rated bond yields and a tax rate of 17.00%.

●	The debt-to-capital ratio was estimated at 25.0% and the equity-to-capital ratio was estimated at 75.0% using input from the Guideline Companies discussed below.

●	Estimated income tax expense of 17% of pre-tax income.

●	Capital expenditure estimates were provided by ESGL’s Management for projected years 2023 through 2025. Years 2022 and 2026 forecasted capital expenditures were projected at $1,000,000.

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●	Working capital requirements were provided by ESGL’s Management for projected years 2022 through 2026.

●	A terminal year multiple of approximately 7.1 (rounded) was calculated using the Gordon Growth Model and based upon a WACC of 17.0% and terminal growth rate of 3.0%.

The material assumptions and limitations underlying the above projections are as follows:

(i)	there will be no more COVID-19 related lockdowns in Singapore during the forecasted years;
(ii)	ESGL is able to raise a total of $10,000,000 required for the acquisition of the forecasted capital expenditures;
(iii)	ESGL is able to install and commission the hazardous waste incinerator in 2023 for it to be fully operational at the start of 2024; and
(iv)	ESGL is able to generate revenue from carbon credits it generates in 2025.

Marshall & Stevens performed sensitivity analyses, including varying the terminal growth rate, the WACC rate, and the revenue growth rate. The indication of enterprise value for ESGL using the discounted cash flow method was estimated to be between approximately $77,400,000 and $96,430,000.

Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about the Group provided by ESGL’s management and compared this information to certain financial information of nine (9) publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to ESGL (each a “Guideline Company” and, collectively, the “Guideline Companies”). Marshall & Stevens performed their own independent search for other Guideline Companies. The criteria for selecting the Guideline Companies were mainly based upon each Guideline Company’s industry and business description.

Business descriptions and financial information are provided below for the selected Guideline Companies. The descriptions of these companies and the financial information for such companies set out below are derived from publicly available information and are summary in nature. Stockholders are referred to, and these summaries are qualified in full by reference to, the public reports filed by these companies with the SEC. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

●	Clean Harbors, Inc. (NYSE:CLH)

Clean Harbors, Inc. provides environmental and industrial services in North America. The company operates through two segments, Environmental Services and Safety-Kleen Sustainability Solutions. The Environmental Services segment collects, transports, treats, and disposes hazardous and non-hazardous waste, such as resource recovery, physical treatment, fuel blending, incineration, landfill disposal, wastewater treatment, lab chemicals disposal, and explosives management services; and CleanPack services, including collection, identification, categorization, specialized packaging, transportation, and disposal of laboratory chemicals and household hazardous waste. This segment also provides industrial maintenance and specialty industrial services, and utilizes specialty equipment and resources that performs field services. The Safety-Kleen Sustainability Solutions segment offers specially designed parts washers; automotive and industrial cleaning products, such as antifreeze, windshield washer fluid, degreasers, glass and floor cleaners, hand cleaners, absorbents, mats, and spill kits; pickup and transportation services for hazardous and non-hazardous containerized waste for recycling or disposal; and vacuum services to remove solids, residual oily water and sludge, and other fluids from customers oil/water separators, sumps, and collection tanks, as well as remove and collect waste fluids found at metal fabricators, auto maintenance providers, and general manufacturers. This segment also manufactures, formulates, packages, distributes, and markets lubricants; and provides containerized waste, vacuum services, used motor oil collection, and contract blending and packaging services. Clean Harbors, Inc. was incorporated in 1980 and is headquartered in Norwell, Massachusetts.

●	Casella Waste Systems, Inc. (NasdaqGS:CWST)

Casella Waste Systems, Inc., together with its subsidiaries, operates as a vertically integrated solid waste services company in the northeastern United States. It offers resource management services primarily in the areas of solid waste collection and disposal, transfer, recycling, and organics services to residential, commercial, municipal, institutional, and industrial customers. The company provides a range of non-hazardous solid waste services, including collections, transfer stations, and disposal facilities. It also markets recyclable metals, aluminum, plastics, and paper and corrugated cardboard that are processed at its facilities, as well as recyclables purchased from third parties. In addition, the company is involved in commodity brokerage operations. As of January 31, 2022, it owned and/or operated 50 solid waste collection operations, 65 transfer stations, 23 recycling facilities, 8 Subtitle D landfills, 3 landfill gas-to-energy facilities, and 1 landfill permitted to accept construction and demolition materials. Casella Waste Systems, Inc. was founded in 1975 and is headquartered in Rutland, Vermont.

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●	Harsco Corporation (NYSE:HSC)

Harsco Corporation provides environmental solutions for industrial and specialty waste streams worldwide. It operates through two segments, Harsco Environmental and Harsco Clean Earth. The Harsco Environmental segment offers on-site services for material logistics, product quality improvement, and resource recovery for iron, steel, and metals manufacturing; manufactures and sells industrial abrasives, roofing granules, aluminum dross, and scrap processing systems; and produces value-added downstream products from industrial waste-stream. The Harsco Clean Earth segment provides waste management services, including transportation, specialty waste processing, and recycling and beneficial reuse solutions for hazardous wastes, and soil and dredged materials. The company was founded in 1853 and is headquartered in Camp Hill, Pennsylvania.

●	Heritage-Crystal Clean, Inc. (NasdaqGS:HCCI)

Heritage-Crystal Clean, Inc., through its subsidiary, Heritage-Crystal Clean, LLC, provides parts cleaning, hazardous and non-hazardous waste, and used oil collection services to small and mid-sized customers in the industrial and vehicle maintenance sectors in the United States and Canada. It operates through two segments, Environmental Services and Oil Business. The Environmental Services segment offers parts cleaning, containerized waste management, wastewater vacuum, antifreeze recycling, and field services. The Oil Business segment engages in the collection of used oil, the sale of recycled fuel oil, and used oil filter removal and disposal activities, as well as the re-refining of used oil into lubricant base oil and other products. The company also collects and disposes wastewater. As of January 1, 2022, it operated through 91 branches serving approximately 95,000 customer locations. Heritage-Crystal Clean, Inc. was incorporated in 2007 and is headquartered in Elgin, Illinois.

●	Dongjiang Environmental Company Limited (SEHK:895)

Dongjiang Environmental Company Limited, together with its subsidiaries, operates in the environmental protection industry in the People’s Republic of China. It operates through seven segments: Industrial Waste Recycling, Industrial Waste Treatment and Disposal, Municipal Waste Treatment and Disposal, Renewable Energy Utilization, Environmental Engineering and Services, Trading and Others, and Household Appliance Dismantling. The company is engaged in the processing and sale of recycled products; provision of waste treatment services; construction and provision of environmental protection systems and services; and trading of chemical products. The company was formerly known as Shenzhen Dongjiang Environmental Company Limited and changed its name to Dongjiang Environmental Company Limited in December 2010. Dongjiang Environmental Company Limited was founded in 1999 and is based in Shenzhen, the People’s Republic of China.

●	Akkhie Prakarn Public Company Limited (SET:AKP)

Akkhie Prakarn Public Company Limited manages and operates industrial waste management centers in Thailand. The company is involved in the provision of services on incinerating and destroying rubbish, wastes, and used materials, as well as recycles rubbish and wastes to substituted energy and raw materials. It also offers pollution control system to prevent the emission of pollutants generated from hazardous substance incineration; a system for monitoring and inspecting the amount of pollutants released from the chimney; hazardous waste quality improvement systems; laboratory for hazardous waste analysis; and waste transportation system. The company was incorporated in 2008 and is based in Mueang Samut Prakan, Thailand. Akkhie Prakarn Public Company Limited is a subsidiary of Better World Green Public Company Limited.

●	Better World Green Public Company Limited (SET:BWG)

Better World Green Public Company Limited, together with its subsidiaries, engages in integrated waste treatment and disposal of the industrial waste in Thailand. The company offers landfill disposal systems; chemical and biological wastewater treatment services for industrial factories; and solid waste-to-renewable energy systems. It also provides burning systems; analysis systems for laboratory operations; and waste management consulting services in the areas of waste management and disposal methods, transportation and collection system, wastewater treatment, waste manifest system, and social activities. In addition, the company offers construction, transportation and agency, and incinerating services; and acts as a broker or agent for the treatment of industrial waste, and hazardous or non-hazardous waste. Further, it engages in the generation and distribution of electricity; property development activities; and purchase and sale of real estate properties for industrial plants or commercial business. The company was founded in 1997 and is headquartered in Bangkok, Thailand.

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●	Wangneng Environment Co., Ltd (SZSE:002034)

Wangneng Environment Co., Ltd provides solid waste solutions in China. It invests in, constructs, and operates waste incineration power generation plant, solid waste, kitchen waste and sludge treatment, and other environmental industry projects. The company was formerly known as Zhejiang Mizuda printing & dyeing group co., Ltd. and changed its name to Wangneng Environment Co., Ltd. in January 2018. Wangneng Environment Co., Ltd. was founded in 1993 and is headquartered in Huzhou, China.

●	Daiseki Co., Ltd. (TSE:9793)

Daiseki Co., Ltd. engages industrial waste treatment and resource recycling activities in Japan. The company is involved in the treatment and recycling of waste oil and sludge, as well as collection, transportation, treatment, and recycling of industrial waste. It also develops, produces, and sells Pane-roll and Daiseki Coat concrete release agents; Daiseki Pla-coat plastic release agents; and Daiseki Proof rustproofing agents. In addition, the company offers industrial lubricating oil for press machines and sharpeners, as well as fuel oils, and industrial and automotive lubricants; and environmental research and analysis services for industrial waste, such as waste oil, waste acid, waste alkali, sludge, and other waste. Further, it engages in the research and restoration of polluted soil, etc.; refining of lubricating oil; sale of petrol products; refinement of lead; recycling used automotive and industrial batteries; washing and treatment of tanks; and recycling of waste plasterboard. Daiseki Co., Ltd. was founded in 1945 and is headquartered in Nagoya, Japan.

The following is a table including details regarding the industry, size, and profitability along with further detail regarding revenue forecasts and the specific multiples considered for each Guideline Company:

(in $ Millions)
Company Name	Clean Harbors, Inc.		Casella Waste Systems, Inc.		Harsco Corporation		Heritage-Crystal Clean, Inc		Dongjiang Environmental Company Limited	Akkhie Prakarn Public Company Limited	Better World Green Public Company Limited	Wangneng Environment Co.,Ltd		Daiseki Co.,Ltd.		Median
Industry	Environmental & Facilities Services		Environmental & Facilities Services		Environmental & Facilities Services		Oil & Gas Refining & Marketing		Environmental & Facilities Services	Environmental & Facilities Services	Environmental & Facilities Services	Environmental & Facilities Services		Oil & Gas Refining & Marketing

Enterprise Value	$8,293		$4,690		$1,822		$775		$1,346	$16	$156	$1,907		$1,451

LTM EBITDA Margin	18.3%		21.2%		12.7%		21.1%		14.3%	6.9%	19.3%	56.0%		26.4%

EBITDA
Calendar Year + 1	1,016.8		246.3		219.4		147.8		NA	NA	NA	235.7		108.5		227.5
Calendar Year + 2	1,013.8		271.8		244.5		144.3		NA	NA	NA	288.9		115.1		258.2
Calendar Year + 3	1,062.4		302.6		275.9		149.0		NA	NA	NA	343.0		118.6		289.2
Calendar Year + 4	1,222.0		344.3		282.1		184.4		NA	NA	NA	NA		NA		313.2
Calendar Year + 5	1,304.0		381.1		306.0		193.7		NA	NA	NA	NA		NA		343.6

Enterprise Value / EBITDA
Calendar Year + 1	8.2	x	19.0	x	8.3	x	5.2	x	NA	NA	NA	8.1	x	13.4	x	8.2	x
Calendar Year + 2	8.2	x	17.3	x	7.5	x	5.4	x	NA	NA	NA	6.6	x	12.6	x	7.8	x
Calendar Year + 3	7.8	x	15.5	x	6.6	x	5.2	x	NA	NA	NA	5.6	x	12.2	x	7.2	x
Calendar Year + 4	6.8	x	13.6	x	6.5	x	4.2	x	NA	NA	NA	NA		NA		6.6	x
Calendar Year + 5	6.4	x	12.3	x	6.0	x	4.0	x	NA	NA	NA	NA		NA		6.2	x

Enterprise Value / EBITDA: Size Adjusted
Calendar Year + 1	6.1	x	10.9	x	6.8	x	4.4	x	NA	NA	NA	6.3	x	9.1	x	6.5	x
Calendar Year + 2	6.1	x	10.3	x	6.2	x	4.5	x	NA	NA	NA	5.3	x	8.8	x	6.1	x
Calendar Year + 3	5.9	x	9.7	x	5.6	x	4.4	x	NA	NA	NA	4.6	x	8.6	x	5.7	x
Calendar Year + 4	5.3	x	8.9	x	5.5	x	3.6	x	NA	NA	NA	NA		NA		5.4	x
Calendar Year + 5	5.0	x	8.3	x	5.1	x	3.5	x	NA	NA	NA	NA		NA		5.1	x

Marshall & Stevens reviewed, among other things, the Guideline Companies’ enterprise value as a multiple of EBITDA for the first, second, third, fourth and fifth year forecast for each Guideline Company. The size adjusted multiples of enterprise value to EBITDA for the Guideline Companies ranged from 3.5x to 10.9x. The multiples were size adjusted based on a comparison to the respective deciles, and the respective equity risk premium, to which each Guideline Company was classified compared to the 10th decile utilized for ESGL. Multiples closer to the median were selected for the base value indications, multiples slightly below the median multiples were selected for the low value indications, and multiples slightly above the median multiples were selected for the high value indications. Given the expected growth profile of ESGL, the fourth and fifth year forecasted value indications were weighted equally to arrive at the final range of value. In 2022, ESGL pivoted its operational strategy from predominantly trading in waste materials to recycling and processing waste materials into circular products (i.e., value-added services). ESGL’s new operating strategy, focusing on less trading and more value-added services, will require additional investments in its facilities, contributing to the ramp-up in revenue growth and the uptick in margins over the forecast period. In 2025 and 2026, ESGL is expected to reach its full operating capacity (i.e., a more mature stage of development), and revenue and margins are expected to normalize. Under the Guideline Public Company Analysis, Marshall & Stevens relied on the 2025 and 2026 value indications as Marshall & Stevens believes that they best reflect ESGL’s normalized operating levels. Selecting value indications before 2025 was not applicable as the full benefit of the additional investments in the Company’s facilities isn’t expected to materialize until 2025. The selected multiples were as follows:

Low Value				Base Value				Hig Value
Enterprise Value / EBITDA				Enterprise Value / EBITDA				Enterprise Value / EBITDA
Projected		Projected		Projected		Projected		Projected		Projected
12/31/2025		12/31/2026		12/31/2025		12/31/2026		12/31/2025		12/31/2026

$19,366,873		$19,827,102		$19,366,873		$19,827,102		$19,366,873		$19,827,102
4.50	x	4.00	x	5.00	x	4.50	x	5.50	x	5.00	x
$87,150,926		$79,308,406		$96,834,363		$89,221,957		$106,517,799		$99,135,508

50.0%		50.0%		50.0%		50.0%		50.0%		50.0%

$43,575,463		$39,654,203		$48,417,181		$44,610,979		$53,258,899		$49,567,754

		$83,230,000				$93,030,000				$102,830,000

The indication of enterprise value for ESGL using the guideline public company method was estimated to be between approximately $83,230,000 to $102,830,000.

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Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method and the guideline public company method. A 75.0% weighting was placed on the discounted cash flow method given the detailed forecast provided by ESGL management. A 25.0% weighting was placed on the guideline public company method due to the discrepancies in financial size, growth potential, service offerings between the guideline companies and ESGL. Marshall & Stevens concluded to a final enterprise value range of approximately $78,858,000 to $98,030,000.

GUCC Board’s Approval of the Business Combination

On November 20, 2022, the Board unanimously determined that the form, terms and conditions of the Merger Agreement, including all exhibits and schedules attached thereto and the transactions contemplated therein (including the Business Combination), are in the best interests of GUCC, adopted and approved the Merger Agreement and the transactions contemplated therein, determined to recommend to GUCC’s stockholders that they approve and adopt the Merger Agreement and approve the Business Combination and the other proposals contemplated by the Board resolutions and determined that the foregoing be submitted for consideration by GUCC’s stockholders at the Meeting. When you consider the Board’s recommendation, you should be aware that GUCC’s directors may have interests in the Business Combination that may be different from, or in addition to, the interests of GUCC’s stockholders generally. See “Proposal No. 2 — The Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination” for additional information.”

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including but not limited to, the following:

●	the risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

●	the risk that the Group may not be able to realize its projected business trajectory;

●	the risks and costs to GUCC if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in GUCC being unable to effect a business combination and force GUCC to liquidate.

●	the risk that GUCC will not have any surviving remedies against ESGL’s existing shareholders after the closing of the Business Combination to recover for losses as a result of any inaccuracies or breaches of ESGL’s representations, warranties or covenants set forth in the Merger Agreement.

●	the risk that GUCC’s stockholders may fail to provide the votes necessary to effect the Business Combination.

●	the fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within GUCC’s control.

●	the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

While the Board considered potentially positive and potentially negative factors, the Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Board in its consideration of the Business Combination, but includes the material positive factors and material negative factors considered by the Board in that regard.

In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors. Based on the totality of the information presented, the Board collectively reached the unanimous decision to reach the determinations described above in light of the foregoing factors and other factors that the members of the Board felt were appropriate. Portions of this explanation of the Board’s reasons for the Business Combination and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled under “Cautionary Note Regarding Forward-Looking Statements.”

In evaluating the Business Combination, the Board consulted with GUCC’s management and discussed with GUCC’s management various industry and other financial information. In addition, GUCC’s management, with the assistance of GUCC’s outside counsels and advisors, conducted an extensive financial, operational, market research and legal due diligence review of the Group, including the following:

●	participated in multiple meetings with ESGL’s management;

●	reviewed the Group’s business model and historical audited and unaudited financial statements, among other financial information;

●	reviewed financial projections provided by ESGL’s management and the assumptions underlying those projections;

●	reviewed ESGL’s readiness to operate as a publicly-traded company; and

●	reviewed other financial and operational aspects of the Group and the Business Combination.

In reaching its unanimous resolution as described above, the Board considered a variety of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the related agreements and the transactions contemplated thereby, including but not limited to, the following:

●	the business, history, prospects, credibility and valuation of ESGL and its affiliates;

●	the likelihood that the Business Combination will be completed;

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●	the management of ESGL and its ability to realize the business plan and forecasts;

●	the terms of the Merger Agreement and the belief that the terms of the Merger Agreement, including the representations, warranties, covenants and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction; and

●	the view of GUCC’s management as to the financial condition, results of operations and businesses of the Group before and after giving effect to the Business Combination based on due diligence.

The Board considered that the Group has all of its business operations in Singapore and is a growth business with a total enterprise value of between $69 million and $75 million. Although GUCC’s initial intent was to focus on middle market and emerging growth businesses operating with a total enterprise value from $200 million to $1 billion., GUCC management determined that ESGL offered the most compelling business combination opportunity for GUCC’s stockholders. The Board considered the Group’s business model of anchoring its waste treatment business around the core concepts of circularity and sustainability, and by leveraging on the Singapore government’s push towards net zero emissions by 2050. The Board believes that the Group is well-poised to ride the wave of the country’s push towards its sustainability and carbon reductions targets. The Board also considered that there is growing and exponential demand for waste treatment services that meets the combined requirements of net zero, sustainability and circularity, and hence the Group is well-poised for further expansion in the Singapore and larger Southeast Asia markets. See “Information about the Group —Competitive Strengths” and “Information about the Group — Growth Strategy.” The Board also placed emphasis on ESGL’s leadership, especially the successful track record of its Chairman and CEO, Mr. Quek Leng Chuang with over 23 years of experience in the waste management industry. See “Information about the Group —Experienced Management Team.” Lastly, the Board considered that the brand awareness, liquidity of listed securities and access to capital in the U.S. capital market may substantially boost the Group’s global expansion plan and add value to the Group as a result of the Business Combination.

Ownership of the Combined Company After the Closing

The following table illustrates estimated ownership levels in the Combined Company, immediately following the consummation of the Business Combination, based on the varying levels of additional redemptions by GUCC public stockholders and the following assumptions:

	Assuming No Additional Redemptions		Assuming 25% Additional Redemptions		Assuming 50% Additional Redemptions
	Ownership in shares	Ownership %	Ownership in shares	Ownership %	Ownership in shares	Ownership %
GUCC Public Stockholders	5,447,059	36.9%	4,085,294	30.5%	2,723,530	22.6%
GUCC Initial Stockholders	2,533,581	17.2%	2,533,581	19.0%	2,533,581	21.1%
IPO Underwriter	43,125	0.3%	43,125	0.3%	43,125	0.4%
ESGL Shareholders	6,719,642	45.6%	6,719,642	50.2%	6,719,642	55.9%
Total	14,743,407	100.0%	13,381,643	100.0%	12,019,878	100.0%

	Assuming 75% Additional Redemptions		Assuming Maximum Redemptions
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
GUCC Public Stockholders	1,361,765	12.8%	0	0.0%
GUCC Initial Stockholders	2,533,581	23.8%	2,533,581	27.2%
IPO Underwriter	43,125	0.4%	43,125	0.5%
ESGL Shareholders	6,719,642	63.0%	6,719,642	72.3%
Total	10,658,113	100.0%	9,296,348	100.0%

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all public Warrants and private Warrants, which are exercisable for one ordinary share at a price of $11.50 per share. The following table illustrates estimated ownership levels in the Combined Company based on the varying levels of additional redemptions by GUCC public stockholders with all possible sources of dilution and the following assumptions:

	Assuming No Additional Redemptions		Assuming 25% Additional Redemptions		Assuming 50% Additional Redemptions
	Ownership in shares	Ownership %	Ownership in shares	Ownership %	Ownership in shares	Ownership %
GUCC Public Stockholders	5,447,059	22.9%	4,085,294	18.3%	2,723,530	13.0%
GUCC Initial Stockholders	2,533,581	10.7%	2,533,581	11.3%	2,533,581	12.0%
IPO Underwriter	43,125	0.2%	43,125	0.2%	43,125	0.2%
ESGL Shareholders	6,719,642	28.3%	6,719,642	30.0%	6,719,642	32.0%
Public Warrants	8,625,000	36.3%	8,625,000	38.5%	8,625,000	41.0%
Private Warrants	377,331	1.6%	377,331	1.7%	377,331	1.8%
Total	23,745,738	100.0%	22,383,974	100.0%	21,022,209	100.0%

	Assuming 75% Additional Redemptions		Assuming Maximum Redemptions
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
GUCC Public Stockholders	1,361,765	6.9%	0	0.0%
GUCC Initial Stockholders	2,533,581	12.9%	2,533,581	13.9%
IPO Underwriter	43,125	0.2%	43,125	0.2%
ESGL Shareholders	6,719,642	34.2%	6,719,642	36.7%
Public Warrants	8,625,000	43.9%	8,625,000	47.1%
Private Warrants	377,331	1.9%	377,331	2.1%
Total	19,660,444	100.0%	18,298,679	100.0%

Underwriting Fee

EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in the IPO, are entitled to a deferred underwriting commission upon the closing of the Business Combination of 3.25% of the gross proceeds of the IPO or $2,803,125, which amount is not subject to change based on redemption levels. The following illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below:

Assuming No Additional Redemptions		Assuming 25% Additional Redemptions		Assuming 50% Additional Redemptions		Assuming 75% Additional Redemptions		Assuming Maximum Additional Redemptions
Unredeemed Public Shares	Effective Deferred Underwriting Fee (%)	Unredeemed Public Shares	Effective Deferred Underwriting Fee (%)	Unredeemed Public Shares	Effective Deferred Underwriting Fee (%)	Unredeemed Public Shares	Effective Deferred Underwriting Fee (%)	Unredeemed Public Shares	Effective Deferred Underwriting Fee (%)
5,447,059	5.15%	4,085,294	6.86%	2,723,530	10.29%	1,361,765	20.58%	0	NM

* Not Meaningful

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Acquisition Merger Proposal and other Proposals, you should keep in mind that GUCC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder.

If an initial business combination is not completed within the Combination Period, GUCC will be required to liquidate. In such event:

●

2,156,250 shares of GUCC Class B common stock held by the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Samuel Lui, GUCC’s president, chief financial officer and a director, is the sole member and manager of the Sponsor. Such shares of GUCC Class B common stock will automatically convert into shares of GUCC Class A common stock at the consummation of the Business Combination and had an aggregate market value of approximately $23.3 million based on the closing price of the Class A common stock of $10.81 per share on the Nasdaq Global Market as of April 19, 2023. The Sponsor, officers and directors of GUCC waived their redemption rights and liquidation rights in connection with the purchase of the founder shares and no other consideration was paid for such agreement.

●

377,331 Private Placement Units purchased by the Sponsor for $3,773,310, will be worthless. At the consummation of the Business Combination, such Private Placement Units would have an aggregate market value of approximately $4.0 million based on the closing price of $10.70 per Unit on the Nasdaq Global Market as of April 19, 2023.

●	If an initial business combination, such as the Business Combination, is not completed, the Sponsor will not receive from GUCC repayment of $1,600,000 of promissory notes held by the Sponsor for its working capital loan, which, at the Sponsor’s discretion, may be converted upon the consummation of the Business Combination, at a conversion price of $10.00, into 160,000 PubCo ordinary shares and 160,000 PubCo Warrants.

●	If an initial business combination, such as the Business Combination, is not completed, the Sponsor, which is owned by Mr. Lui, may not receive the $10,000 monthly fee from GUCC for office space, utilities and secretarial and administrative support under the Administrative Support Agreement dated February 14, 2022, by and between GUCC and the Sponsor, pursuant to which GUCC has deferred payment of the same until the consummation of a business combination. As of December 31, 2022, GUCC has accrued a $10,000 administrative fee.

●	If a business combination is not completed within the Combination Period, the Initial Stockholders will lose a combined aggregate amount of approximately $27.3 million based on the closing price of the Class A common stock at $10.81 per share and $10.70 per Unit on April 19, 2023. Because of these interests, the Initial Stockholders could benefit from the completion of a business combination that is not favorable to its public stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. For example, if the share price of the Class A common stock declined to $5.00 per share after the close of the business combination, GUCC’s public stockholders who purchased shares in the IPO, would have a loss of $5.00 per share, while the Sponsor would have a gain of $4.98 per share because it acquired the founder shares for a nominal amount. In other words, the Initial Stockholders can earn a positive rate of return on their investment even if public stockholders experience a negative rate of return in the Combined Company.

●	If the Business Combination is not completed, the Initial Shareholders will not have the potential ownership interest of approximately 17.2% (assuming no additional redemptions) or 27.2% (assuming maximum redemptions) in the Combined Company.

●	Samuel Lui, GUCC’s president, chief financial officer and a director, and the sole member and manager of the Sponsor, may have a conflict of interest with respect to evaluating the Business Combination in light of his ownership of 6.43% of the outstanding ordinary shares of ESGL and following the closing of the Business Combination, will own 3.11% of the outstanding PubCo ordinary shares (assuming no additional redemptions by GUCC stockholders). Mr. Lui purchased an aggregate of 643 ordinary shares of ESGL for approximately $870,000 prior to the Business Combination. Through his 6.43% ownership stake in ESGL, Mr. Lui will have pecuniary interests in 482,250 ordinary shares of the Combined Company, valued at approximately $4,670,709 (based on $10.81 per share closing price of the Class A common stock on April 19, 2023) upon consummation of the Business Combination pursuant to the Merger Agreement. In light of this potential conflict, negotiations on key terms of the Business Combination, such as valuation, deal structure and board composition, were led by other members of the GUCC team, including Mr. Fong, Mr. Heng and Mr. Cheng. In addition, Mr. Lui abstained at the Board meeting to vote on the Merger Agreement and proposed Business Combination. Although GUCC received an opinion from Marshall & Stevens with respect to the fairness, from a financial point of view, of the purchase price being paid by GUCC for ESGL pursuant to the Merger Agreement, Mr. Lui’s ownership interests in ESGL and therefore indirect ownership interests in PubCo cause him to have interests in the Business Combination that are different from your interests as a GUCC stockholder. While the Board considered and discussed this potential conflict of interest of Mr. Lui as one of many factors in negotiating and recommending the Business Combination, the Board concluded that, overall, the potentially positive factors pertaining to the Business Combination outweighed the potentially negative factors. See “GUCC Board’s Approval of the Business Combination.”

●	The exercise of GUCC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in GUCC’s stockholders’ best interests.

These interests may influence the Board in making their recommendation that you vote in favor of the approval of the Business Combination. In addition to the foregoing, GUCC’s amended and restated certificate of incorporation excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of GUCC unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of GUCC and such opportunity is one GUCC is legally and contractually permitted to undertake and would otherwise be reasonable for GUCC to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in GUCC’s amended and restated certificate of incorporation did not impact its search for an acquisition target and GUCC was not prevented from reviewing any opportunities as a result of such waiver.

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Dissenter Rights

Dissenter rights are not available to GUCC or ESGL shareholders in connection with the Business Combination or the other Proposals.

Redemption Rights

Pursuant to the Existing Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares of GUCC Class A common stock. As of April 19, 2023, this would amount to approximately $10.48 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i) hold public shares; and

(ii) prior to [●] p.m., Eastern Time, on [●], 2023, (a) submit a written request to Continental that GUCC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Vote Required for Approval

Along with the approval of the Reincorporation Merger Proposal and the approval of the Nasdaq Proposal, approval of the Acquisition Merger Proposal is a condition to the consummation of the Business Combination. If the Acquisition Merger Proposal is not approved, the Business Combination will not take place. Approval of the Acquisition Merger Proposal is also a condition to Proposal No. 1 and Proposal No. 3. If the Nasdaq Proposal is not approved, the Acquisition Merger Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

The Acquisition Merger Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of GUCC common stock present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting vote “FOR” the Acquisition Merger Proposal. Accordingly, attending the Meeting either in person or by proxy and abstaining from voting will have the same effect as voting “AGAINST” the Acquisition Merger Proposal and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on the Acquisition Merger Proposal.

Pursuant to the Letter Agreement, the Initial Stockholders holding an aggregate of 377,331 Units and 2,156,250 shares of GUCC Class B common stock (none of which were publicly purchased), or approximately 31.6% of the outstanding shares of GUCC common stock, have agreed to vote their shares of common stock acquired by them prior to the IPO in favor of the Business Combination. As a result, only 1,478,303 shares of Class A common stock held by the public stockholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the Meeting (assuming the Initial Stockholders are present at the Meeting). To the extent that any public shares are purchased, such public shares will not be voted as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ACQUISITION MERGER UNDER PROPOSAL NO. 2.

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PROPOSAL NO. 3 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of shares of Class A common stock (or securities convertible into or exercisable for Class A common stock); or (B) the number of shares of Class A common stock to be issued is or will be equal to or in excess of 20% of the number of shares of Class A common stock outstanding before the issuance of the share or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Merger Agreement, we will issue to the ESGL shareholders as consideration in the Business Combination approximately 6,719,642 shares of Class A common stock (7,500,000 shares less adjustments stipulated in the Merger Agreement). See the section entitled “Proposal No. 2 — The Acquisition Merger Proposal —Merger Consideration.” Because the number of shares of Class A common stock we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of our outstanding Class A common stock and more than 20% of outstanding voting power prior to such issuance, and (2) will result in a change of control of GUCC, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, GUCC would issue shares representing more than 20% of our outstanding Class A common stock in connection with the Business Combination. The issuance of such shares would result in significant dilution to the GUCC stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of GUCC. If the Nasdaq Proposal is adopted, assuming that approximately 6,719,642 shares of Class A common stock are issued to the shareholders of ESGL as consideration in the Business Combination (7,500,000 shares less adjustments stipulated in the Merger Agreement), we anticipate that GUCC’s public stockholders would retain an ownership interest of approximately 36.9% of the Combined Company, the Sponsor and GUCC’s officers, directors and other holders of founder shares would retain an ownership interest of approximately 17.2% in the Combined Company and the current ESGL shareholders would own approximately 45.6% of the Combined Company any. This percentage assumes that no shares of Class A common stock are redeemed in connection with the Business Combination, does not take into account any warrants to purchase our Class A common stock that will be outstanding following the Business Combination.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, GUCC would be in violation of Nasdaq Listing Rule 5635(a) and (b), which could result in the delisting of our securities from the Nasdaq Global Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage for the post-transaction company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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It is a condition to the obligations of GUCC and ESGL to close the Business Combination that our Class A common stock remain listed on the Nasdaq Global Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed.

Vote Required for Approval

This Proposal No. 3 will be approved and adopted only if holders of at least a majority of the issued and outstanding shares present in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting vote “FOR” the Nasdaq Proposal. Accordingly, attending the Meeting either in person or by proxy and abstaining from voting will have the same effect as voting “AGAINST” the Nasdaq Proposal and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on the Nasdaq Proposal.

This Proposal is conditioned on the approval of the Acquisition Merger Proposal. If the Acquisition Merger Proposal is not approved, Proposal No. 3 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal No. 3 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal No. 3 is not approved by our stockholders, the Business Combination will not occur unless we and ESGL waive the applicable closing condition.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL NO. 3.

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PROPOSAL NO. 4 — THE GOVERNANCE PROPOSALS

Overview

We are asking our stockholders to vote upon, on a non-binding advisory basis, a proposal to approve certain differences between GUCC and PubCo including the governance provisions set forth in the PubCo’s Amended and Restated Memorandum and Articles of Association, as compared to the Existing Charter. These proposals are being presented in accordance with SEC guidance and will each be voted upon on an advisory basis. The vote on each of these proposals are not binding on GUCC or our Board.

In the judgment of the Board, these provisions are necessary to adequately address the needs of the PubCo. Furthermore, the Business Combination is not conditioned upon the separate approval of the Governance Proposals.

Governance Proposals

The following is a summary of the material differences between the Existing Charter and PubCo’s Amended and Restated Memorandum and Articles of Association applicable to the Governance Proposals. This summary is qualified by reference to the complete text of PubCo’s Amended and Restated Memorandum and Articles of Association, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge all stockholders to read PubCo’s Amended and Restated Memorandum and Articles of Association in their entirety for a more complete description of its terms. Additionally, as the Existing Charter is governed by the Delaware General Corporation Law and PubCo’s Amended and Restated Memorandum and Articles of Association will be governed by the Companies Act (As Revised) of the Cayman Islands) (the “Companies Act”), we encourage stockholders to carefully consult the information set out under the “Description of PubCo’s Share Capital — Comparison of Rights of PubCo Shareholders and GUCC stockholders” section of this proxy statement/prospectus.

	GUCC Existing Charter	PubCo Amended and Restated Memorandum and Articles of Association
Governance Proposal A — Authorized Shares of Common Stock	Existing Charter authorizes the issuance of up to 125,000,000 shares of Class A common stock, par value $0.0001 per share, and 12,500,000 shares of Class B common stock, par value $0.0001 per share.	The Amended and Restated Memorandum and Articles of Association (“Amended Articles”) authorize [__________] ordinary shares of a par value of US$0.00001 each, each is entitled to one vote.

Governance Proposal B — Provisions Applicable to Blank Check Companies	Under the GUCC Charter, Article VI sets forth various provisions related to GUCC’s operation as a blank check company prior to the consummation of an initial business combination.	The Amended Articles does not include these blank check company provisions.

Governance Proposal C — Exclusive Forum	GUCC Charter adopts Delaware as the exclusive forum for certain stockholder litigation.	Amended Articles adopts Cayman Islands as the exclusive forum for certain shareholder litigation.

Reasons

Governance Proposal A — Authorized Shares of Common Stock

The greater number of authorized shares of share capital is desirable for PubCo to have sufficient shares to issue the Merger Consideration in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for share dividends and share subdivisions and to issue upon exercise of potential equity grants made in the future.

Governance Proposal B — Provisions Applicable to Blank Check Companies

The elimination of certain provisions related to GUCC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Amended Articles does not include the requirement to dissolve the combined entity after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for companies, and the Board believes it is the most appropriate period for the post-combination company following the Business Combination. In addition, certain other provisions in GUCC Constitutional Documents require that proceeds from GUCC IPO be held in the Trust Account until a business combination or liquidation of GUCC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Amended Articles.

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Governance Proposal C — Exclusive Forum

The Amended Articles also provides for an exclusive forum provision for certain shareholder litigation, which is consistent with the provision contained in the GUCC Constitutional Documents, except that the exclusive forum will be changed from the State of Delaware to the Cayman Islands. The shareholder litigation to which this exclusive forum provision will apply includes: (a) any derivative action or proceeding brought on behalf of PubCo; (b) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of PubCo to PubCo or its shareholders; (c) any action asserting a claim arising pursuant to any provision of the Companies Act or the Amended Articles; or (d) any action asserting a claim against PubCo governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America). Adopting the Cayman Islands as the exclusive forum for certain shareholder litigation is intended to assist PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Board believes that the Cayman Islands courts are best suited to address disputes involving such matters after the Business Combination, given that PubCo was incorporated in the Cayman Islands. The Cayman Islands exclusive forum provisions will not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Vote Required for Approval

Each of the Governance Proposals, each of which is a non-binding vote, assuming that a quorum is present at the Special Meeting, will be approved only if holders of at least a majority of the issued and outstanding shares of GUCC common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” each of the Governance Proposals. Accordingly, attending the Meeting either in person or by proxy and abstaining from voting will have the same effect as voting “AGAINST” each of the Governance Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Governance Proposals.

As discussed above, the Governance Proposals are advisory votes and therefore are not binding on GUCC or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Amended Articles will be the charter of the PubCo upon consummation of the Business Combination.

The Initial Stockholders have agreed to vote any shares of GUCC common stock owned by them in favor of the Governance Proposals.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF EACH OF THE GOVERNANCE PROPOSALS UNDER PROPOSAL NO. 4.

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PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Reincorporation Merger Proposal, the Acquisition Merger Proposal, or the Nasdaq Proposal.

Required Vote

This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of GUCC common stock present or in person, by virtual attendance or represented by proxy and entitled to vote and voted at the Meeting vote “FOR” the Adjournment Proposal. Accordingly, attending the Meeting either in person or by proxy and abstaining from voting will have the same effect as voting “AGAINST” the Adjournment Proposal and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL UNDER PROPOSAL NO. 5.

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U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the Reincorporation Merger to U.S. Holders (defined below) of GUCC common stock (excluding any redeemed shares) and GUCC Warrants (collectively, the “GUCC securities”), (ii) of the exercise of redemption rights by U.S. Holders of GUCC common stock, (iii) of the Business Combination to PubCo, and (iv) of the subsequent ownership and disposition of PubCo ordinary shares and PubCo Warrants (collectively, the “PubCo securities”) received in the Business Combination. In addition, the following includes a general discussion of certain U.S. federal income tax consequences of the Business Combination to GUCC and PubCo.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of GUCC securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold GUCC securities and, after the completion of the Business Combination, PubCo securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

●	expatriates or former citizens or long-term residents of the United States;

●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

●	any holder that is not a U.S. Holder;

●	dealers or traders in securities, commodities or currencies;

●	grantor trusts;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose “functional currency” is not the U.S. dollar;

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●	persons who received shares of GUCC common stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

●	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of GUCC common stock, or, after the Business Combination, the issued PubCo ordinary shares (excluding treasury shares); or

●	holders holding GUCC securities, or, after the Business Combination, PubCo securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction

●	controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation section 1.367(b)-3(b)(1)(ii); or

●	the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of GUCC securities, and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds GUCC securities, and, after the completion of the Business Combination, PubCo securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of PubCo securities received in the Business Combination.

Because GUCC Units will be separated into their component parts immediately prior to the consummation of the Business Combination, a beneficial owner of a GUCC Unit should be treated as the owner of the underlying component GUCC securities for U.S. federal income tax purposes. The discussion below with respect to GUCC securities should also apply to holders of GUCC Units (as the deemed owner of the underlying component GUCC securities).

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. GUCC STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

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U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders

Qualification of the Reincorporation Merger as a Reorganization

The following discussion, constitutes the opinion of Loeb & Loeb, counsel to GUCC, as to the material U.S. federal income tax consequences of the Reincorporation Merger to U.S. Holders, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein. The Reincorporation Merger should separately qualify as a “reorganization” within the meaning of Section 368 of the Code. However, U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the Reincorporation Merger qualifies as a reorganization, and that none of GUCC, PubCo, or the Company has requested nor intends to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Reincorporation Merger. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

If the Reincorporation Merger Qualifies as a Reorganization

Although U.S. shareholders generally do not recognize gain or loss on the receipt of stock pursuant to a reorganization under Section 368 of the Code, Section 367(a) of the Code and Treasury Regulations promulgated thereunder require, where applicable, U.S. shareholders to recognize gain (but not loss) with respect to certain cross-border reorganizations. However, Section 367(a) should not apply to the Reincorporation Merger in a manner that causes gain recognition to the U.S. Holders, unless the exchange of GUCC securities for PubCo securities is considered to be an indirect stock transfer under the applicable Treasury Regulations. For this purpose, an indirect stock transfer may occur if PubCo transfers the assets it acquires from GUCC pursuant to the Reincorporation Merger to certain subsidiary corporations in connection with the Business Combination. If the indirect stock transfer rules apply, then the requirements under Section 367(a) of the Code generally would require U.S. Holders to recognize gain, but not loss, in the Reincorporation Merger. However, the rules under Section 367(a) and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. Accordingly, no assurance can be given as to whether an indirect stock transfer will occur in connection with the Business Combination or that U.S. Holders will recognize gain, if any, as a result of the exchange of GUCC securities for PubCo securities.

Because the Reincorporation Merger should qualify as a reorganization under the provisions of Section 368 of the Code provided that it is not treated as an indirect stock transfer, a U.S. Holder that exchanges its GUCC securities pursuant to the Reincorporation Merger should not recognize gain or loss on the exchange of GUCC securities for PubCo securities. If the transaction is treated as a reorganization as defined in Section 368 of the Code, the aggregate adjusted tax basis of a U.S. Holder in the PubCo ordinary shares received as a result of the Reincorporation Merger should equal the aggregate adjusted tax basis of the GUCC common stock surrendered in the exchange, and the aggregate adjusted tax basis in the PubCo Warrants received as a result of such exchange should equal the aggregate adjusted tax basis of the GUCC Warrants surrendered in the exchange. A U.S. Holder’s holding period for the PubCo securities received in the exchange should include the holding period for the GUCC securities surrendered in the exchange.

Because the Reincorporation Merger will occur immediately prior to the redemption of holders that exercise redemption rights with respect to GUCC common stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Reincorporation Merger.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of GUCC securities for PubCo securities pursuant to the Reincorporation Merger, the qualification of the Reincorporation Merger as a reorganization, and the potential application of Section 367(a) to the Reincorporation Merger.

Gain Recognized by GUCC as a Result of the Reincorporation Merger

Although corporations generally do not recognize gain or loss on the transfer of assets pursuant to a reorganization under Section 368 of the Code, Section 367 of the Code and Treasury Regulations promulgated thereunder require, where applicable, U.S. corporations to recognize gain (but not loss) with respect to certain transfers to foreign corporations in certain cross-border reorganizations.

Even if the Reincorporation Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code, as a result of Section 367 of the Code, GUCC will recognize gain (but not loss) on the transfer of its assets to PubCo, to the extent that the fair market value of such assets exceeds GUCC’s adjusted basis in such assets. GUCC does not expect the amount of such gain to be material, but there is no certainty that that would be the case.

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If the Reincorporation Merger Does Not Qualify as a Reorganization

If the Reincorporation Merger fails to qualify as a Reorganization for a reason other than the application of Section 367(a) of the Code, a U.S. Holder that exchanges its GUCC securities for the consideration under the Reincorporation Merger will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo securities received and (ii) the U.S. Holder’s adjusted tax basis in the GUCC securities exchanged. A U.S. Holder’s aggregate tax basis in the PubCo securities received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the PubCo securities received pursuant to the Reincorporation Merger will begin on the day after the date the U.S. Holder receives such PubCo securities.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the GUCC securities exceeds one year at the time of the Reincorporation Merger. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its GUCC common stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the GUCC common stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the GUCC common stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the GUCC common stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the GUCC common stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of GUCC common stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from GUCC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the GUCC common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the GUCC common stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of GUCC common stock treated as held by the U.S. Holder (including any GUCC common stock constructively owned by the U.S. Holder as a result of owning GUCC Warrants) relative to all of the shares of GUCC common stock outstanding both before and after the redemption. The redemption of GUCC common stock generally will be treated as a sale or exchange of the GUCC common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in GUCC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

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In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only GUCC common stock actually owned by the U.S. Holder, but also shares of GUCC common stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include GUCC common stock which could be acquired pursuant to the exercise of the GUCC Warrants. In order to meet the substantially disproportionate test, the percentage of GUCC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the GUCC common stock must, among other requirements, be less than 80% of the percentage of GUCC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the GUCC common stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the GUCC common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other GUCC common stock. The redemption of the GUCC common stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in GUCC common stock owned directly and constructively by that U.S. Holder. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in GUCC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied with respect to a U.S. Holder, then the redemption will be treated as a corporate distribution to that U.S. Holder. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining GUCC common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its GUCC Warrants or possibly in other GUCC common stock constructively owned by it.

U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders

Qualification of the Acquisition Merger as a Reorganization

The following discussion constitutes the opinion of Saul Ewing LLP, counsel to ESA, as to the material U.S. federal income tax consequences of the Acquisition Merger to U.S. Holders, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein. The Acquisition Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. However, U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the Acquisition Merger qualifies as a reorganization, and that none of GUCC, PubCo, or the Company has requested nor intends to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Acquisition Merger. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

Tax Treatment of U.S. Holders

As discussed in “U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders” above, because the Reincorporation Merger should be treated separately as a “reorganization” under Section 368(a) of the Code, U.S. Holders should not be treated as exchanging stock or securities in the Acquisition Merger and therefore will not be subject to any separate U.S. federal income tax as a result of the Acquisition Merger. However, the rules under Section 368 of the Code are complex and there is limited guidance as to their application in the context of a transaction or series of transactions like those contemplated by the Business Combination. Accordingly, no assurance can be given as to whether an indirect stock transfer will occur in connection with the Business Combination or that U.S. Holders will recognize gain, if any, as a result of the merger of Merger Sub with and into ESGL. U.S. Holders should consult their own tax advisors as to the particular consequences to them of the qualification of the Acquisition Merger as a reorganization.

Certain U.S. Federal Income Tax Consequences of the Business Combination to PubCo

The following discussion is a summary of certain U.S. federal income tax consequences of the Business Combination to PubCo.

Tax Residence of PubCo for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally is considered a resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, PubCo, which is a Cayman Islands-incorporated entity, would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that PubCo should be taxed as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, PubCo would be liable for U.S. federal income tax on its worldwide income like any other U.S. corporation, and certain distributions made by PubCo to non-U.S. holders of PubCo securities would be subject to U.S. withholding tax at a rate of 30% or such lower rate as provided by an applicable treaty. As a result, taxation as a U.S. corporation could have a material adverse effect on PubCo’s financial position and results from operations. The Section 7874 rules are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to their application.

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Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation, (2) the non-U.S. corporation’s expanded affiliated group does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities (the “substantial business activities test”), and (3) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the stock of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation, as determined under complex share ownership rules described below, which are uncertain in their application in many circumstances and are intended to increase the percentage ownership for these purposes (the “Ownership Test”). For this purpose, “expanded affiliated group” generally means the foreign acquiring corporation and all subsidiary corporations in which such foreign corporation owns, directly or indirectly, more than 50% of the stock (by vote and value) after the foreign acquiring corporation’s acquisition of the assets of the U.S. corporation.

In the Business Combination, PubCo will directly acquire all of GUCC’s assets through GUCC merging with and into PubCo, with PubCo remaining as the surviving publicly traded entity. As a result, the determination of whether PubCo will be treated as a U.S. corporation for U.S. federal income tax purposes will depend on the application of the substantial business activities test and the Ownership Test.

PubCo is not expected to have substantial business activities based on its activities in the Cayman Islands after the completion of the Business Combination. Accordingly, PubCo must determine whether GUCC stockholders hold less than 80% (by either vote or value) of PubCo stock by reason of their former ownership of GUCC common stock to determine whether PubCo will be treated as a U.S. corporation for U.S. federal income tax purposes.

Based on the complex rules for determining share ownership under Section 7874 of the Code and Treasury Regulations promulgated thereunder and certain factual assumptions, PubCo expects to take the position that after completion of the Business Combination, former GUCC stockholders are expected to be treated as holding less than 80% (by both vote and value) of PubCo stock by reason of their former ownership of GUCC common stock for these purposes. Accordingly, PubCo intends to take the position that it will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, the application of the Ownership Test is extremely complex, and the applicable Treasury regulations relating to the Ownership Test are subject to significant uncertainty and there is limited guidance regarding their application. Moreover, the application of the Ownership Test to the facts and circumstances of the proposed transaction are uncertain. In addition, changes to the rules in Section 7874 of the Code or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect PubCo’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. The remainder of the discussion in “U.S. Federal Income Tax Consequences” assumes that Section 7874 will not apply to the Business Combination.

U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of PubCo securities to U.S. Holders who receive such PubCo securities pursuant to the Business Combination.

Distribution on PubCo ordinary shares

Subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the gross amount of any distribution on PubCo ordinary shares that is made out of PubCo’s current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code.

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Dividends received by non-corporate U.S. Holders, including individuals, from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the NASDAQ (on which PubCo intends to apply to list the PubCo ordinary shares) will be considered readily tradable on an established securities market in the United States. Even if the PubCo ordinary shares are listed on NASDAQ, there can be no assurance that the PubCo ordinary shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of whether PubCo is a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, PubCo will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “— Passive Foreign Investment Company Status.”

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by PubCo, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

To the extent that the amount of any distribution made by PubCo on the PubCo ordinary shares exceeds PubCo’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. Holder’s PubCo ordinary shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities.” However, PubCo may not calculate earnings and profits in accordance with U.S. federal income tax principles. In such event, a U.S. Holder should expect to generally treat distributions PubCo makes as dividends.

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities

Subject to the discussion below under “— Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of PubCo ordinary shares and PubCo Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such PubCo ordinary shares or PubCo Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of PubCo ordinary shares or PubCo Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the PubCo ordinary shares or PubCo Warrants exceeds one year at the time of the disposition. Special rules can apply to redemptions of PubCo ordinary shares, which in certain circumstances, can be treated as distributions. See “— Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights,” above. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of PubCo ordinary shares or PubCo Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a PubCo Warrant

Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a PubCo ordinary share on the exercise of a PubCo Warrant for cash. A U.S. Holder’s tax basis in a PubCo ordinary share received upon exercise of the PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a PubCo ordinary share received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants and will not include the period during which the U.S. Holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.

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The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the PubCo ordinary shares received would equal the holder’s basis in the PubCo Warrant. If the cashless exercise were treated as not being a gain recognition event, a U.S. Holder’s holding period in the PubCo ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo ordinary share would include the holding period of the PubCo Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo ordinary shares that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the PubCo ordinary shares received would equal the U.S. Holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the PubCo ordinary shares would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Passive Foreign Investment Company Status

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if PubCo, or any of its subsidiaries, is treated as a PFIC for any taxable year during which the U.S. holder holds PubCo securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value).

Whether PubCo or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of PubCo ordinary shares and how, and how quickly, PubCo uses liquid assets and cash obtained in the Business Combination may influence whether PubCo or any of its subsidiaries is treated as a PFIC. Accordingly, we are unable to determine whether PubCo or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that PubCo or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, PubCo does not expect to provide a PFIC annual information statement for 2020 or going forward.

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If PubCo were characterized as a PFIC for any taxable year, it generally would continue to be treated as a PFIC with respect to U.S. Holders who held PubCo stock in that year, even if PubCo would otherwise not be treated as a PFIC in later years, and those U.S. Holders of PubCo securities would suffer adverse tax consequences. These consequences may include having gains realized on the disposition of PubCo securities treated as ordinary income rather than capital gains, and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the PubCo securities. U.S. Holders would also be subject to annual information reporting requirements. In addition, if PubCo were a PFIC in a taxable year in which PubCo paid a dividend or the prior taxable year, such dividends would not be eligible to be taxed at the reduced rates applicable to qualified dividend income (as discussed above). Certain elections (including a mark-to-market election) may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their ownership of the PubCo securities.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders of PubCo ordinary shares (including constructive dividends), and the proceeds received on the disposition of PubCo ordinary shares and PubCo Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Information reporting requirements will also apply to redemptions from U.S. Holders of GUCC Class A common stock. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to PubCo securities, subject to certain exceptions (including an exception for PubCo securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold PubCo securities. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of PubCo securities.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

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GUCC’S BUSINESS

Overview

GUCC was incorporated as a Delaware corporation on February 23, 2021. It is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses.

Under the Existing Charter, GUCC must consummate the Business Combination within the Combination Period. If GUCC is unable to complete its initial business combination within the Combination Period, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, proceed to commence a voluntary liquidation and thereby a formal dissolution of GUCC, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

Under the Existing Charter, for each month from February 17, 2023 to February 17, 2024 that GUCC determines to extend the date by which it has to complete the Business Combination, GUCC must deposit into the Trust Account $0.06 for each issued and outstanding public share that has not been redeemed for each such one-month extension. On February 17, 2023, GUCC exercised its option to extend the date by which GUCC has to complete a business combination from February 17, 2023 to March 17, 2023. Accordingly, GUCC deposited an aggregate of $326,824 into the Trust Account as a result of 3,177,941 public shares being redeemed in connection with the Extension Meeting. On March 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from March 17, 2023 to April 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account. On April 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from April 17, 2023 to May 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account.

Offering Proceeds Held in Trust

The registration statement for GUCC’s IPO was declared effective on February 14, 2022.

On February 17, 2022, GUCC consummated its IPO of 7,500,000 Units. Each Unit consists of one share of GUCC Class A common stock and one GUCC Warrant, with each GUCC Warrant entitling the holder thereof to purchase one share of GUCC Class A common stock for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to GUCC of $75,000,000. GUCC granted the Underwriters in the IPO a 45-day option to purchase up to 1,125,000 additional Units to cover over-allotments, if any. On February 15, 2022, the Underwriters elected to exercise the over-allotment option in full, resulting in the sale of 1,125,000 additional Units for additional gross proceeds of $11,250,000.

Simultaneously with the closing of the IPO, GUCC also consummated the sale to the Sponsor of an aggregate of 377,331 Private Placement Units (including 30,793 Private Placement Units as a result of the Underwriters’ exercise of its over-allotment option) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company of $3,773,310. The Private Placement Units are identical to the Units sold in the IPO, except that the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Units (except to certain permitted transferees) until 30 days after the completion of GUCC’s initial business combination.

As of February 17, 2022, a total of $87,543,750 (which amount includes $2,803,125 of the Underwriters’ deferred discount), comprised of proceeds from the IPO (including the proceeds received from the exercise by the Underwriters of the over-allotment option) and the sale of the Private Placement Units (including the proceeds received as a result of the Underwriters’ exercise of the over-allotment option) was placed in the Trust Account.

In connection with the Extension Meeting held on February 14, 2023, 3,177,941 public shares were redeemed. On February 17, 2023, GUCC exercised its option to extend the date by which GUCC has to complete a business combination from February 17, 2023 to March 17, 2023. Accordingly, GUCC deposited an aggregate of $326,824 into the Trust Account ($0.06 for each issued and outstanding public share that was not redeemed in connection with the Extension Meeting). On March 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from March 17, 2023 to April 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account. On April 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from April 17, 2023 to May 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account. Accordingly, as of April 19, 2023, there was approximately $57,108,773 in the Trust Account.

Business Combination Activities

On November 29, 2022, GUCC entered into the Merger Agreement. As a result of the transactions contemplated in the Merger Agreement, ESGL will become wholly-owned subsidiary of PubCo. In the event that the Business Combination is not consummated within the Combination Period, GUCC’s corporate existence will cease and GUCC will distribute the proceeds held in the Trust Account to the public stockholders.

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Redemption Rights

Pursuant to the Existing Charter, GUCC’s stockholders (except the Initial Stockholders) will be entitled to redeem their public shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $[●] per share of Class A common stock for stockholders) net of taxes payable. The Initial Stockholders do not have redemption rights with respect to any Class A common stock owned by them, directly or indirectly.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If GUCC does not complete a business combination within the Combination Period, it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of GUCC’s amended and restated certificate of incorporation. Accordingly, no vote would be required from GUCC’s stockholders to commence such a voluntary winding up, dissolution and liquidation. If GUCC is unable to consummate its initial business combination within such time period, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of GUCC’s outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. In the event of its dissolution and liquidation, the GUCC Warrants will expire and will be worthless.

The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our public stockholders. Although GUCC will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, GUCC will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

There is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the Trust Assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act. However, GUCC has not asked the Sponsor to reserve for such indemnification obligations, nor has GUCC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and GUCC believes that the Sponsor’s only assets are securities of GUCC. Therefore, GUCC cannot assure you that the Sponsor would be able to satisfy those obligations. None of GUCC’s officers or directors will indemnify GUCC for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

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In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.15 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While GUCC currently expects that its independent directors would take legal action on its behalf against Sponsor to enforce its indemnification obligations to GUCC, it is possible that GUCC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, GUCC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.15 per public share.

If GUCC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of our public stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you that we will be able to return $10.15 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our public stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and GUCC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Each of the Initial Stockholders and the Sponsor has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Private Placement Units they held.

Facilities

GUCC maintains its principal executive offices at 281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540. GUCC considers its current office space adequate for our current operations.

Employees

GUCC has four executive officers. These individuals are not obligated to devote any specific number of hours to its matters and intend to devote only as much time as they deem necessary to its affairs. GUCC presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while GUCC is trying to locate a potential target business to significantly more time as it moves into serious negotiations with a target business for a business combination). GUCC does not intend to have any full-time employees prior to the consummation of a business combination.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF GUCC

The following discussion and analysis of the GUCC’s financial condition and results of operations should be read in conjunction with GUCC’s audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Overview

GUCC is a blank check company incorporated under the laws of the State of Delaware on February 23, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more target businesses. GUCC intends to effectuate its initial business combination using cash from the proceeds of the IPO and the sale of the Private Placement Units, its capital stock, debt or a combination of cash, stock and debt. GUCC expects to continue to incur significant costs in the pursuit of its acquisition plans. GUCC cannot assure you that our plans to complete a Business Combination will be successful.

Merger Agreement

On November 29, 2022, GUCC entered into the Merger Agreement with PubCo, Merger Sub, ESGL and the Shareholder Representative. Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the stockholders of GUCC, GUCC will be merged with and into PubCo as a result of the Reincorporation Merger; and (ii) Merger Sub will merge with and into ESGL resulting in ESGL remaining as the surviving entity and being a wholly-owned subsidiary of PubCo as a result of the Acquisition Merger. The Board has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of GUCC.

Pursuant to the terms of the Merger Agreement, the aggregate consideration to be paid to existing shareholders of ESGL is $75,000,000, subject to adjustment as set forth in the Merger Agreement, which will be paid entirely in stock, comprised of newly issued ordinary shares of PubCo at a price of $10.00 per share. Upon the effectiveness of the Acquisition Merger, the issued and outstanding ordinary shares of ESGL will be cancelled and automatically converted into the right to receive, without interest, the applicable portion of the ordinary shares of PubCo.

Results of Operations

GUCC has neither engaged in any operations nor generated any revenues to date. GUCC’s only activities for the period from February 23, 2021 (inception) through December 31, 2022 were organizational activities, those necessary to prepare for the IPO, and, since the closing of the IPO, the search for a prospective initial business combination. GUCC does not expect to generate any operating revenues until after the completion of its initial business combination. GUCC will generate non-operating income in the form of interest income on investments held in the Trust Account after the IPO. GUCC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2022, GUCC had a net loss of $519,798, which resulted from operating and formation costs of $1,369,689, income tax expense of $227,000 and franchise tax expense of $204,153, partially offset by gains on investments held in the Trust Account of $1,281,044.

For the period from February 23, 2021 (inception) through December 31, 2021, GUCC had a net loss of $16,778, which resulted entirely from operating and formation costs.

Liquidity, Going Concern and Capital Resources

On February 17, 2022, GUCC consummated the IPO of 8,625,000 Units, including 1,125,000 Units that were issued pursuant to the underwriters exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $86,250,000.

Simultaneously with the consummation of the closing of the IPO, GUCC consummated the Private Placement of an aggregate of 377,331 Private Placement Units to the Sponsor, at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $3,773,310.

For the year ended December 31, 2022, net cash used in operating activities was $1,068,337, which was due to GUCC’s net loss of $519,798, partially offset by changes in working capital of $732,505, and gains on investments held in the Trust Account of $1,281,044.

For the period from February 23, 2021 (inception) through December 31, 2021, net cash used in operating activities was $16,778, which was due to our net loss of $16,778.

For the year ended December 31, 2022, net cash used in investing activities of $87,543,750 was the result of the amount of net proceeds from the IPO being deposited to the Trust Account.

For the period from February 23, 2021 (inception) through December 31, 2021, GUCC had no cash flows from investing activities.

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For the year ended December 31, 2022, net cash provided by financing activities was $88,700,691, which was due to proceeds from the IPO, net of cash underwriting discounts and offering costs paid of $84,851,528, proceeds from the sale of the Private Placement Units of $3,773,310 and proceeds from the issuance of the promissory note with the Sponsor of $259,606, offset in part by the repayment of the promissory note with the Sponsor of $183,753.

For the period from February 23, 2021 (inception) through December 31, 2021, net cash provided by financing activities of $26,428 was the result of proceeds from the issuance of Class B common stock to the Sponsor of $25,000 and proceeds from issuance of the promissory note of $1,428.

As of December 31, 2022, GUCC had cash of $98,254 held outside the Trust Account. GUCC intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds on a non-interest bearing basis as may be required. On October 12, 2022, GUCC issued an unsecured promissory note (the “Original Note”) in the principal amount of up to $500,000 to the Sponsor. On March 1, 2023, GUCC issued an amended and restated promissory note (the “2023 Note”) in the principal amount of up to $2,000,000 to the Sponsor. The 2023 Note supersedes the Original Note. The 2023 Note is non-interest bearing and payable upon the earlier of February 17, 2024 or the date on which GUCC consummates its initial business combination. There is an outstanding balance of $250,000 on this note as of December 31, 2022. As of April 19, 2023, there is an outstanding balance of $1,600,000 on the 2023 Note. If GUCC completes its initial business combination, GUCC would repay such loaned amounts. In the event that the initial business combination does not close, GUCC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of its initial business combination. The units would be identical to the Private Placement Units. Other than as described above, the terms of such loans by GUCC’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of the business combination, GUCC does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as GUCC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Moreover, GUCC may need to obtain additional financing either to complete the initial business combination or because GUCC becomes obligated to redeem a significant number of GUCC’s public shares upon completion of the initial business combination, in which case GUCC may issue additional securities or incur debt in connection with such business combination. In addition, GUCC intends to target businesses larger than GUCC could acquire with the net proceeds of the IPO and the sale of the Private Placement Units, and may as a result be required to seek additional financing to complete such proposed initial business combination. Subject to compliance with applicable securities laws, GUCC would only complete such financing simultaneously with the completion of the initial business combination. If GUCC is unable to complete the initial business combination because GUCC does not have sufficient funds available to it, GUCC will be forced to cease operations and liquidate the Trust Account. In addition, following the initial business combination, if cash on hand is insufficient, GUCC may need to obtain additional financing in order to meet its obligations.

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Off-Balance Sheet Arrangements

GUCC did not have any off-balance sheet arrangements as of December 31, 2022 and December 31, 2021.

Contractual Obligations

Registration Rights Agreement

The holders of the founder shares, as well as the holders of the Private Placement Units (and underlying securities) and any securities issued in payment of working capital loans made to GUCC, will be entitled to registration rights pursuant to an agreement signed the effective date of the IPO. The holders of a majority of these securities are entitled to make up to three demands that GUCC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. GUCC will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriters and/or their designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the IPO, and the underwriters and/or their designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the IPO.

Underwriting Agreement

Simultaneously with the IPO, the underwriters fully exercised the over-allotment option to purchase an additional 1,125,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $11,250,000.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $1,078,125 in the aggregate, upon the closing of the IPO. In addition, $0.35 per unit, or $2,803,125 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that GUCC completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires GUCC management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. GUCC has not identified any critical accounting policies.

Recent Accounting Pronouncements

GUCC management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on GUCC’s financial statements.

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INFORMATION ABOUT THE GROUP

The Group’s Business

Overview

ESGL is a holding company incorporated as an exempted company under the laws of the Cayman Islands. As a holding company with no material operations of its own, ESGL conducts all of its operations through its operating entity incorporated in Singapore, Environmental Solutions (Asia) Pte. Ltd. (“ESA”).

ESA is a waste management, treatment and recycling company involved in the collection and recycling of hazardous and non-hazardous industrial waste from customers such as pharmaceutical, semiconductor, petrochemical and electroplating companies. ESA currently has two revenue streams, from: (i) services income which is primarily comprised of the fees it charges its customers for waste collection and disposal services, which fees are similar to those charged by ESA’s competitors, and (ii) the sales and trading of ESA’s circular products that are made and processed from the recycled waste collected from its customers with respect to its waste collection and disposal services, which ESA believes makes ESA a unique and environmentally friendly offering in the marketplace.

A fundamental tenet of ESA is that waste is a resource to be reused, repurposed and recirculated. ESA believes that this mindset of creating commodities from waste sets itself apart from the linear traditional waste industry participants, which largely only generate income from the collection, destruction and disposal of post-collection waste. This philosophy is ingrained and reflected in ESA’s business operations where it utilizes renewable energy and by-products produced from ESA’s waste treatment process to reduce its own operating costs. In line with this mindset, ESA’s primary business focus is the conversion and processing of industrial waste (that would otherwise be unused in the waste recycling process) into circular products such as pyrolysis oil, diesel, metals such as nickel, zinc, copper, silver, gold, minerals such as lime (calcium hydroxide) and fluorspar (calcium fluoride), and chemicals such as hydrochloric acid, sulfuric acid, and calcium chloride. ESA then sells these converted circular products to local and international end users, traders or overseas refiners who require the circular products for their own commercial use or for further processing including manufacturing and galvanizing purposes.

For the two years ended December 31, 2021 and 2022, the Group’s revenue generated from services income was approximately US$1.2 million and US$2.2 million respectively. For the two years ended December 31, 2021 and 2022, the Group’s revenue generated from the sales and trading of its circular products was approximately US$2.8 million and US$2.7 million, respectively.

Competitive Strengths

Unique Approach to Waste Management

ESA believes its mindset of creating commodities from waste sets it apart from linear traditional waste industry participants, which place emphasis on the destruction and disposal of waste. Like traditional waste management industry participants, ESA collects industrial waste from customers for a fee. Unlike its competitors, ESGL seeks to convert the waste it collects into circular products, which it can sell to its customers as raw materials to be circulated back into supply chains or to suppliers of raw materials.

In addition, ESA has developed sustainable waste management techniques that allow it to generate and capture renewable energy such as heat energy, water, and chemicals which is used by ESA to reduce its own net energy and resource consumption. Indeed, as focus on sustainability continues to increase globally, ESA believes its sustainable waste management techniques will help its customers meet environmental sustainability targets, such as Singapore’s “Zero Waste to Landfill” program for large manufacturing, petrochemical, pharmaceutical and semiconductor companies, which program seeks to significantly reduce waste from such companies being sent to landfills rather than being recycled into other products and energy resources.

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Furthermore, ESA’s circular products are considered sustainably sourced as they are made from recycled waste ESA collects from its customers. In the case of waste plastics conversion to ESA’s circular pyrolysis oil solution, called NewOil, this process is certified by the International Sustainability and Carbon Certification system (“ISCC”), thereby confirming ESA’s information and reporting as credible and reliable. ESA believes that the ISCC certification confirms that by offering this unique brand proposition which allows ESA’s customers to meet their environmental targets, ESA may sometimes be able to charge a premium for some of its services, when compared to traditional industrial waste management plants or other raw commodities manufacturers.

Sustainable & Renewable Energy Technologies

ESA owns and operates an industrial waste management plant in Singapore that uses waste wood gasification and solar energy for the thermal treatment processing of industrial waste. In order to harness the solar energy for the thermal treatment of industrial waste, ESA currently has 640kWp photovoltaic panels (also known as solar panels) installed in its plant building. ESA also owns and operates a commercial plant in Singapore to supply ISCC PLUS-certified circular pyrolysis oil made from waste plastics in Singapore.

These systems and engineering designs result in a low carbon footprint, whereby ESA generates only a minimal amount of by-product waste. In 2021, ESA only sent 1.1% of the waste it collected to the landfill. This is in deep contrast to most of ESA’s competitors who typically focus on processing waste through destructive methods and any by-product waste generated would be disposed of in the landfill.

Experienced Management Team

The Group’s core executive and management team, which consists of Mr. Quek Leng Chuang, Mr. Law Beng Hui, Mr. Ho Shian Ching and Mr. Lee Meng Seng, has amassed approximately a combined 100 years of relevant experience in waste management and the chemical supply chain and general management, including but not limited to corporate and financial management and services. The Company is led by its two executive directors, Mr. Quek Leng Chuang and Mr. Law Beng Hui. Mr. Quek, ESGL’s Chief Executive Officer and Chairman of ESGL’s board of directors, has over 30 years of experience in the waste management industry. In addition, Mr. Quek was awarded a Singapore Armed Force Scholarship to pursue Engineering in 1986, and subsequently served full time in the Singapore Army as an officer with Elite Infantry Division. He continued service honorably in the reserve until 2016, and attained the rank of Lieutenant Colonel. Mr. Law, the Company’s Chief Growth and Sustainability Officer, has over 20 years of experience in business strategy, brand portfolio and marketing management, including roles at Diageo plc and WPP plc.

Growth Strategy

Continue to invest in and develop new operating capabilities, technology, and carbon credits

In order to increase the types of industrial waste that ESA can process and reuse, it plans to add new operating lines to increase its sludge thermal processing capacity, acquire additional reactors, filter presses and auxiliaries to increase its spent acid processing capacity, enhance its capacity to process and convert waste plastics per year into oil, and to build a high temperature hazardous waste treatment system.

In particular, ESGL believes this treatment system will help ESA further develop its ability to capture and sell both carbon and plastic credits. The Singapore government has set a fixed price on both carbon and plastic credits and the Company intends to collaborate with a carbon consulting company for quantifying, measuring, verifying and monetizing any such credits that are generated from its planned treatment system.

ESGL also plans to invest in technologies that it believes will help ESA extract more value from waste. In addition, ESGL has begun to interface with think tanks and start-ups that may develop cutting-edge technologies that would benefit the Group’s business growth. As part of ESGL’s growth strategy, it has already begun to collaborate with a technology start-up which is a spin-off company of Nanyang Technological University in Singapore (Nanomatics Pte Ltd), to commercialize the conversion of syngas (from waste plastic pyrolysis) into carbon nanotubes and hydrogen.

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Mergers and Acquisitions

In addition to the long-term, organic growth strategies discussed above, ESGL intends to opportunistically acquire companies to expand its core technologies and introduce the Group to potential new client bases. For example, ESGL may acquire a waste transportation company to bolster the Group’s waste collection clients, and/or additional recycling or waste treatment facilities in order to achieve economies of scale, and ideally as a result, lower overall operating costs.

Overseas Market Expansion

Currently, the bulk of the Group’s revenue is generated in the Singapore market. However, ESGL believes the Group’s sustainable and unique business model can be expanded to several international markets. For example, Batam, Indonesia is a free trade city that borders Singapore, with a population of 1.4 million people and several clusters of industrial parks with multi-national corporation manufacturers. However, the Group believes that there are no hazardous waste facilities in Batam, and that all hazardous waste collections are shipped to West Java, Indonesia for treatment. By simply removing the transportation cost for such waste, ESGL believes that its potential expansion in Batam will be an excellent demonstration of the efficacy and sustainability of its business model for waste management in markets outside its original operating jurisdiction.

Corporate History of ESGL

ESGL is a holding company incorporated under the laws of the Cayman Islands as an exempted company with limited liability on June 14, 2022. ESGL has no substantive operations other than holding all of the issued shares of Environmental Solutions Asia Holdings Limited (“ES BVI”), a holding company incorporated under the laws of the British Virgin Islands on June 29, 2022.

On August 5, 2022, as part of a reorganization, ES BVI acquired the entire equity interest in Environmental Solutions (Asia) Pte. Ltd. (“ESA”), which was incorporated under the laws of Singapore on May 8, 1999, from its shareholders, namely Quek Leng Chuang, Law Beng Hui, Chem Integrated Management Pte. Ltd., LV Capital Holdings Limited, Ling Sheng Hwang, Ling Sheng Chung, Lim Suat Bee, Julie and other shareholders, and as consideration, ES BVI allotted and issued its ordinary shares to the aforementioned shareholders in the same proportion as their respective shareholdings in ESA. Upon completion of such reorganization, ESA became a wholly-owned subsidiary of ES BVI.

The following chart shows the Company’s corporate structure prior to the Business Combination as of the date of this proxy statement/prospectus, including its principal subsidiaries.

Environmental Solutions Group Holdings Limited Cayman Islands
100%
Environmental Solutions Asia Holdings Limited British Virgin Islands
100%
Environmental Solutions (Asia) Pte. Ltd. Singapore

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Industry

While goods manufactured in Singapore are often exported out of the country into the global supply chain, a disproportionately large amount of industrial waste from such goods manufacturing remains in Singapore. According to data reported by the Singapore’s government, required under the Basel Convention, the amount of hazardous waste in Singapore for 2020 was 359,170 metric tons, and has been growing at an average compound annual growth rate of 7% over the last 20 years.

Given this growth and the non-discretionary nature of the services provided in the Group’s business, we believe that the waste management industry is relatively resistant to cyclical economic trends. The industry is characterized by a range of attractive features, including: (i) high visibility of earnings due to predictable waste generation of commercial customers, (ii) the absence of cost-effective substitutes for collection, beneficial re-use and landfill disposal, (iii) high barriers to entry created by the lengthy permitting process and significant capital costs of handling industrial waste, and (iv) the ongoing trend of municipalities and local governments seeking to turn over management of public services, including waste services, to private firms.

Product & Service Quality and Safety

ESA’s waste management operations are ISO 14001:2015 certified. All of ESA’s operating procedures are documented and the associated risks of each business activity is reviewed at least annually, and updated where necessary. To ensure ESA’s waste collection procedures are followed correctly, ESA provides operator training to our operator staff and this training is conducted by our safety and production managers.

In addition to ESA’s waste collection procedures, its waste treatment and conversion processes are also ISO 9001: 2015 certified and we follow strict operational procedures in the treatment and conversion of waste. Moreover, ESA ensures its circular products meet its quality control standards with the support of its in-house laboratory. More recently, ESA’s business operations involved in the conversion of waste plastics into oil have complied with the requirements of the certification systems of ISCC Plus (International Sustainability and Carbon Certification). These certifications and qualifications are renewed annually, with the provision of regular training to ESA’s management team and employees being an integral requisite. ESA’s workplace safety and health procedures are certified as Bizsafe Level 3, as issued by the Workplace Safety and Health Council in Singapore.

Suppliers and Logistics Providers

In addition to the waste generated by ESA’s customers, ESA purchases industrial waste from suppliers, such as companies from the biomedical, pharmaceutical, electronics, semiconductors, electroplating, and petrochemicals industries. ESA also has suppliers that provide it with certain equipment such as bins, containers for waste, machine parts, as well as other auxiliary equipment used in ESA’s waste generation plant and laboratory that is essential to ESA’s business operations.

For the year ended December 31, 2021, one supplier accounted for approximately 15.6% of the Group’s total inventory and logistic costs. For the year ended December 31, 2022, two suppliers accounted for approximately 18.1% and 14.1% of the Group’s total inventory and logistics costs.

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The following summarizes the material terms of ESA’s typical sales contracts:

Term:	The agreed term is generally 1 to 2 years.

Description and type of product:	The contract stipulates the type and specifications of the waste to be purchased by ESA.

Rebate Scheme:	The purchase price for the waste is determined based on the concentration and amount of precious metals in the waste and sold to ESA via a rebate scheme.

Weight:	The contract stipulates how ESA will perform the weighing procedures and the containers used to pack the waste.

Acceptance:	The waste shall be transported to the plants of ESA.

Sample and Analysis:	The contract stipulates how the sampling and analysis of the waste will be performed by ESA.

Payment terms:	Payment is generally made in US dollars upon receipt of the invoice within 30 days from the relevant supplier.

Termination:	The contract shall be renewed automatically unless termination notice has been issued to either party at least 1 to 3 months before the expiry date.

The contract shall be terminated by the supplier if:

● ESA fails to observe or perform any provision or terms of the agreement.

● ESA gives or offers any substantial gift whether by way of money, goods or otherwise to an employee of the supplier, or if any employee/family of an employee of the supplier has an unrevealed substantial interest in the business of ESA of which ESA has knowledge of.

Confidentiality:	It also stipulates both parties shall not disclose the existence of the contract, its terms and conditions, without prior consent from the other party and any information received by the parties under this contract shall not be used other than for the waste treatment/storage/conditioning services and shall not be disclosed to any third parties.

This clause shall survive 3 years from the termination or expiration of the contract.

ESA engages third party logistics providers to provide ESA with freight and transportation services for the collection of waste and the transportation of ESA’s circular products to customers.

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For the year ended December 31, 2021, one logistics provider accounted for approximately 10.02% of the Group’s total cost of inventory and logistics. For the year ended December 31, 2022, one logistics provider accounted for approximately 14.14% of the Group’s total cost of inventory and logistics.

The following summarizes the material terms of the typical contracts with the Company’s logistics providers:

Term:	The agreed term is generally 1 to 2 years.

Service Fee for transportation:	The contract stipulates the amount of service fees (i) per trip during specified hours and (ii) per hour after specified hours.

Service Fee for loading:	The service fees for the loading of goods per trip.

Payment terms:	Generally within 30 days and prices quoted excluding good and services tax.

Sales and Marketing

ESA’s sales team is composed of four employees, and they are involved in providing sales support administration and customer services.

Sales and marketing generally is a business-to-business endeavor, and ESA adopts email marketing as the primary method of reaching out to potential customers. ESA acquires new email-registered members through a diverse set of paid and unpaid marketing channels. ESA’s paid advertising efforts include search engine marketing, affiliate channels, and specific offline marketing channels. ESA’s non-paid advertising efforts include search engine optimization, non-paid social media, customer referrals and email. Upon acquiring a customer or a potential customer’s email address, ESA focuses on how to increase their engagement with ESA’s products and services. This effort to increase engagement and repeat purchasing is primarily accomplished by providing consistent customer service and email marketing efforts. ESA also has a cloud-based customer relationship management system to promote its sales and marketing efforts. ESA also adopts search engine optimization strategies to place it on the first page of most relevant searches so that potential customers and suppliers can easily locate ESA.

Other than the above traditional means to attract potential customers, ESA is also a member of the Waste Management Recycling Association of Singapore, the United Nations Global Compact, and Association of Process Industry where it actively participates in industry forums to promote the ESA’s brand and awareness to sustainable solutions towards waste management. Additionally, and as part of ESA’s corporate social responsibility efforts, ESA has partnered up with the non-profit, Alliance to End Plastic Waste, to develop an educational program which aims to recycle at least 350 metric tons of plastics through educational institutions in Singapore.

Customers

We provide our waste collection and disposal services to the following customers, which include but are not limited to:

(i)	petrochemical companies such as Shell Easter Petroleum Pte Ltd (“Shell”), ExxonMobil Asia Pacific Pte Ltd, Huntsman Corporation and Singapore Refining Company Pte Ltd;
(ii)	semi-conductors such as Micron Semiconductor Asia Operations Pte Ltd, STMicroelectronics Pte Ltd and GlobalFoundries;
(iii)	pharmaceutical corporations such as AbbVie Operations Singapore Pte Ltd, Alcon Singapore Manufacturing Pte Ltd and Pfizer Asia Manufacturing Pte Ltd;
(iv)	technology equipment manufacturers such as Linxens Singapore Pte Ltd, Singapore Epson Industrial Pte Ltd and Lincstech Circuit Singapore Pte Ltd; and
(v)	chemical product companies such as Stella Chemifa Singapore Pte Ltd and BASF South East Asia Pte Ltd.

In line with our circularity mission, we treat and process the collected waste into circular products, which include but are not limited to, pyrolysis oil, fluorspar, treated acid, base metals and nickel carbonate, and sell them to local and international end users, traders or overseas refiners, including Shell, Pt Kedaung Oriental Porce, Progress Galvanizing Pte Ltd, GRM Co. Ltd and NickelHutte Aue GMBH.

When selecting ESA’s customers, ESA considers factors such as their size, creditworthiness and financial strength. ESA generally delivers the circular products to its customers after they have made approximately more than 80% of the payment to ESA to minimize any risk of bad debt and non-payment.

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For the year ended December 31, 2021, five of the Group’s customers accounted for approximately 11.4%, 24.7%, 16.0%, 11.1% and 10.0% of the Group’s total revenue. Trade receivables from these customers was approximately US$31,000 as of December 31, 2021.

For the year ended December 31, 2022, four of the Group’s customers accounted for approximately 15.8%, 14.7%, 12.7% and 11.3% of the Group’s total revenue. Trade receivables from these customers was approximately US$159,697 as of December 31, 2022.

The following summarizes the material terms of the Company’s typical service contracts:

Term:	The agreed term is generally for 1 to 2 years.

Description and type of waste:	The contract stipulates the type and specifications of the waste to be collected by ESA.

Service Fee:	The service fees for the collection and disposal of waste are determined based on a fixed price per unit of the waste.

Payment terms:	Full payment of the service fees is to be made within 7 to 14 working days after receipt of the invoice from ESA.

Termination:

The contract shall be renewed automatically unless termination notice has been issued to either party at least 1 to 3 months before the expiry date.

The contract shall be terminated by the customer if:

● ESA fails to observe or perform any provision or terms of the agreement.

● ESA gives or offers any substantial gift whether by way of money, goods or otherwise to an employee of the customer, or if any employee/family of an employee of the customer has an unrevealed substantial interest in the business of ESA of which ESA has knowledge of.

Confidentiality:

The contract stipulates that ESA shall not assign, transfer or subcontract the contract nor assign rights, obligations or duties under the contract to any other party without the prior written consent of the customer.

It also stipulates both parties shall not disclose the existence of the contract, its terms and conditions, without prior consent from the other party and any information received by the parties under this contract shall not be used other than for the waste treatment/storage/conditioning services and shall not be disclosed to any third parties.

This clause shall survive 3 years from the termination or expiration of the contract.

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The following summarizes the material terms of a typical purchase order:

Description and type of product:	The purchase order stipulates the type and specifications of the circular products to be supplied and delivered to the customer.
Price of product:	The price of the circular product is determined based on a fixed price per unit.
Weight:	The contract stipulates how ESA will perform the weighing procedures for the circular products.
Payment terms:	Full payment of the price of the product is to be made within 30 days after receipt of the invoice from ESA.

Research and Development

ESA is committed to researching and developing its industrial waste treatment technologies in order to meet the demands of its customers in the industrial waste treatment market.

Internally, ESA collects feedback from its completed projects and modifies its equipment and technologies based on the feedback and from its previous experiences. ESA believes scientific and technological innovations will aid it to achieve its long-term strategic objective of becoming one of the premier industrial waste treatment companies in Singapore. For this reason, ESA devotes significant financial and personnel resources to research and development. ESA’s current research and development efforts are primarily focused on waste treatment methodologies. ESA’s internal research and development team is comprised of highly skilled engineers and scientists with extensive experience in industrial waste treatment technologies, chemistry, and design. To supplement ESA’s internal expertise, it is also looking to collaborate with third-party institutions.

As of December 31, 2021 and 2022, the Company’s capitalized research and development expenses were approximately US$2.0 million and US$3.0 million, respectively. The Company intends to continue to invest in research and development to support and enhance its existing waste management methodologies and promote further innovation in the realm of waste management and treatment to enhance ESA’s position in the market.

Seasonality

The volume of industrial waste in certain regions where ESA operates also tends to increase during the summer months. ESA’s second and third quarter revenues and results of operations typically reflect these seasonal trends. Service disruptions caused by severe storms, extended periods of inclement weather or climate events can significantly affect ESA’s operating results. On the other hand, certain destructive weather and climate conditions, such as wildfires and hurricanes, can increase the Company’s revenues as a result of the waste volumes generated by these events. While weather-related and other event driven special projects can boost revenues through additional work for a limited time, due to significant start-up costs and other factors, such revenue can generate earnings at comparatively lower margins.

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Intellectual Property

The Group has submitted an application with the Intellectual Property Office of Singapore to register “” and “” as the Company and ESA’s logo in Singapore. As of December 31, 2021, ESA has registered the trademark “” for NewOil, one of ESA’s key products, with the Intellectual Property Office of Singapore. The Group also intends to register the trademark “” and “” as the Company and ESA’s logo in Indonesia.

The Group believes that its intellectual property is important to the success and positioning of the Company. Through ESA’s trademarks and domain name, the Group believes it has enhanced its brand recognition as well as highlighted NewOil as one of its key products, hence distinguishing ESA from its competitors and reinforcing the positive corporate image ESA has among its customers and suppliers.

The Group cannot assure you that any pending trademark, patent or copyright will be approved by the relevant government authorities. In addition, any rights granted under any of ESA’s existing or future patents, copyrights or trademarks may not provide meaningful protection or any commercial advantage to the Company. With respect to our other proprietary rights, it may be possible for third parties to copy or otherwise obtain and use proprietary technology without authorization or to develop similar technology independently. The Group may in the future initiate claims or litigation against third parties to determine the validity and scope of proprietary rights of others. In addition, the Group may in the future initiate litigation to enforce its intellectual property rights or to protect its trade secrets.

Competition

The Group faces significant competition from the numerous waste management companies who collect and dispose of the waste ESA needs for its waste management and treatment processes. Such competitors include ECO Special Waste Management Pte Ltd, Chem-Solv Technologies Pte Ltd, Modern Asia Environmental Holdings Pte Ltd, and Veolia ES Singapore Industrial Pte. Ltd.

A substantial majority of the Group’s competitors are significantly larger than the ESA and have more capital to invest in their businesses. Competitors could also seek to gain market share by reducing the prices they charge customers, introducing products and solutions that are similar to ESA’s or introducing new technology tools.

Facilities

The Group’s headquarters are located at 101 Tuas South Avenue 2, Singapore 637226, with approximately 95,000 square feet of facility space, pursuant to a 17-year state lease that terminates on November 30, 2030. The Group pays S$9,225.09 per month under such lease, which may be subject to a potential increase of the rent based on the prevailing market rate every year. This facility is used for the processing of solid and liquid industrial waste and the physical-chemical treatment of acids and alkali wastes. The facility also processes waste wood to be converted into renewable heat energy, and the auxiliaries and offices are powered by 640 KWp Solar PV on the main building roof.

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The Group also leases a factory space at 62 Tuas Street 5, Singapore 637802, with approximately 25,000 square feet of facility space, pursuant to a 30-year state lease that terminates on March 31, 2038. This facility is used for the processing of chemical wastes and the pyrolysis of waste plastics into NewOil.

The Group leases another factory space at 110 Tuas South Avenue 3, Singapore 637369, with approximately 34,000 square feet of facility space, pursuant to a two-year tenancy agreement that terminates on January 31, 2023. This facility is used for the storage of waste and circular products. This facility is integral to our supply chain operations and is used mainly for the storage of wastes prior to treatment and the Group’s circular products prior to dispatch or export for sales. The site has the capacity to simultaneously load up to 6 shipping containers at once, providing adequate support for the Group’s export sales activities.

The Company believes that its facilities are adequate to meet its needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any expansion of the Group’s operations.

Employees

As of March 18, 2023, the Group had 64 full-time employees, all of whom are located in Singapore. The Group has no part-time employees. The Group’s success depends on its ability to attract, motivate, train and retain qualified personnel. The Group believes it offers its employees competitive compensation packages and an environment that encourages self-development. Hence, the Group has generally been able to attract and retain qualified personnel and maintain a stable core management team.

None of the Group’s employees are represented by a labor union or covered by a collective bargaining agreement. The Group has not experienced any employment-related work stoppages in the past, and the Group considers its relations with its employees to be good.

Legal Proceedings

The Group is not party to any ongoing legal proceedings that in the opinion of the Group’s management would have a material adverse effect on ESA’s business. However, from time to time, the Group may be involved in legal proceedings or may be subject to claims arising in the ordinary course of its business. Although the results of litigation and claims cannot be predicted with certainty, the Group believes that the final outcome of such matters will not have a material adverse effect on its business, operating results, financial condition or cash flows.

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REGULATIONS APPLICABLE TO THE GROUP

This section sets forth a summary of the significant regulations or requirements in the jurisdictions where the Group conducts its material business operations, namely Singapore. The primary laws and regulations to which the Group is subject relate to dividend distributions, environmental, public health, intellectual property rights, anti-money laundering and terrorism financing and employment and labor.

Regulations on Dividend Distributions

The governing legislation for the distribution of dividends in Singapore is the Companies Act 1967 (the “Singapore Companies Act”). Under the Singapore Companies Act, a Singapore company is only allowed to pay dividends out of profits in compliance with Section 403 of the Singapore Companies Act (which prohibits dividends from being paid out of profits applied towards the purchase of the company’s own shares or gains derived by the company from the disposal of treasury shares) and in accordance with the company’s constitution and the generally acceptable accounting principles in Singapore.

Regulations on Labor

The Employment Act 1968 (“Employment Act”) generally extends to all employees, with the exception of certain groups of employees. It provides employees falling within its ambit protections such as minimum notice periods, maximum working hours, a maximum amount of deductions from wages, minimum holidays and rest days etc. The Employment Act also applies to employees who are foreigners so long as they fall within the definition of “employee” under the Employment Act.

Aside from minimum benefits in respect of the aforesaid terms of employment in the Employment Act, employees in Singapore are entitled to contributions to the Central Provident Fund by the employer as prescribed under the Central Provident Fund Act 1953. The specific contribution rate to be made by employers varies depending on whether the employee is a Singapore citizen or permanent resident in the private or public sector and the age group and wage band of the employee. Generally, for employees who are Singapore citizens in the private sector or non-pensionable employees in the public sector, 55 years old or below and that earn more than S$750 (US$545) a month, the employer’s contribution rate is 17% of the employee’s wages.

The Employment of Foreign Manpower Act 1990, provides that no person shall employ a foreign employee unless the foreign employee has a valid work pass. Work passes are issued by the Controller of Work Passes.

Public Health Laws

The Group is subject to a number of laws and regulations that relate to environmental public health, which cover the disposal and treatment of industrial waste, and the prevention of public nuisance. These regulations are promulgated under the Environmental Public Health Act 1987 and includes without limitation, the Environmental Public Health (General Waste Collection) Regulations, the Environmental Public Health (General Waste Disposal Facility) Regulations and the Environmental Public Health (Toxic Industrial Waste) Regulations. The Group has obtained the necessary licenses and approvals from the NEA (i) for the collection of general industrial waste, (ii) to construct, establish, maintain or operate disposal facility that receives, stores, sorts, treats or processes general waste, and (iii) for the handling, transportation, treatment and disposal of toxic industrial waste.

Hazardous Waste Laws

Singapore acceded to the Basel Convention on the Control of Transboundary Movements of Hazardous Wastes and their Disposal in 1996 (the “Basel Convention”). The Hazardous Waste (Control of Export, Import and Transit) Act (“Hazardous Waste Act”) and its regulations were enacted to regulate the export, import and transit of certain hazardous wastes in accordance with the principles and provisions of the Basel Convention. Under the Hazardous Waste Act, any person who wishes to export, import or transit hazardous wastes will require a permit from the Chemical Control and Management Department (“CCMD”), the national competent authority for Basel Convention in Singapore. The Group has obtained a permit from the CCMD to export certain hazardous waste from Singapore.

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In addition, the Environmental Protection and Management Act of 1999 (“EPMA”) and its regulations provides for the protection and management of the environment and regulates air pollution, water pollution, land pollution and noise control. In particular, in relation to hazardous substances, the Group has also obtained the necessary license and approval from the NEA to import, sell, store, sell and transport hazardous substance required under the Environmental Protection and Management (Hazardous Substances) Regulations.

Other Environmental Laws

Other environmental legislation which is relevant to the Group’s business includes, without limitation (i) the Radiation Protection Act 2007 (“RPA”) which was enacted to control and regulate the import, export, manufacture, sale, disposal, transport, storage, possession and use of radioactive materials and irradiating apparatus, to make provision in relation to the non-proliferation of nuclear weapons, to establish a system for the imposition and maintenance of nuclear safeguards, and to implement the Convention on the Physical Protection of Nuclear Material, (ii) the Control of Vectors and Pesticides Act 1998, which regulates the destruction of vectors and the control of vector-borne diseases, and (iii) the Sewerage and Drainage Act 1999 (“SDA”) which regulates inter alia, the discharge of sewage and trade effluent.

The Group has obtained a license under the RPA to possess or keep ionizing irradiating apparatus from the NEA and also an approval under the SDA to discharge trade effluent into public sewer from the PUB.

Regulations on Intellectual Property Rights

The Intellectual Property Office of Singapore administers the intellectual property legislative framework in Singapore, which includes copyrights, trademarks and patents. Singapore is a member of the main international conventions regulating intellectual property matters, and the WTO’s Agreement on Trade Related Aspects of Intellectual Property Rights.

Copyright

Pursuant to the Copyright Act 2021 which was enacted on November 21, 2021, authors of protected works enjoy various exclusive rights, including the rights of reproduction and communication to the public. An author will automatically enjoy copyright protection as soon as he creates and expresses an original work, including all types of commissioned content, in a tangible form. There is no need to file for registration to obtain copyright protection.

Trademarks

Singapore operates a first-to-file system in respect of registered trademarks under the Trade Marks Act, 1998, and the registered proprietor is granted a statutory monopoly of the trademark in Singapore in relation to the product or service for which it is registered. In the event of any trademark infringement, the registered proprietor will be able to rely on the registered trademark as proof of his right to the mark, and the infringement of a trademark may give rise to civil and criminal liabilities. Statutory protection of a registered trademark can last indefinitely, as long as the registration is renewed every 10 years.

Regulations on Anti-money Laundering and Prevention of Terrorism Financing

The primary anti-money laundering legislation in Singapore is the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 (“CDSA”), provides for the confiscation of benefits derived from, and to combat, corruption, drug dealing and other serious crimes. Generally, the CDSA criminalizes the concealment or transfer of the benefits of criminal conduct as well as the knowing assistance of the concealment, transfer or retention of such benefits.

The Terrorism (Suppression of Financing) Act 2002 (“TSOFA”), is the primary legislation for the combating of terrorism financing. It was enacted to give effect to the International Convention for the Suppression of the Financing of Terrorism which was adopted by Singapore in 2001.

Besides criminalizing the laundering of proceeds derived from drug dealing and other serious crimes and terrorism financing, the CDSA and the TSOFA also require suspicious transaction reports to be lodged with the Suspicious Transaction Reporting Office or to report any information regarding a transaction in terrorist property to the relevant authorities. If any person fails to lodge the requisite reports under the CDSA and the TSOFA, it may be subject to criminal liability.

The Precious Stones and Precious Metals (Prevention of Money Laundering and Terrorism Financing) Act 2019 (the “PSPM”) regulates persons who carry on a business of regulated dealing or as intermediaries for regulated dealing, so as to prevent money laundering and terrorism financing. The Group has obtained a certificate issued under PSPM to carry on a business of regulated dealing or business as an intermediary for regulated dealing in Singapore.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF THE GROUP

You should read the following discussion and analysis of the Group’s financial condition and results of operations in conjunction with the section entitled “Selected Historical Financial Information of the Group”, the Group’s combined and consolidated financial statements, and the related notes included elsewhere in this proxy statement/prospectus, which were prepared in accordance with IFRS, as issued by the IASB, and presented in U.S. dollars (US$), which is the Group’s functional currency. This discussion contains forward-looking statements that involve risks and uncertainties. The Group’s actual results and the timing of events could differ materially from those anticipated in these forward- looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

ESGL is a holding company incorporated as an exempted company under the laws of the Cayman Islands. As a holding company with no material operations of its own, the Group conducts all of its operations through its operating entity incorporated in Singapore, ESA.

The Group is a waste management, treatment and recycling company involved in the collection and recycling of hazardous and non-hazardous industrial waste from customers such as pharmaceutical, semiconductor, petrochemical and electroplating companies. The Group currently has two revenue streams, from: (i) services income which is primarily comprised of the fees charged to customers for the provision of waste collection and disposal services, which fees are similar to those charged by the Group’s competitors, and (ii) the sales and trading of its circular products made from recycled waste, which is believed to make the Group a unique and environmentally-friendly offering in the marketplace.

Factors Affecting the Group’s Performance and Related Trends

The Group believes that the key factors affecting its performance and financial performance include:

(i)	Continuous Engagement with the Group’s Customers: The Group benefits from its unique approach to waste handling — captive consumption, which has allowed it to capture customers from the target market segment of multinational corporations that aim to meet their environmental, social and governance goals. The Group’s revenue growth largely depends on its ability to retain current customers and attract new customers, including its ability to form relationships with and manage an increasing number of customers. In addition to the traditional means of attracting potential customers via emails, business brochures and LinkedIn, ESA is also a member of the Waste Management Recycling Association of Singapore and the United Nations Global Compact where it actively participates in industry forums to promote the Group’s brand and awareness of sustainable solutions, which has resulted in a substantial increase in customer engagement.

(ii)	Manufacturing Activities: The Group derives part of its revenue by charging a disposal fee for the use of its collection and disposal service. Since the Group’s core business is tied to the volume of waste generated by its customers, its revenue growth could be influenced by manufacturing activities which are affected by the global supply and demand, as well as macroeconomic conditions.

(iii)	Commodities Price: The Group derives part of its revenue from the sales and trading of its circular products, which typically include zinc, precious metals and base metals. As such, the prevailing market prices and the demand of these commodities will also determine the Group’s profitability and the sale of each commodity, respectively.

(iv)	Inflation: While many of the economies in Asia have experienced rapid growth over the last two decades, they currently are experiencing inflationary pressures, and the rate of growth is slowing down. The economy in Singapore and globally has experienced general increases in certain operating costs and expenses, such as employee compensation and office operating expenses as a result of higher inflation. Average wages in Singapore are expected to continue to increase and the Group expects that its employee costs, including wages and employee benefits, will continue to increase. Unless the Group is able to control its employee costs or pass them on to its clients, its financial condition, and results of operations may be adversely affected.

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As governments in Asia (and worldwide) take steps to address current inflationary pressures, there may be significant changes in the availability of bank credit, commercial reasonability of interest rates, limitations on loans, restrictions on currency conversions and foreign investment rules, thereby restricting the availability of credit and reducing economic growth. Inflation, actions that may be implemented to combat inflation and public speculation about any possible additional actions also may contribute materially to economic uncertainty in Asia (and worldwide) and accordingly weaken investor confidence, thus adversely impacting economic growth and causing decreased economic activity, which in turn could lead to a reduction in demand for the Group’s products and services, and consequently have a material adverse effect on its businesses, financial condition and results of operations. Conversely, more lenient government policies and interest rate decreases may trigger increases in inflation and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect the Group’s business. There also may be imposition of price controls. If prices for the Group’s waste disposal services and/or its circular products rise at a rate that is insufficient to compensate for the rise in the costs of supplies and operations, it may have an adverse effect on the Group’s profitability. If these or other similar restrictions are imposed by a government to influence the economy, it may lead to a slowing of economic growth.

(v)	Government Regulations in Singapore: The Group’s operating subsidiary, ESA, is incorporated, and its operations and assets are all located, in Singapore. Accordingly, the Group’s business could be influenced by economic policies and initiatives undertaken by the Singapore government, changes in the Singapore business or regulatory environment affecting its customers and changes in the Singapore government policy on waste management. Unfavorable changes could affect demand for services that the Group provides and could materially and adversely affect its results of operations. Although the Group has generally benefited from Singapore’s economic growth and the policies to encourage the improvement of waste management, it is also affected by the complexity, uncertainties and changes in the Singapore economic conditions and regulations governing the waste industry.

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Results of Operations

Comparison of the Years Ended December 31, 2022 and 2021

	For the Year Ended December 31,
	2022	2021	Change	Percentage Change
	(US$)	(US$)	(US$)	(%)
Revenue	4,992,034	3,958,367	1,033,667	26.1
Other income	396,373	453,054	(56,681)	(12.5)
Cost of inventory	1,093,194	896,586	196,608	21.9
Logistics costs	689,762	419,543	270,219	64.4
Operating expenses	3,442,652	1,612,356	1,830,296	113.5
Finance expense	246,359	250,819	(4,460)	(1.8)
Depreciation and amortization	2,300,252	1,857,701	442,551	23.8
Loss before income tax	(2,383,812)	(625,584)	(1,758,228)	(281.1)
Income tax (expense)/credit	(8,000)	(43,000)	(35,000)	(81.4)
Net loss	(2,391,812)	(668,584)	(1,723,228)	(257.7)

Revenue

The Group derives its revenue from (i) the sales and trading of its circular products and (ii) other services income which generally comprises the disposal fees it charges its customers for waste collection and disposal services. The Group’s revenue increased by approximately US$1.0 million or 26.1% from approximately US$4.0 million for the year ended December 31, 2021 to approximately US$5.0 million for the year ended December 31, 2022, primarily attributable to the increase in other services income and was partially offset by the slight decrease in the sales and trading of its circular products.

The Group’s revenue generated from the sale and trading of its circular products decreased slightly by approximately US$61,000 or 2.2%, from approximately US$2.8 million for the year ended December 31, 2021 to approximately US$2.7 million for the year ended December 31, 2022. The slight decrease in revenue was primarily attributable to (i) the decrease in sales of precious metals of approximately US$48,000 or 4.7% from approximately US$1.0 million for the year ended December 31, 2021 to approximately US$963,000 for the year ended December 31, 2022, the decrease in sales of base metals of approximately US$179,000 or 23.4% from approximately US$766,000 for the year ended December 31, 2021 to approximately US$587,000 for the year ended December 31, 2022, and the decrease in sales of metal scrap of approximately US$21,000 or 64.8% from approximately US$32,000 for the year ended December 31, 2021 to approximately US$11,000 for the years ended December, 2022, primarily due to the availability of materials, feasible freight charges and scheduling, and (ii) the fact that no sales of rhodium were made for the year ended December 31 2022 as compared with approximately US$361,000 for the year ended December 31, 2021. The slight decrease in revenue for the year ended December 31, 2022 was partially offset by the increase in sales of zinc by approximately US$547,000 or 85.7% from approximately US$638,000 for the year ended December 31, 2021 to approximately US$1.2 million for the year ended December 31, 2022 due to the increase in demand arising from the resumption of manufacturing activities.

The Group’s revenue generated from other services income increased by approximately US$1.1 million or 95.1% from approximately US$1.2 million for the year ended December 31, 2021 to approximately US$2.2 million for the year ended December 31, 2022, primarily due to the increase in demand for disposal services of solid industrial wastes, waste plastics, waste wood and chemical wastes arising as the recovery of the economy from the COVID-19 pandemic continues apace in 2022 as compared with the relatively gradual recovery in 2021. Approximately 26.0% of the increase in the other services income revenue or approximately US$276,000 was attributable to an increase in the service price for its waste disposal services with the remaining approximately 74.0% or approximately US$779,000 was attributable to the increased volume of waste disposal services provided to its customers.

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Other Income

The Group’s other income is mainly comprised of (i) grants, (ii) foreign exchange gains, (iii) warehousing and logistics services, (iv) gain from disposal of motor vehicle, and (v) other income sources relating to interest income from bank deposits and proceeds from the disposal of property, plant and equipment. The following table sets out the breakdown of other income for the periods indicated:

	For the Year Ended December 31,
	2022	2021	Change	Percentage Change
	(US$)	(US$)	(US$)	(%)
Grants	192,588	212,858	(20,270)	(9.5)
Foreign exchange gains	-	215,756	(215,756)	(100.0)
Warehousing and logistics services	175,650	24,364	151,286	620.9
Gains from disposal of motor vehicle	26,586	-	26,586	-
Others	1,549	76	1,473	1938.2
Total	396,373	453,054	(56,681)	(12.5)

The Group’s other income decreased by approximately US$57,000 or 12.5% from approximately US$453,000 for the year ended December 31, 2021 to approximately US$396,000 for the year ended December 31, 2022. Such decrease was primarily attributable to (i) the recognition of foreign exchange gains of approximately US$216,000 for the year ended December 31, 2021 as mentioned below as compared with none for the year ended December 31, 2022, and (ii) the decrease in grants of approximately US$20,000 or 9.5% from approximately US$213,000 for the year ended December 31, 2021 to approximately US$193,000 for the year ended December 31, 2022 as the Group had received less employment related subsidies under the temporary Job Growth Support Scheme and Job Support Scheme, which was partially offset by (i) the increase in the income the Group received from the provision of warehouse and logistics services by approximately US$151,000 or 620.9% from approximately US$24,000 for the year ended December 31, 2021 to approximately US$176,000 for the year ended December 31, 2022, and (ii) the proceeds the Group received from the disposal of motor vehicle of approximately US$26,000 for the year ended December 31, 2022.

Cost of Inventory

The Group’s cost of inventory represents costs and expenses attributable to the provision of its circular products. The Group’s cost of inventory increased by approximately US$197,000 or 21.9% from approximately US$897,000 for the year ended December 31, 2021 to approximately US$1.1 million for the year ended December 31, 2022, which is in line with the significant increase in sales of zinc as mentioned above.

Logistics Costs

The Group’s logistics costs represent costs attributable to the collection of waste and the delivery of its circular products. The Group’s logistics costs increased by approximately US$270,000 or 64.4% from approximately US$420,000 for the year ended December 31, 2021 to approximately US$690,000 for the year ended December 31, 2022, which is in line with the increased demand for disposal services of wastes and the overall increase of Group’s business operations arising from the significant recovery of economic activities from the COVID-19 pandemic in 2022 as compared with the relatively gradual recovery in 2021.

Operating Expenses

The Group’s operating expenses mainly comprise employee benefits expense and other operating expenses. The Group’s operating expenses increased by approximately US$1.8 million or 113.5%, from approximately US$1.6 million for the year ended December 31, 2021 to approximately US$3.4 million for the year ended December 31, 2022, primarily attributable to the overall increase in employee benefits expense and other operating expenses.

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Employee Benefits Expense

Employee benefits expense is mainly comprised of (i) salaries, wages and bonuses, (ii) directors’ remuneration, (iii) employer’s contribution to defined contribution plans including Central Provident Fund, and (iv) other short-term benefits, including compulsory skills development levy imposed in Singapore, administrative expenses relating to the application and/or renewal of work permits for foreign staff, medical expenses, staff insurance, staff welfare and training expenses, less (v) the amount capitalized as internal development of intangible assets. The following table sets out the breakdown of employee benefits expense for the periods indicated:

	For the Year ended December 31,
	2022	2021	Change	Percentage Change
	(US$)	(US$)	(US$)	(%)
Salaries, wages and bonuses	1,571,124	1,373,630	197,494	14.4
Directors’ remuneration	211,853	224,469	(12,616)	(5.6)
Employer’s contribution to defined contribution plans including Central Provident Fund	107,263	121,913	(14,650)	(12.0)
Other short-term benefits	54,077	48,926	5,151	10.5
Less: amount capitalized as internal development of intangible assets	(1,011,193)	(956,259)	(54,934)	(5.7)
Total	933,124	812,679	120,445	14.8

The Group’s employee benefits expense increased by approximately US$120,000 or 14.8% from approximately US$813,000 for the year ended December 31, 2021 to approximately US$933,000 for the year ended December 31, 2022. Such increase in employee benefits expense was primarily attributable to (i) the increase of salaries, wages and bonuses of approximately US$197,000 or 14.4% from approximately US$1.4 million for the year ended December 31, 2021 to approximately US$1.6 million for the year ended December 31, 2022 mainly due to higher operational staff headcount as the Group geared up for higher production to meet increased customer’s demands, and (ii) the increase of other short-term benefits of approximately US$5,000 or 10.5% from approximately US$49,000 for the year ended December 31, 2021 to approximately US$54,000 for the year ended December 31, 2022 mainly due to the increase in medical expenses which is in line with the increased hiring for operational staff who are mainly foreign workers requiring a mandatory medical examination before hiring them. The increase in employee benefits expense was partially offset by the decrease of employer’s contribution to defined contribution plans of approximately US$15,000 or 12.0% from approximately US$122,000 for the year ended December 31, 2021 to approximately US$107,000 for the year ended December 31, 2022 mainly due to the decreased headcount eligible for contributions to the Central Provident Fund as most operational staff are foreign workers. The increase of the amount being capitalized as internal development of intangible assets of approximately US$55,000 or 5.7% from approximately US$956,000 for the year ended December 31, 2021 to approximately US$1.0 million for the year ended December 31, 2022 was primarily attributable to the increase in time and manpower allocated to the software development and innovation projects to develop engineering technologies in relation to the Group’s waste processing, treatment and recycling plans.

Other Operating Expenses

Other operating expenses are mainly comprised of (i) foreign exchange loss, (ii) foreign worker levy, (iii) impairment loss on receivables, (iv) insurance, (v) professional fees, (vi) property tax, (vii) rental and storage, (viii) utilities, (ix) upkeep, repair and maintenance, (x) chemical and incineration fees, and (xi) others relating to bank charges, marketing and advertising expenses, entertainment expenses, business travel expense, computer and internet expenses, telephone and internet expenses and filing and lodgment fees. The following table sets out the breakdown of other operating expenses for the periods indicated:

	For the Year Ended December 31,
	2022	2021	Change	Percentage Change
	(US$)	(US$)	(US$)	(%)
Foreign exchange loss	22,287	-	22,287	-
Foreign worker levy	97,703	78,399	19,304	24.6
Impairment loss on receivables	44,271	-	44,271	-
Insurance	43,589	33,035	10,554	31.9
Professional fees	1,075,679	65,194	1,010,485	1,550.0
Property tax	105,771	109,464	(3,693)	(3.4)
Rental and storage	290,481	225,555	64,926	28.8
Utilities	157,974	64,537	93,437	144.8
Upkeep, repair and maintenance	317,267	120,478	196,789	163.3
Chemical and incineration fees	229,204	35,933	193,271	537.9
Others	125,302	67,082	58,220	86.8
Total	2,509,528	799,677	1,709,851	213.8

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The Group’s other operating expenses increased by approximately US$1.7 million or 213.8% from approximately US$800,000 for the year ended December 31, 2021 to approximately US$2.5 million for the year ended December 31, 2022. The increase in other operating expenses was mainly attributable to (i) the increase of professional fees of approximately US$1.0 million or 1,550.0% from approximately US$65,000 for the year ended December 31, 2021 to approximately US$1.1 million for the year ended December 31, 2022 due to the significantly higher professional fees incurred for the SPAC merger transaction, (ii) the increase of upkeep, repair and maintenance fees of approximately US$197,000 or 163.3% from approximately US$120,000 for the year ended December 31, 2021 to approximately US$317,000 for the year ended December 31, 2022 due to an overall increase of the Group’s business operations arising from the significant recovery of economic activities from the COVID-19 pandemic in 2022 as compared with the relatively gradual recovery in 2021, (iii) the increase of chemical and incineration fees of approximately US$193,000 or 537.9% from approximately US$36,000 for the year ended December 31, 2021 to approximately US$229,000 for the year ended December 31, 2022 which is in line with higher volume of wastes being collected and treated, (iv) the increase of utilities of approximately US$93,000 or 144.8% from approximately US$64,000 for the year ended December 31, 2021 to approximately US$158,000 for the year ended December 31, 2022 due to the higher electricity rates coupled with increased production activities in 2022 as compared with 2021, (v) the increase of rental and storage fees of approximately US$65,000 or 28.8% from approximately US$226,000 for the year ended December 31, 2021 to approximately US$290,000 for the year ended December 31, 2022 due to an increase in short term rental of equipment and short term storage, (vi) the increase of insurance costs of approximately US$11,000 or 31.9% from approximately US$33,000 for the year ended December 31, 2021 to approximately US$44,000 for the year ended December 31, 2022 due to the increased headcount eligible for the workers injury compensation insurance, (vii) the increase of foreign worker levy of approximately US$19,000 or 24.6% from approximately US$78,000 for the year ended December 31, 2021 to approximately US$98,000 for the year ended December 31, 2022 due to higher number of foreign workers hired for the operations, (viii) the increase of others of approximately US$58,000 or 86.8% from approximately US$67,000 for the year ended December 31, 2021 to approximately US$125,000 for the year ended December 31, 2022 due to higher marketing and advertising expenses and entertainment expenses for the Group’s celebration of Chinese New Year in early 2022, (ix) the recognition of approximately US$22,000 of foreign exchange loss for the year ended December 31, 2022 due to the revaluation of bank loans to year end rates, and (x) the recognition of approximately US$44,000 of impairment loss on receivables for the year ended December 31, 2022 due to uncertainty over its recoverability.

Finance Expense

The Group’s finance expense remained stable at approximately US$246,000 for the year ended December 31, 2022 as compared with approximately US$251,000 for the year ended December 31, 2021.

Depreciation and Amortization

The Group’s depreciation and amortization expenses increased by approximately US$443,000 or 23.8% from approximately US$1.9 million for the year ended December 31, 2021 to approximately US$2.3 million for the year ended December 31, 2022. Such increase in depreciation and amortization expenses was primarily attributable to (i) higher depreciation of the Group’s leasehold properties which were revalued at a higher valuation as of December 31, 2021 coupled with acquisitions of plant and machinery in 2022, resulted in higher monthly depreciation expense during the year ended December 31, 2022, and (ii) the increase in the amortization of the Group’s intangible assets of approximately US$308,000 or 92.8% from approximately US$331,000 for the year ended December 31, 2021 to approximately US$639,000 for the year ended December 31, 2022, which is in line with the Group’s continuous investment in the development of software.

Net Loss

As a result of the foregoing, the Group recorded a net loss of approximately US$2.4 million for the year ended December 31, 2022, which increased by approximately US$1.7 million or 257.7% as compared with a net loss of approximately US$669,000 for the year ended December 31, 2021.

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Non-GAAP Measures

EBITDA

The Group defines EBITDA as net income (loss) before interest, taxes and depreciation and amortization.

For the years ended December 31, 2022 and 2021, EBITDA consisted of the following:

	For the Years Ended December 31,
	2022	2021	Change	Percentage Change
	(US$)	(US$)	(US$)	(%)
Loss before income tax	(2,383,812)	(625,584)	(1,758,228)	(281.1)
Finance expense	246,359	250,819	(4,460)	(1.8)
Depreciation of property, plant and equipment	1,661,403	1,526,433	134,970	8.8
Amortization of intangible assets	638,849	331,268	307,581	92.8
EBITDA	162,799	1,482,936	(1,320,137)	(89.0)
Non-recurring expenses*	813,701	-	813,701	-
EBITDA (adjusted for non-recurring expenses)	976,500	1,482,936	(506,436)	(34.2)

*Non-recurring expenses mainly relate to expenses incurred for the SPAC merger transaction and they are not expected to repeat for at least the next two years.

EBITDA is a financial measure that is not calculated in accordance with IFRS, as issued by the IASB. The Group’s management uses EBITDA (i) as a measure of operating performance, (ii) for planning and forecasting in future periods, and (iii) in communications with the Group’s board of directors concerning the Group’s financial performance. The Group’s presentation of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation and should not be used by investors as a substitute or alternative to net income or any measure of financial performance calculated and presented in accordance with IFRS, as issued by the IASB. Instead, the Group’s management believes EBITDA should be used to supplement the Group’s financial measures derived in accordance with IFRS, as issued by the IASB, to provide a more complete understanding of the trends affecting the business.

Liquidity and Capital Resources

ESGL was incorporated in the Cayman Islands as a holding company and it did not have active business operations as of December 31, 2022 and as of the date of this prospectus. The Group’s consolidated assets and liabilities, consolidated revenue and net income are the operation results of its subsidiary in Singapore. Current Singapore regulations permit such Singapore subsidiary to pay dividends to its respective shareholders only out of its accumulated profits, if any, determined in accordance with Singapore accounting standards and regulations. There are no exchange or capital controls under Singapore laws and both residents and non-residents are free to convert Singapore dollars to foreign currencies and/or remit such currencies out of the country. Under current Singapore tax rules, there is no withholding tax imposed on dividends, regardless of whether they are paid to Singapore or foreign shareholders. However, foreign shareholders may be taxed on the receipt of such dividends back in their own home country, which will depend on the tax laws in the respective countries where they are resident. As of December 31, 2022, none of the net assets of the Group’s subsidiary in Singapore were restricted net assets and there were no funds transferred from its Singapore subsidiary to the Group in the form of loans, advances, or cash dividends during the years ended December 31, 2022 and 2021. As of December 31, 2022 and as of the date of this prospectus, there were no cash transfers between the Group’s Cayman Islands holding company and its subsidiary in Singapore, in terms of loans or advances or cash dividends.

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In assessing the Group’s liquidity, the Group monitors and analyzes its cash on-hand and its operating expenditure commitments. The Group’s liquidity needs are to meet its working capital requirements and operating expense obligations. Historically, the Group has financed its operations primarily through the (i) issuance of common stock, (ii) cash generated by operations and (iii) borrowings from banks. Other than bank borrowings and leases, the Group has no other debt instruments.

As of December 31, 2022, the Group’s working capital was approximately negative US$8.6 million, its cash and cash equivalents amounted to approximately US$252,000, its current assets were approximately US$1.3 million and its current liabilities were approximately US$9.9 million. The negative working capital was primarily attributable to the classification of certain bank loan balances of approximately US$5.4 million as current liabilities as the relevant bank loan agreements allow the banks to demand immediate repayments even though they were not due for repayment within a year.

The following table illustrates the maturity profile of the Group’s borrowings:

	As of December 31,
	2022 (US$)	2021 (US$)
Within 1 year or on demand	5,427,538	6,711,185
Between 1 year and 2 years	371,103	181,655
Between 2 and 5 years	-	454,185
Total	5,798,641	7,347,025

Interest rates for the Group’s borrowings range from 2% to 5.68% per annum on a reducing balance basis. The Group’s treasury policy is to maintain controls on all exposures, to adhere to stringent counterparty credit standards, and to actively monitor marketplace exposures.

The capital expenditure contracted for as of December 31, 2022 and 2021 but not recognized in the financial statements is approximately US$1.3 million and US$1.0 million, respectively.

Based on the Group’s current operating plan, the Group believes that its existing cash and cash equivalents and anticipated cash generated from operating activities will be sufficient to meet its anticipated working capital and capital expenditures for at least the next 12 months. The Group’s future working capital requirements will depend on many factors, including the rate of its revenue growth, its introduction of new products and processes, and its expansion of sales and marketing and product development activities. To the extent that the Group’s cash and cash equivalents and cash flow from operating activities are insufficient to fund its future activities, the Group may need to raise additional funds through bank credit arrangements, public or private equity or debt financings. The Group also may need to raise additional funds in the event it decides in the future to acquire businesses, technologies and products that will complement its existing operations. In the event additional funding is required, the Group may not be able to obtain bank credit arrangements or equity or debt financing on terms acceptable to it or at all.

Cash Flows for the Years Ended December 31, 2022 and 2021

The following summarizes the key components of the Group’s cash flows for the years ended December 31, 2022 and 2021:

	For the Year Ended December 31,
	2022 (US$)	2021 (US$)
Net cash generated from operating activities	1,969,910	2,492,708
Net cash used in investing activities	(1,484,274)	(1,635,161)
Net cash used in financing activities	(370,251)	(953,299)
Net increase/(decrease) in cash and bank balances	115,385	(95,752)

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Operating Activities

For the year ended December 31, 2022, the Group generated net cash from operating activities of approximately US$2.0 million despite a loss before income tax of approximately US$2.4 million. This was primarily attributable to (i) positive cash inflows after the adjustments for the depreciation of property, plant and equipment and the amortization of intangible assets of approximately US$2.3 million, and (ii) the overall improvements in working capital.

For the year ended December 31, 2021, the Group generated net cash from operating activities of approximately US$2.5 million despite a loss before income tax of approximately US$626,000. This was primarily attributable to (i) positive cash inflows after the adjustments for the depreciation of property, plant and equipment and the amortization of intangible assets of approximately US$1.9 million, (ii) foreign exchange gains of approximately US$352,000 mainly due to the revaluation of the Group’s monetary assets and liabilities as the Group’s accounts are kept in U.S. dollars, while certain monetary assets and liabilities are denominated in Singapore dollars, and (iii) the overall improvements in working capital.

Investing Activities

Net cash used in investing activities was approximately US$1.5 million for the year ended December 31, 2022 and was primarily attributable to (i) the purchase of approximately US$503,000 of property, plant and equipment, and (ii) the addition of approximately US$1.0 million of intangible assets.

Net cash used in investing activities was approximately US$1.6 million for the year ended December 31, 2021 and was primarily attributable to (i) the purchase of approximately US$679,000 of property, plant and equipment, and (ii) the addition of approximately US$956,000 of intangible assets.

Financing Activities

Net cash used in financing activities was approximately US$370,000 for the year ended December 31, 2022 and was primarily attributable to (i) the repayment of approximately US$1.5 million of bank borrowings, (ii) the repayment of approximately US$186,000 of lease liabilities, and (iii) the payment of approximately US$246,000 of interest, which was partially offset by the share issuance of approximately US$1.6 million.

Net cash used in financing activities was approximately US$953,000 for the year ended December 31, 2021 and was primarily attributable to (i) the repayment of approximately US$808,000 of bank borrowings, (ii) the repayment of approximately US$208,000 of lease liabilities, and (iii) the payment of approximately US$251,000 of interest, which was partially offset by the share issuance of approximately US$314,000.

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Trade Receivables

The Group’s trade receivables increased by approximately US$148,000 from approximately US$242,000 as of December 31, 2021 to approximately US$390,000 as of December 31, 2022, which is in line with the increase in sales as mentioned above.

The Group seeks to maintain strict control over its outstanding receivables, and overdue balances are reviewed regularly by its senior management. The following table sets out an ageing analysis of the Group’s trade receivables that are past due but not impaired, as of the dates indicated:

	As of December 31,
	2022 (US$)	2021 (US$)
Less than 30 days	22,473	15,144
30 to 90 days	1,895	6,423
More than 90 days	2,117	5,587
Total	26,485	27,154

As of December 31, 2022, the Group’s trade receivables that are past due but not impaired amounted to approximately US$26,000, among which, approximately US$400 has not been subsequently settled as of March 18, 2023.

The following table sets out the Group’s average trade receivables turnover days for the periods indicated:

Average Trade Receivables Turnover Days
As of December 31, 2022	23
As of December 31, 2021	14

Average trade receivables turnover days indicates the average time required for the Group to collect cash payments from its provision of goods or services. The Group’s average trade receivables turnover days were 23 and 14 as of December 31, 2022 and 2021, respectively. The increase in the Group’s average trade receivables turnover days as of December 31, 2022 was mainly attributable to the increased sales from the provision of waste disposal services to multi-national companies which generally require an average credit term of 60 days.

The Group has applied the simplified approach by using the provision matrix to measure the lifetime expected credit loss (“ECL”) for trade receivables.

The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer rather than the industry or country in which the customers operate and therefore significant concentrations of credit risk primarily arise when the Group has significant exposure to individual customers. At the end of the financial year, 48.0% of the total trade receivables were from three of the Group’s largest customers. In 2021, 32.9% of total trade receivables was from one of the Group’s largest customers.

Individual credit evaluations are performed on all customers. These evaluations focus on the customer’s past history of making payments when due and current ability to pay, and take into account information specific to the customer as well as pertaining to the economic environment in which the customer operates. Unless agreed the otherwise, trade receivables are generally due within 30 days from the date of billing. Normally, the Group does not obtain collateral from customers.

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The Group measures loss allowances for trade receivables at an amount equal to lifetime ECLs, which is calculated with reference to the credit spread for each of the groupings (which taking into consideration of historical credit loss experience, average actual date of receipt, customers’ background, listing status and size as groupings of various debtors), which reflect the credit risk of the debtors, over the expected life of the debtors and are adjusted for forward-looking information that is available without undue cost or effort. As the Group’s historical credit loss experience does not indicate significantly different loss patterns for different customer segments, the loss allowance based on past due status is not further distinguished between the Group’s different customer bases.

Expected loss rates are based on actual loss experience. These rates are adjusted to reflect differences between economic conditions during the period over which the historic data has been collected, current conditions and the Group’s view of economic conditions over the expected lives of the receivables. The movements in loss allowance for trade receivables during the periods indicated:

	For the Year Ended December 31,
	2022 (US$)	2021 (US$)
At January 1	150,000	150,000
Impairment losses recognized	46,768	-
Amount written off as uncollectible	150,000	-
At December 31	46,768	150,000

Trade Payables

Trade payables represent primarily the Group’s obligations to pay for goods or services that have been engaged in the ordinary course of business from suppliers, including purchases of raw materials and utilities, as well as payment to its logistics providers. The Group is generally granted credit periods ranging from 30 to 60 days.

The Group’s trade payables increased by approximately US$125,000 from approximately US$401,000 as of December 31, 2021 to approximately US$526,000 as of December 31, 2022, which is in line with the increased operational activities as mentioned above.

Lease Liabilities

The Group recognized and measured lease liabilities in accordance with IFRS 16 “Leases”. The Group leases properties in Singapore mainly for use as factory space for the processing and storage of waste. The table below sets forth the breakdown of the Group’s lease liabilities as of the dates indicated:

	As of December 31,
	2022 (US$)	2021 (US$)
Current	185,764	193,280
Non-current	2,071,571	957,484
Total	2,257,335	1,150,764

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The Group’s lease liabilities (comprising current and non-current liabilities) increased approximately US$1.1 million from approximately US$1.2 million as of December 31, 2021 to approximately US$2.3 million as of December 31, 2022, primarily due to a 20-year lease extension of one of the Group’s properties in 2022.

Capital Commitments

During the years ended December 31, 2022 and 2021, the Group incurred capital expenditures mainly for the procurement of property, plant and equipment. The following table sets out the Group’s capital expenditure contracted for as of December 31, 2022 and 2021 but not recognized in the financial statements:

	As of December 31,
	2022 (US$)	2021 (US$)
Property, plant and equipment	1,339,532	1,034,355

Off-Balance Sheet Arrangements

The Group has no off-balance sheet arrangements including arrangements that would affect its liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, contingent assets and liabilities, each as of the date of the financial statements, and revenues and expenses during the periods presented. On an ongoing basis, management evaluates their estimates, assumptions and judgments, and the effects of any such revisions are reflected in the financial statements in the period in which they are determined to be necessary. Management bases their estimates on historical experience and on various other factors, including expectations of future events, that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual outcomes could differ materially from those estimates in a manner that could have a material effect on the Group’s consolidated financial statements. While the Group’s significant accounting policies are more fully described in the notes to its consolidated financial statements appearing elsewhere in this proxy statement/prospectus, the Group believes that the following accounting policies and estimates are critical to the process of making significant judgments and estimates in the preparation of the Group’s financial statements and understanding and evaluating its reported financial results.

Revenue recognition

Revenue is measured based on the consideration to which the Group expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties.

Revenue is recognized when the Group satisfies a performance obligation by transferring a promised good or service to the customer, which is when the customer obtains control of the good or service. A performance obligation may be satisfied at a point in time or over time. The amount of revenue recognized is the amount allocated to the satisfied performance obligation.

Revenue from contracts with customers

(a) Rendering of services

Revenue from rendering of services is recognized when the entity satisfies the performance obligation at a point in time, generally when the significant acts have been completed and when transfer of control occurs, or for services that are not significant, transactions revenue is recognized as the services are provided. The Group’s primary service consists of collecting and disposing of industrial wastes for its customers.

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(b) Sale of goods

Revenue from sale of goods is recognized at a point in time when the performance obligation is satisfied by transferring a promised good to the customer. Control of the goods is transferred to the customer, generally on delivery of the goods (in this respect, incoterms are considered).

Other revenue

(c) Interest income

Interest income is recognized using the effective interest method. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset, or where appropriate, a shorter period.

Critical judgements in applying the entity’s accounting policies

(a)	Determination of functional currency

In determining the functional currency of the Group, judgment is used by the management to determine the currency of the primary economic environment in which the Group operates. Consideration factors include the currency that mainly influences sales prices of goods and services and the currency of the country whose competitive forces and regulations mainly determines the sales prices of its goods and services.

(b)	Determination of lease term of contracts with extension options

The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

The Group has several lease contracts that include extension options. The Group applies judgement in evaluating whether it is reasonably certain whether or not to exercise the option to extend the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise the extension. After the commencement date, the Group reassesses the lease term to consider whether there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to extend (e.g., construction of significant leasehold improvements or significant customization to the leased asset).

The Group includes the extension option in the lease term for leases of leasehold buildings because of the leasehold improvements made and the significant costs that would arise to replace the assets. The extension options for leases of motor vehicles are not included as part of the lease term because the Group typically leases motor vehicles for not more than five years and, hence, will not exercise the extension options.

Critical accounting estimates and assumptions

(a)	Useful lives of plant and equipment

The useful life of an item of property, plant and equipment is estimated at the time the asset is acquired and is based on historical experience with similar assets and takes into account anticipated technological or other changes. If changes occur more rapidly than anticipated or the asset experiences an unexpected level of wear and tear, the useful life will be adjusted accordingly. The carrying amount of the Group’s plant and equipment as of December 31, 2022 was US$22,493,283 (as of December 31, 2021: US$14,288,591).

(b)	Inventory valuation method

Inventory write-down is made based on the current market conditions, historical experience and selling goods of a similar nature. It could change significantly as a result of changes in market conditions. A review is made periodically for excess inventories, obsolescence and declines in net realizable value and an allowance is recorded against the inventory balances for any such declines. The realizable value represents the best estimate of the recoverable amount and is based on the most reliable evidence available and inherently involves estimates regarding the future expected realizable value. The carrying amount of the Group’s inventories as of December 31, 2022 was US$225,151 (as of December 31, 2021: US$599,757).

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(c)	Provision for expected credit losses of trade receivables

The Group uses a provision matrix to calculate ECLs for trade receivables. The provision rates are based on days past due for groupings of various customer segments that have similar loss patterns.

The provision matrix is initially based on the Group’s historical observed default rates. The Group will calibrate the matrix to adjust historical credit loss experience with forward-looking information. At every reporting date, historical default rates are updated and changes in the forward-looking estimates are analyzed.

The assessment of the correlation between historical observed default rates, forecasted economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and of forecasted economic conditions. The Group’s historical credit loss experience and forecast of economic conditions may also not be representative of customers’ actual default in the future.

The carrying amount of the Group’s trade receivables as of December 31, 2022 was US$389,648 (as of December 31, 2021: US$241,755).

(d)	Impairment of non-financial assets

The impairment testing of non-financial assets requires assumptions about the future cash flows projections as well as about the discount rate to be applied. The assumptions used to arrive at the cash flow projections are dependent on the future market shares, the market trend and the profitability of the Group’s products.

Impairment testing of non-financial assets requires estimates about the extent and probability of the occurrence of future events. As far as possible, estimates are derived from past experience taking into account current market conditions and the stage of technological advancement.

(e)	Capitalization of intangible assets

The costs of internally generated intangible assets are capitalized in accordance with the accounting policy in Note 2.6 to the financial statements. Initial capitalization of costs is based on management’s judgement that technological and economic feasibility is confirmed, usually when a development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the project, discount rates to be applied and the expected period of benefits. The carrying amount of the intangible assets as of December 31, 2022 was US$1,845,912 (as of December 31, 2021: US$1,473,568).

The Group’s internally generated intangible assets consist of software development projects. These include an inventory management system, a proprietary software for tracking real time used catalytic converters to facilitate buying and selling decisions, a database to facilitate reporting, analysis and certification in its laboratory, a thermal treatment and desiccation system, an acid treatment and renewal system and a system to convert waste plastics to oil. These intangible assets were developed to either improve efficiency, increase productivity and generate circular products. The costs incurred for each project consist principally of the salaries of the employees working directly on the projects and include time to develop business requirements, programming and coding, software architecture design and version deployment and testing.

Recently Issued Accounting Pronouncements

For information about recent accounting pronouncements that will apply to us in the near future, see Notes 2 and 24 to the Group’s consolidated financial statements, which appear elsewhere in this proxy statement/prospectus.

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Emerging Growth Company Status

PubCo is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the Group is eligible to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to SEC reporting companies that are not emerging growth companies. For so long as PubCo remains an emerging growth company, it will not be required to, among other things:

●	present more than two years of audited consolidated financial statements and two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	have an auditor report on its internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and

●	disclose certain executive compensation related items.

PubCo will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the closing of the Business Combination, (ii) the last day of the fiscal year during which PubCo has total annual gross revenue of at least US$1.07 billion, (iii) the date on which PubCo is deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of its ordinary shares that are held by non-affiliates exceeds US$700.0 million as of the last business day of its most recently completed second fiscal quarter, and (iv) the date on which PubCo has issued more than US$1.0 billion in non-convertible debt during the prior three-year period.

PubCo has taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Among those advantages, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. PubCo has elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, PubCo, as an emerging growth company, can defer adopting the new or revised standard until the later of the two application dates. As a result, the information that PubCo provides in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find PubCo’s securities less attractive as a result, there may be a less active trading market for its securities and the prices of its securities may be more volatile.

Quantitative and Qualitative Disclosures about Market Risk

Risk management overview

The Group has exposure to market risk (including currency risk and interest rate risk), credit risk, liquidity risk, capital risk and commodity price risk. The Group’s exposure to each of these risks, and its objectives, policies and processes for measuring and managing risk are more fully described in the notes to its consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

Market Risk

(i)	Currency Risk

While the Group’s reporting currency is the U.S. dollar, almost all of its sales and purchases are denominated in Singapore dollars. As a result, the Group is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and Singapore dollar. If the Singapore dollar depreciates against the U.S. dollar, the value of the Group’s Singapore dollar revenues, earnings and assets as expressed in the Group’s U.S. dollar consolidated financial statements will decline. The Group does not have a policy to hedge its exposure to foreign exchange risk.

(ii)	Interest Rate Risk

The Group is exposed to interest rate risk on its non-current borrowings at variable rates.

The Group’s borrowings at variable rates are denominated mainly in Singapore dollars. At December 31, 2022, if the Singapore dollar interest rates had increased/decreased by 0.5% (at December 31, 2021: 0.5%) with all other variables including tax rate being held constant, the loss after tax for the financial year would have been lower/higher by US$18,554 (2021: US$10,157) as a result of higher/lower interest expense on these borrowings.

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Credit risk

The Group has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from defaults. The Group performs ongoing credit evaluation of its counterparties’ financial conditions and generally do not require collateral.

Financial assets are potentially subject to concentrations of credit risk and failures by counterparties to discharge their obligations in full or in a timely manner. These arise principally from cash and cash equivalents, receivables and other financial assets. The maximum exposure to credit risk is the total of the fair value of the financial assets at the end of the reporting year. Credit risk on cash balances with banks and any other financial instruments is limited because the counter-parties are entities with acceptable credit ratings.

Liquidity risk

The Group is exposed to liquidity risk, which is risk that it will be unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Group will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Capital risk

The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating and a net current asset position to support its business and maximize its shareholders’ value. The capital structure of the Group comprises issued share capital and retained earnings.

The Group manages its capital structure and makes adjustments in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares.

The Group is in compliance with all externally imposed capital requirements for the financial years ended December 31, 2022 and 2021.

Commodity Price Risk

As the Group derives part of its revenue from the sales and trading of its circular products, which typically include zinc, precious metals and base metals, the Group is exposed to commodity price risk, which is risk on its financial performance and profitability upon fluctuations in the prevailing market prices of these commodities that are out of its control since they are primarily driven by external market forces.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Description of the Business Combination and Related Transactions

On November 29, 2022, GUCC entered into the Merger Agreement with PubCo, Merger Sub, ESGL and the Shareholder Representative. Upon the closing of the transactions contemplated by the Merger Agreement, (a) GUCC will be merged with and into PubCo (the “Reincorporation Merger”), with PubCo surviving the Reincorporation Merger, and (b) Merger Sub will be merged with and into ESGL (the “Acquisition Merger”), with ESGL surviving the Acquisition Merger as a direct wholly owned subsidiary of PubCo (collectively, the “Merger” or the “Business Combination”). Following the Business Combination, PubCo will be a publicly traded company listed on a stock exchange in the United States. On February 26, 2023, the parties to the Merger Agreement agreed to waive the requirement that the Combined Company have at least $5,000,001 in net tangible assets upon the closing of the Business Combination.

In connection with the stockholders’ vote at the Extension Meeting, 3,177,941 shares of GUCC’s Class A common stock were tendered for redemption, such that a total of $32,859,910 was paid to the redeeming stockholders by GUCC from the Trust Account. Such stockholders were provided with the opportunity to have their shares redeemed as a result of the vote of a proposal to amend GUCC’s Amended and Restated Certificate of Incorporation. After the redemption, a total of 5,447,059 shares of GUCC’s Class A common stock remain subject to possible redemption.

On February 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from February 17, 2023 to March 17, 2023 and, as a result, deposited $326,824 into the Trust Account. On March 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from March 17, 2023 to April 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account. On April 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from April 17, 2023 to May 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account.

Introduction

The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2022 gives pro forma effect to the Business Combination and related transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended December 31, 2022 give pro forma effect to the Business Combination and related transactions as if they had occurred as of January 1, 2022.

This information should be read together with the historical financial statements and related notes of ESGL and GUCC “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Group,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GUCC” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of December 31, 2022 has been prepared using the following:

●	ESGL’s historical audited consolidated statement of financial position as of December 31, 2022, as included elsewhere in this proxy statement/prospectus; and
●	GUCC’s historical audited balance sheet as of December 31, 2022, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using the following:

●	ESGL’s historical audited consolidated statement of profit or loss for the year ended December 31, 2022, as included elsewhere in this proxy statement/prospectus; and
●	GUCC’s historical audited statement of operations for the year ended December 31, 2022, as included elsewhere in this proxy statement/prospectus.

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Accounting for the Business Combination

GUCC will be treated as the acquired company for accounting purposes, whereas ESGL will be treated as the accounting acquirer. Because GUCC does not meet the accounting definition of a business, the Business Combination will be treated as the equivalent of ESGL issuing stock for the net assets of GUCC, accompanied by a recapitalization. The net assets of ESGL will be stated at historical cost, with no goodwill or other intangible assets recorded, and the historical results of operations prior to the Business Combination will be those of ESGL. ESGL has been determined to be the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	After the Acquisition Closing, persons affiliated with ESGL are expected to control a majority of the Combined Company’s board of directors;
●	ESGL shareholders have the largest voting interest under both redemption scenarios;
●	ESGL is the largest entity based on the entity’s operations and number of employees;
●	ESGL’s operations prior to the Business Combination will comprise the ongoing operations of the Combined Company; and
●	ESGL’s existing executive officers and senior management team will comprise the executive officers and senior management team of the Combined Company.

The Business Combination, which is not within the scope of IFRS 3 (Business Combination) since GUCC does not meet the definition of a business in accordance with IFRS 3 (Business Combination), is accounted for within the scope of IFRS 2 (Share-Based Payment). Any excess of fair value of the consideration shares issued over the fair value of GUCC’s identifiable net assets acquired represents a listing fee for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

The historical financial statements of ESGL have been prepared in accordance with IFRS and in its presentation currency of U.S. Dollars. The historical financial statements of GUCC have been prepared in accordance with U.S. GAAP in its presentation currency of U.S. Dollars. The historical financial information of GUCC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information, which included the only adjustment to reclassify the carrying value of GUCC’s Class A Common Stock subject to possible redemption, classified as mezzanine equity under U.S. GAAP, to non-current liabilities under IFRS. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the prior pro forma adjustment criteria with a revised approach to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements. GUCC and ESGL have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of PubCo. The actual level of redemptions by GUCC’s public stockholders is unknowable prior to the stockholder vote with respect to the Business Combination. In the opinion of management, all necessary adjustments to the unaudited pro forma condensed combined financial statements have been made. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

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Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments are based on information currently available and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, are based on preliminary estimates and may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of GUCC Class A Shares:

●	Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that no GUCC additional shareholders (other than the shares that have already been redeemed) exercise their redemption rights with respect to their shares of GUCC Class A Shares upon consummation of the Business Combination and thus, the full amount of investments held in the Trust Account as of the closing date remains available after the Business Combination; and

●	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that 8,625,000 shares of GUCC Class A Common Stock are redeemed at a per share redemption price of $10.24, which represents the maximum amount of redemptions of $88.3 million that would allow consummation of the Business Combination under the terms of the Merger Agreement. The maximum redemption scenario includes all adjustments contained in the no redemption scenario and presents additional adjustments to reflect the effect of maximum redemptions.

Capitalization

The following summarizes the pro forma PubCo shares expected to be issued and outstanding immediately after the Business Combination, excluding shares issuable upon exercise of options and warrants, presented under the two scenarios listed above.

	Scenario 1		Scenario 2
	Assuming No Additional Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
PubCo ordinary shares owned by GUCC public stockholders	5,447,059	36.9%	-	0.0%
PubCo ordinary shares owned by GUCC Sponsor	2,533,581	17.2%	2,533,581	27.2%
PubCo ordinary shares owned by GUCC underwriter	43,125	0.3%	43,125	0.5%
Issuance of PubCo ordinary shares to ESGL shareholders in connection with Business Combination	6,719,642	45.6%	6,719,642	72.3%
	14,743,407	100.0%	9,296,348	100.0%

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 6,719,642 PubCo ordinary shares to be issued to ESGL shareholders in connection with the Merger Agreement. As stipulated in the Merger Agreement, the ESGL shareholders are entitled to receive PubCo ordinary shares with an aggregate value equal to $75 million, less the amount of net debt of ESGL, as defined, as of the close of business on the day prior to the closing of the Merger, less the amount of unpaid transaction expenses and other adjustments, divided by $10. For the purpose of these unaudited pro forma condensed combined financial statements, the net debt of ESGL was computed based upon the amounts as of December 31, 2022.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2022

(in US Dollars)

				Scenario 1			Scenario 2
			IFRS Conversion	Assuming No Additional Redemptions			Assuming Maximum Redemptions
	ESGL (Historical)	GUCC (Historical)	and Presentation Adjustments	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Transaction Accounting Adjustments	Notes	Pro Forma Combined
	Note A	Note B	Note C	Note D			Note E
ASSETS
Current assets
Cash and cash equivalents	$252,399	$98,254	$-	$54,468,207	(c)(d)	$54,818,860	$(56,744,332)	(k)	$(1,925,472)
Trade and other receivables	815,128	-	-	-		815,128	-		815,128
Prepaid expenses - current	-	157,134	-	-		157,134	-		157,134
Inventories	221,151	-	-	-		221,151	-		221,151
Total current assets	1,288,678	255,388	-	54,468,207		55,685,449	(56,744,332)		(732,059)
Noncurrent assets
Prepaid expenses - noncurrent	-	19,007	-	-		19,007	-		19,007
Property, plant and equipment, net	22,493,283	-	-	-		22,493,283	-		22,493,283
Intangible assets, net	1,845,912	-	-	-		1,845,912	-		1,845,912
Investments held in Trust Account	-	88,824,794	-	(88,824,794)	(a)(b)(c)	-	-		-
Total noncurrent assets	24,339,195	88,843,801	-	(88,824,794)		24,358,202	-		24,358,202
Total assets	$25,627,873	$89,099,189	$-	$(34,356,587)		$80,043,651	$(56,744,332)		$23,626,143

LIABILITIES AND EQUITY
Current liabilities
Trade and other payables	$4,285,345	$-	$-	$-		$4,285,345	$-		$4,285,345
Lease liabilities	185,764	-	-	-		185,764	-		185,764
Borrowings	5,427,538	-	-	-		5,427,538	-		5,427,538
Accounts payable	-	23,474	-	-		23,474	-		23,474
Accrued expenses		448,172	-	-		448,172	-		448,172
Accrued expenses - related party	-	10,000	-	-		10,000	-		10,000
Franchise tax payable	-	200,000	-	-		200,000	-		200,000
Income tax payable		227,000	-	-		227,000	-		227,000
Promissory note - related party		250,000	-	-		250,000	-		250,000
Total current liabilities	9,898,647	1,158,646	-	-		11,057,293	-		11,057,293
Noncurrent liabilities
Lease liabilities	2,071,571	-	-	-		2,071,571	-		2,071,571
Borrowings	371,103	-	88,297,794	(88,297,794)	(a)(b)(f)	371,103	-		371,103
Deferred tax liabilities	163,000	-	-	-		163,000	-		163,000
Deferred underwriting fee payable	-	2,803,125	-	(2,803,125)	(d)	-	-		-
Total noncurrent liabilities	2,605,674	2,803,125	88,297,794	(91,100,919)		2,605,674	-		2,605,674
Total liabilities	12,504,321	3,961,771	88,297,794	(91,100,919)		13,662,967	-		13,662,967

Class A common stock subject to possible redemption; 8,625,000 shares at redemption value of $10.24 per share	-	88,297,794	(88,297,794)	-		-	-		-

Equity
Preferred stock	-	-	-	-		-	-		-
Share capital	10,000	-	-	(10,000)	(h)	-	-		-
Class A common stock	-	42	-	(42)	(e)(f)(g)(i)	-	-	(k)(l)	-
Class B common stock	-	216	-	(216)	(g)	-	-		-
PubCo ordinary shares	-	-	-	147	(i)	147	(54)	(l)	93
Other reserves	3,422,799	-	-	89,103,580	(e)(f)(h)(i)	92,526,379	(58,882,654)	(j)(k)(l)	33,643,725
Exchange reserves	(460,481)	-	-	-		(460,481)	-		(460,481)
Revaluation surplus	15,157,824	-	-	-		15,157,824	-		15,157,824
Accumulated losses	(5,006,590)	(3,160,634)	-	(32,349,137)	(e)(h)	(40,516,361)	2,138,376	(j)	(38,377,985)
Total equity (deficit)	13,123,552	(3,160,376)	-	56,744,332		66,707,508	(56,744,332)		9,963,176
Total liabilities and equity	$25,627,873	$89,099,189	$-	$(34,356,587)		$80,370,475	$(56,744,332)		$23,626,143

See accompanying notes to the unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in US Dollars)

			Scenario 1			Scenario 2
			Assuming No Additional Redemptions			Assuming Maximum Redemptions
	ESGL (Historical)	GUCC (Historical)	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Transaction Accounting Adjustments	Notes	Pro Forma Combined
	Note A	Note B	Note C			Note D

Revenue	$4,992,034	$-	$-		$4,992,034	$-		$4,992,034
Other income	396,373	-	-		396,373	-		396,373
Investment income earned on investments held in Trust Account	-	1,281,044	(1,281,044)	(a)	-	-		-
Cost of inventory	(1,093,194)	-	-		(1,093,194)	-		(1,093,194)
Logistics costs	(689,762)	-	-		(689,762)	-		(689,762)
Depreciation of property, plant, and equipment	(1,661,403)	-	-		(1,661,403)	-		(1,661,403)
Amortization of intangible assets	(638,849)	-	-		(638,849)	-		(638,849)
Employee benefits expense	(933,124)	-	-		(933,124)	-		(933,124)
Finance expense	(246,359)	-	-		(246,359)	-		(246,359)
Other operating expenses	(2,509,528)	(1,369,689)	(35,509,771)	(b)	(39,388,988)	2,138,376	(d)	(37,250,612)
Franchise tax expense	-	(204,153)	-		(204,153)	-		(204,153)
Loss before income tax	(2,383,812)	(292,798)	(36,790,815)		(39,467,425)	2,138,376		(37,329,049)
Income tax expense	(8,000)	(227,000)	-		(235,000)	-		(235,000)
Net loss	$(2,391,812)	$(519,798)	$(36,790,815)		$(39,702,425)	$2,138,376		$(37,564,049)

Basic and diluted net loss per share, Class A common stock	-	$(0.05)	-		-	-		-
Basic and diluted weighted average shares outstanding, Class A common stock	-	7,855,917	-		-	-		-
Basic and diluted net loss per share, Class B common stock	-	$(0.05)	-		-	-		-
Basic and diluted weighted average shares outstanding, Class B common stock	-	2,119,263	-		-	-		-
Basic and diluted net loss per share, PubCo common stock	-	-	-		$(2.69)	-		$(4.04)
Basic and diluted weighted average shares outstanding, PubCo common stock	-	-	14,743,407	(c)	14,743,407	(5,447,059)	(e)	9,296,348

See accompanying notes to the unaudited pro forma condensed combined financial information.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Pro Forma Adjustments

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Unaudited Pro Forma Condensed Combined Statement of Financial Position – As of December 31, 2022

Note A	Derived from the historical audited consolidated statement of financial position of ESGL as of December 31, 2022.
Note B	Derived from the historical audited balance sheet of GUCC as of December 31, 2022.
Note C	IFRS Conversion and Presentation Adjustments - To reclassify the carrying value of GUCC’s Class A Common Stock subject to possible redemption, originally classified as mezzanine equity under U.S. GAAP, to non-current liabilities under IFRS.

Note D - Transaction Accounting Adjustments – Scenario 1 – Assuming No Additional Redemptions

(a)	To record the actual redemption of 3,177,941 shares of GUCC’s Class A Common Stock . Such stockholders were provided with the opportunity to have their shares redeemed as a result of the vote of a proposal to amend the Amended and Restated Certificate of Incorporation. After the redemption, a total of 5,447,059 shares of GUCC’s Class A Common Stock remain subject to possible redemption.
(b)	To record $980,472 deposited into the Trust Account as a result of the Company’s exercise on each of February 17, 2023, March 17, 2023 and April 17, 2023 of its option to extend the term by which the Company has to consummate a business combination from February 17, 2023 to May 17, 2023.
(c)	To reflect the release of $57,271,332 of cash and marketable securities held in the Trust Account to cash and cash equivalents, which assumes no additional GUCC public shareholders exercise their right to have their GUCC Class A Common Stock redeemed for their pro rata share of the Trust Account.
(d)	To reflect the payment of GUCC’s deferred underwriting fee of $2,803,125 incurred in connection with the GUCC initial public offering, which is payable upon completion of the Business Combination. The assumed payment has been recorded as a reduction of cash and deferred underwriting fee payable.
(e)

To record the cost of the ESGL share listing fee. As described in “Accounting for the Business Combination” above, ESGL was determined to be the accounting acquirer and GUCC is not considered to be a business under IFRS 3. Therefore, the Business Combination will be accounted for as the equivalent of ESGL issuing shares at the closing of the Business Combination for the net assets of GUCC as of the closing date, accompanied by a recapitalization. This deemed issuance of 6,719,642 shares (7,500,000 shares less adjustments stipulated in the Merger Agreement) by PubCo, in effect, was an equity-settled share-based payment transaction in accordance with IFRS 2 (Share-based Payment) whereby ESGL received the net assets of GUCC together with the listing status of GUCC. The quantity of shares was determined using a formula pursuant to the Merger Agreement. The fair value of ESGL shares deemed to be issued in excess of the fair value of identifiable net assets of GUCC represents a service received by ESGL for the listing of shares in accordance with IFRS 2. The fair values in the table below are preliminary and will change based on fluctuations in the share price of the GUCC common stock and GUCC public warrants through the closing date. As shown in the table below, the cost of the services, which is a non-cash expense, is preliminarily estimated to be $35.5 million in Scenario 1.

		Scenario 1 No Additional Redemptions
	Per Share Value	Shares	Fair Value
	(As of April 19, 2023)
GUCC public stockholders	$10.8100	8,625,000	$93,236,250
GUCC Sponsor Class A shares	$10.8100	420,456	4,545,129
GUCC Sponsor Class B shares	$10.8100	2,156,250	23,309,063
GUCC public warrants	$0.0974	8,625,000	840,075
GUCC private warrants	$0.0974	377,331	36,752
Redemptions of GUCC Class A Shares	$10.8100	(3,177,941)	(34,353,542)
Total consideration		17,026,096	87,613,727
Less: net assets of GUCC			(52,103,956)
Excess of net assets			$35,509,771

Pro Forma Net Assets of GUCC as of December 31, 2022
Total assets			$90,079,661
Redemptions out of Trust Account			(32,533,934)
Current liabilities			(1,158,646)
Deferred underwriting fee payable			(2,803,125)
Direct and incremental transaction costs			(1,480,000)
Net assets of GUCC			$52,103,956

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(f)	To reflect the reclassification of the balance of 5,447,059 shares of GUCC Class A common stock subject to possible redemption of $56,744,332 from borrowings to Class A common stock of $545 and other reserves of $56,743,787 for Scenario 1, which assumes no additional GUCC public shareholders exercise their redemption rights.
(g)	To reflect the conversion of GUCC Class B common stock into an equal number of shares of GUCC Class A common stock upon consummation of the business combination.
(h)	To record the recapitalization of ESGL as a result of the Business Combination via the elimination of ESGL share capital of $10,000 and GUCC accumulated deficit of $3,150,634.
(i)	To record the effect of the change in par value from $0.0001 per share for GUCC to $0.00001 per share for PubCo ordinary shares.

Note E - Transaction Accounting Adjustments – Scenario 2 – Assuming Maximum Redemptions

(j)

To record the cost of the ESGL share listing fee. As described in “Accounting for the Business Combination” above, ESGL was determined to be the accounting acquirer and GUCC is not considered to be a business under IFRS 3. Therefore, the Business Combination will be accounted for as the equivalent of ESGL issuing shares at the closing of the Business Combination for the net assets of GUCC as of the closing date, accompanied by a recapitalization. This deemed issuance of 6,719,642 shares (7,500,000 shares less adjustments stipulated in the Merger Agreement) by PubCo, in effect, was an equity-settled share-based payment transaction in accordance with IFRS 2 (Share-based Payment) whereby ESGL received the net assets of GUCC together with the listing status of GUCC. The quantity of shares was determined using a formula pursuant to the Merger Agreement. The fair value of ESGL shares deemed to be issued in excess of the fair value of identifiable net assets of GUCC represents a service received by ESGL for the listing of shares in accordance with IFRS 2. The fair values in the table below are preliminary and will change based on fluctuations in the share price of the GUCC common stock and GUCC public warrants through the closing date. As shown in the table below, the cost of the services, which is a non-cash expense, is preliminarily estimated to be $32.6 million in Scenario 2, such that the adjustment to Scenario 2 is $2.1 million.

		Scenario 2 Maximum Redemptions
	Per Share Value	Shares	Fair Value
	(As of April 19, 2023)
GUCC public stockholders	$10.8100	8,625,000	$93,236,250
GUCC Sponsor Class A shares	$10.8100	420,456	4,545,129
GUCC Sponsor Class B shares	$10.8100	2,156,250	23,309,063
GUCC public warrants	$0.0974	8,625,000	840,075
GUCC private warrants	$0.0974	377,331	36,752
Redemptions of GUCC Class A Shares	$10.8100	(8,625,000)	(93,236,250)
Total consideration		11,579,037	28,731,019
Less: net assets of GUCC			4,640,376
Excess of net assets			$33,371,395

Pro Forma Net Assets of GUCC as of December 31, 2022
Total assets			$90,079,661
Redemptions out of Trust Account			(89,278,266)
Current liabilities			(1,158,646)
Deferred underwriting fee payable			(2,803,125)
Direct and incremental transaction costs			(1,480,000)
Net assets of GUCC			$(4,640,376)

(k)	To reflect the assumption in Scenario 2 that GUCC public shareholders exercise their redemption rights with respect to a maximum of 8,625,000 shares of GUCC Class A Common Stock (including the actual redemption of 3,177,941 shares) prior to the consummation of the Business Combination at a redemption price of $10.24 per share, or $89,278,266 in cash.
(l)	To record the effect of the change in par value from $0.0001 per share for GUCC to $0.00001 per share for PubCo ordinary shares.

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Unaudited Pro Forma Condensed Combined Statement of Operations - For The Year Ended December 31, 2022

Note A	Derived from the historical audited consolidated statement of profit or loss of ESGL for the year ended December 31, 2022.
Note B	Derived from the historical audited statement of operations of GUCC for the year ended December 31, 2022.

Note C - Transaction Accounting Adjustments – Scenario 1 – Assuming No Additional Redemptions

(a)	To reflect an adjustment to eliminate interest income related to the marketable securities held in the Trust Account.

(b)	To record the fair value of ESGL shares deemed to be issued in excess of the fair value of identifiable net assets of GUCC represents a service received by ESGL for the listing of shares in accordance with IFRS 2. This is preliminarily estimated to be $35.5 million in Scenario 1.

(c)

The pro forma basic and diluted net loss per share amounts presented are based upon the number of PubCo shares of common stock outstanding as if the Business Combination and related transactions had occurred on January 1, 2021. This includes (i) the conversion of 2,156,250 shares of GUCC Class B common stock into an equal number of GUCC Class A common stock, (ii) the 6,719,642 shares (7,500,000 shares less adjustments stipulated in the Merger Agreement) issued by PubCo to ESGL shareholders as consideration to effect the Business Combination, (iii) the 8,625,000 shares issued in connection with GUCC’s initial public offering, (iv) the 420,456 shares issued to the Sponsor and the placement agent in connection with GUCC’s initial public offering, less (v) the actual redemption of 3,177,941 shares of GUCC’s Class A common stock.

Note D - Transaction Accounting Adjustments – Scenario 2 – Assuming Maximum Redemptions

(d)	To record the fair value of ESGL shares deemed to be issued in excess of the fair value of identifiable net assets of GUCC represents a service received by ESGL for the listing of shares in accordance with IFRS 2. This is preliminarily estimated to be $33.4 million in Scenario 2, such that a reduction of $2.1 million as compared to Scenario 1 has been recorded.

(e)	The pro forma basic and diluted net loss per share amounts presented are based upon the number of PubCo shares of common stock outstanding as if the Business Combination and related transactions had occurred on January 1, 2021. This includes (i) the conversion of 2,156,250 shares of GUCC Class B common stock into an equal number of GUCC Class A common stock, (ii) the 6,719,642 shares (7,500,000 shares less adjustments stipulated in the Merger Agreement) issued by PubCo to ESGL shareholders as consideration to effect the Business Combination, (iii) the 8,625,000 shares issued in connection with GUCC’s initial public offering, (iv) for 420,456 shares issued to the Sponsor and the placement agent in connection with GUCC’s initial public offering, less (v) the actual redemption of 3,177,941 shares of GUCC’s Class A common stock and (vi) the assumed redemption of 8,625,000 shares of GUCC’s Class A common stock (including the actual redemption of 3,177,941 shares), the maximum number of shares able to be redeemed in connection with the Business Combination, as assumed in Scenario 2.

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DESCRIPTION OF PUBCO’S SECURITIES

PubCo or ESGL Holdings Limited is a Cayman Islands company and its affairs are governed by the memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

PubCo currently has a single class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. The share capital of the PubCo is $50,000 divided into 500,000,000 shares of a par value of $0.0001 each.

PubCo ordinary shares

The following includes a summary of the terms of PubCo ordinary shares, based on its Memorandum and Articles of Association and Cayman Islands law. Immediately prior to the consummation of the Reincorporation Merger, PubCo shall amend its memorandum and articles of association, which amendment is referred to herein as the “Memorandum and Articles of Association.” According to the Memorandum and Articles of Association, the authorized share capital of post-closing company is $[_____] divided into [_________] ordinary shares of par value of $0.0001 each.

General. Immediately prior to the consummation of the Business Combination, PubCo’s authorized share capital is US$[_____] divided into [_________] ordinary shares, with a par value of US$0.0001 each. All of PubCo’s issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. PubCo may not issue share to bearer. PubCo’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of PubCo’s ordinary shares are entitled to such dividends as may be declared by its Board of Directors subject to its Memorandum and Articles of Association and the Companies Act. PubCo’s Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of PubCo’s profits, realized or unrealized, or from any reserve set aside from profits which its Board of Directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless PubCo’s directors determine that, immediately after the payment, PubCo will be able to pay its debts as they become due in the ordinary course of business and PubCo has funds lawfully available for such purpose.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each PubCo ordinary share is entitled to one vote. Voting at any meeting of shareholders is by poll and not on a show of hands.

A quorum required for a meeting of shareholders consists of two or more shareholders holding not less than one-half of the votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, PubCo is not obliged by the Companies Act to call shareholders’ annual general meetings. PubCo’s Amended and Restated Memorandum and Articles of Association provide that PubCo may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case PubCo will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of PubCo’s shareholders may be called by a majority of its Board of Directors or its chairman or, in the case of an extraordinary general meeting only, upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, PubCo Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least fifteen (15) days is required for the convening of PubCo’s annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

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An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to PubCo’s Amended and Restated Memorandum and Articles of Association.

Transfer of Ordinary Shares. Subject to the restrictions in PubCo’s Amended and Restated Memorandum and Articles of Association as set out below, any of PubCo’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by PubCo’s Board of Directors.

PubCo’s Board of Directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which PubCo has a lien. PubCo’s Board of Directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as PubCo’s Board of Directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as PubCo’s directors may from time to time require is paid to PubCo in respect thereof.

If PubCo’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as PubCo’s Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as PubCo’s board may determine.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst PubCo’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst PubCo’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to PubCo for unpaid calls or otherwise. If PubCo’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by PubCo’s shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary shares will be the same in any liquidation event.

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Redemption, Repurchase and Surrender of Ordinary Shares. PubCo may issue shares on terms that such shares are subject to redemption, at PubCo’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by PubCo’s Board of Directors or by a special resolution of PubCo’s shareholders. PubCo may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its Board of Directors or are otherwise authorized by its Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of PubCo’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, PubCo may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time PubCo’s share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not PubCo is being wound-up, may be varied with the consent in writing of a majority the holders of the issued shares of that class or series or with the sanction of an ordinary resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records. Holders of PubCo ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of PubCo’s list of shareholders or its corporate records. However, PubCo will provide its shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Issuance of Additional Shares. PubCo’s Amended and Restated Memorandum and Articles of Association authorize its Board of Directors to issue additional ordinary shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares.

PubCo’s Amended and Restated Memorandum and Articles of Association also authorize its Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;
●	the number of shares of the series;
●	the dividend rights, dividend rates, conversion rights, voting rights; and
●	the rights and terms of redemption and liquidation preferences.

PubCo’s Board of Directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

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Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of two thirds of the voting shares voted at a general meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

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Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

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Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits

Maples and Calder (Cayman) LLP, PubCo’s Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Special Considerations for Exempted Companies

PubCo is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. PubCo’s Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, PubCo intends to enter into indemnification agreements with its directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the PubCo’s Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in PubCo’s Amended and Restated Memorandum and Articles of Association

Some provisions of PubCo’s Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of the company or management that shareholders may consider favorable, including a provision that authorizes the board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by its shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of PubCo or make removal of management more difficult. If PubCo’s Board of Directors decides to issue these preference shares, the price of PubCo’s ordinary shares may fall and the voting and other rights of the holders of PubCo’s ordinary shares may be materially adversely affected.

However, under Cayman Islands law, PubCo’s Board of Directors may only exercise the rights and powers granted to them under PubCo’s Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of PubCo.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of shareholders;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

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As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Shareholder Action by Written Consent

PubCo’s Amended and Restated Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. PubCo’s Amended and Restated Memorandum and Articles of Association allow any one or more of its shareholders holding shares which carry in aggregate not less than ninety-five percent (95%) of the total number of votes attaching to all issued and the outstanding shares of the company as at the date of the deposit that are entitled to vote at general meetings to duly convene an extraordinary general meeting of its shareholders. As a Cayman Islands exempted company, PubCo is not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, PubCo’s Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting.

Removal of Directors

Under PubCo’s Amended and Restated Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of its shareholders. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) the director absents himself or herself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he or she has by reason of such absence vacated office; or (v) all of the other directors (being not less than two in number) determine that he or she should be removed as a director for “Cause” (i.e., a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a director or the Company into disrepute or which results in a material financial detriment to the Company) (and not otherwise), either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with PubCo’s Amended and Restated Memorandum and Articles of Association or by a resolution in writing signed by all of the other directors.

Transactions with Interested Shareholders

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

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Dissolution; Winding Up

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under PubCo’s Amended and Restated Memorandum and Articles of Association, if the Company is wound up, the liquidator of the company may distribute the assets with the sanction of a special resolution of the shareholders and any other sanction required by law.

Amendment of Governing Documents

As permitted by Cayman Islands law, PubCo’s Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by PubCo’s Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on their shares. In addition, there are no provisions in PubCo’s Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, PubCo’s Board of Directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books and Records

Holders of PubCo ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of PubCo’s register of members or its corporate records. However, PubCo will provide its shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Waiver of Certain Corporate Opportunities

Under PubCo’s Amended and Restated Memorandum and Articles of Association, the Company has renounced any interest or expectancy of the Company in, or in being offered an opportunity to participate in, certain opportunities where such opportunities come into the possession of one of our directors other than in his or her capacity as a director (as more particularly described in PubCo’s Amended and Restated Memorandum and Articles of Association). This is subject to applicable law and may be waived by the relevant director.

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Enforceability of Civil Liability under Cayman Islands Law

PubCo has been advised by Maples and Calder (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against PubCo, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against PubCo predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Cayman Islands court. The Cayman Islands court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. We understand that the Cayman Islands court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

PubCo has certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts PubCo shareholders on notice that through their investment in PubCo, they will provide PubCo with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to PubCo and its affiliates and/or delegates, except where the context requires otherwise.

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Investor Data

PubCo will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. PubCo will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. PubCo will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In PubCo’s use of this personal data, PubCo will be characterized as a “data controller” for the purposes of the DPA, while its affiliates and service providers who may receive this personal data from PubCo in the conduct of our activities may either act as its “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to PubCo.

PubCo may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides PubCo with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How PubCo May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

● where this is necessary for the performance of its rights and obligations under any purchase agreements;

● where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

● where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should PubCo wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), the company will contact you.

Why PubCo May Transfer Your Personal Data

In certain circumstances PubCo may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

PubCo anticipates disclosing personal data to persons who provide services to it and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures We Take

Any transfer of personal data by PubCo or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

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PubCo and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

PubCo shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

PubCo Warrants

Set forth below is also a description of the PubCo Options and the PubCo Warrants that will be issued and outstanding upon the consummation of the Business Combination.

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of PubCo’s Amended and Restated Memorandum and Articles of Association attached as Annex B to this proxy statement/prospectus.

The PubCo Warrants will have the same terms as the GUCC Warrants. Each PubCo Warrant entitles the holder thereof to purchase one PubCo ordinary share at a price of $11.50 per full share. PubCo will not issue fractional shares. The PubCo Warrants will become exercisable on the later of the completion of the Business Combination and 12 months from the date of the IPO, and will expire five years after the consummation of the Business Combination.

PubCo may redeem the outstanding PubCo Warrants (excluding the private warrants that are part of the Private Placement Units), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the PubCo Warrants are exercisable,

●	upon a minimum of 30 days’ prior written notice of redemption,

●	if, and only if, the last sales price of PubCo ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before PubCo sends the notice of redemption, and

●	if, and only if, there is a current registration statement in effect with respect to the PubCo ordinary shares underlying the PubCo Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and PubCo issues a notice of redemption, each warrant holder can exercise his, her or its PubCo Warrant prior to the scheduled redemption date. However, the price of the PubCo ordinary shares may fall below the $18.00 trigger price as well as the $11.50 warrant exercise price per full share after the redemption notice is issued and not limit PubCo’s ability to complete the redemption.

If PubCo calls the PubCo Warrants for redemption as described above, PubCo’s management will have the option to require all warrant holders that wish to exercise PubCo Warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole PubCo Warrant for that number of PubCo ordinary shares equal to the quotient obtained by dividing (x) the product of the number of PubCo ordinary shares underlying the PubCo Warrants, multiplied by the difference between the exercise price of the PubCo Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the PubCo ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether PubCo will exercise its option to require all warrant holders to exercise their PubCo Warrants on a “cashless basis” will depend on a variety of factors including the price of the PubCo ordinary shares at the time the PubCo Warrants are called for redemption, PubCo’s cash needs at such time and concerns regarding dilutive share issuances.

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COMPARISON OF STOCKHOLDERS’ RIGHTS

In connection with the Business Combination, holders of GUCC common stock will become shareholders of PubCo and their rights will be governed by the Cayman Islands law and the Memorandum and Articles of Association. Currently, the rights of GUCC stockholders are governed by the laws of the State of Delaware and GUCC’s amended and restated certificate of incorporation.

This section describes the material differences between the rights of GUCC stockholders and the proposed rights of PubCo’s shareholders. This summary is not complete and does not cover all of the differences between the Cayman Islands laws and Delaware laws affecting corporations and their stockholders or all the differences between GUCC’s and PubCo’s organizational documents. The summary is therefore subject to the complete text of the relevant provisions of the Cayman Islands laws and Delaware laws and GUCC’s and PubCo’s organizational documents or its amended and restated memorandum and articles of association, as the case may be. For information on GUCC’s amended and restated certificate of incorporation see the section titled, “Where You Can Find More Information” in this proxy statement/prospectus. For a summary of PubCo’s Amended and Restated Memorandum and Articles of Association, see the section titled “Description of PubCo’s Securities” in this proxy statement/prospectus and see the full text of PubCo’s Amended and Restated Memorandum and Articles of Association attached to this proxy statement/prospectus as Annex B.

Cayman Islands		Delaware

Shareholder Meetings

●	Held at a time and place as designated in the Articles of Association. Our Articles of Association provide that our board may designate such time and place.	●	Held at such time or place as designated in the certificate of incorporation or the by-laws, or if not so designated, as determined by the board of directors

●	May be held within or outside the Cayman Islands	●	May be held within or without Delaware

●	Notice:	●	Notice:

	● Our Articles of Association provides that a general meeting of the company may be called by the chairman or a majority of our board or by the holders of at least one-third of all votes attached to all issued shares entitled to vote at our general meetings.		● Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

	● A copy of the notice of any meeting shall be given personally or sent by mail or electronic mail as designated in the Articles of Association.		● Written notice shall be given not less than 10 nor more than 60 days before the meeting.

● Notice of not less than 15 days before the meeting

Shareholders’ Voting Rights

●	Our Articles of Association provide shareholders may take any action requiring an ordinary or special resolution passed at a meeting of shareholders without a meeting if their consent to such ordinary or special resolution is in writing and is signed by all shareholders entitled to vote on such resolution, in accordance with the procedure in our Articles of Association.	●	Any action required to be taken by meeting of stockholders may be taken without meeting if consent is in writing and is signed by all the stockholders entitled to vote.

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●	Any person authorized to vote may authorize another person or persons to act for him by proxy if permitted by the Articles of Association. Our Articles of Association permit such proxies.	●	Any person authorized to vote may authorize another person or persons to act for him by proxy.

●	Quorum is as designated in the Articles of Association. Quorum for a general meeting in our Articles of Association is two or more shareholders representing not less than one-half of the votes of the shares entitled to vote on resolutions of members to be considered at the meeting.	●	For stock corporations, certificate of incorporation or by-laws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

●	The Memorandum and Articles of Association may provide for cumulative voting in the appointment of directors. Our Articles of Association do not provide for cumulative voting.	●	The certificate of incorporation may provide for cumulative voting.

●	Our Articles of Association provide that the rights attached to any class of shares may be varied, modified or abrogated with the consent in writing of the holders of a majority of the issued shares of that class, or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.

Directors

●	Our Articles of Association provide that the number of directors shall not be less than 5 directors.	●	Board must consist of at least one member.

●	Maximum number of directors can be changed by an amendment to the Articles of Association. Our Articles of Association do not provide for a maximum number.	●	Number of board members shall be fixed by the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate.

●	If the board is authorized to change the number of directors actually appointed, provided that the number still falls within the maximum and the minimum number of directors as set out in the Articles of Association, it can do so provided that it complies with the procedure set out in the Articles of Association. Our Articles of Association permit our board to appoint additional directors.

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Fiduciary Duties

●	In summary, directors and officers owe the following fiduciary duties:		●	Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation as a whole.

	●	Duty to act in good faith in what the directors believe to be in the best interests of the company as a whole;	●	Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.

	●	Duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;	●	Decisions made by directors and officers on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation will be protected by the “business judgment rule.”

	●	Directors should not improperly fetter the exercise of future discretion;

	●	Duty to exercise powers fairly as between different groups of shareholders;

	●	Duty not to put himself in a position of conflict between their duty to the company and their personal interests; and

	●	Duty to exercise independent judgment.

●In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as “a reasonably diligent person” having both:

	●	the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and

	●	the nature of the company, the nature of the decision and the position of the director and the responsibilities undertaken.

●As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of his position. However, in some instances a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Articles of Association or alternatively by shareholder approval at general meetings.

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Shareholders’ Derivative Actions

●	Generally speaking, the company is the proper plaintiff in any action. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:	●	In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

	●	Those who control the company have refused a request by the shareholders to move the company to bring the action;	●	Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort.

	●	Those who control the company have refused to do so for improper reasons such that they are perpetrating a “fraud on the minority” (this is a legal concept and is different to “fraud” in the sense of dishonesty);	●	Such action shall not be dismissed or compromised without the approval of the Chancery Court.

	●	a company is acting or proposing to act illegally or beyond the scope of its authority; or	●	Stockholders of a Delaware corporation that redeemed their shares, or whose shares were canceled in connection with dissolution, would not be able to bring a derivative action against the corporation after the shares have been redeemed or canceled.

	●	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained.

●	Once a shareholder has relinquished his, her or its shares (whether by redemption or otherwise), it is generally the case that they could no longer bring a derivative action as they would no longer be a registered shareholder.

Enforceability of Civil Liabilities under the U.S. Securities Laws

Enforceability of Civil Liability under Cayman Islands Law

PubCo has been advised by Maples and Calder (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against PubCo, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against PubCo predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Cayman Islands court. The Cayman Islands court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. We understand that the Cayman Islands court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

Enforceability of Civil Liability under Hong Kong Law

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money; (2) made by a court of competent jurisdiction over the parties and the subject matter; (3) between the same parties on an identical issue; (4) final and conclusive on the merits; and (5) not impeachable according to the rules on conflicts of laws of Hong Kong. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; or (c) its enforcement or recognition would be contrary to the public policy of Hong Kong. It will be costlier and more time-consuming for the investors to effect service of process outside the United States, or to enforce judgments obtained from the U.S. courts in the courts of the jurisdictions where our directors and officers reside. For example, to enforce a foreign judgment in Hong Kong, the applicant will be required to apply to the Hong Kong High Court to enforce a foreign judgment (the “Application”) for which the applicant will be required to (i) engage a local counsel to facilitate or prepare the Application; and (ii) go through the standard litigation process to sue on the judgment as a debt.

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Enforceability of Civil Liability under Singapore Law

It is possible that the Singapore courts may not (i) recognize and enforce judgments of courts in the United States, based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States (ii) enter judgments in original actions brought in the Singapore courts based solely on the civil liability provisions of these securities laws. An in personam final and conclusive judgment in the federal or state courts of the United States under which a fixed or ascertainable sum of money is payable may generally be enforced as a debt in the Singapore courts under the common law as long as it is established that the Singapore courts have jurisdiction over the judgment debtor. Additionally, the court where the judgment was obtained must have had international jurisdiction over the party sought to be bound in the local proceedings. However, the Singapore courts are unlikely to enforce a foreign judgment if (a) the foreign judgment is inconsistent with a prior local judgment that is binding on the same parties; (b) the enforcement of the foreign judgment would contravene the public policy of Singapore; (c) the proceedings in which the foreign judgment was obtained were contrary to principles of natural justice; (d) the foreign judgment was obtained by fraud; or (e) the enforcement of the foreign judgment amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.

In particular, the Singapore courts may potentially not allow the enforcement of any foreign judgment for a sum payable in respect of taxes, fines, penalties or other similar charges, including the judgments of courts in the United States based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States. In respect of civil liability provisions of the United States federal and state securities law which permit punitive damages against us and our Directors or Executive Officers, we are unaware of any decision by the Singapore courts which has considered the specific issue of whether a judgment of a United States court based on such civil liability provisions of the securities laws of the United States or any state or territory of the United States is enforceable in Singapore.

TRADING MARKET AND DIVIDENDS

GUCC

GUCC’s Units, Class A common stock and warrants are listed on the Nasdaq Global Market under the symbol “GENQU”, “GENQ” and “GENQW”, respectively. The Units commenced trading on or about February 15, 2022 and the Class A common stock and warrants commenced separate trading on the Nasdaq Global Market on or about April 7, 2022.

GUCC’s Dividend Policy

GUCC has not paid any cash dividends on its Class A common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon GUCC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s board of directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

ESGL

Information regarding ESGL is not provided because there is no public market for ESGL’s ordinary shares.

Combined Company

Dividend Policy

Following completion of the Business Combination, the Combined Company’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate Combined Company’s board of directors declaring any dividends in the foreseeable future.

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GUCC’s DIRECTORS AND EXECUTIVE OFFICERS

Current Directors and Executive Officers

GUCC’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Adeoye Olukotun	77	Chief Executive Officer
Samuel Lui	48	President, Chief Financial Officer and Director
Niel Starksen	66	Chief Scientific Officer
Juan Fernandez Pascual	48	Chief Operating Officer
Grainne Coen	50	Director and Co-Chairman
Ernest Fong	51	Director and Co-Chairman
Chung Fan Cheng	42	Director
Teck-Yong Heng	48	Director

Dr. Adeoye Olukotun has served as our Chief Executive Officer since October 2021. Dr. Olukotun is a Mayo Clinic trained cardiologist who currently serves as the Chief Executive Officer of CR Strategies, LLC a position he has held since April 2000. He previously served as the Chief Executive Officer and President of Epigen Pharmaceuticals, Inc. from June 2014 to March 2017, and Vice Chairman of CardioVax, Inc., from January 2013 to April 2016. Dr. Olukotun served as the Chief Medical Officer of VIA Pharmaceuticals Inc. from 2004 to 2008. He spent the first 20 years of his career in roles of increasing responsibility in clinical development at Pfizer, Bristol-Myers Squibb, and Mallinckrodt. He has over 35 years of experience in the pharmaceutical industry and has been instrumental in the approval and success of numerous cardiology and metabolic medicines, including the first daily beta blocker and the first approved ACE inhibitor, among others. Dr. Olukotun currently serves on the board of directors for Tonix Pharmaceuticals Holding Corp., (NASDAQ: TNXP) and Arrowhead Pharmaceuticals, Inc. (NASDAQ: ARWR). Dr. Olukotun received his Medical Doctor degree from the Albert Einstein College of Medicine in New York in 1973, undertook his specialty in cardiovascular medicine at the Mayo Clinic and Mayo Graduate School of Medicine from 1973 to 1978 and received a master in public health degree from Harvard University School of Public Health in 1983. Further, Dr. Olukotun received his bachelor of arts from the University of North Carolina at Chapel Hill in 1969.

Samuel Lui has served as our President, Chief Financial Officer and director since October 2021. Mr. Lui has over 24 years of experience in capital markets, investment banking, private equity, accounting and auditing. Since July 2016, he has been the founder and managing director of LV Capital Limited, a private investment company focused on later stage/pre-IPO investments and specializes in helping investee companies to list on major exchanges such as Nasdaq and The Stock Exchange of Hong Kong Limited (“HKEX”). Since December 2011, he has served as a board member of the private equity funds at Rockstead Capital Private Limited, a registered fund management company under the Monetary Authority of Singapore. Since November 2016, he has also been a non-executive director of EFT Solutions Holdings Limited (HKEX:8062). From December 2013 to May 2015, Mr. Lui was the chief financial officer of ELL Environmental Holdings Limited (HKEX: 1395). From May 2007 to May 2009, Mr. Lui was a director within the financial sponsors group, investment banking division of Merrill Lynch in Hong Kong and Singapore. Prior to that, Mr. Lui worked as an assistant director of the financial sponsors group at ABN AMRO Bank N.V., Hong Kong branch, from August 2005 to April 2007. From July 2004 to August 2005, Mr. Lui was a vice president at the project finance and advisory department of Société Générale Asia Limited. Prior to that, Mr. Lui served as a manager of project and export finance at The Hong Kong and Shanghai Banking Corporation Limited from May 2003 to June 2004. From August 1998 to April 2003, Mr. Lui worked in the audit and corporate finance departments of Arthur Andersen and Ernest & Young in Singapore. Mr. Lui obtained a bachelor degree in accountancy from Nanyang Technological University in Singapore in July 1998. Mr. Lui has been a member of the Institute of Singapore Chartered Accountants since October 2002.

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Dr. Niel Starksen has served as our Chief Scientific Officer since October 2021. Dr. Starksen is an entrepreneur, physician and scientist. He is a pioneer of percutaneous therapeutic technologies for structural heart disease and congestive heart failure. Dr. Starksen is an inventor on 18 issued patents and over 20 patents pending. Dr. Starksen previously served as Chief Executive Officer of Guided Delivery Systems (now known as Ancora Heart) from September 2002 to July 2015 and, since September 2018, is a director and cofounder of Vivalink Medical, a provider of connected healthcare solutions for remote patient monitoring. He has been an advisor to Xcures (a platform for virtual clinical trials) since September 2018, and an advisor to Well Advised (a medical fintech platform) since September 2019. He is a Director of the Board of Governors, Johns Hopkins Wilmer Eye Institute. Dr. Starksen received his Medical Doctor degree from The John Hopkins University School of Medicine in June 1982, completed an internal medicine residency program at Harvard Medical School in April 1985 and completed his specialty in cardiovascular medicine at the School of Medicine, University of California, San Francisco in July 1990. Further, Dr. Starksen received his bachelor of science degree summa cum laude from the University of California, Irvine in June 1978.

Juan Fernandez has served as our Chief Operating Officer since October 2021. Mr. Fernandez has most recently served as the General Manager of Chassis Brakes International Spain, part of Hitachi Automotive Systems since April 2019 to February 2021 and was based in San Felices de Buelna, Autonomía de Cantabria, Spain. Mr. Fernandez served as the President of Gira Cluster of Automotive Industries of Cantabria from May 2019 to March 2021 and was based in Spain. From September 2018 to April 2019, Mr. Fernandez served as the Smart Factory Platform Leader of Linxens based in Levallois, Île-de-France, France. From January 2017 to April 2019, Mr. Fernandez served as the Site Director of Linxens. From September 2015 to December 2016, Mr. Fernandez served as the Senior Area Sales Manager Southern Europe for Quintus Technologies, based in Vasteras, Sweden. From September 2014 to September 2015, Mr. Fernandez served as the Site Director of Hutchinson based in Châteaudun, France. From April 2013 to August 2014, Mr. Fernandez served as the Production Area Manager of Gestamp based in Le Theil, Basse-Normandie, France. From November 2005 to March 2013, Mr. Fernandez served as Process Engineer Manager at ArcelorMittal Aviles, Spain. From September 2003 to October 2005, Mr. Fernandez served as Resident Engineer of ArcelorMittal based Electrolux premises in Conegliano, Veneto, Italy. In 2018, Mr. Fernandez received his Executive MBA degree at ESCP Europe. In 1999, Mr. Fernandez received his DEA (Master in Sciences) at Ecole Polytechnique.

Grainne Coen is one of our independent directors and Co-Chairman of the Board. Ms. Coen is a board member of Commonwealth Credit Partners BDC I, Inc., a business development company, and became Chair of the Audit Committee since June 2021. Ms. Coen is also the President and Chief Financial Officer of another SPAC entity, Signal Hill Acquisition Corp. (NASDAQ: SGHL), which completed its initial public offering in February 2022. In May 2018, she founded and has remained a partner of Elevation Investment Partners, LLC, a diversified investment group operating in multiple industries both as strategic consultants and early-stage investors. Since January 2015, Ms. Coen has also served as Co-Founder and Chairperson of AREA4, LLC, an experiential marketing agency. From August 2001 to December 2015, she was a principal and portfolio manager at Columbia Partners, LLC Investment Management, where she co-managed over $1 billion in assets held in the fund’s U.S. Small Cap Equity Fund. From September 1998 to March 2001, she was a General Partner at Kensington Partners, LLC, and from May 1996 to August 1998, she was employed at G&O Partners, LP. Since October 2019, Ms. Coen has been serving as the chair of the audit committee of Kubient, Inc. (NASDAQ: KBNT), a digital marketing platform, and from March 2019 to December 2020, as Chair of the board of directors of ERIE ARMADA, Inc., a non-profit focused on the development of underserved communities in conjunction with New York City’s Parks and Trails Department. Ms. Coen holds a Bachelor of Science from London Guildhall University.

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Ernest Fong is one of our independent directors and Co-Chairman of the Board. Since October 2021, Mr. Fong has been the Asia Pacific CEO of Optimas Capital, an Asian-based Hedge Fund with offices in Hong Kong, Singapore and Taiwan. Mr. Fong joined Credit Suisse in March 1998 and after spending more than 21 years in its Singapore, Taiwan and Hong Kong offices, he retired from Credit Suisse in December 2019. His last position in Credit Suisse was as the Head of Markets Research in Asia Pacific and he was responsible for a team of almost 300 across 14 offices and 12 markets. Prior to Credit Suisse, Mr. Fong was an equity research analyst at Credit Lyonnais Securities Asia from June 1995 to February 1998. Since June 2020, Mr. Fong is also a non-executive director of Vincom Retail, listed in Vietnam, which is part of the Vincom group, the largest privately-owned company in Vietnam. Ernest graduated from National University of Singapore with a Bachelor of Arts degree, majoring in Economics and Statistics.

Chung Fan Cheng is one of our independent directors. Mr. Cheng has over 18 years of experience in capital markets, corporate strategy, private equity, family office and entrepreneurship. Since February 2019, Mr. Cheng has served as the Chief Investment Officer of BlueTop Group, a Hong Kong based family office with core focus in education, human capital and technology. Mr. Cheng also serves as a non-executive director of Tsui Wah Restaurant Group (HKEX:1314) since November 2016, and a director of Esperanza Limited, founded by the former financial secretary of Hong Kong, since July 2021. Mr. Cheng’s prior work includes management roles with Sail Global Capital from September 2017 to December 2018, Hao Tian International Securities from September 2016 to August 2017, and KGI Asia from April 2013 to September 2016. Mr. Cheng is an Engineer by training and holds a M.Sc. Engineering Enterprise Management, HKUST, Hong Kong and B.Sc. Engineering (1st Honors), Queen’s University, Canada.

Teck-Yong Heng is one of our independent directors. Mr. Heng will bring in more than 21 years of private equity and M&A experience to the Company. Mr. Heng is a venture partner in 58.com’s Investment Fund focusing on venture capital and private equity investments in the TMT and Consumer sectors since August 2021. Prior to joining in 58.com, Mr. Heng has operated C-Squared Partners, a China focused consumer sector private equity fund since May 2018. From August 2016 to May 2018, Mr. Heng was a managing director in Qianhai Ark Asset Management, a fund with approximately $4.5 billion under management. Prior to Qianhai Ark, Mr. Heng worked at Pavilion Capital (an affiliated entity of Temasek Holdings) from September 2012 to July 2016, Temasek Holdings from October 2004 to September 2012, Cambridge Associates from July 2003 to October 2004, Singapore Power International from June 2001 to July 2003, and Arthur Andersen from July 1998 to May 2001. Mr. Heng has also served as independent director for LiXiang Education Holding Co. Ltd. (NASDAQ: LXEH) since October 2020, and an independent director for WiMi Hologram Cloud Inc. (NASDAQ: WIMI) since May 2021. Mr. Heng is also a director of another SPAC entity, Broad Capital Acquisition Corp. which completed its initial public offering in January 2022. Mr. Heng graduated from Nanyang Technological University with a bachelor’s degree in Accountancy (with Honors) and is a graduate of Harvard Business School’s General Management Program. He is a Chartered Financial Analyst (CFA), Chartered Accountant (CA), Chartered International M&A Charterholder, and a member of Singapore Institute of Directors.

Audit Committee

GUCC’s Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Messrs. Ernest Fong, Chung Fan Cheng and Teck-Yong Heng, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Mr. Teck-Yong Heng serves as chairman of the Audit Committee. Our Board has determined that Mr. Teck-Yong Heng qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transactions; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

GUCC’s Compensation Committee consists of Messrs. Ernest Fong, Chung Fan Cheng and Teck-Yong Heng, each of whom is an independent director. Mr. Chung Fan Cheng serves as chairman of the Compensation Committee. Pursuant to our Compensation Committee charter, the functions of the Compensation Committee include, but not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

●	reviewing and approving the compensation of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual reports disclosure requirements;

●	approving all special prerequisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

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Nominating Committee

GUCC’s Nominating Committee consists of Messrs. Ernest Fong, Chung Fan Cheng and Teck-Yong Heng, each of whom is an independent director under Nasdaq’s listing standards. Mr. Ernest Fong is the chair of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in GUCC’s Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Employment Agreements

GUCC has not entered into any employment agreements with its executive officers, and has not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

None of GUCC’s officers has received any cash compensation for services rendered to GUCC. GUCC pays the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. Upon completion of an initial business combination or GUCC’s liquidation, GUCC will cease paying these monthly fees. No other compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by GUCC to the Sponsor, officers and directors, or any affiliate of GUCC’s sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. GUCC’s audit committee will review on a quarterly basis all payments that were made to GUCC’s sponsor, officers or directors, or GUCC’s or their affiliates.

Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, GUCC’s does not expect to have any additional controls in place governing our reimbursement payments to GUCC’s directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

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Conflicts of Interest

Subject to pre-existing fiduciary or contractual duties as described below, our officers and directors have agreed to present any business opportunities presented to them in their capacity as a director or officer of our company to us. Certain of our officers and directors presently have fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Our officers and directors may become officers or directors of another special purpose acquisition company with a class of securities intended to be registered under the Exchange Act, even prior to us entering into a definitive agreement for our initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

■	None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

■	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

●	The Initial Stockholders have agreed to waive their redemption rights with respect to any founder shares and placement shares and any public shares held by them in connection with the consummation of our initial business combination. Additionally, the Initial Stockholders have agreed to waive their redemption rights with respect to any founder shares and placement shares held by them if we fail to complete an initial business combination within 12 months from the closing of the IPO (or up to 18 months from the closing of the IPO if extended as described elsewhere in this proxy statement/prospectus). If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of our public shares, and the placement securities will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable by the Sponsor until the earlier to occur of: (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, if the reported last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination. With certain limited exceptions, the Private Placement Units, placement shares and placement warrants and the Class A common stock underlying such warrants, will not be transferable, assignable or saleable by the Sponsor or its permitted transferees until 30 days after the completion of our initial business combination. Since the Sponsor and our officers and directors directly or indirectly own common stock and warrants following the IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

●	Our sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from the Sponsor or an affiliate of the Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the Private Placement Units.

●	Samuel Lui, our president, chief financial officer and a director, and the sole member and manager of the Sponsor, may have a conflict of interest with respect to evaluating the Business Combination in light of his ownership of 6.43% of the outstanding ordinary shares of ESGL and following the closing of the Business Combination, will own 3.11% of the outstanding PubCo ordinary shares (assuming no additional redemptions by GUCC stockholders).

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The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

None of the officers and directors of the Sponsor or GUCC have any fiduciary or contractual obligations to, or any interest in, or affiliation with, ESGL, except for Samuel Lui, GUCC’s President, Chief Financial Officer and a Director, owns 6.43% of the outstanding ordinary shares of ESGL and following the closing of the Business Combination, will own 3.11% of the outstanding PubCo ordinary shares (assuming no additional redemptions by GUCC stockholders).

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual(1)	Entity(2)	Entity’s Business	Affiliation
Adeoye Olukotun	CR Strategies LLC	Consulting for the biopharmaceutical and medical devices industry	CEO and owner
	Tonix Pharmaceuticals	Biotechnology company	Director
	Arrowhead Pharmaceuticals Inc.	Biotechnology company	Director

Samuel Lui	LV Capital Limited EFT Solutions Holdings Limited	Private investments and advisory Electronic fund transfer at point-of-sale solutions provider	CEO and owner Non-Executive Director

Niel Starksen	Vivalink Medical Inc MBFNS Health	Digital health platform Consulting to the biotechnology, pharmaceutical and medical technology industries	Director CEO and owner

Juan Fernandez Pascual	Altanela, SL	Consulting	Managing Director

Grainne Coen	Commonwealth Credit Partners BDC I, Inc.	Business development company	Director, Audit Committee Chair
	Kubient, Inc.	AdTech company	Director, Audit Committee Chair
	Signal Hill Acquisition Corp	Special Purpose Acquisition Company	President, CFO
	Elevation Partners LLC	Investment partnership	Founding Partner

Ernest Fong	Optimas Capital Vincom Retail Joint Stock Company	Asset manager Real estate investment	CEO (Asia Pacific) Non-Executive Director

Teck-Yong Heng	58 Investment Fund	Consumer and technology investments	Partner, Managing Director
	LiXiang Education Holding Co. Ltd.	Education	Independent Non-Executive Director, Audit Committee Chairman
	WiMi Hologram Cloud Inc.	Augmented reality and holographic solutions	Independent Non-Executive Director, Audit Committee Chairman
	Broad Acquisition Corporation	Special Purpose Acquisition Company	Director

Chung Fan Cheng	BlueTop Group Limited	Education and investment holdings	Chief Investment Officer
	Tsui Wah Restaurant Group	Food and beverage	Non-Executive Director
	Esperanza Limited	Non-profit organization	Director

(1) Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2) Each of the entities listed in this table has priority and preference relative to our company with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

Accordingly, if any of the above executive officers or directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with the Sponsor or our officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, that such an initial business combination is fair to our company from a financial point of view.

In the event that we submit our initial business combination to our public stockholders for a vote, pursuant to the Letter Agreement, the Sponsor and our officers and directors have agreed to vote any founder shares or placement shares held by them (none of which were publicly purchased) in favor of our initial business combination. To the extent that any public shares are purchased, such public shares will not be voted as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC.

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THE GROUP’S DIRECTORS AND EXECUTIVE OFFICERS PRIOR TO THE BUSINESS COMBINATION

The Group’s directors and executive officers prior to the Business Combination are as follows:

Name	Age	Position(s)
Quek Leng Chuang	56	Chief Executive Officer and Chairman
Ho Shian Ching	53	Chief Financial Officer
Law Beng Hui	47	Chief Growth and Sustainability Officer and Director
Lee Meng Seng	54	Chief Operating Officer

Quek Leng Chuang has served as ESGL’s director since June 2022 and as ESA’s Chief Executive Officer since December 2020. Mr. Quek founded ESA in May 1999 and has since served as its director and chairman since that time. From June 1996 to January 1997, Mr. Quek served as an operations manager of Green Singapore Pte Ltd, a waste paper recycling and industrial commercial solid waste recycling company. From February 1997 to December 1998, Mr. Quek served as an operations engineer at Eco Industrial Environmental Engineering Pte Ltd, an environmental engineering firm with particular focus on solid waste recovery facilities. Mr. Quek was awarded a Singapore Armed Force Scholarship to pursue Engineering in 1986, and subsequently served full time in the Singapore Army as an officer with Elite Infantry Division. He continued service honorably in the reserve till 2016, and attained the rank of Lieutenant Colonel. Mr. Quek received a Bachelor of Engineering (Chemical Engineering) from the National University of Singapore in 1990, and a Master of Business Administration from Leicester University in 1996. We believe Mr. Quek’s wealth of industry experience qualifies him to serve on our Board.

Ho Shian Ching has served as ESA’s Chief Financial Officer since June 2022. From January 2015 to May 2022, Mr. Ho served as the financial controller of ETH Enterprises Pte Ltd, a leading manufacturer of quality timber products. From May 2007 to May 2017, Mr. Ho served as the Chief Financial Officer of Fujian Zhenyun Plastics Industry Co., Ltd (SGX:5KT), a company principally engaged in research and development and manufacturing of plastic pipes and fittings. From January 2005 to February 2007, Mr. Ho served as the group financial controller of China Great Land Holdings Ltd (SGX:D50), an investment holding company. From March 2004 to January 2005, Mr. Ho served as company secretary, director and financial controller of Planet Fitness Co., Pte Ltd, a fitness gym company. From January 2001 to January 2004, Mr. Ho served as the commercial manager of Hanson Building Materials (S) Pte Ltd, a building materials company. From September 1999 to December 2000, Mr. Ho served as the internal auditor for NatSteel Electronics Ltd, a leading electronic manufacturer which offered box-building and related services. From December 1995 to July 1999, Mr. Ho was an external auditor with KPMG LLP, an audit firm, where he primarily performed statutory audits. Mr. Ho is a member of CPA Australia and is a Chartered Accountant of Singapore CA. Mr. Ho received a Bachelor of Commerce from Murdoch University in 1995.

Law Beng Hui has served as ESGL’s director since July 2022 and as ESA’s Chief Growth and Sustainability Officer and director since December 2020 and January 2021, respectively. Mr. Law co-founded NewOil Solutions Pte Ltd in July 2020, a chemical recycling company. Mr. Law is an Internationally Certified Practicing Management Consultant registered with Singapore Business Advisors and Consultants Council (SBACC). He currently sits on the board of consultants for Diageo plc’s carbon neutral whisky distillery investment in China and has taken on various leadership positions at Diageo plc since June 2011. From January 2005 to August 2008, Mr. Law served as regional client services director at Young and Rubicam Brands Ltd, one of the advertising groups owned by WPP plc (LON:WPP), an advertising and media conglomerate. Mr. Law received a Bachelor of Business Administration from the National University of Singapore in 1999 and an Executive Master of Business Administration from INSEAD Business School in 2021. We believe Mr. Law’s extensive experience qualifies him to serve on the Board, including his over 20 years of experience in business strategy, brand portfolio and marketing management at leading consumer packaged goods companies and advertising agencies, working across global and regional markets.

Lee Meng Seng has served as ESA’s Chief Operating Officer since August 2022. From June 2019 to June 2022, Mr. Lee served various roles with SembWaste Pte Ltd., a subsidiary of Sembcorp (SGX:U96) that primarily engages in solid waste management. Mr. Lee first joined SembWaste Pte Ltd as the Head of Operations Hub, and was later promoted to Head of Operations in 2021 and the Head of Maintenance of its maintenance department and the Head of Risk and Compliance in 2022. From June 2018 to March 2019, Mr. Lee was the Head of Operations of Global Ritz Protection Pte Ltd., a private security systems and management company in Singapore. Prior to that, Mr. Lee was re-enlisted and has served at the Singapore Armed Forces for almost 20 years since 1998 with his last appointment as the Head of Division/Brigade Training Branch and Deputy Head Civil Military Relations Training Centre. From April 1996 to June 1998, Mr. Lee was the Director of Operations at Edra Creations and Renovation, an interior design service provider in Singapore. Mr. Lee graduated in 1988 with an Advanced Certificate from Singapore-Cambridge General Certificate of Education.

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Employee Benefits

ESGL’s executives participate in employee benefit programs available to its employees generally, including medical benefits. ESGL did not maintain any executive-specific benefit or perquisite programs.

Compensation of Directors and Executive Officers

For the years ended December 31, 2022 and 2021, the aggregate compensation expense for the members of the Group’s board of directors and executive officers for services to the Group and its subsidiaries were US$313,110 and US$224,469, respectively.

The aggregate compensation to be paid to the members of the Group’s board of directors and executive officers for services to the Group for the year ending December 31, 2022 was based on the amount of monthly compensation expenses for each of the aforementioned personnel as determined in the employment agreements entered into between them and ESGL or ESA.

Post-Business Combination PubCo Executive Officer and Director Compensation

Following the closing of the Business Combination, ESGL or PubCo intends to develop (i) an executive compensation program and (ii) a board of directors’ compensation program to align compensation with PubCo’s business objectives and the creation of shareholder value, while enabling PubCo to attract, motivate and retain individuals who contribute to the long-term success of PubCo. ESGL or PubCo intends to enter into employment agreements with its executive officers, a form of which has been included as an exhibit to the registration statement of which this proxy statement/prospectus is a part, that are consistent with that program. Following the closing, decisions on the executive compensation program will be made by the Compensation Committee of the Board of Directors.

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DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY AFTER THE BUSINESS COMBINATION

PubCo’s directors and executive officers upon the consummation of the Business Combination will be as follows:

Name	Age	Position(s)
Quek Leng Chuang	56	Chief Executive Officer and Chairman
Ho Shian Ching	53	Chief Financial Officer
Law Beng Hui	47	Chief Growth and Sustainability Officer and Director Nominee
Lee Meng Seng	54	Chief Operating Officer
Anita Pushparani Dorett(1)(2)(3)	55	Independent Director Nominee
Lim Boon Yew Gary(1)(2)(3)	48	Independent Director Nominee
Yap Chin Yee Richard(1)(2)(3)	56	Independent Director Nominee
Ernest Fong(1)(2)(3)	51	Independent Director Nominee

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Please see “ESA’s Directors and Executive Officers Prior to the Business Combination” for the professional profile of Mr. Quek Leng Chuang, Mr. Ho Shian Ching, Mr. Law Beng Hui and Mr. Lee Meng Seng. Upon consummation of the Business Combination, each of these individuals will be a director and/or executive officer of PubCo as set forth above.

Anita Pushparani Dorett will serve as PubCo’s independent director upon the closing of the Business Combination. Since September 2018, Ms. Dorett has worked with the Investor Alliance for Human Rights, an initiative of the Interfaith Center on Corporate Responsibility. Ms. Dorett took on the leadership role of director of the Investor Alliance since January 2021, providing support to investors on international laws and standards in relation to human rights risks and developing programs, tools and guidance for investors, to inform and advance their responsibility to respect human rights. From January 2015 to June 2017, Ms. Dorett served as Associate General Counsel at International Business Machines Corporation (NYSE:IBM). From October 2009 to December 2014, Ms. Dorett served as legal counsel for Dell Global BV, a computer hardware company, in Singapore and was the global legal lead for Dell Services Business, providing legal advice on regional and global strategy, as well as business planning. From August 1997 to August 2009, Ms. Dorett was employed by British Telecommunications Singapore Pte Ltd, a telecommunications company, as head legal counsel for Southeast Asia and as counsel for mergers and acquisitions in Asia Pacific and Japan. In July 1991, Ms. Dorett qualified as an advocate and solicitor from the Supreme Court of Singapore, and engaged in private legal practice with Wong Partnership. Ms. Dorett received a Bachelor of Laws from the National University of Singapore in 1990 and a Master of Laws from the Columbia University in 2018. We believe Ms. Dorett’s extensive legal experience and tenure serving as legal counsel to multinational corporations qualifies her to serve on the Board.

Lim Boon Yew Gary will serve as PubCo’s independent director upon the closing of the Business Combination. Since February 2022, Mr. Lim served as an independent advisory director of A.Plus International Corporation Limited. Since January 2019, Mr. Lim served as an independent non-executive director and chairman of the remuneration committee of ZACD Group Limited (HKG:8313), an integrated real estate asset manager. Since June 2017, Mr. Lim served as a committee member of the Singapore Chamber of Commerce in Hong Kong. During the period of January 2012 to January 2022, Mr. Lim co-founded A.Plus International Corporation Limited, a financial documentation management and printing company, a subsidiary of A.Plus Group Holdings Limited (HKG: 1841). In addition, Mr. Lim served as the assistant general manager of Toppan Vite Limited, a company providing commercial and financial printing services, in Hong Kong from August 2002 to December 2012. Mr. Lim received a Bachelor of Engineering in Mechanical Engineering (Honors) from Nanyang Technology University in 1999 and a Master of Business Administration from University of Chicago, Booth School of Business in 2008. We believe Mr. Lim’s extensive experience as a founder, executive, and director of publicly-traded companies qualifies him to serve on the Board.

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Yap Chin Yee Richard will serve as PubCo’s independent director upon the closing of the Business Combination. Since June 2020, Dr. Yap has served various board roles with HCA Hospice Care, a charity organization that provides palliative care to patients. Since October 2020, Dr. Yap has served as a council member and a member of the finance and investment committee of Dyslexia Association of Singapore, a charity association that provides learning support for learning differences students. From July 2019 to February 2020, Dr. Yap served in Deloitte Consulting LLP as the subject matter expert on a project for a conglomerate in southeast Asia. From May 2015 to May 2019, Dr. Yap served as chief executive officer of Q Fund Management Ltd., an alternative asset manager licensed under the Securities and Futures Commission of Hong Kong (“SFC”) specializing in fundamental equity investment in Chinese companies, where he oversaw risk, operations, regulatory, and technology matters, and investor relations. From September 2009 to April 2015, Dr. Yap served as managing director of Gemini Capital Ltd., a family office. From March 2009 to September 2009, Dr. Yap served as a consultant of the Bank of China (Hong Kong) Limited (HKG:1988) where he advised the senior management and its Board on establishing an offshore asset management business for the group. From April 2008 to January 2009, he served in Nomura International (Hong Kong) Limited as head of structured credit markets in Asia. From August 1994 to March 2008, Dr. Yap served as the managing director of Lehman Brothers and was responsible for sales management in Singapore until December 1999 and in Hong Kong until March 2008. Dr. Yap has obtained licenses for dealing in securities (type 1), advising on securities (type 4), corporate finance (type 6) and asset management (type 9) from the SFC. Dr. Yap further obtained Series 7 qualification from the US National Association of Securities Dealers in 1994. Dr. Yap received a Bachelor of Science in Computer and Information Science from the University of Oregon in 1986, a Master of Business Administration from New York University in 1994 and a Doctor of Business Administration from the City University of Hong Kong in 2018. We believe Dr. Yap’s extensive experience in the banking, investment and charitable giving fields qualifies him to serve on the Board.

Ernest Fong will serve as PubCo’s independent director upon the closing of the Business Combination. Since October 2021, Mr. Fong has been the Asia Pacific CEO of Optimas Capital, an Asian-based Hedge Fund with offices in Hong Kong, Singapore and Taiwan. Mr. Fong joined Credit Suisse in March 1998 and after spending more than 21 years in its Singapore, Taiwan and Hong Kong offices, he retired from Credit Suisse in December 2019. His last position in Credit Suisse was as the Head of Markets Research in Asia Pacific and he was responsible for a team of almost 300 across 14 offices and 12 markets. Prior to Credit Suisse, Mr. Fong was an equity research analyst at Credit Lyonnais Securities Asia from June 1995 to February 1998. Since June 2020, Mr. Fong is also a non-executive director of Vincom Retail, listed in Vietnam, which is part of the Vincom group, the largest privately-owned company in Vietnam. Mr. Fong graduated from National University of Singapore with a Bachelor of Arts degree, majoring in Economics and Statistics. We believe Mr. Fong’s extensive experience in the banking and investment fields qualifies him to serve on the Board.

Board of Directors

PubCo’s Board of Directors will consist of six directors, including four independent directors, namely Anita Pushparani Dorett, Lim Boon Yew Gary, Yap Chin Yee Richard and Ernest Fong, upon the closing of the Business Combination. A director is not required to hold any shares in PubCo to qualify as a director. Nasdaq Stock Market Listing Rules generally require that a majority of an issuer’s board of directors must consist of independent directors. However, as a foreign private issuer, we are exempt from this requirement.

Board Committees

The Board intends to establish an audit committee, a compensation committee and a nomination and governance committee, which have the responsibilities and authority necessary to comply with applicable Nasdaq and SEC rules. The audit committee will be comprised of Anita Pushparani Dorett, Lim Boon Yew Gary, Yap Chin Yee Richard and Ernest Fong. The compensation committee will be comprised of Anita Pushparani Dorett, Lim Boon Yew Gary, Yap Chin Yee Richard and Ernest Fong. The nomination and governance committee will be comprised of Anita Pushparani Dorett, Lim Boon Yew Gary, Yap Chin Yee Richard and Ernest Fong. We will adopt a charter for each of these committees that complies with Nasdaq rules. The Board may establish other committees as it deems necessary or appropriate from time to time.

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Audit Committee

Anita Pushparani Dorett, Lim Boon Yew Gary, Yap Chin Yee Richard and Ernest Fong will serve as members of the audit committee of the Company (the “Audit Committee”). Yap Chin Yee Richard will serve as the chair of the Audit Committee. Each of the members of the Audit Committee satisfies all independence requirements under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Yap Chin Yee Richard possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC and Nasdaq.

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is generally responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Anita Pushparani Dorett, Lim Boon Yew Gary, Yap Chin Yee Richard and Ernest Fong will serve as members of the compensation committee of the Company (the “Compensation Committee”). Lim Boon Yew Gary will serve as the chair of the Compensation Committee. Each of the members of the Compensation Committee satisfies the independence requirements under the applicable rules and regulations of the SEC and Nasdaq.

The Compensation Committee is generally responsible for overseeing and making recommendations to the Board regarding the salaries and other compensation of our Executive Officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices. The Compensation Committee is generally responsible for, among other things:

●	reviewing and approving annually the corporate goals and objectives applicable to the compensation of the chief executive officer, evaluating the chief executive officer’s performance at least annually, and determining and approving the chief executive officer’s compensation level based on this evaluation;

●	reviewing and approving the compensation of all other Executive Officers;

●	reviewing, approving and recommending incentive compensation plans and equity-based plans to the Board and shareholders of the Company for approval, and administering the Company’s incentive compensation plans and equity-based plans;

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●	reviewing, approving and recommending employment agreements and severance arrangements or plans to the Board for approval;

●	reviewing all Director compensation and benefits for service on the Board and Board committees at least once a year, and recommending any changes to the Board as necessary; and

●	overseeing, in conjunction with the Nominating and Corporate Governance Committee, engagement with shareholders and proxy advisory firms on executive compensation matters.

Nominating and Governance Committee

Anita Pushparani Dorett, Lim Boon Yew Gary, Yap Chin Yee Richard and Ernest Fong will serve as members of the nominating and governance committee of PubCo(the “Nominating and Governance Committee”). Anita Pushparani Dorett will serve as the chair of the Nominating and Governance Committee. Each of the members of the Nominating and Governance Committee satisfies all independence requirements under the applicable rules and regulations of the SEC and Nasdaq.

The Nominating and Governance Committee is generally responsible for identifying and proposing new potential director nominees to the Board for consideration and for reviewing our corporate governance policies. The Nominating and Governance Committee is generally responsible for, among other things:

●	determining the qualifications, qualities, skills, and other expertise required to be a Director, and developing and recommending to the Board the criteria to be considered in selecting director nominees for the Board’s approval;

●	identifying and screening individuals qualified to become members of the Board, and considering any director candidates recommended by the Company’s shareholders pursuant to the procedures described in the Company’s proxy statement;

●	selecting and approving the director nominees to be submitted to a shareholder vote at the shareholders’ annual meeting, subject to approval by the Board;

●	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company, reviewing these principles at least once a year and recommending any changes to the Board;

●	overseeing the Company’s corporate governance practices and procedures, including identifying best practices, and reviewing and recommending to the Board for approval any changes to the documents, policies and procedures in the Company’s corporate governance framework;

●	reviewing the Board’s committee structure and composition and to make recommendations to the Board annually regarding the appointment of directors to serve as members of each committee and committee chairmen;

●	if a vacancy on the Board and/or any Board committee occurs, identifying and making recommendations to the Board regarding the selection and approval of candidates to fill such vacancy either by election by shareholders or appointment by the Board;

●	developing and overseeing a Company orientation program for new Directors and a continuing education program for current Directors, periodically reviewing these programs and updating them as necessary;

●	reviewing, approving and overseeing any transaction between the Company and any related person on an ongoing basis in accordance with the Company’s related party transaction approval policy;

●	reviewing and discussing with management disclosure of the Company’s corporate governance practices;

●	developing and recommending to the Board for approval an officer succession plan, to review such succession plan periodically with the chief executive officer, developing and evaluating potential candidates for executive positions, and recommending to the Board any changes to and any candidates for succession under the succession plan.

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Duties and Functions of Directors

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to the Company, the directors must ensure compliance with the Memorandum and Articles of Association, as amended and restated from time to time. The Company has the right to seek damages if a duty owed by any of the directors is breached.

Terms of Directors and Officers

PubCo’s officers are appointed by and serve at the discretion of the board. Each director holds office for the term fixed by the resolution of shareholders or the resolution of directors appointing him until such time as his successor takes office or until the earlier of his death, resignation or removal from office by resolution of directors with or without cause or by resolution of shareholders for cause. The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office. A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

Interested Transactions

A director may, subject to any separate requirements for Audit Committee approval under applicable laws or applicable Nasdaq Stock Market Listing Rules, vote on a matter relating to the transaction in which he or she is interested, provided that the interest of any directors in such transaction is disclosed by him or her to all other directors.

Compensation of Directors and Executive Officers

Following the closing of the Business Combination, we expect PubCo’s executive compensation program to be consistent with ESGL’s existing compensation policies and philosophies. Following the closing of the Business Combination, decisions with respect to the compensation of PubCo’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for PubCo’s executive officers will have the following components: base salary, cash bonus opportunities, share incentive award, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. PubCo will also use cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

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Base Salary

We expect that PubCo’s named executive officers’ base salaries in effect prior to the Business Combination will continue subject to increases made in connection with ESGL’s annual review of its named executive officers’ base salaries, and be reviewed annually by the Compensation Committee.

Annual Bonuses

We expect that PubCo will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Other Compensation

We expect PubCo to continue to maintain various broad-based employee benefit plans similar to those in effect prior to the Business Combination. We also expect PubCo to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by ESGL.

Director Compensation

Following the Business Combination, non-employee directors of PubCo will receive varying levels of compensation for their services as directors and members of committees of the PubCo Board. PubCo anticipates that director compensation will be determined in accordance with industry practice and standards.

Foreign Private Issuer Status

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with the Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the beneficial ownership of shares of common stock as of [●], 2023 (pre-Business Combination) and (ii) the expected beneficial ownership of the Combined Company’s ordinary shares immediately following consummation of the Business Combination, assuming that no additional public shares are redeemed and, alternatively, that 5,447,059 public shares are redeemed, by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by GUCC to be the beneficial owner of more than 5% of shares of GUCC common stock;

●	each person known by GUCC who may become beneficial owner of more than 5% of the Combined Company’s outstanding ordinary shares immediately following the Business Combination;

●	each of GUCC’s executive officers and directors;

●	each person who will become an executive officer or director of the Combined Company upon the closing of the Business Combination;

●	all of GUCC’s current executive officers and directors as a group; and

●	all executive officers and directors of the Combined Company as a group upon the closing of the Business Combination.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, GUCC believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our ordinary shares that they beneficially own, subject to applicable community property laws. Any shares of our ordinary shares subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

As of the Record Date, GUCC had 5,867,515 shares of Class A common stock and 2,156,250 shares of Class B common stock issued and outstanding. The Class B common stock will convert into Class A common stock on a 1:1 basis upon closing of the Business Combination.

The beneficial ownership of GUCC common stock pre-Business Combination is based on an aggregate of 8,023,765 shares of GUCC common stock, of which 5,447,059 are public shares, 43,125 shares are held by the Underwriter in the IPO and 377,331 are private shares included in the Private Placement Units, and 2,156,250 are shares of common stock held by the Initial Stockholders, issued and outstanding as of [●], 2023 (pre-Business Combination).

The expected beneficial ownership of ordinary shares of the Combined Company post-Business Combination has been determined based upon the following assumptions: (i) that no GUCC public stockholders exercise their redemption rights with respect to their public shares (other than the public shares that have already been redeemed in connection with the Extension Meeting) to receive cash from the Trust Account upon consummation of the Business Combination in exchange for their shares of common stock and we have not issued any additional shares of our common stock; (ii) that 8,023,765 ordinary shares of the Combined Company are issued in accordance with the terms of the Merger Agreement; (iii) that no warrants have been exercised by any warrantholder; and (iv) there will be an aggregate of 15,480,640 ordinary shares of the Combined Company issued and outstanding at the closing of the Business Combination.

The expected beneficial ownership of ordinary shares of the Combined Company post-Business Combination assuming the maximum number of public shares have been redeemed has been determined based on the following assumptions: (i) that holders of 5,447,059 public shares have exercised their redemption rights (maximum redemption scenario) (ii) that 7,500,000 ordinary shares of the Combined Company are issued in accordance with the terms of the Merger Agreement (subject to adjustments stipulated in the Merger Agreement); (iii) that no warrants have been exercised by any warrantholder; and (iv) there will be an aggregate of 10,076,706 ordinary shares of the Combined Company issued and outstanding at the closing of the Business Combination.

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	After Business Combination
	Prior to Business Combination		Assuming No Additional Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Five Percent Holders of GUCC and the Combined Company:
Boothbay Fund Management, LLC(2)	620,000	7.7%	620,000	4.0%	620,000	6.2%
Hudson Bay Capital Management LP(3)	625,000	7.8%	625,000	4.0%	625,000	6.2%
ATW SPAC Management LLC(4)	620,000	7.7%	620,000	4.0%	620,000	6.2%
Karpus Investment Management(5)	579,996	7.2%	579,996	3.7%	579,996	5.8%
Mizuho Financial Group, Inc.(6)	630,000	7.9%	630,000	4.0%	630,000	6.3%

Directors and officers Prior to the Business Combination:
Adeoye Olukotun	30,000	*	30,000	*	30,000	*
Samuel Lui(7)	2,330,581	29.1%	2,330,581	15.0%	2,330,581	23.1%
Genesis Unicorn Capital, LLC(7)	2,330,581	29.1%	2,330,581	15.0%	2,330,581	23.1%
Juan Fernandez Pascual(8)	20,000	*	20,000	*	20,000	*
Grainne Coen	30,000	*	30,000	*	30,000	*
Ernest Fong	30,000	*	30,000	*	30,000	*
Chung Fan Cheng	25,000	*	25,000	*	25,000	*
Teck-Yong Heng	25,000	*	25,000	*	25,000	*
Niel Starksen	20,000	*	20,000	*	20,000	*
All directors and officers prior to the Business Combination (8 persons)	2,510,581	31.3%	2,510,581	16.2%	2,510,581	24.9%

Directors and officers after the Business Combination:
Quek Leng Chuang	—	—	3,574,850	24.2%	3,574,850	38.5%
Ho Shian Ching(9)	—	—	47,037	*	47,037	*
Law Beng Hui	—	—	548,995	3.7%	548,995	5.9%
Lee Meng Seng	—	—	109,530	*	109,530	1.2%
Anita Pushparani Dorett	—	—	—	—	—	—
Lim Boon Yew Gary	—	—	—	—	—	—
Yap Chin Yee Richard(10)	—	—	28,222	*	28,222	*
Ernest Fong	30,000	*	30,000	*	30,000	*
All directors and officers after the Business Combination as a group (8 persons)	—	—	4,338,634	29.4%	4,338,634	46.7%

* Less than 1%.

(1)	Unless otherwise indicated, the business address of each of our officers, directors and Sponsor is 281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540.

(2)	Number of shares beneficially owned by the named stockholder is based on a Schedule 13G filed by the named stockholder. The securities are held by one or more private funds (the “Funds”), which are managed by Boothbay Fund Management, LLC, a Delaware limited liability company (the “Adviser”). Ari Glass is the Managing Member of the Adviser. Certain subadvisors (“Subadvisors”) have been delegated the authority to act on behalf of the Funds, including exclusive authority to vote and/or direct the disposition of certain Shares held by the Fund, and such Shares may be reported in regulatory filings made by such Subadvisors. This disclosure shall not be deemed an admission that the Adviser, the Funds or any other person is the beneficial owner of the securities reported herein for purposes of Section 13 of the Exchange Act, or for any other purpose. Each of the persons named herein disclaims beneficial ownership of the securities reported herein except to the extent of the reporting person’s pecuniary interest therein. The address of the listed stockholder is 140 East 45th Street, 14th Floor, New York, NY 10017.

(3)	Based on a Schedule 13G filed by Hudson Bay Capital Management LP (the “Investment Manager”) and Mr. Sander Gerber (“Mr. Gerber”). The Investment Manager serves as the investment manager to HB Strategies LLC and Hudson Bay SPAC Master Fund LP, in whose name the securities reported herein are held. As such, the Investment Manager may be deemed to be the beneficial owner of all securities held by HB Strategies LLC and Hudson Bay SPAC Master Fund LP. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Mr. Gerber disclaims beneficial ownership of these securities. The address of the listed stockholder is 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(4)	Based on a Schedule 13G filed by the named stockholder. The securities are held by one or more private funds managed by ATW SPAC Management LLC, a Delaware limited liability company (the “Adviser”), which has been delegated exclusive authority to vote and/or direct the disposition of such shares held by sub-accounts of one or more pooled investment vehicles managed by a Delaware limited liability company. Antonio Ruiz-Gimenez and Kerry Propper are managing members of the Adviser. For the purposes of Reg. Section 240.13d-3, the reporting persons herein may be deemed to beneficially own such shares. The address of the listed stockholder is 17 State Street, Suite 2100, New York, NY 10004.

(5)	Based on a Schedule 13G filed by the named stockholder. The securities are owned directly by the accounts managed by Karpus Management, Inc., d/b/a Karpus Investment Management (“Karpus”). Karpus is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. Karpus is controlled by City of London Investment Group plc (“CLIG”), which is listed on the London Stock Exchange. However, in accordance with SEC Release No. 34-39538 (January 12, 1998), effective informational barriers have been established between Karpus and CLIG such that voting and investment power over the subject securities is exercised by Karpus independently of CLIG, and, accordingly, attribution of beneficial ownership is not required between Karpus and CLIG. The address of the listed stockholder is 183 Sully’s Trail, Pittsford, NY 14534.

(6)	Based on a Schedule 13G filed by the named stockholder. Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of said equity securities directly held by Mizuho Securities USA LLC which is their wholly-owned subsidiary. The address of the listed stockholder is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.

(7)	Includes 1,953,250 founder shares and 377,331 shares of Class A common stock underlying the Private Placement Units. Genesis Unicorn Capital, LLC, the Sponsor, is the record holder of the securities reported herein. Samuel Lui, is the sole member and manager of the Sponsor. By virtue of this relationship, Samuel Lui, our president, chief financial officer and a director, may be deemed to share beneficial ownership of the securities held of record by the Sponsor.

(8)	Excludes an aggregate of 30,000 founder shares presently held by the Sponsor which the Sponsor has contractually agreed (in a separate agreement with Mr. Pascual) to transfer to Mr. Pascual at the time of our Business Combination.

(9)

Ms. Theresa Yap Tsuey Ling is the record holder of the shares reported herein. Ms. Yap is the spouse of Mr. Ho. By virtue of this relationship, Mr. Ho may be deemed to share beneficial ownership of the securities held of record by Ms. Theresa Yap Tsuey Ling.

(10)	Mandarin Partners Limited is the record holder of the shares reported herein. Mr. Yap’s spouse is the sole owner of Mandarin Partners Limited. By virtue of this relationship, Mr. Yap may be deemed to share beneficial ownership of the securities held of record by Mandarin Partners Limited.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GUCC Related Party Transactions

On March 15, 2021, GUCC issued an aggregate of 2,875,000 founder shares to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.012 per share. On November 19, 2021, GUCC cancelled 718,750 founder shares due to a downsize of the proposed IPO, effective retroactively, resulting in an aggregate of 2,156,250 founder shares of Class B common stock issued and outstanding. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the issued and outstanding shares upon completion of the IPO (excluding the Private Placement Units and underlying securities and assuming the underwriters do not exercise the over-allotment option and purchase any units in the IPO).

On March 15, 2021, the Sponsor transferred 20,000 founder shares to each of GUCC’s Chief Executive Officer and Chief Operating Officer, and 2,500 founder shares to each of GUCC’s Chief Scientific Officer and Scientific Advisor. On October 27, 2021, the Sponsor transferred 17,500 founder shares to GUCC’s Chief Scientific Officer, 10,000 founder shares to GUCC’s Chief Executive Officer, 30,000 founder shares to each of GUCC’s two independent directors, 25,000 founder shares to each of GUCC’s other two independent directors, 5,500 founder shares to GUCC’s Scientific Advisor, and 15,000 founder shares to GUCC’s Strategic and Scientific Advisor. In addition, the Sponsor has separately agreed to transfer to our Chief Operating Officer an aggregate of 30,000 of its founder shares at the time of the Business Combination.

The Sponsor purchased simultaneously at the time of the completion of the IPO an aggregate of 377,331 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $3,773,310. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the founder shares, Private Placement Units or underlying securities. The placement warrants will expire worthless if GUCC does not complete a business combination within 12 months from the closing of the IPO (or up to 18 months from the closing of the IPO if extended pursuant to the Existing Charter).

Commencing from February 14, 2022, GUCC agreed to pay Genesis Unicorn Capital, LLC, the Sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or GUCC’s liquidation, GUCC will cease paying these monthly fees.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by GUCC to the Sponsor, GUCC’s officers or directors or any affiliate of the Sponsor, prior to, or in connection with any services rendered in order to effectuate, the consummation of a Business Combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on GUCC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. GUCC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, GUCC’s officers, directors or GUCC’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on GUCC’s behalf.

On February 23, 2021, GUCC issued an unsecured promissory note to the Sponsor pursuant to which GUCC may borrow up to an aggregate principal amount of $300,000 to be used for payment of costs related to the IPO. On February 4, 2022, the promissory note was amended and pursuant to that certain Amended and Restated Promissory Note dated as of February 4, 2022, the loan was due to be paid in full at the earlier of March 31, 2022 or the closing of the IPO. As of December 31, 2021, GUCC had borrowed $174,147 under the promissory note with the Sponsor. Following the closing of the IPO on February 17, 2022, GUCC repaid the Sponsor a total of $183,753 on February 25, 2022, and this promissory note was deemed terminated and no longer in effect. Accordingly, GUCC can no longer borrow from this loan.

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On October 12, 2022, GUCC issued an unsecured promissory note in the principal amount of up to $500,000 to the Sponsor (the “Original Note”). The Original Note is non-interest bearing and payable upon the earlier of August 17, 2023 or the date on which GUCC consummates its initial business combination. On March 1, 2023, GUCC issued an amended and restated promissory note (the “2023 Note”) in the principal amount of up to $2,000,000 to the Sponsor. The 2023 Note supersedes the Original Note. The 2023 Note is non-interest bearing and payable upon the earlier of February 17, 2024 or the date on which GUCC consummates its initial business combination. There is an outstanding balance of $1,600,000 on the 2023 Note as of April 19, 2023.

In addition, in order to finance transaction costs in connection with an intended business combination, the Sponsor or an affiliate of the Sponsor or certain of GUCC’s officers and directors may, but are not obligated to, loan GUCC funds on a non-interest bearing basis as may be required, beyond the $500,000 loaned by the Sponsor in October 2022. If GUCC completes a business combination, GUCC would repay such loaned amounts. In the event that the business combination does not close, GUCC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Units, at a price of $10.00 per Unit at the option of the lender, upon consummation of a business combination. The Units would be identical to the Private Placement Units. Other than as described above, the terms of such loans by GUCC’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

GUCC does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as GUCC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

After GUCC’s initial business combination, members of GUCC’s management team who remain with the Combined Company may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to GUCC’s stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider the Business Combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

GUCC entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Charter. GUCC’s bylaws also permit GUCC to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. GUCC also purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures GUCC against its obligations to indemnify its officers and directors.

The founder shares, Private Placement Units, and securities contained therein, are each subject to transfer restrictions pursuant to lock-up provisions in the Letter Agreement entered into by the Sponsor, officers and directors. These lock-up provisions provide that such securities are not transferable or salable (i) in the case of the founder shares (or shares of common stock issuable upon conversion thereof), until the earlier to occur of: (A) one year after the completion of GUCC’s initial business combination and (B) subsequent to GUCC’s initial business combination, if the reported last sale price of the GUCC Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after GUCC’s initial business combination, and (ii) in the case of the Private Placement Units, including the component securities therein, until 30 days after the completion of GUCC’s initial business combination, except in each case (a) to GUCC’s officers or directors, any affiliates or family members of any of GUCC’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of any of GUCC’s officers, directors, the Initial Stockholders or members of the Sponsor; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of GUCC’s liquidation prior to the completion of an initial business combination; (g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (h) in the event of GUCC’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of GUCC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to GUCC’s completion of an initial business combination; provided, however, that in the case of clauses (a) through (e) or (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the Letter Agreement and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the Trust Account and liquidating distributions described elsewhere in this proxy statement/prospectus or the IPO prospectus).

172

The holders of the founder shares, Private Placement Units (including securities contained therein) and Units (including securities contained therein) that may be issued upon conversion of working capital loans, and any shares of Class A common stock issuable upon the exercise of the placement warrants and any shares of Class A common stock, warrants (and underlying Class A common stock) that may be issued upon conversion of the Units issued as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, will be entitled to registration rights pursuant to a registration rights agreement that GUCC entered into in connection with the IPO, requiring GUCC to register such securities for resale (in the case of the founder shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three (3) demands, excluding short form demands, that GUCC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering GUCC’s securities. GUCC will bear the expenses incurred in connection with the filing of any such registration statements.

As more fully discussed in the section of this proxy statement/prospectus entitled “Management — Conflicts of Interest,” if any of GUCC’s officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to his or her fiduciary duties under Delaware law. GUCC’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to GUCC.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by GUCC to the Sponsor, officers and directors, or any affiliate of the Sponsor, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on GUCC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. GUCC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

GUCC Related Party Policy

GUCC has not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

GUCC has adopted a code of ethics requiring GUCC to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in GUCC’s public filings with the SEC. Under GUCC’s code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving GUCC.

173

In addition, GUCC’s audit committee, pursuant to a written charter that GUCC has adopted, will be responsible for reviewing and approving related party transactions to the extent that GUCC enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. GUCC also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, GUCC has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor or GUCC’s officers or directors unless GUCC, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that the initial business combination is fair to GUCC from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by GUCC to the Sponsor or GUCC’s officers or directors or any affiliate of the Sponsor or GUCC’s officers or directors prior to, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, the following payments will be made to the Sponsor, GUCC’s officers or directors, or GUCC’s or their affiliates, none of which will be made from the proceeds of the IPO held in the Trust Account prior to the completion of an initial business combination:

●	Repayment of up to an aggregate of $300,000 in loans made to us by the Sponsor to cover offering-related and organizational expenses, which was repaid shortly after the consummation of the IPO;

●	Payment to Genesis Unicorn Capital, LLC, the Sponsor, of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support;

●	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

●

Repayment of non-interest bearing loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of GUCC’s officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which (other than as described above) have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans (including any loans or amounts due the Sponsor in connection with the $10,000 monthly administrative fee) may be convertible into Units, at a price of $10.00 per Unit at the option of the lender, upon consummation of the initial business combination. The Units would be identical to the Private Placement Units.

GUCC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor or GUCC’s officers and directors or GUCC’s or their affiliates.

Related Party Transactions of the Group

Upon the closing of the Business Combination, PubCo intends to enter into employment agreements with each of its executive officers, a form of which has been included as an exhibit to the registration statement of which this proxy statement/prospectus is a part. PubCo also intends to enter into director agreements with each of its directors and indemnification agreements with each of its directors and executive officers. See “Management” for more information.

174

PubCo Policy Concerning Related Party Transactions

PubCo’s board of directors will adopt written policies and procedures for the review of any transaction, arrangement or relationship in which PubCo or any Group member is a participant, the amount involved exceeds $120,000 and one of its executive officers, directors, director nominees or 5% shareholders, or their immediate family members, each of whom is referred to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, referred to as a “related person transaction”, the related person must report the proposed related person transaction to PubCo’s Chief Financial Officer. The policy will call for the proposed related person transaction to be reviewed by PubCo’s audit committee and, if deemed appropriate, approved by PubCo’s audit committee.

Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, PubCo’s audit committee will review, and, in its discretion, may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by PubCo’s audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

●	the related person’s interest in the related person transaction;

●	the approximate dollar value of the amount involved in the related person transaction;

●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction was undertaken in the ordinary course of our business;

●	whether the terms of the transaction are no less favorable to ESGL than terms that could have been reached with an unrelated third party; and

●	the purpose of, and the potential benefits to ESGL of, the transaction.

PubCo’s audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in PubCo’s best interests. PubCo’s audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, PubCo’s board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (iii) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

●	a transaction that is specifically contemplated by provisions of PubCo’s Memorandum and Articles of Association.

175

LEGAL MATTERS

The validity of the PubCo ordinary shares and the PubCo Warrants to acquire PubCo ordinary shares will be passed upon by Maples & Calder (Cayman) LLP, Cayman Islands counsel to PubCo, and Loeb & Loeb LLP, PubCo’s U.S. Counsel, respectively.

EXPERTS

The financial statements of Genesis Unicorn Capital Corp. as of December 31, 2021, and for the period from February 23, 2021 (inception) through December 31, 2021, appearing in this proxy statement/prospectus have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Environmental Solutions Group Holdings Limited and its subsidiaries as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus, which is referred to and made a part of this proxy statement/prospectus, have been audited by MSPC Certified Public Accountants and Advisors, A Professional Corporation, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Management of GUCC knows of no other matters which may be brought before the Meeting. If any matter other than the proposed Business Combination or related matters should properly come before the Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to Advantage Proxy, our proxy solicitor at:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental.

176

WHERE YOU CAN FIND MORE INFORMATION

GUCC is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC. You can read GUCC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

None of GUCC, PubCo, Merger Sub or ESGL has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to GUCC stockholders nor the consummation of the Business Combination shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

ESGL does not have a class of equity securities registered under the Securities Exchange Act of 1934 and does not file reports or other information with the SEC.

If you are a stockholder of GUCC and would like to request documents, please do so by [●], 2023, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to GUCC has been supplied by GUCC, and all such information relating to ESGL has been supplied by ESGL. Information provided by either the GUCC or ESGL does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of GUCC for the Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or ESGL that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

177

INDEX TO FINANCIAL STATEMENTS

GENESIS UNICORN CAPITAL CORP.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Genesis Unicorn Capital Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Genesis Unicorn Capital Corp. (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2022 and for the period from February 23, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 23, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2021.
Houston, Texas
March 10, 2023, except for Note 10 which is dated April 21, 2023

F-2

PART 1 - FINANCIAL INFORMATION

Item 1. FINANCIAL STATEMENTS

GENESIS UNICORN CAPITAL CORP.

BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash	$98,254	$9,650
Prepaid expenses – current	157,134	—
Deferred offering costs	—	172,719
Total current assets	255,388	182,369
Prepaid expenses – noncurrent	19,007	—
Investments held in Trust Account	88,824,794	—
Total Assets	$89,099,189	$182,369

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$23,474	$—
Accrued expenses	448,172	—
Accrued expenses - related party	10,000	—
Franchise tax payable	200,000	—
Income tax payable	227,000	—
Promissory note - related party	250,000	174,147
Total current liabilities	1,158,646	174,147
Deferred underwriting commissions payable	2,803,125	—
Total Liabilities	3,961,771	174,147

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption; 8,625,000 and no shares at redemption value of $10.24 per share at December 31, 2022	88,297,794	—

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,250,000 shares authorized; none issued and outstanding at December 31, 2022 and December 31, 2021	—	—
Class A common stock, $0.0001 par value; 125,000,000 shares authorized; 420,456 and no shares issued and outstanding, excluding 8,625,000 and no shares subject to redemption at December 31, 2022 and December 31, 2021, respectively	42	—
Class B common stock, par value $0.0001; 12,500,000 shares authorized; 2,156,250 issued and outstanding at December 31, 2022 and December 31, 2021	216	216
Additional paid-in capital	—	24,784
Accumulated deficit	(3,160,634)	(16,778)
Total Stockholders’ Equity (Deficit):	(3,160,376)	8,222
Total Liabilities and Stockholders’ Equity (Deficit):	$89,099,189	$182,369

F-3

GENESIS UNICORN CAPITAL CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	For the Period from February 23, 2021 (Inception) Through December 31, 2021
Operating costs	$1,369,689	$16,778
Franchise tax expense	204,153	—
Loss from operations	(1,573,842)	(16,778)
Investment income earned on investments held in Trust Account	1,281,044	—
Net loss before income taxes	(292,798)	(16,778)
Income tax expense	(227,000)	—
Net loss	$(519,798)	$(16,778)

Basic and diluted weighted average shares outstanding, Class A common stock	7,855,917	—
Basic and diluted net loss per share, Class A common stock	$(0.05)	$—
Basic and diluted weighted average shares outstanding, Class B common stock	2,119,263	1,875,000
Basic and diluted net loss per share, Class B common stock	$(0.05)	$(0.01)

F-4

GENESIS UNICORN CAPITAL CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

YEAR ENDED DECEMBER 31, 2022

	Class A common stock		Class B common stock		Additional Paid-in	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance - January 1, 2022	—	$—	2,156,250	$216	$24,784	$(16,778)	$8,222
Sale of Units in Initial Public Offering, net of offering costs	8,625,000	863	—	—	84,677,946	—	84,678,809
Class A Common Stock subject to possible redemption	(8,625,000)	(863)	—	—	(87,542,887)	—	(87,543,750)
Sale of Private Placement Units	377,331	38	—	—	3,773,272	—	3,773,310
Representative shares	43,125	4	—	—	(4)	—	—
Deferred underwriting commission	—	—	—	—	(2,803,125)	—	(2,803,125)
Re-classification	—	—	—	—	1,870,014	(1,870,014)	—
Remeasurement of Class A common stock to redemption amount	—	—	—	—	—	(754,044)	(754,044)
Net loss	—	—	—	—	—	(519,798)	(519,798)
Balance - December 31, 2022	420,456	$42	2,156,250	$216	—	$(3,160,634)	$(3,160,376)

FOR THE PERIOD FROM FEBRUARY 23, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A common stock		Class B common stock		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance - February 23, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	2,156,250	216	24,784	—	25,000
Net loss	—	—	—	—	—	(16,778)	(16,778)
Balance - December 31, 2021	—	$—	2,156,250	$216	$24,784	$(16,778)	$8,222

(1)	On November 19, 2021, the Company cancelled 718,750 shares of Class B common stock, resulting in an aggregate of 2,156,250 Founder Shares of Class B common stock issued and outstanding, of which 281,250 shares were subject to forfeiture. All shares and associated amounts have been retroactively restated to reflect the surrender of these shares.

F-5

GENESIS UNICORN CAPITAL CORP.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	For the Period from February 23, 2021 (Inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net loss	$(519,798)	$(16,778)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on investments held in Trust Account	(1,281,044)	—
Changes in operating assets and liabilities:
Prepaid expenses	(176,141)	—
Accounts payable	23,474	—
Accrued expenses	448,172	—
Accrued expenses - related party	10,000	—
Franchise tax payable	200,000	—
Income tax payable	227,000	—
Net cash used in operating activities	(1,068,337)	(16,778)

Cash Flows from Investing Activities:
Cash deposited into Trust Account	(87,543,750)	—
Net cash used in investing activities	(87,543,750)	—

Cash Flows from Financing Activities:
Proceeds from promissory note - related party	259,606	1,428
Repayment of promissory note - related party	(183,753)	—
Proceeds from initial public offering, net of underwriting discount and offering costs paid	84,851,528	—
Proceeds from sale of private placement units	3,773,310	—
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Net cash provided by financing activities	88,700,691	26,428

Net Change in Cash	88,604	9,650
Cash - Beginning of period	9,650	—
Cash - End of period	$98,254	$9,650

Supplemental disclosures of non-cash investing and financing activities:
Deferred underwriting commissions payable	$2,803,125	$—
Initial Classification of Class A common stock subject to redemption	$87,543,750	$—
Remeasurement of Class A common stock to redemption amount	$754,044	$—
Deferred offering costs paid by promissory note - related party	$—	$172,719

F-6

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Genesis Unicorn Capital Corp. (the “Company”) is a blank check company incorporated in the state of Delaware on February 23, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the biotechnology and pharmaceutical industries.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 23, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31st as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is Genesis Unicorn Capital, LLC (the “Sponsor”), a Delaware limited liability company. The registration statement for the Company’s Initial Public Offering was declared effective on February 14, 2022. On February 17, 2022, the Company consummated its Initial Public Offering of 8,625,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 1,125,000 Units that were issued pursuant to the underwriters exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $86,250,000. The Company incurred offering costs of $4,374,315, of which $1,078,125 was for underwriting commissions, $2,803,125 was for deferred underwriting commissions (see Note 6) and $493,065 was for other offering costs.

Simultaneously with the consummation of the closing of the Initial Public Offering, the Company consummated the private placement of an aggregate of 377,331 units (the “Private Placement Units”) to the Sponsor, at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $3,773,310 (the “Private Placement”) (see Note 4).

Following the closing of the Initial Public Offering and Private Placement on February 17, 2022, an amount of $87,543,750 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account, as described below.

F-7

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which public stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

F-8

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

The Sponsor has agreed (a) to vote its Class B common stock, the common stock included in the Private Placement Units (the “Private Placement Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Class B common stock) and Private Placement Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Class B common stock and Private Placement Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company will have until 12 months (or up to 18 months if the Company extends the period of time to consummate a Business Combination) from the closing of the Initial Public Offering to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

F-9

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Merger Agreement

On November 29, 2022, we entered into an agreement and plan of merger (the “Merger Agreement”) with EGSL Holdings Limited, a Cayman Islands exempted company, and wholly-owned subsidiary of the Company (the “Purchaser”), ESGH Merger Sub Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of Purchaser (“Merger Sub”), Environmental Solutions Group Holdings Limited, a Cayman Islands exempted company (“ESGL”), and Quek Leng Chuang, solely in his capacity as the shareholder representative, agent and attorney-in-fact of the shareholders of ESGL (the “Shareholder Representative”). Upon the closing of the transactions contemplated by the Merger Agreement, (a) the Company will be merged with and into the Purchaser (the “Redomestication Merger”), with the Purchaser surviving the Redomestication Merger; and (b) Merger Sub will be merged with and into ESGL (the “Acquisition Merger”), with ESGL surviving the Acquisition Merger as a direct wholly-owned subsidiary of the Purchaser (collectively, the Redomestication Merger and the Acquisition Merger are the “Merger” of the Business Combination”). Following the Business Combination, the Purchaser will be a publicly traded company listed on a stock exchange in the United States.

Consideration

Pursuant to the terms of the Merger Agreement, the aggregate consideration to be paid at the closing of the Business Combination to existing shareholders of ESGL is $75,000,000 less certain transaction costs, the net cash debt of ESGL as of the closing and an estimate of the working capital adjustment described below (the “Merger Consideration”), which will be paid in newly issued ordinary shares of the Purchaser, as the publicly traded surviving company, at a deemed price of $10.00 per share. The Merger Consideration otherwise payable at the closing of the Business Combination to shareholders of ESGL shall be reduced by 375,000 ordinary shares of the Purchaser (the “Holdback Amount”). Within 90 days following the closing of the Business Combination, the Shareholder Representative and the representative of the Purchaser shall receive a closing statement from the Purchaser setting forth the amount of working capital of the Purchaser, subject to the parties’ confirmation. Following the final determination of the working capital amount at closing compared to the target working capital amount of $3,500,000, the Merger Consideration shall be adjusted accordingly based on the working capital adjustment provisions contained in the Merger Agreement, with each ESGL shareholder receiving its pro rata share of the Holdback Amount, if any.

The Closing

The parties have agreed that the closing of the Business Combination shall occur no later than June 30, 2023, unless extended upon the written agreement of the parties.

Board of Directors of Surviving Corporation

Pursuant to the terms of the Merger Agreement, immediately after the closing, the Purchaser’s board of directors shall consist of six (6) directors, of whom one individual will be designated by the Company and of whom five (5) individuals will be designated by ESGL. The Company designee and three (3) of the five (5) ESGL designees shall be deemed independent in accordance with Nasdaq requirements.

F-10

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Additional Agreements executed at the signing of the Merger Agreement

Contemporaneously with the signing of the Merger Agreement, certain holders of ESGL ordinary shares executed lock-up agreements.

Lock-up Agreements

Pursuant to the Lock-Up Agreements such holders have agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any of the Company shares of common stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive the Company’s common stock if any, acquired during the Lock-Up Period (the “Lock-up Shares”)); (ii) enter into a transaction that would have the same effect; (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares: or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii), in each case until the date that is six (6) months after the closing date of the Business of Combination (the “Lock-Up Period”).

Shareholder Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain holders of ESGL ordinary shares entered into a support agreement, pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Initial Business Combination.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain holders of the Company’s common stock entered into a support agreement, pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.

Additional Agreements to be executed at Closing

Amended and Restated Registration Rights Agreement

At the closing of the Business Combination, the Purchaser will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with certain existing stockholders of the Company with respect to certain shares and private units (and the private shares, private warrants and shares underlying the private warrants included therein) they own at the closing of the Business Combination. The Registration Rights Agreement provides certain demand registration rights and piggyback registration rights to the securityholders, subject to underwriter cutbacks. The Purchaser will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

F-11

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Going Concern and Management’s Plan

The Company expects to incur significant costs in pursuit of its acquisition plans and will not generate any operating revenues until after the completion of its initial business combination. In addition, the Company expects to have negative cash flows from operations as it pursues an initial business combination target. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, the Company does not currently have adequate liquidity to sustain operations, which consist solely of pursuing a Business Combination.

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or the deadline to complete a Business Combination pursuant to the Company’s Amended and Restated Certificate of Incorporation (unless otherwise amended by stockholders).

While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. If the Company is unable to complete a Business Combination within the Combination Period, the Company will cease all operations except for the purpose of winding up. Similar to the prior reporting period, these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Combination Period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Combination Period.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with GAAP and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Company has elected to implement the aforementioned exemptions.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-12

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021. The Company had operating cash (i.e. cash held outside the Trust Account) of $98,254 and $9,650 as of December 31, 2022 and December 31, 2021, respectively.

Investments Held in Trust Account

As of December 31, 2022 and December 31, 2021, the assets held in the Trust Account were comprised of U.S. government securities, within the meaning set forth in Section 2(a) (16) of the Investment Company Act, with maturities of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are reported in the statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. The Company had $88,824,794 and $0 in investments held in the Trust Account as of December 31, 2022 and December 31, 2021, respectively.

F-13

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Class A Common Stock Subject to Possible Redemption

As discussed in Note 3, all of the 8,625,000 shares of Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. Accordingly, as of December 31, 2022, 8,625,000 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ (deficit) equity section of the Company’s balance sheet.

Under ASC 480, the Company has elected to recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value ($10.24 per share as of December 31, 2022) at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. The redemption value of the redeemable common stock as of December 31, 2022 increased as the income earned on the Trust Account exceeds the Company’s expected tax obligations plus up to $100,000 to pay dissolution expenses (see Note 1). As such, the Company recorded an increase in the carrying amount of the redeemable common stock of $754,044 during the year ended December 31, 2022.

As of December 31, 2022, the Class A Common Stock reflected on the consolidated balance sheets are reconciled in the following table:

Class A common stock subject to possible redemption at December 31, 2021	—
Gross proceeds from Initial Public Offering	87,543,750
Plus:
Remeasurement of carrying value to redemption value	754,044
Class A common stock subject to possible redemption at December 31, 2022	$88,297,794

F-14

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Offering Costs associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity (deficit) upon the completion of the Initial Public Offering.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2022 and December 31, 2021 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

See Note 9 for additional information on income taxes for the periods presented.

Net Loss Per Share of Common Stock

Net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Remeasurement associated with the redeemable shares of Class A common stock is excluded from net loss per share as the redemption value approximates fair value. Therefore, the earnings per share calculation allocates income and losses shared pro rata between Class A and Class B common stock. As a result, the calculated net loss per share is the same for Class A and Class B common stock. The Company has not considered the effect of the Public Warrants (as defined in Note 7) and Private Placement Warrants (as defined in Note 7) to purchase an aggregate of 9,002,331 shares in the calculation of diluted net loss per share, since the exercise of the warrants are contingent upon the occurrence of future events.

F-15

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):

	Year Ended December 31, 2022		For the Period from February 23, 2021 (Inception) Through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Net loss	$(409,365)	$(110,433)	—	(16,778)
Denominator:
Basic and diluted weighted average shares outstanding	7,855,917	2,119,263	—	1,875,000
Basic and diluted net loss per share	$(0.05)	$(0.05)	$—	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the accompanying balance sheets for current assets and current liabilities approximate fair value due to their short-term nature.

F-16

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 8 for additional information on assets and liabilities measured at fair value.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on February 14, 2022. On February 17, 2022, the Company consummated the Initial Public Offering of 8,625,000 Units, including 1,125,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $86,250,000. Each Unit consists of one share of Class A common stock, and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 377,331 Private Placement Units at a price of $10.00 per Private Placement Unit in the Private Placement to the Sponsor, generating gross proceeds of $3,773,310, which was transferred to the Trust Account by the Sponsor. The Private Placement Units are identical to the Units sold in the Initial Public Offering, except for the warrants included in the Private Placement Units (the “Private Placement Warrants”). If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

F-17

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On March 15, 2021, the Sponsor purchased 2,875,000 shares of Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.012 per share. On March 15, 2021, the Sponsor transferred 20,000 Founder Shares each to the Company’s Chief Executive Officer and Chief Operating Officer, as well as 2,500 Founder Shares to each of the Company’s Chief Scientific Officer and scientific advisor. On October 27, 2021, the Sponsor transferred 10,000 Founder Shares to the Company’s Chief Executive Officer, 17,500 Founder Shares to the Company’s Chief Scientific Officer, 30,000 Founder Shares to each of the Company’s two independent directors, 25,000 Founder Shares to each of the Company’s two independent directors, 15,000 Founder Shares to the Company’s strategic and scientific advisor and 5,500 Founder Shares to the Company’s scientific advisor. In addition, the Sponsor has separately agreed to transfer to the Company’s Chief Operating Officer an aggregate of 30,000 of its Founder Shares at the time of a Business Combination. On November 19, 2021, the Company canceled 718,750 Founder Shares due to a downsize of the offering. All shares and associated amounts have been retroactively restated to reflect the surrender of these shares (see Note 7). As of December 31, 2022 and December 31, 2021, the Sponsor owned 2,156,250 shares of Class B common stock. The Founder Shares were subject to a risk of forfeiture of up to 281,250 shares if the underwriters did not exercise their over-allotment option in full. However, as the underwriters’ over-allotment option was exercised in full at the closing of the Initial Public Offering in February 2022, 281,250 of such shares held by the Sponsor will not be subject to forfeiture.

The initial stockholder has agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees) until, with respect to 50% of the Class B common stock, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Class B common stock, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

F-18

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Promissory Note - Related Party

On February 23, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Initial Public Offering. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the consummation of the Initial Public Offering, pursuant to that Amendment to Promissory Note dated February 4, 2022. As of December 31, 2021, the Company had borrowed $174,147 under the Promissory Note with the Sponsor. Following the Initial Public Offering of the Company on February 17, 2022, a total of $183,753 under the promissory note was repaid on February 25, 2022. On October 12, 2022, the Company issued a second unsecured promissory note (the “Second Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $500,000, to be used for payment of costs related to the initial Business Combination. The Second Promissory Note is non-interest bearing and payable on the earlier of (i) August 17, 2023 or (ii) the date the Company consummates an initial Business Combination. As of December 31, 2022, the Company had borrowed $250,000 under the Second Promissory Note with the Sponsor. On March 1, 2023, the Company restated and amended the Second Promissory Note, pursuant to which the Sponsor shall loan to the Company up to $2,000,000 to pay, among other things, any extension fees and transaction costs associated with any extensions of time needed for the Company to consummate its business combination. For the purposes of clarity, the Company and the Sponsor hereby agreed that the certain instrument dated as of October 12, 2022 pursuant to which the Sponsor purported to loan up to $500,000 to the Company was hereby canceled and deemed void ab initio. The Note bears no interest and is repayable in full upon the earlier of (a) February 17, 2024 or (b) the date of the consummation of the Company’s initial business combination.

Administrative Support Agreement

The Company entered into an agreement with the Sponsor, commencing on the effective date of the Initial Public Offering, pursuant to which the Sponsor has agreed to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $10,000 per month for these services. Upon the completion of an initial Business Combination, the Company will cease paying these monthly fees. For the year ended December 31, 2022, the Company incurred $105,000, of administrative support expenses. For the period from February 23, 2021 (inception) through December 31, 2021, there were no expenses incurred related to the agreement. As of December 31, 2022 and December 31, 2021, $10,000 and $0 related to this agreement were recorded in accrued expenses - related party in the accompanying balance sheets.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

F-19

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

If the Company anticipates that it may not be able to consummate the Initial Business Combination within 12 months, the Company may, by resolution of the board if requested by the Sponsor, extend the period of time to consummate a Business Combination up to two (2) times, each by an additional three months (for a total of up to 18 months to complete a Business Combination), subject to the Sponsor depositing additional funds into the Trust Account as set out below. Pursuant to the terms of the Amended and Restated Certificate of Incorporation and the trust agreement to be entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate the Initial Business Combination to be extended, the Sponsor or its affiliates or designees, upon five (5) business days advance notice prior to the applicable deadline, must deposit into the Trust Account $1,725,000 with the underwriters’ over-allotment option exercised in full ($0.20 per unit), on or prior to the date of the applicable deadline, for each of the available three month extensions, providing a total possible Business Combination period of 18 months at a total payment value of $3,450,000 with the underwriters’ over-allotment option exercised in full ($0.40 per unit) (the “Extension Loans”). Any such payments would be made in the form of non-interest bearing loans. If the Company completes its Initial Business Combination, the Company will, at the option of the Sponsor, repay the Extension Loans out of the proceeds of the Trust Account released to the Company or convert a portion or all of the total loan amount into units at a price of $10.00 per unit, which units will be identical to the Private Placement Units. If the Company does not complete a Business Combination, the Company will repay such loans only from funds held outside of the Trust Account. Furthermore, the letter agreement with the Initial Stockholders contains a provision pursuant to which the Sponsor will agree to waive its right to be repaid for such loans to the extent there is insufficient funds held outside of the Trust Account in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete the initial Business Combination. The Public Stockholders will not be afforded an opportunity to vote on the extension of time to consummate an initial Business Combination from 12 months to 18 months described above or redeem their shares in connection with such extensions.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights Agreement

The holders of the Founder Shares, as well as the holders of the Private Placement Units (and underlying securities) and any securities issued in payment of Working Capital Loans made to the Company, will be entitled to registration rights pursuant to an agreement signed on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of a majority of these securities can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriters and/or their designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Initial Public Offering, and the underwriters and/or their designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Initial Public Offering.

F-20

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Underwriting Agreement

Simultaneously with the Initial Public Offering, the underwriters fully exercised the over-allotment option to purchase an additional 1,125,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $11,250,000.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $1,078,125 in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $2,803,125 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock — The Company is authorized to issue 1,250,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and December 31, 2021 there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 125,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2022, there were 420,456 shares of Class A common stock issued and outstanding, excluding 8,625,000 shares of Class A common stock subject to possible redemption. As of December 31, 2021, there were no shares of Class A common stock issued or outstanding.

Class B common stock — The Company is authorized to issue 12,500,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were 2,156,250 shares of Class B common stock issued and outstanding.

On March 15, 2021, the Sponsor purchased 2,875,000 shares of Class B common stock for an aggregate purchase price of $25,000, or approximately $0.012 per share. On November 19, 2021, the Company canceled 718,750 shares of Class B common stock. All shares and associated amounts have been retroactively restated to reflect the surrender of these shares.

F-21

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Warrants — As of December 31, 2022, there were 8,625,000 Public Warrants and 377,331 Private Placement Warrants outstanding. As of December 31, 2021, there were no Public Warrants or Private Placement Warrants outstanding. The Public Warrants may only be exercised for a whole number of Class A Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the Public Warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18 per share, for any 20 trading days within a 30-day trading period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Private Placement Warrants will be identical to the Public Warrants, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

F-22

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis.” The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The Company accounts for the Public Warrants and Private Placement Warrants in accordance with the guidance contained in ASC Topic 815, Derivatives and Hedging (“ASC 815”). Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company did not have any financial assets or liabilities measured at fair value as of December 31, 2021. The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2022
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$88,824,794	$88,824,794	$—	$—

NOTE 9. INCOME TAXES

The Company’s effective tax rate for year ended December 31, 2022, and for the period from February 23, 2021 (inception) through December 31, 2021 was (78)%. The Company’s effective tax rate differs from the statutory income tax rate of 21% primarily due to non-deductible operating costs. The Company has historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to income or loss for the reporting period.

NOTE 10. SUBSEQUENT EVENTS

Sponsor Promissory Note Events

On January 23, 2023, the Company drew an additional $250,000 from the Sponsor Promissory Note.

On March 1, 2023 the Company issued an amended and restated Second Promissory Note (the “Amended and Restated Second Promissory Note”) in the principal amount of up to $2,000,000 the Sponsor, pursuant to which the Sponsor shall loan to the Company up to $2,000,000 to pay, among other things, any extension fees and transaction costs associated with any extensions of time needed for the Company to consummate its Business Combination. The Amended and Restated Second Promissory Note amends and restates the Second Promissory Note. For the purposes of clarity, the Company and the Sponsor hereby agreed that the Second Promissory Note, pursuant to which the Sponsor purported to loan up to $500,000 to the Company was hereby canceled and deemed void ab initio. The Amended and Restated Second Promissory Note bears no interest and is repayable in full upon the earlier of (a) February 17, 2024 or (b) the date of the consummation of the Company’s initial business combination. There is an outstanding balance of $1,600,000 on the Amended and Restated Second Promissory Note as of April 19, 2023.

F-23

GENESIS UNICORN CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Extension Amendment Proposal

On February 14, 2023, at a special meeting of stockholders of the Company the stockholders voted upon and approved amendments (the “Extension Amendment Proposal”) to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to permit the Board of Directors of the Company to extend the date by which the Company has to consummate a business combination twelve (12) times for an additional one (1) month each time from February 17, 2023 to February 17, 2024 (the termination date as ay be so extended, the “Extended Date”). The Company’s stockholders also approved an amendment (the “Trust Amendment Proposal”) to the Company’s investment management agreement, dated as of February 14, 2022 (the “Trust Agreement”) by and between the Company and Continental Stock Transfer & Trust Company, to extend the Combination Period under the Trust Agreement for a period of 12 months from February 17, 2023 to February 17, 2024 and to the extent the Charter is amended to extend the Combination Period under the Trust Agreement shall be extended for a period of 12 months from February 17, 2023 to February 17, 2024 and to the extent the Charter is amended to extend the Combination Period by depositing into the trust account $0.06 per share for each issued and outstanding Public Share that has not been redeemed for each one-month extension (each an “Extension Payment”).

Prior to the special meeting of stockholders to amend the Charter and the Trust Agreement, the Company had the right to extend the Combination Period from February 17, 2023 to August 17, 2023 (i.e., 18 months from the consummation of the Company’s Initial Public Offering. The only way to extend the Combination Period from February 17, 2023 to August 17, 2023 for two (2) successive three-month periods without the need for a separate stockholder vote under the current Charter and Trust Agreement is for the Company’s sponsor or its affiliates or designees, upon five days’ advance notice, to deposit into the Trust Account $1,725,000 each time (i.e., $0.20 per issued and outstanding Public Share), on or prior to February 17, 2023 and May 17, 2023, respectively.

As a result of the approval of the Extension Amendment Proposal and the Trust Amendment Proposal, the Company will have the right to extend the Combination Period twelve (12) times for an additional one (1) month each time, from February 17, 2023 to February 17, 2024, provided that the Extension Payment of $0.06 per Public Share that has not been redeemed is deposited into the Trust Account each time at each extension election. The amount of funds deposited into the Trust account in connection with extensions of time to complete the Business Combination will be different than what would have been deposited into that account in the absence of the approval of the foregoing Proposals.

The Company’s management believes that it can close the Business Combination before February 17, 2024. Under the circumstances, the Sponsor wants to pay an extension amount that could potentially be less than the $1,725,000 for the extension provided by the Charter and Trust Agreement.

In connection with the stockholders’ vote at the Special Meeting on February 14, 2023, 3,177,941 shares were tendered for redemption. As a result of the redemption, the Company has 8,023,765 shares outstanding of common stock consisting of 5,867,515 shares of Class A common stock (including 5,447,059 shares of Class A common stock that are subject to redemption) and 2,156,250 shares of Class B common stock. On March 17, 2023, the Company exercised its option to extend the date by which it has to complete a business combination from March 17, 2023 to April 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account. On April 17, 2023, GUCC exercised its option to extend the date by which it has to complete a business combination from April 17, 2023 to May 17, 2023 and, as a result, deposited an additional $326,824 into the Trust Account.

F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Environmental Solutions Group Holdings Ltd

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Environmental Solutions Group Holdings Ltd (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

www.mspc.cpa
An independent firm associated with	340 North Avenue, Cranford, NJ 07016-2496	908 272-7000
Moore Global Network Limited	546 5th Avenue, 6th Floor, New York, NY 10036-5000	212 682-1234

F-25

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

We have served as the Company’s auditor since 2022.

New York, New York

March 15, 2023

F-26

Environmental Solutions Group Holdings Limited

Consolidated Statement of Financial Position

As of December 31, 2022 and 2021

		2022	2021
	Note	US$	US$
ASSETS
Current assets
Cash and cash equivalents		252,399	137,014
Trade and other receivables	12	815,128	489,984
Inventories	13	221,151	599,757
		1,288,678	1,226,755

Non-current assets
Property, plant and equipment, net	10	22,493,283	14,288,591
Intangible assets, net	11	1,845,912	1,473,568
		24,339,195	15,762,159

Total assets		25,627,873	16,988,914

LIABILITIES
Current liabilities
Trade and other payables	16	4,285,345	2,490,367
Lease liabilities	15	185,764	193,280
Borrowings	17	5,427,538	6,711,185
		9,898,647	9,394,832

Non-current liabilities
Lease liabilities	15	2,071,571	957,484
Borrowings (non-current)	17	371,103	635,840
Deferred tax liabilities	18	163,000	155,000
		2,605,674	1,748,324

Total liabilities		12,504,321	11,143,156

Net assets		13,123,552	5,845,758

EQUITY
Share Capital	19	10,000	10,000
Accumulated losses		(5,006,590)	(2,614,778)
Other reserves	14	3,422,799	1,822,799
Exchange Reserves	14	(460,481)	(513,218)
Revaluation Surplus	14	15,157,824	7,140,955
Total equity		13,123,552	5,845,758

The accompanying notes form an integral part of these consolidated financial statements.

F-27

Environmental Solutions Group Holdings Limited

Consolidated Statement of Profit or Loss and Other Comprehensive Income for the Financial Years ended December 31, 2022 and 2021

		2022	2021
	Note	US$	US$

Revenue	4	4,992,034	3,958,367

Other income	5	396,373	453,054

Cost of inventory	13	(1,093,194)	(896,586)

Logistics costs		(689,762)	(419,543)

Depreciation of property, plant and equipment	10	(1,661,403)	(1,526,433)
Amortization of intangible assets	11	(638,849)	(331,268)

Employee benefits expense	7	(933,124)	(812,679)

Finance expense	8	(246,359)	(250,819)

Other operating expenses	6	(2,509,528)	(799,677)

Loss before income tax		(2,383,812)	(625,584)

Income tax expense	9	(8,000)	(43,000)

Net loss		(2,391,812)	(668,584)

Other comprehensive income/(loss) :

Items that will not be reclassified subsequently to profit or loss:

Net surplus on revaluation of leasehold land and buildings		8,016,869	760,440

Items that may be reclassified subsequently to profit or loss:

Exchange difference on revaluation of leasehold land and buildings		52,737	(226,917)

Total comprehensive income/(loss)		5,677,794	(135,061)

The accompanying notes form an integral part of these consolidated financial statements.

F-28

Environmental Solutions Group Holdings Limited

Consolidated Statement of Changes in Equity for the Financial Years ended December 31, 2022 and 2021

	Share	Revaluation	Exchange	Other	Share	Accumulated	Total
	capital	reserve	reserve	reserves	Subscription	losses	equity
	US$	US$	US$	US$	US$	US$	US$

2021
Beginning of financial year	10,000	6,380,515	(286,301)	1,508,461	-	(1,946,194)	5,666,481
Increase in other reserves upon reorganisation	-	-	-	314,338	-	-	314,338
Net surplus on revaluation of leasehold property	-	760,440	(226,917)	-	-	-	533,523
Loss for the year	-	-	-	-	-	(668,584)	(668,584)
Balance as of December 31, 2021	10,000	7,140,955	(513,218)	1,822,799	-	(2,614,778)	5,845,758

2022
Beginning of financial year	10,000	7,140,955	(513,218)	1,822,799	-	(2,614,778)	5,845,758
Issuance of new shares		-	-	1,600,000	5,000,000	-	6,600,000
Less : Share subscription receivables					(5,000,000)		(5,000,000)
Net surplus on revaluation of leasehold property	-	8,016,869	52,737	-	-	-	8,069,606
Loss for the year	-	-	-	-	-	(2,391,812)	(2,391,812)
Balance as of December 31, 2022	10,000	15,157,824	(460,481)	3,422,799	-	(5,006,590)	13,123,552

The accompanying notes form an integral part of these consolidated financial statements.

F-29

Environmental Solutions Group Holdings Limited

Consolidated Statement of Cash Flows for the Financial Years ended December 31, 2022 and 2021

		December 31	December 31
		2022	2021
	Note	US$	US$
Cash flows from operating activities
Loss before income tax		(2,383,812)	(625,584)

Adjustments for:
- Impairment loss on receivable	6	44,271	-
- Depreciation of property, plant and equipment	10	1,661,403	1,526,433
- Amortisation of intangible assets	11	638,849	331,268
- Interest income		(4)	(76)
- Interest expense	8	246,359	250,819
- Gain on disposal of property, plant and equipment	5	(26,586)	-
- Foreign exchange adjustment		3,331	351,609
		183,811	1,834,469
Changes in working capital:
- Trade and other receivables		(384,221)	(17,378)
- Inventories		378,606	(261,093)
- Trade and other payables		1,791,714	936,710
Net cash generated from operating activities		1,969,910	2,492,708

Cash flows from investing activities
Purchase of property, plant and equipment		(502,677)	(678,978)
Proceeds from disposal of property, plant and equipment		29,592	-
Additions to intangible assets		(1,011,193)	(956,259)
Interest received		4	76
Net cash used in investing activities		(1,484,274)	(1,635,161)

Cash flows from financing activities
Repayment of bank borrowings		(1,537,495)	(808,467)
Shares issuance		1,600,000	314,338
Repayments of lease liabilities		(186,397)	(208,351)
Interest paid		(246,359)	(250,819)
Net cash used in financing activities		(370,251)	(953,299)

Net increase/(decrease) in cash and bank balances		115,385	(95,752)

Cash and cash equivalents
Beginning of the financial year		137,014	232,766
End of the financial year		252,399	137,014

	2022	2021
	US$	US$
Cash and cash equivalents consist of
Cash at bank	252,399	134,961
Petty cash	-	2,053
	252,399	137,014

The accompanying notes form an integral part of these financial statements.

F-30

Environmental Solutions Group Holdings Limited

Consolidated Statement of Cash Flows for the Financial Years ended December 31, 2022 and 2021

Reconciliation of liabilities arising from financing activities

		Interest-
		bearing bank
	Lease	and other
	liabilities	borrowings	Total
	US$	US$	US$

At January 1 2021	1,158,866	7,781,334	8,940,200

Changes from financing cash flows:
Repayment of bank loans	-	(808,467)	(808,467)
Principal element of lease payments	(208,351)	-	(208,351)
Borrowing cost paid	(31,650)	(219,169)	(250,819)
Total change from financing cash flows	(240,001)	(1,027,636)	(1,267,637)

Other changes:
Exchange adjustments	(22,549)	374,158	351,609
New lease	230,625	-	230,625
Lease modification	(7,827)	-	(7,827)
Interest expenses	31,650	219,169	250,819
Total other changes	231,899	593,327	825,226

At December 31, 2021	1,150,764	7,347,025	8,497,789

Changes from financing cash flows:
Repayment of bank loans	-	(1,537,495)	(1,537,495)
Principal element of lease payments	(186,397)	-	(186,397)
Borrowing cost paid	(28,558)	(217,801)	(246,359)
Total change from financing cash flows	(214,955)	(1,755,296)	(1,970,251)

Other changes:
Exchange adjustments	(3,850)	(10,889)	(14,739)
Lease modification	1,296,818	-	1,296,818
Interest expenses	28,558	217,801	246,359
Total other changes	1,321,526	206,912	1,528,438

At December 31, 2022	2,257,335	5,798,641	8,055,976

The accompanying notes form an integral part of these financial statements.

F-31

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

These notes form an integral part of and should be read in conjunction with the accompanying financial statements.

1.	General information and reorganization transactions

Environmental Solutions Group Holdings Limited (“the Company”) and its subsidiaries (collectively the “Group”) was incorporated on June 14, 2022 and domiciled in the Cayman Islands. The address of its registered office is 71 Fort Street, PO Box 500, George Town, Grand Cayman, KY1-1106, Cayman Islands.

Environmental Solutions Asia Holdings Limited (“ES BVI”), a wholly-owned subsidiary of the Company, was incorporated on June 29, 2022 and domiciled in the British Virgin Islands with its registered office at Mandar House, 3rd Floor, Johnson’s Ghut, Tortola, British Virgin Islands.

Environmental Solutions Asia Pte Ltd (“ESA”), a wholly-owned subsidiary of ES BVI, was incorporated and domiciled in Singapore. The address of its registered office is at 101 Tuas South Avenue 2, Singapore 637226.

The principal activities of the Group are those of waste management, recycling and sale of precious metals.

Pursuant to the Share Swap Agreement (the “Agreement”) dated August 5, 2022, the Shareholders of ESA (the “Shareholders”) sold the entire issued share capital of ESA in consideration for the Company to allot and issue an aggregate of 9,999 fully paid ordinary shares in the issued share capital of the Company at the aggregate issue price of US$9,999 to the Shareholders Upon completion of the Agreement, ESA is wholly owned by ES BVI and ES BVI, in turn, fully held by the Company.

As all the above-mentioned companies presented were under common control, the series of contractual arrangements between ESA, ES BVI and the Company in 2022 and 2021 constituted a reorganization under common control and are required to be retrospectively applied to the consolidated financial statements at their historical amounts. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including issued shares, which have been revised to reflect the effects of the reorganization in accordance with International Financial Reporting Standards (“IFRS”) as of December 31, 2022 and 2021. The financial statements were authorized for issuance by the Directors on March 10, 2023.

2.	Significant accounting policies

2.1	Basis of preparation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”).

These financial statements have been prepared on a historical cost convention, except for leasehold land and buildings which are measured at fair value.

The preparation of financial statements in conformity with IFRS requires management to exercise its judgement in the process of applying the Group’s accounting policies. It also requires the use of certain critical accounting estimates and assumptions.

F-32

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.1	Basis of preparation (continued)

The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 3.

2.2	Basis of Consolidation

The financial statements are presented in United States Dollars (“US$”), which is the Group’s functional currency. All financial information presented in United States Dollars has been rounded to the nearest dollar, unless otherwise indicated.

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as of December 31, 2022 and 2021. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Company the current ability to direct the relevant activities of the investee).

When the Company has, directly or indirectly, less than a majority of the voting or similar rights of an investee, the Company considers all relevant facts and circumstances in assessing whether it has power over an investee, including:-

●	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);
●	Exposure, or rights, to variable returns from its involvement with the investee; and
●	The ability to use its power over the investee to affect its returns.

The financial statements of subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. The results of subsidiaries are consolidated from the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases.

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Company has less than a majority of the voting or similar rights of an investee, the Company considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

●	The contractual arrangement(s) with the other vote holders of the investee;
●	Rights arising from other contractual arrangements;
●	The Company’s voting rights and potential voting rights.

The Company re-assesses whether it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Assets, liabilities, income, and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Company gains control until the date the Company ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (“OCI”) are attributed to the equity holders of the parent of the Company and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Company loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognized in profit or loss. Any investment retained is recognized at fair value.

F-33

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.3	Revenue recognition

Revenue is measured based on the consideration to which the Group expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties.

Revenue is recognized when the Group satisfies a performance obligation by transferring a promised good or service to the customer, which is when the customer obtains control of the goods or services. A performance obligation may be satisfied at a point in time or over time. The amount of revenue recognized is the amount allocated to the satisfied performance obligation.

Revenue from contracts with customers

(a)	Rendering of services

Revenue from rendering of services is recognized when the entity satisfies the performance obligation at a point in time, generally when the significant acts have been completed and when transfer of control occurs, or for services that are not significant, transactions revenue is recognized as the services are provided. The Group’s primary service consists of collecting and disposing of industrial wastes for its customers.

(b)	Sale of goods

Revenue from sale of goods is recognized at a point in time when the performance obligation is satisfied by transferring a promised good to the customer. Control of the goods is transferred to the customer, generally on delivery of the goods (in this respect, incoterms are considered).

Other revenue

Interest income

Interest income is recognized using the effective interest method. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset, or where appropriate, a shorter period.

Contract assets

The contract assets are for the Group’s rights to consideration for work completed but not billed at the reporting date on its contracts; costs incurred to obtain or fulfil a contract with a customer; and any impairment losses recognized in the reporting year. The contract assets are transferred to the receivables when the right to payment becomes unconditional.

2.4	Government grants

Grants from the government are recognized as a receivable at their fair value when there is reasonable assurance that the grant will be received and the Group will comply with all the attached conditions.

Government grants receivable are recognized as income over the periods necessary to match them with the related costs which they are intended to compensate, on a systematic basis. Government grants relating to expenses are shown separately as other income.

Government grants relating to non-monetary assets are deducted against the carrying amount of the non-monetary assets.

F-34

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.5	Property, plant and equipment

(a)	Measurement

(i)	Property, plant and equipment

Property, plant and equipment other than leasehold land and buildings are initially recognized at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses.

Leasehold land and buildings are measured at fair value less accumulated depreciation and impairment losses recognized after the date of the revaluation. Valuations are performed frequently to ensure that the fair value of a revalued asset does not differ materially from its carrying amount. Any revaluation surplus is credited to the property revaluation reserve in equity, except to the extent that it reverses a revaluation decrease of the same asset previously recognized in the Statement of Profit or Loss and Other Comprehensive Income, in which case the increase is recognized in the statement of profit or loss.

A revaluation deficit is recognized in the statement of profit or loss, except to the extent that it offsets an existing surplus on the same asset recognized in the asset revaluation reserve.

An annual transfer from the property revaluation reserve to accumulated losses is made for the difference between depreciation based on the revalued carrying amount of the assets and depreciation based on the assets original cost. Upon disposal, any revaluation reserve relating to that particular asset being sold is transferred to retained profits.

(ii)	Components of costs

The cost of an item of property, plant and equipment initially recognized includes its purchase price and any cost that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

(b)	Depreciation

Depreciation is calculated using the straight-line method to allocate depreciable amounts over the estimated useful lives as follows:

Useful lives
Leasehold land and buildings	Over the lease term period ranging from 2 to 30 years
Plant and equipment	3 to 5 years
Machineries	2 to 10 years
Renovation	5 years
Motor vehicles	10 years
Furniture and fittings	5 years

The residual values, estimated useful lives and depreciation method of property, plant and equipment are reviewed, and adjusted as appropriate, at each reporting date. The effects of any revision are recognized in profit or loss when the changes arise.

Fully depreciated property, plant and equipment are retained in the financial statements until they are no longer in use.

(c)	Subsequent expenditure

Subsequent expenditure relating to property, plant and equipment that has already been recognized is added to the carrying amount of the asset only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repair and maintenance expenses are recognized in profit or loss when incurred.

F-35

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.5	Property, plant and equipment (continued)

(d)	Disposal

On disposal of an item of property, plant and equipment, the difference between the disposal proceeds and its carrying amount is recognized in profit or loss.

2.6	Intangible assets

Intangible assets acquired separately are measured initially at cost. Following initial acquisition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized and expenditure is reflected in profit or loss in the year in which the expenditure is incurred.

Intangible assets with finite useful lives are amortized over the estimated useful lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method are reviewed at least at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates.

Amortization is calculated using the straight-line method to allocate depreciable amounts over the estimated useful lives of the assets. The estimated useful lives are as follows:

Useful lives
Software	3 years

2.7	Borrowing costs

Borrowing costs are recognized in profit or loss using the effective interest method.

2.8	Impairment of non-financial assets

Intangible assets, property, plant and equipment and right-of-use assets are tested for impairment whenever there is any objective evidence or indication that these assets may be impaired or when annual impairment testing for an asset is required.

For the purpose of impairment testing, the recoverable amount (i.e. the higher of the fair value less cost to sell and the value-in-use) is determined on an individual asset basis unless the asset does not generate cash inflows that are largely independent of those from other assets. If this is the case, the recoverable amount is determined for the cash-generating units (“CGU”) to which the asset belongs.

If the recoverable amount of the asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount.

The difference between the carrying amount and recoverable amount is recognized as an impairment loss in profit or loss.

An impairment loss for an asset is reversed if, and only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. The carrying amount of this asset is increased to its revised recoverable amount, provided that this amount does not exceed the carrying amount that would have been determined (net of accumulated depreciation) had no impairment loss been recognized for the asset in prior years.

A reversal of impairment loss for an asset is credited to profit or loss in the period in which it arises.

F-36

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.9	Financial assets

(a)	Classification and measurement

The Group classifies its financial assets at amortized cost.

The classification of debt instruments depends on the Group’s business model for managing the financial assets as well as the contractual terms of the cash flows of the financial assets.

Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.

The Group reclassifies debt instruments when and only when its business model for managing those assets changes.

At initial recognition

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of the financial assets not a fair value through profit or loss, transactions costs that are directly attributable to the acquisition of the financial asset.

At subsequent measurement

Debt instruments mainly comprise cash and cash equivalents and trade and other receivables.

Debt instruments that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. A gain or loss on a debt instrument that is subsequently measured at amortized cost and is not part of a hedging relationship is recognized in profit or loss when the asset is derecognized or impaired. Interest income from these financial assets is included in interest income using the effective interest rate method.

(b)	Impairment of financial assets

The Group recognizes a loss allowance for expected credit loss (“ECL”) on financial assets which are subject to impairment under IFRS 9 (including trade and other receivables). The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition.

Lifetime ECL represents the ECL that will result from all possible default events over the expected life of the relevant instrument. In contrast, 12-month ECL (“12m ECL”) represents the portion of lifetime ECL that is expected to result from default events that are possible within 12 months after the reporting date. Assessments are done based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current conditions at the reporting date as well as the forecast of future conditions.

The Group always recognizes lifetime ECL for trade and other receivables. The ECL on these assets are assessed individually for debtors with significant balances and/or collectively using a provision matrix with appropriate groupings.

For all other instruments, the Group measures the loss allowance as equal to 12m ECL, unless there has been a significant increase in credit risk since initial recognition for which the Group recognizes lifetime ECL. The assessment of whether lifetime ECL should be recognized is based on significant increases in the likelihood or risk of a default occurring since initial recognition.

F-37

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.9	Financial assets (continued)

(b)	Impairment of financial assets (continued)

(i)	Significant increase in credit risk

In assessing whether the credit risk has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instrument as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition. In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort.

In particular, the following information is taken into account when assessing whether credit risk has increased significantly:

●	An actual or expected significant deterioration in the financial instrument’s external (if available) or internal credit rating;
●	Significant deterioration in external market indicators of credit risk, e.g. a significant increase in the credit spread, or the credit default swap prices for the debtor;
●	Existing or forecast adverse changes in business, financial or economic conditions that are expected to cause a significant decrease in the debtor’s ability to meet its debt obligations;
●	An actual or expected significant deterioration in the operating results of the debtor;
●	An actual or expected significant adverse change in the regulatory, economic, or technological environment of the debtor that results in a significant decrease in the debtor’s ability to meet its debt obligations.

Irrespective of the outcome of the above assessment, the Group presumes that the credit risk has increased significantly since initial recognition when contractual payments are more than 30 days past due, unless the Group has reasonable and supportable information that demonstrates otherwise.

The Group regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes past due.

(ii)	Definition of default

For internal credit risk management, the Group considers an event of default occurs when information developed internally or obtained from external sources indicates that the debtor is unlikely to pay its creditors, including the Group, in full (without taking into account any collateral held by the Group).

Irrespective of the above, the Group considers that default has occurred when a financial asset is more than 90 days past due unless the Group has reasonable and supportable information to demonstrate that a more lagging default criterion is more appropriate.

(iii)	Credit-impaired financial assets

A financial asset is credit-impaired when one or more events of default that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired includes observable data about the following events:

(a)	Significant financial difficulty of the issuer or the borrower;
(b)	A breach of contract, such as a default or past due event;
(c)	The lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession that the lender(s) would not otherwise consider;

F-38

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.9	Financial assets (continued)

(b)	Impairment of financial assets (continued)

(iii)	Credit-impaired financial assets (continued)

(d)	It is becoming probable that the borrower will enter bankruptcy or other financial reorganization; or

(e)	The disappearance of an active market for that financial asset because of financial difficulties.

(iv)	Write-off policy

The Group writes off a financial asset when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, for example, when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings, or in the case of trade receivables, when the amounts are over one year past due, whichever occurs sooner. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. A write-off constitutes a derecognition event. Any subsequent recoveries are recognized in profit or loss.

(v)	Measurement and recognition of ECL

The measurement of ECL is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure to default. The assessment of the probability of default and loss given default is based on historical data adjusted by forward-looking information. Estimation of ECL reflects an unbiased and probability-weighted amount that is determined with the respective risks of default representing the weights.

Generally, the ECL is the difference between all contractual cash flows that are due to the Group in accordance with the contract and the cash flows that the Group expects to receive, discounted at the effective interest rate determined at initial recognition.

Where ECL is measured on a collective basis or for cases where evidence at the individual instrument level may not yet be available, the financial instruments are grouped on the following basis:

●	Nature of financial instruments;
●	Past-due status;
●	Nature, size and industry of debtors; and
●	External credit ratings where available.

The groups are regularly reviewed by management to ensure the constituents of each group continue to share similar credit risk characteristics.

Interest income is calculated based on the gross carrying amount of the financial asset unless the financial asset is credit impaired, in which case interest income is calculated based on amortized cost of the financial asset.

(c)	Recognition and derecognition

Regular way purchases and sales of financial assets are recognized on the trade date – the date on which the Group commits to purchase or sell the asset.

Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

On disposal of a debt instrument, the difference between the carrying amount and the sale proceeds is recognized in profit or loss. Any amount previously recognized in other comprehensive income relating to that asset is reclassified to profit or loss.

F-39

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.10	Financial Liabilities

Borrowings are presented as current liabilities unless the Group has an unconditional right to defer settlement for at least 12 months after the reporting date, in which case they are presented as non-current liabilities.

Borrowings are initially recognized at fair values (net of transaction costs) and subsequently carried at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption value is recognized in profit or loss over the period of the borrowings using the effective interest method.

Trade and other payables represent liabilities for goods and services provided to the Group prior to the end of the financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). Otherwise, they are presented as non-current liabilities.

Trade and other payables are initially recognized at fair value, and subsequently carried at amortized cost using the effective interest method.

(a)	Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of profit or loss.

(b)	Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

2.11	Leases

When the Group is the lessee

At the inception of the contract, the Group assesses if the contract contains a lease. A contract contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Reassessment is only required when the terms and conditions of the contract are changed.

Right-of-use assets

The Group recognizes a right-of-use asset and lease liability at the date at which the underlying asset is available for use. Right-of-use assets are measured at cost which comprises the initial measurement of lease liabilities adjusted for any lease payments made at or before the commencement date and lease incentive received. Any initial direct costs that would not have been incurred if the lease had not been obtained are added to the carrying amount of the right-of-use assets.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term.

Right-of-use assets are presented within “Property, plant and equipment”.

F-40

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.11	Leases (continued)

Lease liabilities

The initial measurement of a lease liability is measured at the present value of the lease payments discounted using the implicit rate in the lease, if the rate can be readily determined. If that rate cannot be readily determined, the Group shall use its incremental borrowing rate.

Lease payments include the following:

●	Fixed payments (including in-substance fixed payments), less any lease incentives receivable;
●	Variable lease payment that is based on an index or rate, initially measured using the index or rate as at the commencement date;
●	Amount expected to be payable under residual value guarantees;
●	The exercise price of a purchase option if it is reasonably certain the option will be exercised; and
●	Payment of penalties for terminating the lease, if the lease term reflects the Group exercising that option.

For a contract that contains both lease and non-lease components, the Group allocates the consideration to each lease component on the basis of the relative stand-alone price of the lease and non-lease components. The Group has elected to not separate lease and non-lease components for property leases and accounts for these as one single lease component.

Lease liability is measured at amortized cost using the effective interest method. Lease liability shall be remeasured when:

●	There is a change in future lease payments arising from changes in an index or rate;
●	There is a change in the Group’s assessment of whether it will exercise an extension option; or
●	There is modification in the scope or the consideration of the lease that was not part of the original term.

Lease liability is remeasured with a corresponding adjustment to the right-of-use assets, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero. The Group presents lease liabilities as a separate line item on the statement of financial position.

Short-term and low-value leases

The Group has elected to not recognize right-of-use assets and lease liabilities for short-term leases that have lease terms of 12 months or less and leases of low value. Payments relating to these leases are expensed to profit or loss on a straight-line basis over the lease term.

Variable lease payments

Variable lease payments that are not based on an index or a rate are not included as part of the measurement and initial recognition of the lease liability. The Group shall recognize those lease payments in profit or loss in the periods that triggered those lease payments.

Lease modifications

The Group accounts for a lease modification as a separate lease if:

●	The modification increases the scope of the lease by adding the right to use one or more underlying assets; and
●	The consideration for the leases increases by an amount commensurate with the stand-alone price for the increase in scope and any appropriate adjustments to that stand-alone price to reflect the circumstances of the particular contract.

F-41

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.11	Leases (continued)

For a lease modification that is not accounted for as a separate lease, the Group remeasures the lease liability based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The Group accounts for the remeasurement of lease liabilities by making corresponding adjustments to the relevant right-of-use asset. When the modified contract contains a lease component and one or more additional lease or non-lease components, the Group allocates the consideration in the modified contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

When the Group is the lessor

Classification and measurement of leases

Leases for which the Group is a lessor are classified as finance or operating leases. Whenever the terms of the lease transfer substantially all the risks and rewards incidental to ownership of an underlying asset to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases.

Amounts due from lessees under finance leases are recognized as receivables at commencement date at amounts equal to net investments in the leases, measured using the interest rate implicit in the respective leases. Initial direct costs are included in the initial measurement of the net investments in the leases. Interest income is allocated to accounting periods so as to reflect a constant periodic rate of return on the Group’s net investment outstanding in respect of the leases.

Rental income from operating leases is recognized in profit or loss on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset, and such costs are recognized as an expense on a straight-line basis over the lease term except for investment properties measured under the fair value model. Variable lease payments for operating leases that depend on an index or a rate are estimated and included in the total lease payments to be recognized on a straight-line basis over the lease term. Variable lease payments that do not depend on an index or a rate are recognized as income when they arise.

Refundable rental deposits

Refundable rental deposits received are accounted for under IFRS 9 and initially measured at fair value. Adjustments to fair value at initial recognition are considered as additional lease payments from lessees.

Lease modification

Changes in consideration of lease contracts that were not part of the original terms and conditions are accounted for as lease modifications, including lease incentives provided through forgiveness or reduction of rentals.

The Group accounts for a modification to an operating lease as a new lease from the effective date of the modification, considering any prepaid or accrued lease payments relating to the original lease as part of the lease payments for the new lease.

F-42

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.12	Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is calculated using the specific identification method and includes all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale.

When necessary, allowance is provided for damaged, obsolete and slow moving items to adjust the carrying values of inventories to the lower of cost and net realizable value.

2.13	Income taxes

Income tax represents the sum of current and deferred tax. Income tax relating to items recognized outside profit or loss is recognized outside profit or loss, either in other comprehensive income or directly in equity.

Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates.

Deferred tax is provided, using the liability method, on all temporary differences at the end of the reporting period between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except:-

●	When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit or loss nor taxable profit or loss; and

●	In respect of taxable temporary differences associated with investments in subsidiaries, associates and joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences, the carryforward of unused tax credits and unused tax losses can be utilized, except:

●	When the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit or loss nor taxable profit or loss; and

●	In respect of deductible temporary differences associated with investments in subsidiaries, associates and joint ventures, deferred tax assets are only recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be recovered.

F-43

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.13	Income Taxes (continued)

Deferred tax is calculated, without discounting, at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on the tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Current and deferred taxes are recognized as income or expenses in profit or loss, except to the extent that the tax arises from a transaction which is recognized directly in equity.

The Group accounts for investment tax credits similar to accounting for other tax credits where a deferred tax asset is recognized for unused tax credits to the extent that it is probable that future taxable profit will be available against which the unused tax credits can be utilized.

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and the amount of the obligation can be estimated reliably.

Provisions are reviewed at the end of each reporting period and adjusted to reflect the current best estimate. If it is no longer probable that an outflow of economic resources will be required to settle the obligation, the provision is reversed. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

2.14	Employee benefits

Employee benefits are recognized as an expense, unless the cost qualifies to be capitalized as an asset.

(a)	Defined contribution plans

Defined contribution plans are post-employment benefit plans under which the Group pays fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. The Group has no further payment obligations once the contributions have been paid.

(b)	Short-term employees benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

F-44

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.15	Currency translation

The financial statements are presented in United States Dollar (“US$”), which is the functional currency of the Group.

Transactions in a currency other than the United States Dollar (“foreign currency”) are translated into the United States Dollar using the exchange rates at the dates of the transactions. Currency exchange differences resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at the closing rates at the reporting date are recognized in profit or loss. Non-monetary items measured at fair values in foreign currencies are translated using the exchange rates at the date when the fair values are determined.

All foreign exchange gains and losses impacting profit or loss are presented in statement of comprehensive income within “Other operating expenses”.

2.16	Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents include cash on hand and deposits with financial institutions which are subject to any insignificant risk of changes in value, and have a short maturity of generally within three months when acquired.

2.17	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issuance of new ordinary shares are deducted against the share capital account.

2.18	Related parties

(a)	A person, or a close member of that person’s family, is related to the Company if that person :

(i)	Has control or joint control over the Company;

(ii)	Has significant influence over the Company; or

(iii)	Is a member of key management personnel of the Company or the Company’s parent;

or

(b)	An entity is related to the Company if any of the following conditions applies:-

(i)	The entity and the Company are members of the same group;

(ii)	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member);

(iii)	The entity and the Company are joint ventures of the same third party;

(iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity;

(v)	The entity is a post-employment benefit plan for the benefit of employees of either the Company or an entity related to the Company;

(vi)	The entity is controlled or jointly controlled by a person identified in (a);

(vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and

(viii)	The entity, or any member of a group of which it is a part, provides key management personnel services to the Company or to the Company’s parent.

F-45

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.18	Related parties (continued)

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity and include:

(a)	That person’s children and spouse or domestic partner;

(b)	Children of that person’s spouse or domestic partner; and

(c)	Dependents of that person or that person’s spouse or domestic partner.

2.19	Fair value measurement

The Group measures its properties at the end of each reporting period. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:-

Level 1 – based on quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2 – based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly

Level 3 – based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the consolidated financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

F-46

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

2.	Significant accounting policies (continued)

2.20	Application of amendments to IFRS

In the preparation of the financial statements for the years ended December 31, 2022, the Group has applied the following amendments to IFRSs, for the first time, which are mandatorily effective for the annual periods beginning on or after January 1, 2022:

Amendments to IFRS 3	Reference to the Conceptual Framework
Amendments to IFRS 16	Covid-19-Related Rent Concessions beyond June 30, 2021
Amendments to IAS 16	Property, Plant and Equipment – Proceeds before Intended Use
Amendments to IFRS 37	Onerous Contracts – Cost of Fulfilling a Contract
Amendments to IFRSs	Annual Improvements to IFRSs 2018 - 2020

The application of the amendments to IFRSs in the current year has had no material impact on the Group’s financial positions and performance for the current and prior years and/or on the disclosures set out in these financial statements.

3.	Critical accounting estimates, assumptions and judgements

Estimates, assumptions and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Critical judgements in applying the entity’s accounting policies

(a)	Determination of functional currency

In determining the functional currency of the Group, judgment is used by the management to determine the currency of the primary economic environment in which the Group operates. Consideration factors include the currency that mainly influences sales prices of goods and services and the currency of the country whose competitive forces and regulations mainly determines the sales prices of its goods and services.

(b)	Determination of lease term of contracts with extension options

The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

The Group has several lease contracts that include extension options. The Group applies judgement in evaluating whether it is reasonably certain whether or not to exercise the option to extend the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise the extension. After the commencement date, the Group reassesses the lease term to consider whether there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to extend (e.g. construction of significant leasehold improvements or significant customization to the leased asset).

The Group includes the extension option in the lease term for leases of leasehold buildings because of the leasehold improvements made and the significant costs that would arise to replace the assets. The extension options for leases of motor vehicles are not included as part of the lease term because the Group typically leases motor vehicles for not more than five years and, hence, will not exercise the extension options.

F-47

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

3.	Critical accounting estimates, assumptions and judgements (continued)

Critical accounting estimates and assumptions

(a)	Useful lives of plant and equipment

The useful life of an item of property, plant and equipment is estimated at the time the asset is acquired and is based on historical experience with similar assets and takes into account anticipated technological or other changes. If changes occur more rapidly than anticipated or the asset experiences an unexpected level of wear and tear, the useful life will be adjusted accordingly. The carrying amount of the Group’s plant and equipment as of December 31, 2022 was US$22,493,283 (2021: US$14,288,591).

(b)	Inventory valuation method

Inventory write-down is made based on the current market conditions, historical experience and selling goods of a similar nature. It could change significantly as a result of changes in market conditions. A review is made periodically for excess inventories, obsolescence and declines in net realizable value and an allowance is recorded against the inventory balances for any such declines. The realizable value represents the best estimate of the recoverable amount and is based on the most reliable evidence available and inherently involves estimates regarding the future expected realizable value. The carrying amount of the Group’s inventories as of December 31, 2022 was US$225,151 (2021: US$599,757).

(c)	Provision for expected credit losses of trade receivables

The Group uses a provision matrix to calculate ECLs for trade receivables. The provision rates are based on days past due for groupings of various customer segments that have similar loss patterns.

The provision matrix is initially based on the Group’s historical observed default rates. The Group will calibrate the matrix to adjust historical credit loss experience with forward-looking information. At every reporting date, historical default rates are updated and changes in the forward-looking estimates are analysed.

The assessment of the correlation between historical observed default rates, forecasted economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and of forecasted economic conditions. The Group’s historical credit loss experience and forecast of economic conditions may also not be representative of customers’ actual default in the future.

The carrying amount of the Group’s trade receivables as of December 31, 2022 was US$389,648 (2021: US$241,755).

(d)	Impairment of non-financial assets

The impairment testing of non-financial assets requires assumptions about the future cash flows projections as well as about the discount rate to be applied. The assumptions used to arrive at the cash flow projections are dependent on the future market shares, the market trend and the profitability of the Group’s products.

Impairment testing of non-financial assets requires estimates about the extent and probability of the occurrence of future events. As far as possible, estimates are derived from past experience taking into account current market conditions and the stage of technological advancement.

(e)	Capitalization of intangible assets

The costs of internally generated intangible assets are capitalized in accordance with the accounting policy in Note 2.6 to the financial statements. Initial capitalization of costs is based on management’s judgement that technological and economic feasibility is confirmed, usually when a development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the project, discount rates to be applied and the expected period of benefits. The carrying amount of the intangible assets at the reporting date is US$1,845,912 (2021: US$1,473,568).

F-48

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

4.	Revenue

Revenue classified by type of good or service is as follows :

	2022	2021
	US$	US$
Revenue from:
- Sales of goods	2,746,097	2,807,335
- Other services income	2,245,937	1,151,032
	4,992,034	3,958,367

The revenue from sales of goods and other service income is recognized based on a point in time.

5.	Other income

	2022	2021
	US$	US$

Foreign exchange gain	-	215,756
Gain from disposal of motor vehicle	26,586	-
Government grants	76,588	212,858
Grant from non-governmental organization	116,000	-
Warehousing and logistic services	175,650	24,364
Others	1,549	76
	396,373	453,054

Government grants mainly consist of Jobs Support Scheme (the “JSS”), Job Growth Incentive Scheme, grants to defray foreign workers’ levy and project grants. The JSS is a temporary scheme introduced in the Singapore Budget 2020 to help enterprises retain local employees. Under the JSS, employers will receive cash grants in relation to the gross monthly wages of eligible employees. These conditions had been satisfied during the corresponding years.

6.	Other operating expenses

	2022	2021
	US$	US$

Foreign exchange loss	22,287	-
Foreign worker levy	97,703	78,399
Impairment loss on receivables	44,271	-
Insurance	43,589	33,035
Professional fees	1,075,679	65,194
Property tax	105,771	109,464
Rental and storage	290,481	225,555
Utilities	157,974	64,537
Upkeep, repair and maintenance	317,267	120,478
Chemical and incineration fees	229,204	35,933
Others	125,302	67,082
	2,509,528	799,677

F-49

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

7.	Employee benefits expense

	2022	2021
	US$	US$

Salaries, wages and bonuses	1,571,124	1,373,630
Directors’ remuneration	211,853	224,469
Employer’s contribution to defined contribution plans including Central Provident Fund	107,263	121,913
Other short term benefit	54,077	48,926
	1,944,317	1,768,938
Less: Amount capitalized as internal development of intangible assets	(1,011,193)	(956,259)
	933,124	812,679

8.	Finance expense

	2022	2021
	US$	US$

Interest expenses:
- Lease liabilities	28,558	31,650
- Borrowings	217,801	219,169
	246,359	250,819

9.	Income tax expense

	2022	2021
	US$	US$

Tax expense attributable to loss is made up of:
- Movements in deferred tax liabilities	8,000	43,000
	8,000	43,000

The tax on profit or loss before income tax differs from the theoretical amount that would arise using the Singapore standard rate of income tax expense as follows :

	2022	2021
	US$	US$

Loss before income tax	(2,383,812)	(625,584)

Tax calculated at tax rate of 17% (2021: 17%)	(405,248)	(106,349)
Effects of:
- Expenses not deductible for tax purposes	172,993	6,022
- Income not subject to tax	(310)	(48,843)
- Utilization of tax losses previously not recognized	(11,000)	(41,287)
- Temporary difference	251,565	233,457
	8,000	43,000

F-50

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

10.	Property, plant and equipment

	Leasehold land and buildings	Plant and equipment	Machineries	Renovation	Motor vehicles	Furniture and fittings	Total
	US$	US$	US$	US$	US$	US$	US$
2022
Cost
Beginning of financial year	11,414,034	3,898,326	1,213,687	487,229	684,093	127,487	17,824,856
Additions	-	487,577	-	-	15,100	-	502,677
Disposal	-	-	-	-	(7,051)	-	(7,051)
Lease modifications	1,296,818	-	-	-	-	-	1,296,818
Revaluation	7,065,299	-	-	-	-	-	7,065,299
Exchange difference	52,737	-	-	-	-	-	52,737
End of financial year	19,828,888	4,385,903	1,213,687	487,229	692,142	127,487	26,735,336

Accumulated depreciation
Beginning of financial year	348,207	1,315,480	772,407	478,565	506,219	115,387	3,536,265
Depreciation charge	1,126,858	374,505	101,859	7,475	43,419	7,287	1,661,403
Disposal	-	-	-	-	(4,045)	-	(4,045)
Revaluation	(951,570)	-	-	-	-	-	(951,570)
End of financial year	523,495	1,689,985	874,266	486,040	545,593	122,674	4,242,053

Net book value
End of financial year	19,305,393	2,695,918	339,421	1,189	146,549	4,813	22,493,283

F-51

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

10.	Property, plant and equipment (continued)

	Leasehold land and buildings	Plant and equipment	Machineries	Renovation	Motor vehicles	Furniture and fittings	Total
	US$	US$	US$	US$	US$	US$	US$
2021
Cost
Beginning of financial year	11,752,702	3,224,626	1,213,687	482,363	633,952	127,487	17,434,817
Additions	180,896	673,700	-	4,866	50,141	-	909,603
Lease modifications	(7,827)	-	-	-	-	-	(7,827)
Revaluation	(147,962)	-	-	-	-	-	(147,962)
Write-off of accumulated depreciation on revaluation	(136,858)	-	-	-	-	-	(136,858)
Exchange difference	(226,917)	-	-	-	-	-	(226,917)
End of financial year	11,414,034	3,898,326	1,213,687	487,229	684,093	127,487	17,824,856

Accumulated depreciation
Beginning of financial year	302,544	1,100,226	670,277	413,192	462,898	105,955	3,055,092
Depreciation charge	1,090,923	215,254	102,130	65,373	43,321	9,432	1,526,433
Revaluation	(908,402)	-	-	-	-	-	(908,402)
Write-off of accumulated depreciation on revaluation	(136,858)	-	-	-	-	-	(136,858)
End of financial year	348,207	1,315,480	772,407	478,565	506,219	115,387	3,536,265

Net book value
End of financial year	11,065,827	2,582,846	441,280	8,664	177,874	12,100	14,288,591

Right-of-use assets acquired under leasing arrangements are presented together with the owned assets of the same class. Details of such leased assets are disclosed in Note 15.

During the financial year, leasehold land and buildings with carrying amount of approximately US$17,105,459 (2021: US$9,987,423) were mortgaged to secure a term loan (Note 17).

F-52

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

10.	Property, plant and equipment (continued)

Fair value hierarchy

Independent valuations were performed by the valuers, GB Global Pte Ltd and PREMAS Valuers & Property Consultants Pte Ltd to determine the fair value of leasehold land and buildings as of December 31, 2022 and 2021, respectively. The revaluation surplus net of applicable deferred income taxes was credited to revaluation reserve. The following table presents the fair value measurement hierarchy of the Group’s leasehold land and buildings carried at fair value:-

		Fair value measurements as at
		December 31, 2022 categorized into
	Fair value at December 31, 2022	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	US$	US$	US$	US$

Recurring fair value measurement

Leasehold land and buildings:
- Industrial – Singapore	17,105,459	-	-	17,105,459

		Fair value measurements as at
		December 31, 2021 categorized into
	Fair value at December 31, 2021	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	US$	US$	US$	US$

Recurring fair value measurement

Leasehold land and buildings:
- Industrial - Singapore	9,987,423	-	-	9,987,423

During the years ended December 31, 2022 and 2021, there were no transfers between Level 1 and Level 2, or transfers into or out of Level 3.

F-53

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

10.	Property, plant and equipment (continued)

Reconciliation of fair value measurements categorized within Level 3 of the fair value hierarchy:-

Leasehold land
and buildings
US$

Carrying amount at December 31, 2021	9,987,423
Depreciation charge on revaluation of properties held for own use	(951,570)
Net gain from a fair value adjustment recognized in the
consolidated statement of profit or loss and other comprehensive income	8,069,606

Carrying amount at December 31, 2022	17,105,459

Valuation techniques

There has been no change from the valuation techniques used in the financial years ended December 31, 2022 and 2021. For all leasehold land and buildings, the valuation was determined using a market comparison approach. The fair value of leasehold land and buildings is based on prices for recent market transactions in similar properties and adjusted to reflect the conditions and locations of the Group’s properties. The significant input into this valuation approach is price per square foot, which has been adjusted to reflect the location, size, tenure, age and condition, standard of finishes, use, facilities provided, date of transaction and the prevailing economic conditions.

Below is a summary of the valuation techniques used and the key inputs to the valuation of leasehold land and buildings:-

		Significant	Range or weighted average
	Valuation techniques	unobservable inputs	2022	2021
Leasehold land and buildings in Singapore	Market comparison approach	Price per square foot	US$66.81 to US$141.24 per square foot	US$57.11 to US$127.58 per square foot

		Discount/premium on size, remaining tenure and condition of the building	-9% to 45%	-8% to 24%

The fair value measurements are based on the above leasehold land and buildings’ highest and best use, which does not differ from their actual use.

Had the Group’s leasehold land and buildings been carried at cost less accumulated depreciation, the carrying amount of the Group’s leasehold land and buildings as of December 31, 2022 and 2021 would have been approximately US$4,118,381 and US$4,584,117 respectively.

F-54

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

11.	Intangible assets

	2022	2021
	US$	US$
Cost
Beginning of financial year	1,950,063	993,804
Additions - internal development	1,011,193	956,259
End of financial year	2,961,256	1,950,063

Accumulated amortisation
Beginning of financial year	476,495	145,227
Amortization	638,849	331,268
End of financial year	1,115,344	476,495

Net book value
End of financial year	1,845,912	1,473,568

12.	Trade and other receivables

	2022	2021
	US$	US$

Trade receivables
- Non-related parties	389,648	241,755
	389,648	241,755

Non-trade receivables
- Advance payment to suppliers	337,488	119,745
- Amount due from a director	-	84,242
- Deposits	59,857	17,307
- Goods and services tax recoverable	2,294	-
- Prepayments	25,841	26,935
	425,480	248,229

	815,128	489,984

The amount due from a director is non-trade in nature, unsecured, interest-free and repayable on demand.

F-55

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

12.	Trade and other receivables (continued)

There are no other classes of financial assets that are past due and/or impaired except for trade receivables.

Receivables that are past due but not impaired

The Group had trade receivables amounting to US$26,485 (2021: US$27,154) that were past due at the reporting date but were not impaired. These receivables were unsecured and the analysis of their aging based on their trade date at the reporting date is as follows:

	2022	2021
	US$	US$

Less than 30 days	22,473	15,144
30 to 90 days	1,895	6,423
More than 90 days	2,117	5,587
	26,485	27,154

The trade receivables and contract assets are subject to the expected credit loss model under the financial reporting standard on financial instruments. At every reporting date the historical observed default rates are updated and changes in the forward-looking estimates are analyzed. Details of impairment of trade and other receivables are set out in Note 23(b)(ii).

13.	Inventories

	2022	2021
	US$	US$

Raw materials	116,721	95,921
Finished goods	104,430	503,836
	221,151	599,757

The cost of inventories recognized as an expense amounted to US$1,093,194 (2021: US$816,644) for the year ended December 31, 2022.

14.	Reserve

(a)	Revaluation reserve

Revaluation reserve represents increases in the fair value of leasehold land and buildings, net of tax, and decreases to the extent that such decrease relates to an increase on the same asset previously recognized in other comprehensive income.

(b)	Other reserve

Other reserve represents member’s deemed contribution arising from reorganization.

(c)	Exchange reserve

The exchange reserve represents the exchange differences relating to the translation of the Group’s leasehold land and building from the revaluation. The exchange differences are recognized directly in other comprehensive income and accumulated in the exchange reserve. Such exchange differences accumulated in the exchange reserve are reclassified to the consolidated income statement on the disposal of the leasehold land and building.

F-56

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

15.	Leases – The Group as a lessee

Nature of the Group’s leasing activities

The Group has lease contracts for land, buildings, machineries and equipment. The Group’s obligations under these leases are secured by the lessor’s title to the leased assets. The Group is restricted from assigning and subleasing the leased assets.

The Group regularly enters into short-term leases of 12 months or less for certain plant and equipment and machineries. The Group applies the ‘short-term lease’ recognition exemptions for these leases.

(a)	Carrying amounts

ROU assets classified within property, plant and equipment

	2022	2021
	US$	US$

Leasehold land and buildings	2,199,934	1,078,404
Plant and equipment	8,151	16,033
Motor vehicles	113,707	148,924
	2,321,792	1,243,361

(b)	Depreciation charge during the financial year

	2022	2021
	US$	US$

Leasehold land and buildings	175,287	182,522
Plant and equipment	7,882	8,017
Motor vehicles	35,217	35,217
	218,386	225,756

Interest expense

	2022	2021
	US$	US$

Interest expense on lease liabilities	28,558	31,650

(c)	Short-term leases

	2022	2021
	US$	US$

Expense relating to short-term leases	157,687	85,991
Total cash outflow for leases	372,642	325,992

Note:	Amount includes payments of principal and interest portion of lease liabilities and short-term leases.

For both years, the Group leases various offices and machineries for its operations. Lease contracts are entered into for fixed term of 1 month to 30 years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. At the end of the current financial year, the lease for one of the properties was extended by 20 years, ending in November 2050.

F-57

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

15.	Leases – The Group as a lessee (continued)

The Group regularly enters into short-term leases for certain office premises. As of December 31, 2022 and 2021, the portfolio of short-term leases was similar to the portfolio of short-term leases to which the short-term leases expense is disclosed above.

(d)	Addition of ROU assets during the financial year ended December 31, 2022 was US$NIL (2021: US$230,625).

(e)	Lease liabilities

	2022	2021
	US$	US$

Current	185,764	193,280
Non-current	2,071,571	957,484
	2,257,335	1,150,764

16.	Trade and other payables

	2022	2021
	US$	US$
Trade payables
- Non-related parties	525,588	400,526
	525,588	400,526

Other payables
- Contract liabilities	2,162,274	1,428,478
- Amount due to directors	927,885	-
- Deposit from customers	19,411	11,920
- Accruals for operating expenses	645,861	631,316
- Goods and services tax payable	50	11,950
- Withholding tax	4,276	6,177
	3,759,757	2,089,841

	4,285,345	2,490,367

The amounts due to directors are non-trade in nature, unsecured, bear interests at 6% per annum and are repayable on demand. As of December 31, 2022 the interest on the amount due to directors was not material.

The contract liabilities primarily relate to the advance consideration received from customers for unsatisfied performance obligations. The entity recognizes revenue for each respective performance obligation when control of the product or service transfers to the customer and the right to payment becomes unconditional. In 2022, US$544,311 (2021 : US$586,395) of contract liabilities was recognized as revenue in the profit or loss statement.

F-58

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

17.	Borrowings

	2022	2021
	US$	US$

Term loan I	402,176	340,097
Term loan II	1,749,831	2,058,824
Term loan IV	357,546	665,756
Term loan V	961,734	972,649
Term loan VI	1,789,130	1,657,659
Revolving credit	2,241,150	1,652,040
	7,501,567	7,347,025

	2022	2021
	US$	US$
Analysed as:
Non-current portion	371,103	635,840
Current portion	5,427,538	6,711,185
	5,798,641	7,347,025

Details of the repayment schedule in respect of the interest-bearing borrowings are as follows :

	2022	2021
	US$	US$
Bank borrowings repayable :
Within one year or on demand	5,427,538	6,711,185

Within a period of more than one year but not exceeding two years	371,103	181,655

Within a period of more than two years but not exceeding five years	-	454,185
	5,798,641	7,347,025

(i)	Term loan I is obtained for refinancing the outstanding loan amount in relation to the leasehold land and building of the Group. This loan is repayable by monthly instalments over a 120 months period commencing 2015. The interest rates charged are between 2.30% to 1.30% per annum below the bank’s commercial rate 2 for the 1st to 3rd year of the loan and thereafter at the bank’s Commercial Rate 2 (“CR2”) of 4.68% to 5.68% per annum. It contains a repayment on demand clause and therefore it is classified as current liabilities as of December 31, 2022 and 2021.

F-59

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

17.	Borrowings (continued)

(ii)	Term loan II is obtained to finance the construction of the proposed erection of a single user 1-story factory with part 3-story ancillary. This loan is repayable by monthly instalments over a 7 year period commencing from 2016. The interest rates charged are between 2.65% to 3.45% per annum below the bank’s prevailing Enterprise Financing Rate for the 1st to 3rd year of the loan and thereafter at Singapore Interbank Offered Rate (“SIBOR”) plus 3% per annum. It contains a repayment on demand clause and therefore it is classified as current liabilities as of December 31, 2022 and 2021.

(iii)	Term loan IV is obtained for working capital purposes. This loan is repayable by monthly instalments over a 5 year period commencing from year 2021. The interest rates charged are 2.00% per annum on monthly rests.

(iv)	Term loan V is obtained for working capital purposes. This loan is repayable by monthly instalments over a 5 year period commencing from year 2021. The interest rates charged are 2% per annum. It contains a repayment on demand clause and therefore it is classified as current liabilities as of December 31, 2022 and 2021.

(v)	Term loan VI is obtained for purchasing of machineries for core business operations. This loan is repayable by monthly instalments over a 5 year period commencing from year 2021. The interest rates charged are 2.50% per annum on monthly rests. It contains a repayment on demand clause and therefore it is classified as current liabilities as of December 31, 2022 and 2021.

(vi)	Revolving credit is obtained for working capital purposes. These loans are repayable 1 to 6 months from the date of each drawdown. The interest rates charged are 2.00% per annum above the Bank’s Cost of Funds or 2.00% above the prevailing SIBOR per annum. It contains a repayment on demand clause and therefore it is classified as current liabilities as of December 31, 2022 and 2021.

Security granted

The Group’s borrowings are secured by:

(a)	A legal mortgage on the Group’s leasehold land and buildings with net book value of US$17,105,459 (2021: US$9,987,423) (Note 10);

(b)	Several guarantees from the director and a former director of the Group in their personal capacities.

18.	Deferred tax

Deferred tax assets and liabilities are offset when there is legally enforceable right to offset current income tax assets against current income tax liabilities and when the deferred taxes relate to the same taxation authority. The Group’s deferred tax liabilities arose mainly from differences in depreciation for tax and revaluation of leasehold properties whilst deferred tax assets arose from tax losses carried forward. As of December 31, 2022, the Group has tax losses of approximately US$442,000 (2021 : US$481,000) which can be carried forward indefinitely to offset future taxable profits.

	2022	2021
	US$	US$

Deferred tax assets recognized	75,070	85,519
Deferred tax liabilities recognized	238,070	240,519

Net deferred tax liabilities	163,000	155,000

F-60

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

18.	Deferred tax (continued)

The movement in deferred tax liabilities (prior to offsetting of balances) during the financial year is as follows:

	2022	2021
	US$	US$

Balance as at beginning of financial year	155,000	112,000

Movements in deferred tax liabilities	8,000	43,000
Balance as at end of financial period and year	163,000	155,000

19.	Share capital

	2022	2021

No. of ordinary shares	10,000	10,000

Fully paid ordinary shares carry one vote per share and carry a right to dividends as and when declared by the Company.

Changes in share capital

(i)	On April 30, 2022, ESA and an Investor (“Investor”) entered into a share subscription agreement (the “Share Subscription Agreement”), pursuant to which ESA issued and allotted 553,567 ordinary shares (the “ESA Shares”) to the Investor at a consideration of US$5,000,000 (the “Consideration”), and the full amount of the Consideration was deposited in a bank, securities or trustee account designated by ESA (the “Designated Account”);

(ii)	On August 5, 2022, the then-shareholders of ESA, the Company and ES BVI entered into a share swap agreement (the “Share Swap Agreement”), pursuant to which the then-shareholders of ESA transferred to ES BVI an aggregate of 3,335,413 ordinary shares in ESA, in exchange for the allotment and issuance of an aggregate of 9,999 ordinary shares in the Company in accordance with the terms and conditions of the Share Swap Agreement (the “Share Swap”). In this regard, the Company allotted and issued 1,660 ordinary shares in the Company to the Investor, representing 16.60% of the total issue shares in the Company after the completion of the Share Swap (“Cayman Shares”);

(iii)	On October 15, 2022, the Company and the Investor entered into a call option letter (the “Call Option Letter”), pursuant to which the Company and the Investor agreed certain terms, which among others, provides the Company the right but not the obligation, to purchase all of the Investor shares in the Company upon occurrence of certain events;

(iv)	On November 14, 2022, the Company and ESA served a notice under Article 41 of ESA’s Constitution (the “Notice”, together with the Share Subscription Agreement, the Letter of Undertaking, the Share Swap Agreement and the Call Option Letter, the “Documents”) to the Investor, pursuant to which the Company and ESA requested the release of the full amount of the Consideration to a bank account designated by the Company within fourteen (14) days from the date of the Notice (the “Deadline”); and

F-61

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

19.	Share capital (continued)

(v)	As the Company failed to receive the Consideration by the Deadline, the Company has deemed that the Investor has no intention to release such Consideration in full payment for the Shares issued by ESA on April 30, 2022. Accordingly, ESA proceeded to exercise its rights under the Constitution and the Documents to forfeit and cancel the Shares on the basis that such shares have not been fully paid for and following such forfeiture, the Consideration in the Designated Account shall be returned to the Investor.

(vi)	Given that the ESA Shares which formed the basis of the Share Swap have been forfeited, the Cayman Shares that were issued to the Investor as part of the Share Swap have been forfeited accordingly (the “Cayman Forfeiture”).

(vii)	On November 29, 2022 subsequent to the Cayman Forfeiture, the Company issued the same number of shares, 1,660 shares amounting to US$5,000,000, to the controlling shareholder, Mr Quek Leng Chuang. As of December 31, 2022, none of these shares have been paid.

20.	Related party transactions

(a)	Directors’ remuneration

	2022	2021
	US$	US$

Salaries and bonuses	195,654	203,649
Personal guarantee fee (Note 17b)	152,689	-
Employer’s contribution to the Central Provident Fund	16,199	20,820
	364,542	224,469

(b)	Key management personnel compensation

	2022	2021
	US$	US$

Salaries and bonuses	92,451	-
Employer’s contribution to the Central Provident Fund	8,806	-
	101,257	-

F-62

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

21.	Capital commitments

Capital expenditures contracted for at the end of the reporting period but not recognized in the financial statements are as follows:

	2022	2021
	US$	US$

Property, plant and equipment	1,339,532	1,034,355

22.	Group information

Subsidiaries

The consolidated financial statements of the Group include :

Name of subsidiary	Principal activities	Place of incorporation and business	Effective equity held by the Group
			2022	2021
			%	%
Held by the Company	Investment holding	British Virgin Islands	100	100
Environmental Solutions Asia Holdings Limited	company
Held by Subsidiary	Waste management	Singapore	100	100
Environmental Solutions (Asia) Pte Ltd	and recycling of industrial wastes

F-63

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

23.	Financial risk management

Financial risk factors

The Group’s activities expose it to market risk (including currency risk, price risk and interest rate risk), credit risk, liquidity risk and capital risk.

The Directors review and agree to the policies and procedures for the management of these risks, which are executed by the management team. It is and has been throughout the current and previous financial year, the Group’s policy that no trading in derivatives for speculative purposes shall be undertaken. The following sections provide details regarding the Group’s exposure to the abovementioned financial risks and the objectives, policies, and processes for the management of these risks. There has been no change to the Group’s exposure to these financial risks or the manner in which it manages and measures the risks.

(a)	Market risk

(i)	Currency risk

Currency risk arises from sales or purchases that are denominated in currencies other than the functional currency of the Group.

The foreign currency in which these transactions are denominated is mainly Singapore Dollar (“SGD”). The Group does not have a policy to hedge its exposure to foreign exchange risk.

The Group’s currency exposure based on the information provided to key management is as follows:

	SGD	USD	Total
	US$	US$	US$
December 31, 2022
Financial assets
Cash and cash equivalents	118,411	133,985	252,396
Trade and other receivables	747,634	67,494	815,128
	866,045	201,479	1,067,524

Financial liabilities
Trade and other payables	3,972,893	312,452	4,285,345
Borrowings	5,798,641	-	5,798,641
Lease liabilities	2,257,335	-	2,257,335
	12,028,869	312,452	12,341,321
Net financial liabilities	(11,162,824)	(110,973)	(11,273,797)

Currency exposure of financial liabilities, net of those denominated in the Company’s functional currency	(11,162,824)	(110,973)	(11,273,797)

F-64

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

23.	Financial risk management (continued)

(a)	Market risk (continued)

(i)	Currency risk (continued)

	SGD	USD	Total
	US$	US$	US$
December 31, 2021
Financial assets
Cash and cash equivalents	90,463	46,547	137,010
Trade and other receivables	338,840	4,464	343,304
	429,303	51,011	480,314

Financial liabilities
Trade and other payables	1,004,537	27,304	1,031,841
Borrowings	7,347,025	-	7,347,025
Lease liabilities	1,150,764	-	1,150,764
	9,502,326	27,304	9,529,630
Net financial (liabilities)/assets	(9,073,023)	23,707	(9,049,316)

Currency exposure of financial (liabilities)/assets, net of those denominated in the Company’s functional currency	(9,073,023)	23,707	(9,049,316)

F-65

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

23.	Financial risk management (continued)

(a)	Market risk (continued)

(i)	Currency risk (continued)

If the USD changes against the SGD by 10% (2021: 10%) respectively with all other variables including tax rate being held constant, the effects arising from the net financial liabilities/assets position will be as follows:

	Increase/(decrease)
	in profit or loss before tax
	2022	2021
	US$	US$
SGD against USD
- strengthened	(1,116,282)	(907,302)
- weakened	1,116,282	907,302

(ii)	Interest rate risk

The Group is exposed to interest rate risk on its non-current borrowings at variable rates.

The Group’s borrowings at variable rates are denominated mainly in SGD. At December 31, 2022, if the SGD interest rates had increased/decreased by 0.5% (2021: 0.5%) with all other variables including tax rate being held constant, the loss after tax for the financial year would have been lower/higher by US$18,554 (2021: US$10,157) as a result of higher/lower interest expense on these borrowings.

(b)	Credit risk

Credit risk refers to the risk that counterparty will default on its contractual obligation, resulting in financial loss to the Group.

(i)	Risk management

The Group has adopted the following policy to mitigate its credit risk.

The Group has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from defaults. The Group performs ongoing credit evaluation of its counterparties’ financial conditions and generally does not require collateral.

Financial assets are potentially subject to concentrations of credit risk and failures by counterparties to discharge their obligations in full or in a timely manner. These arise principally from cash and cash equivalents, receivables and other financial assets. The maximum exposure to credit risk is the total of the fair value of the financial assets at the end of the reporting year. Credit risk on cash balances with banks and any other financial instruments is limited because the counter-parties are entities with acceptable credit ratings.

F-66

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

23.	Financial risk management (continued)

(b)	Credit risk (continued)

(ii)	Impairment of trade receivables

The Group has applied the simplified approach by using the provision matrix to measure the lifetime ECL for trade receivables and the general approach for other financial assets at amortized cost.

Trade receivables

The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer rather than the industry or country in which the customers operate and therefore significant concentrations of credit risk primarily arise when the Group has significant exposure to individual customers. At the end of the financial year, 48.0% of the total trade receivables were from three of the Group’s largest customers. In 2021, 32.9% of total trade receivables was from one of the Group largest customers.

Individual credit evaluations are performed on all customers. These evaluations focus on the customer’s past history of making payments when due and current ability to pay, and take into account information specific to the customer as well as pertaining to the economic environment in which the customer operates. Unless agreed the otherwise, trade receivables are generally due within 30 days from the date of billing. Normally, the Group does not obtain collateral from customers.

The Group measures loss allowances for trade receivables at an amount equal to lifetime ECLs, which is calculated with reference to the credit spread for each of the groupings (which taking into consideration of historical credit loss experience, average actual date of receipt, customers’ background, listing status and size as groupings of various debtors), which reflect the credit risk of the debtors, over the expected life of the debtors and are adjusted for forward-looking information that is available without undue cost or effort. As the Group’s historical credit loss experience does not indicate significantly different loss patterns for different customer segments, the loss allowance based on past due status is not further distinguished between the Group’s different customer bases.

The following table provides information about the Group’s exposure to credit risk and ECLs for trade receivables:

2022

	Expected loss rate	Gross carrying amount	Loss allowance
		US$	US$
Current (not past due)	0%	363,164	-
Less than 3 months past due	66%	71,136	46,768
3 months to 6 months past due	0%	2,116	-
More than 6 months past due	0%	-	-
		436,416	46,768

F-67

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

23.	Financial risk management (continued)

(b)	Credit risk (continued)

(ii)	Impairment of trade receivables (continued)

2021

	Expected	Gross
	loss	carrying	Loss
	rate	amount	allowance
		US$	US$

Current (not past due)	0%	214,601	-
Less than 3 months past due	0%	21,567	-
3 months to 6 months past due	0%	-	-
More than 6 months past due	96%	155,587	150,000
		391,755	150,000

Expected loss rates are based on actual loss experience. These rates are adjusted to reflect differences between economic conditions during the period over which the historic data has been collected, current conditions and the Group’s view of economic conditions over the expected lives of the receivables.

The movements in loss allowance for trade receivables during the years are as follows:-

	2022	2021
	US$	US$
At January 1	150,000	150,000
Impairment losses recognized (Note 3)	46,768	-
Amount written off as uncollectible	150,000	-

At December 31	46,768	150,000

Other financial assets, at amortized cost

The Group’s other financial assets recognized at amortized cost are mainly comprised of cash and bank balances, non-trade receivables from non-related parties, deposits and prepayments. These other financial assets are subject to immaterial credit loss.

In determining the ECL, management has taken into account the historical default experience and the financial position of the counterparties, adjusted for factors that are specific to these receivables in estimating the probability of default of each of these other financial assets.

F-68

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

23.	Financial risk management (continued)

(c)	Liquidity risk

The table below analyses non-derivative financial liabilities of the Group based on the remaining period from December 31, 2022 to the contractual maturity date. The amounts disclosed in the table below are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying amounts as the impact of discounting is not significant.

	Less than	Between	More than
	1 year	2 and 5 years	5 years
	US$	US$	US$

At December 31,2022
Trade and other payables	4,285,345	-	-
Borrowings	5,579,034	376,708	-
Lease liabilities	185,764	329,200	1,742,371
	10,050,143	705,908	1,742,371

At December 31, 2021
Trade and other payables	2,490,367	-	-
Borrowings	6,936,519	656,275	-
Lease liabilities	197,394	498,718	591,665
	9,624,280	1,154,993	591,665

(d)	Capital risk

The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating and a net current asset position to support its business and maximize its shareholders’ value. The capital structure of the Group comprises of issued share capital and retained earnings.

The Group manages its capital structure and makes adjustments in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares.

The Group is in compliance with all externally imposed capital requirements for the financial years ended December 31, 2022 and 2021.

(e)	Fair value measurements

The notional amounts of financial assets and financial liabilities with a maturity of less than one year are assumed to approximate their fair values.

The fair value of the non-trade balances with the related parties has not been determined as the timing of the expected cash flows of these balances cannot be reasonably determined because of the relationship.

F-69

Environmental Solutions Group Holdings Limited

Notes to the Consolidated Financial Statements for Financial Years ended December 31, 2022 and 2021

23.	Financial risk management (continued)

(f)	Financial instruments by category

The carrying amounts of the different categories of financial instruments are as follows:

	2022	2021
	US$	US$

Financial assets, at amortised cost	701,904	480,318
Financial liabilities, at amortised cost	10,155,310	9,529,631

24.	New or revised IFRSs not yet adopted

Effective for annual reporting periods beginning on or after

Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	To be determined

Amendments to IFRS 16	Lease liability in a Sale and Leaseback	January 1, 2023

Amendments to IAS 1	Classification of Liabilities as Current or Non-current	January 1, 2023

Amendments to IAS 1 and IFRS Practice Statement 2	Disclosure of Accounting Policies	January 1, 2023

Amendments to IAS 8	Definition of Accounting Estimates	January 1, 2023

Amendments to IAS 12	Deferred Tax related to Assets and Liabilities arising from a Single Transaction	January 1, 2023

The directors anticipate that the application of all new and amendments to IFRSs will have no material impact on the financial statements in the foreseeable future.

F-70

Annex A

Merger Agreement

AGREEMENT AND PLAN OF MERGER

dated

November 29, 2022

by and among

Genesis Unicorn Capital Corp., a Delaware corporation, as Parent,

ESGL Holdings Limited, a Cayman Islands exempted company, as Purchaser,

ESGH Merger Sub Corp., a Cayman Islands exempted company, as Merger Sub,

Environmental Solutions Group Holdings Limited, a Cayman Islands exempted company, as the Company; and

Quek Leng Chuang, solely in his capacity as the shareholder representative, agent and attorney-in-fact of the Shareholders.

A-1

A-2

5.5	Capitalization	A-32
5.6	Subsidiaries	A-33
5.7	Corporate Records	A-33
5.8	Assumed Names	A-34
5.9	Consents	A-34
5.10	Financial Statements	A-34
5.11	Books and Records. Internal Accounting Controls	A-35
5.12	Absence of Certain Changes	A-35
5.13	Properties; Title to the Company’s Assets	A-35
5.14	Litigation	A-36
5.15	Contracts	A-36
5.16	Licenses and Permits	A-39
5.17	Compliance with Laws	A-39
5.18	Intellectual Property	A-39
5.19	Customers and Suppliers	A-43
5.20	Accounts Receivable and Payable; Loans	A-44
5.21	Employee Benefits	A-44
5.22	Employees; Employment Matters	A-45
5.23	Withholding	A-48
5.24	Real Property	A-48
5.25	Tax Matters	A-49
5.26	Environmental Laws	A-50
5.27	Finders’ Fees	A-51
5.28	Powers of Attorney and Suretyships	A-51
5.29	Directors and Officers	A-51
5.30	International Trade Matters; Anti-Bribery Compliance.	A-51
5.31	Not an Investment Company	A-52
5.32	Insurance	A-52
5.33	Affiliate Transactions	A-53
5.34	No Trading or Short Position	A-53

Article VI REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES		A-53

6.1	Corporate Existence and Power	A-53
6.2	Corporate Authorization	A-54
6.3	Governmental Authorization	A-54
6.4	Non-Contravention	A-54
6.5	Finders’ Fees	A-55
6.6	Issuance of Shares	A-55
6.7	Capitalization	A-55
6.8	Information Supplied	A-56
6.9	Trust Fund	A-56
6.10	Listing	A-57
6.11	Reporting Company	A-57
6.12	Board Approval	A-57
6.13	Parent SEC Documents	A-57
6.14	Litigation	A-59

A-3

6.15	Money Laundering Laws	A-59
6.16	OFAC	A-59
6.17	Not an Investment Company	A-59
6.18	Tax Matters	A-60

Article VII COVENANTS OF THE PARTIES PENDING CLOSING		A-61

7.1	Conduct of the Business	A-61
7.2	Reasonable Best Efforts; Further Assurances; Governmental Consents	A-65
7.3	Access to Information	A-66
7.4	Notices of Certain Events	A-66
7.5	SEC Filings	A-67
7.6	Registration Statement	A-68
7.7	Directors’ and Officers’ Indemnification and Insurance	A-69
7.8	Tax Matters	A-70
7.9	Confidentiality	A-71

Article VIII COVENANTS OF THE COMPANY		A-71

8.1	Reporting and Compliance with Laws	A-71
8.2	Reasonable Best Efforts to Obtain Consents	A-71
8.3	Company Shareholder Approval	A-71
8.4	Financial Information	A-72
8.5	Annual Financial Information	A-72
8.6	Waiver	A-73

Article IX COVENANTS OF THE PARENT PARTIES		A-73

9.1	Trust Account	A-73
9.2	Compliance with SPAC Agreements	A-73
9.3	Parent Special Meeting	A-73
9.4	Equity Incentive Plan	A-74

Article X CONDITIONS TO CLOSING		A-74

10.1	Condition to the Obligations of the Parties	A-74
10.2	Conditions to Obligations of the Parent Parties	A-75
10.3	Conditions to Obligations of the Company	A-76

Article XI TERMINATION		A-77

11.1	Termination Without Default	A-77
11.2	Termination Upon Default	A-78
11.3	Effect of Termination	A-78

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Article XII MISCELLANEOUS		A-79

12.1	Notices	A-79
12.2	Amendments; No Waivers; Remedies	A-80
12.3	Nonsurvival of Representations	A-80
12.4	Arm’s Length Bargaining; No Presumption Against Drafter	A-80
12.5	Publicity	A-81
12.6	Expenses	A-81
12.7	No Assignment or Delegation	A-81
12.8	Governing Law	A-81
12.9	No Other Representations; No Reliance	A-81
12.10	Waiver of Jury Trial	A-82
12.11	Submission to Jurisdiction	A-82
12.12	Counterparts; Facsimile Signatures	A-82
12.13	Entire Agreement	A-82
12.14	Severability	A-83
12.15	Construction of Certain Terms and References; Captions	A-83
12.16	Further Assurances	A-83
12.17	Third Party Beneficiaries	A-83
12.18	Waiver	A-83

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of November 29, 2022 (the “Signing Date”), by and among Genesis Unicorn Capital Corp., a Delaware corporation (“Parent”), ESGL Holdings Limited, a Cayman Islands exempted company and wholly owned subsidiary of the Parent (“Purchaser”), ESGH Merger Sub Corp., a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (“Merger Sub”), Environmental Solutions Group Holdings Limited, a Cayman Islands exempted company (the “Company”), and Quek Leng Chuang, solely in his capacity as the shareholder representative, agent and attorney-in-fact of the Shareholders (the “Shareholder Representative”).

W I T N E S E T H :

WHEREAS, the Company, operating through its Subsidiaries, is in the business of waste management, treatment and recycling of hazardous and non-hazardous industrial waste (the “Business”);

WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, Purchaser is a wholly owned subsidiary of Parent and was formed for the sole purpose of the merger of Parent with and into Purchaser (the “Redomestication Merger”), in which Purchaser will be the surviving entity (the “Redomestication Merger Surviving Corporation”);

WHEREAS, immediately after Redomestication Merger, the parties hereto desire to effect a merger of Merger Sub with and into the Company (the “Acquisition Merger”) with the Company being the surviving entity and a wholly-owned subsidiary of Purchaser (the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes, the Parent and Purchaser intend, and the Company acknowledges that the Redomestication Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Company’s Board of Directors and the Boards of Directors of Purchaser and Merger Sub have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Acquisition Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Company’s Board of Directors and the Boards of Directors of Purchaser and Merger Sub have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, in its recommendation to the Parent’s stockholders that the acquisition is fair to the Parent stockholders, the Board of Directors of Parent, Purchaser and Merger Sub have received, reviewed and relied on the opinion of Marshall & Stevens Transaction Advisory Services LLC that the Acquisition Merger is fair to the Parent’s stockholders form a financial point of view;

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WHEREAS, the Board of Directors of the Company and the Shareholders of the Company have determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of the Company;

WHEREAS, the Board of Directors of Parent has determined that this Agreement, Redomestication Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Parent and its shareholders;

WHEREAS, the Board of Directors of Purchaser has determined that this Agreement, Redomestication Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Purchaser and its sole shareholder;

WHEREAS, the Board of Directors of Merger Sub has determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Merger Sub and its sole shareholder; and

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I
DEFINITIONS

The terms defined in the preamble shall have the respective meanings ascribed thereto, and following terms, as used herein, have the following meanings:

“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest Annual Financial Statements.

“Acquisition Intended Tax Treatment” has the meaning set forth in Section 3.10.

“Action” means any legal action, suit, claim, investigation, hearing or Proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Additional Agreements” mean the Lock-up Agreement, the Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the Transactions.

“Additional Parent Parties SEC Documents” has the meaning set forth in Section 6.13(a)

“Adjustment Amount” has the meaning set forth in Section 4.3(c).

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

“Affiliate Transaction” has the meaning set forth in Section 5.33.

“Alternative Proposal” has the meaning set forth in Section 7.1(b).

“Alternative Transaction” has the meaning set forth in Section 7.1(b).

“Anti-Corruption Laws” has the meaning set forth in Section 5.30(a).

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local tax applicable Law).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local tax applicable Law).

“Audited 2022 Financial Statements” has the meaning set forth in Section 8.4.

“Authorization Notice” has the meaning set forth in Section 4.2(g).

“Benefit Arrangements” has the meaning set forth in Section 5.21(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Cayman Companies Act” means the Companies Act (as Revised) of the Cayman Islands.

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Closing Net Debt” means, as of the close of business on the day prior to the Closing, (i) the aggregate amount of all Indebtedness of the Company and its Subsidiaries, less (ii) the aggregate unrestricted cash and cash equivalents of the Company and its Subsidiaries on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company and its Subsidiaries as of such time, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Closing Statement” has the meaning set forth in Section 4.3(b)(i).

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“Code” means the Internal Revenue Code of 1986, as amended.

“Company Leases” has the meaning set forth in Section 5.24(b).

“Company Financial Statements” has the meaning set forth in Section 5.10(a).

“Company Fundamental Representation” means the representations and warranties of the Company set forth in Section 4.4 (Consideration Spreadsheet), Section 5.1 (Corporate Existence and Power), Section 5.2 (Authorization), Section 5.4 (Non-Contravention), Section 5.5 (Capitalization), Section 5.6 (Subsidiaries), Section 5.18 (Intellectual Property), and Section 5.27 (Finders’ Fees).

“Company Knowledge” or “knowledge of the Company” means the actual knowledge after due inquiry of each of Quek Leng Chuang, Ho Shian Ching and Lawrence Law.

“Company Ordinary Shares” shall mean the ordinary shares, par value $0.001 per share, of the Company as existing as of the date hereof and immediately prior to the Effective Time.

“Company Shareholder” or “Shareholder” means each holder of Company Ordinary Shares, and “Company Shareholders” or “Shareholders” refers to all of them collectively.

“Company Shareholder Approval” has the meaning set forth in Section 5.2.

“Computer Systems” has the meaning set forth in Section 5.18(i).

“Consideration Spreadsheet” has the meaning set forth in Section 4.4.

“Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with this Agreement after the Signing Date and prior to the Closing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Disclosure Letter” has the meaning set forth in Article V.

“D&O Indemnified Persons” has the meaning set forth in Section 7.7(a).

“D&O Tail Insurance” has the meaning set forth in Section 7.7(c).

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

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“DGCL” means the Delaware General Corporation Law (Title 8, Chapter 1 of the Delaware Code).

“Effective Time” has the meaning set forth in Section 3.2.

“Enforceability Exceptions” has the meaning set forth in Section 5.2.f

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

“Estimated Closing Statement” has the meaning set forth in Section 4.3(a).

“Estimated Working Capital” has the meaning set forth in Section 4.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” has the meaning set forth in Section 4.2(c).

“Export Control Laws” has the meaning set forth in Section 5.30(a).

“Governmental Authority” means any United States or non-United States government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States government or governmental authority or any political subdivision thereof, (iii) any United States or non-United States regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or (iv) any official of any of the foregoing acting in such capacity.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Holdback Amount” shall mean $3,750,000.

A-10

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under IFRS (as defined below), and (g) all guarantees by such Person.

“Independent Expert” has the meaning set forth in Section 4.3(b)(ii).

“Independent Expert Notice Date” has the meaning set forth in Section 4.3(b)(ii).

“Intellectual Property” or “Intellectual Property Right” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) discoveries, inventions, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, validations, and other extensions of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; (g) internet websites, domain names and applications and registrations pertaining thereto.; and (h) social media accounts, and all content contained therein.

“International Trade Control Laws” has the meaning set forth in Section 5.30(a).

“Investment Management Trust Agreement” means the investment management trust agreement made as of February 14, 2022 by and between Parent and the Trustee.

“IPO” means the initial public offering of Parent pursuant to a prospectus dated February 14, 2022.

“IRS” means the U.S. Internal Revenue Service.

“IT Providers” has the meaning set forth in Section 5.18(k).

“Key Personnel” has the meaning set forth in Section 5.22(a).

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

A-11

“Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

“Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

“Liabilities” or “Liability” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-up Agreement” means the agreement relating to the shares of the Redomestication Merger Surviving Corporation to be effective as of the Closing, in substantially the form attached as Exhibit A.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business, assets, Liabilities, financial condition or results of operations of the Company, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Parent Parties; (vi) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; or (vii) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, disease outbreak, epidemic, pandemic (including the COVID-19 pandemic), weather condition, explosion or fire or any other force majeure event or acts of God; provided, however that as to clauses (ii), (iv) or (vii), unless any such any event, occurrence, fact, condition or change, shall have a disproportionate effect on the Company and the Business as compared to comparable companies in the same industry.

“Material Contracts” has the meaning set forth in Section 5.15(a).

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“Merger Consideration” has the meaning set forth in Section 4.1.

“Merger Consideration Shares” means an aggregate number of shares of Purchaser Ordinary Shares equal to the product of (i) the Per Share Merger Consideration, multiplied by (ii) the aggregate number of Company Ordinary Shares that are issued and outstanding immediately prior to the Effective Time.

“Merger Sub Ordinary Shares” has the meaning set forth in Section 6.7(c)

“Money Laundering Laws” has the meaning set forth in Section 5.30(a).

“Nasdaq” means the electronic dealer quotation system owned and operated by The Nasdaq Stock Market, Inc.

“Objection Statement” has the meaning set forth in Section 4.3(b)(ii).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement, constitution or similar organizational documents, in each case, as amended.

“OSH Laws” has the meaning set forth in Section 5.22(j).

“Outside Date” has the meaning set forth in Section 11.1(a).

“Owned Intellectual Property” has the meaning set forth in Section 5.18(a).

“Owned Real Property” has the meaning set forth in Section 5.24(a).

“Parent Common Stock” means the shares of Class A common stock, $0.0001 par value, of Parent, and the shares of Class B common stock, $0.0001 par value, of Parent.

“Parent Parties” means Parent, Purchaser and Merger Sub collectively, and “Parent Party” refers to any one of them.

“Parent Party Fundamental Representations” means the representations and warranties of Parent Parties set forth in Section 6.1 (Corporate Existence and Power), Section 6.2 (Corporate Authorization), and Section 6.5 (Finders’ Fees).

“Parent Party Stockholder Approval Matters” has the meaning set forth in Section 7.6(a).

“Parent SEC Documents” has the meaning set forth in Section 6.13(a).

“Parent Securities” means all shares of Parent Common Stock, Parent Warrants, and Parent Units.

A-13

“Parent Special Meeting” has the meaning set forth in Section 7.6(a).

“Parent Warrants” means the redeemable right to purchase one share of Parent Common Stock at a price of $11.50 per whole share.

“Parent Unit” means a unit of Parent comprised of one share of Parent Common Stock and one Parent Warrant, including all “private units” described in the Prospectus.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration” has the meaning set forth in Section 4.1.

“Per Share Merger Consideration Amount” means an amount equal to (a) the Merger Consideration, divided by (b) the aggregate number of Company Ordinary Shares that are issued and outstanding immediately prior to the Effective Time.

“Permits” has the meaning set forth in Section 5.16.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Parent Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that are not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance with IFRS).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Plan of Merger” has the meaning set forth in Section 3.2.

“Policies” has the meaning set forth in Section 5.32(a).

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“Privacy Laws” means all applicable United States state and federal Laws, and the laws of other non-U.S. jurisdictions applicable to the Company or any Subsidiary, relating to privacy and protection of Personal Data, including without limitation the General Data Protection Regulation of the European Union, and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Privacy Policy” has the meaning set forth in Section 5.18(j).

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the number of Company Ordinary Shares held by such Company Shareholder as of immediately prior to the Closing, divided by (ii) the aggregate number of Company Ordinary Shares that are issued and outstanding immediately prior to the Effective Time.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Prohibited Party” has the meaning set forth in Section 5.30(b).

“Prospectus” has the meaning set forth in Section 7.6(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.6(a).

“Purchaser Ordinary Shares” means the shares par value $0.001, of the ordinary shares of Purchaser.

“Purchaser Representative” means Sponsor or another Representative designated in writing by Sponsor.

“Purchaser Securities” means Purchaser Ordinary Shares, Purchaser Units and Purchaser Warrants.

“Purchaser Units” means all the Parent Units upon their conversion in the Redomestication Merger.

“Purchaser Warrants” means all the Parent Warrants upon their conversion in the Redomestication Merger.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redomestication Merger Certificate” has the meaning set forth in Section 2.2.

“Redomestication Intended Tax Treatment” has the meaning set forth in Section 2.9.

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“Redomestication Merger Surviving Corporation” has the meaning set forth in Section 2.1.

“Redomestication Merger Surviving Corporation Ordinary Shares” means the ordinary shares, par value $0.001 per share of the Redomestication Merger Surviving Corporation.

“Redomestication Merger Surviving Corporation Units” means all the Parent Units upon their conversion in Redomestication Merger.

“Redomestication Merger Surviving Corporation Warrants” means all the Parent Warrants upon their conversion in Redomestication Merger.

“Redomestication Plan of Merger” has the meaning set forth in Section 2.2.

“Registrar” has the meaning set forth in Section 2.2.

“Registration Rights Agreement” means the amended and restated registration rights agreement governing the resale of the shares, warrants and units of the Redomestication Merger Surviving Corporation, in the form attached hereto as Exhibit D.

“Registration Statement” has the meaning set forth in Section 7.6(a).

“Representative Party” has the meaning set forth in Section 4.3(b)(ii).

“Required Financial Information” has the meaning set forth in Section 8.5.

“Required Parent Stockholder Approval” has the meaning set forth in Section 10.1(e).

“Sanctions Laws” has the meaning set forth in Section 5.30(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Scheduled Intellectual Property” has the meaning set forth in Section 5.18(a).

“SEC” means the Securities and Exchange Commission.

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Representative” has the meaning set forth in the Recitals.

“Shareholder Support Agreement” means the agreement entered into by a majority of the Shareholders, substantially in the form attached hereto as Exhibit B, providing that, among other things, such Shareholders will vote their Company Shares in favor of the Requisite Company Vote on the terms and subject to the conditions set forth in the such agreement.

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“Sponsor” means Genesis Unicorn Capital, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the agreement entered into by the Sponsor and its Affiliates, substantially in the form attached hereto as Exhibit C, providing that, among other things, the Sponsor will vote its shares of Parent Common Stock in favor of the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in such agreement.

“Standards Agreements” has the meaning set forth in Section 5.18(o).

“Standards Body” has the meaning set forth in Section 5.18(o).

“Stockholder Register” has the meaning set forth in Section 2.6(a)

“Subsidiary” or “Subsidiaries” means one or more entities of which any of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

“Surviving Corporation” has the meaning set forth in Section 3.1.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary.

“Target Working Capital” means three million five hundred dollars ($3,500,000).

“Tax(es)” means any federal, state, local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

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“Transaction Expenses” means all fees and expenses of any of the Company and its Subsidiaries incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company or any of its Subsidiaries, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company or any of its Subsidiaries at or after the Closing pursuant to any agreement to which the Company or any of its Subsidiaries is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on any Parent Party or the Company or any of its Subsidiaries in connection with the Mergers or the other transactions contemplated by this Agreement.

“Transaction Litigation” has the meaning set forth in Section 7.2(c).

“Trust Account” has the meaning set forth in Section 6.9.

“Trust Amount” means the amount of cash available in the Trust Account after deducting redemptions of Parent/Purchaser public shareholders.

“Trust Fund” has the meaning set forth in Section 6.9.

“Trustee” has the meaning set forth in Section 6.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“Working Capital” means all current assets of the Company and its Subsidiaries, on a consolidated basis, (excluding, without duplication, cash and cash equivalents) minus (ii) all current liabilities of the Company and its Subsidiaries, on a consolidated basis (excluding, without duplication, Indebtedness and unpaid Transaction Expenses).

“Working Capital Variance from Target” means (i) the amount, if any, by which the Estimated Working Capital as of the close of business on the day prior to the Closing Date, as determined in accordance with Section 4.3 is less than Target Working Capital, in which case the “Working Capital Variance from Target” shall be a negative number, or (ii) the amount, if any, by which Estimated Working Capital as of the close of business on the day prior to the Closing Date, as determined in accordance with Section 4.3 is greater than Target Working Capital, in which case the “Working Capital Variance from Target” shall be a positive number.

“Written Objection” has the meaning set forth in Section 4.2(g).

“$” means U.S. dollars, the legal currency of the United States.

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Article II
REDOMESTICATION MERGER

2.1 Redomestication Merger. Concurrently with the Acquisition Merger, at the Redomestication Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Companies Act and the DGCL, respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving company. Purchaser as the surviving company after Redomestication Merger is hereinafter sometimes referred to as the “Redomestication Merger Surviving Corporation”.

2.2 Redomestication Merger Effective Time. Parent and Purchaser shall cause the Redomestication Merger to be consummated by filing a certificate of merger (the “Redomestication Merger Certificate”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and the filing of the Plan of Merger (the “Redomestication Plan of Merger”) (and other documents required by the Cayman Companies Act) with the Registrar of Companies of the Cayman Islands (the “Registrar”), in accordance with the relevant provisions of the Cayman Companies Act. The effective time of Redomestication Merger shall be the time that the Redomestication Plan of Merger is duly registered by the Registrar, or such later time as specified in the Redomestication Plan of Merger, being the “Redomestication Merger Effective Time”.

2.3 Effect of Redomestication Merger. At the Redomestication Merger Effective Time, the effect of Redomestication Merger shall be as provided in this Agreement, the Redomestication Merger Certificate, the Redomestication Plan of Merger and the applicable provisions of the DGCL and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Purchaser prior to the Redomestication Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Merger Surviving Corporation, which shall include the assumption by the Redomestication Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement to be performed after the Closing, and all securities of the Redomestication Merger Surviving Corporation issued and outstanding as a result of the conversion under Section 2.6 hereof shall be listed on the public trading market on which the Parent Common Stock were trading prior to Redomestication Merger.

2.4 Charter Documents. At the Redomestication Merger Effective Time, the Certificate of Incorporation and Bylaws of Parent, as in effect immediately prior to the Redomestication Merger Effective Time, shall cease and the Memorandum and Articles of Association of the Purchaser in their present form shall be the Memorandum and Articles of Association of the Redomestication Merger Surviving Corporation.

2.5 Directors and Officers of the Redomestication Merger Surviving Corporation. As of the Redomestication Merger Effective Time, the board of directors of Parent shall be the board of directors of the Redomestication Merger Surviving Corporation.

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2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Common Stock. At the Redomestication Merger Effective Time, each issued and outstanding share of Parent Common Stock (other than those described in Section 2.6(c) below) shall be converted automatically into one Purchaser Ordinary Share. At the Redomestication Merger Effective Time, all shares of Parent Common Stock shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued and outstanding shares of Parent Common Stock immediately prior to the Redomestication Merger Effective Time, as evidenced by the stockholder register of Parent (the “Stockholder Register”), shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by Law. Each certificate (if any) previously evidencing shares of Parent Common Stock shall be exchanged for the same number of Purchaser Ordinary Shares upon the surrender of such certificate in accordance with Section 2.8 and as evidenced by entries on the register of members of Purchaser. Each holder of Parent Common Stock listed on the Stockholder Register shall thereafter have the right to receive the same number of Purchaser Ordinary Shares only.

(b) Conversion of Parent Warrants and Parent Units. At the Redomestication Merger Effective Time, (i) all Parent Warrants shall be converted into Redomestication Merger Surviving Corporation Warrants and (ii) all Parent Units shall be converted into Redomestication Merger Surviving Corporation Units. At the Redomestication Merger Effective Time, each Parent Warrant and Parent Unit shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Redomestication Merger Surviving Corporation Warrants and Redomestication Merger Surviving Corporation Units shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Warrants and Parent Units, respectively, that are outstanding immediately prior to the Redomestication Merger Effective Time. At or prior to the Redomestication Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Redomestication Merger Surviving Corporation Warrants remain outstanding, a sufficient number of shares of Redomestication Merger Surviving Corporation Ordinary Shares for delivery upon the exercise of the Redomestication Merger Surviving Corporation Warrants and the Redomestication Merger Surviving Corporation Units after the Redomestication Merger Effective Time.

(c) Cancellation of Parent Common Stock Owned by Parent. At the Redomestication Merger Effective Time, if there are any shares of Parent Common Stock that are owned by Parent as treasury shares or any shares of Parent Common Stock owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Redomestication Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) Transfers of Ownership. If any certificate for Purchaser Units or Purchaser Warrants are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of Purchaser Units or Purchaser Warrants in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

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(e) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Redomestication Merger Surviving Corporation, Parent, Purchaser or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Fractional Shares. No fractional Purchaser Ordinary Shares will be issued pursuant to the Redomestication Merger and each holder of Parent Securities who would otherwise be entitled to a fraction of a Purchaser Ordinary Share at any time that Purchaser Ordinary Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Purchaser, in lieu of such fractional share, one (1) Purchaser Ordinary Share.

2.7 Surrender of Parent Securities. All securities issued upon the surrender of Parent Securities in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.6; provided, however, that the Redomestication Merger Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Redomestication Merger Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Section 368 Reorganization. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the US. federal income tax treatment of the Redomestication Merger), each of the parties intends that the Redomestication Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Purchaser is a party under Section 368(b) of the Code (the “Redomestication Intended Tax Treatment”). Parent and Purchaser hereby (a) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with the Redomestication Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of Redomestication Merger for the Redomestication Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Redomestication Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify for the Redomestication Intended Tax Treatment.

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2.10 Taking of Necessary Action; Further Action. If, at any time after the Redomestication Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
ACQUISITION MERGER

3.1 Acquisition Merger. In connection with the Redomestication Merger and upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date and in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the Cayman Companies Act and become a wholly owned subsidiary of Purchaser.

3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall take place immediately after the Redomestication Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article X that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and the Parent Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to the Parent Parties and the Company, and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger and any other documents required by the Cayman Companies Act with the Registrar in accordance with the provisions of the Cayman Companies Act. The Acquisition Merger shall become effective at the time when the Plan of Merger is accepted by the Registrar in accordance with the Cayman Companies Act (the “Effective Time”).

3.3 Effect of the Acquisition Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.

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3.4 Board of Directors. Immediately after the Closing, the Surviving Corporation’s board of directors shall consist of six (6) directors. Parent shall designate, or cause to be designated, one (1) director, who shall be deemed independent in accordance with Nasdaq requirements and the Company shall designate, or cause to be designated, five (5) of the directors, three (3) of which shall be deemed independent in accordance with Nasdaq requirements.

3.5 Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Memorandum and Articles of Association of the Company shall become the Memorandum and Articles of Association of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

3.6 Transfers of Ownership. If any Purchaser Ordinary Shares are to be issued in a name other than that in which the Company Ordinary Shares surrendered in exchange therefor were registered on its register of members, it will be a condition of the issuance thereof that the person requesting such exchange shall make such request in writing, provide any necessary transfer forms or information and pay to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of Purchaser in any name other than that of the surrendering registered holder of the Company securities.

3.7 Company Register of Members. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.

3.8 Rights Not Transferable. The rights of the Shareholders as of immediately prior to the Effective Time are personal to each such Shareholder and shall not be assignable or otherwise transferable for any reason (except (a) by operation of Law or (b) in the case of a natural Person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

3.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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3.10 Section 368 Reorganization. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the US. federal income tax treatment of the Merger), each of the parties intends that the Acquisition Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Purchaser, Merger Sub and the Company is a party under Section 368(b) of the Code (the “Acquisition Intended Tax Treatment”). The parties to this Agreement hereby (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with the Acquisition Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Acquisition Merger for the Acquisition Intended Tax Treatment. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Acquisition Intended Tax Treatment.

Article IV

CONSIDERATION

4.1 Merger Consideration. As consideration for the Acquisition Merger, the Company Shareholders collectively, shall be entitled to receive from the Purchaser, in the aggregate, a number of Purchaser Ordinary Shares with an aggregate value equal to (the “Merger Consideration”) (a) Seventy Five Million U.S. Dollars ($75,000,000), minus (b) the amount of Closing Net Debt, minus (c) the amount of any unpaid Transaction Expenses, plus or minus (d) the Working Capital Variance from Target, with each Company Shareholder receiving for each Company Ordinary Share held by such Shareholder (other than any Excluded Shares) a number of Purchaser Ordinary Shares equal to (i) the Per Share Merger Consideration Amount divided by (ii) $10.00 (the “Per Share Merger Consideration”); provided, that the Merger Consideration is subject to adjustment in accordance with Section 4.3. At the Closing, the Per Share Merger Consideration Amount payable to the Company Shareholders shall be reduced by the Holdback Amount for purposes of calculating the Per Share Merger Consideration and following the final determination of the Merger Consideration in accordance with Section 4.3(b), each Company Shareholder shall receive its Pro Rata Share of any Purchaser Ordinary Shares issued by Purchaser in respect of any Adjustment Amount in accordance with Section 4.3(c).

4.2 Conversion of Shares.

(a) Conversion of Company Ordinary Shares. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Parent, Purchaser, Merger Sub, the Company or the Shareholders, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be canceled and automatically converted into the right to receive a number of Purchaser Ordinary Shares equal to the Per Share Merger Consideration (as it may be adjusted after the Closing pursuant to Section 4.3). For avoidance of any doubt, each Shareholder will cease to have any rights with respect to its Company Ordinary Shares, except the right to receive the Per Share Merger Consideration.

(b) Share Capital of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the one Merger Sub Ordinary Share is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time).

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(c) Treatment of Certain Company Shares. At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(d) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar law.

(e) Surrender of Company Ordinary Shares. All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Merger Consideration Shares so issued in exchange.

(f) Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company, Parent or the Purchaser shall occur (other than the issuance of additional shares of the Company or Parent or Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, then the Merger Consideration Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Purchaser, Merger Sub or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g) Dissenter’s Right. If any Company Shareholder gives to the Company, before the Company Shareholder Approval is obtained, written objection to the Acquisition Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Companies Act: (i) the Company shall, following receipt of the Company Shareholder Approval, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Acquisition Merger (the “Authorization Notice”) to each such Company Shareholder who has made a Written Objection; and (ii) unless the Company and the Purchaser elect by agreement in writing to waive this Section 4.2(g), no party shall be obligated to commence the Closing, and the Plan of Merger shall not be filed with the Registrar of Companies of the Cayman Islands until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in this section.

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4.3 Adjustments to Merger Consideration.

(a) Preliminary Merger Consideration Estimates and Adjustment. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Parent Parties a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of (i) Working Capital as of the close of business on the day prior to the Closing Date, including in reasonable detail, the components thereof (the “Estimated Working Capital”), (ii) Closing Net Debt as of the close of business on the day prior to the Closing Date, and (iii) Transaction Expenses as of immediately prior to the Closing, and the resulting Merger Consideration and Per Share Merger Consideration Amount based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Company or any of its Subsidiaries, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly after delivery of the Estimated Closing Statement to the Parent Parties, if requested by a Parent Party, the Company will meet with the Parent Parties to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Parent Parties’ comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and Parent both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) Post-Closing Adjustment of the Merger Consideration.

(i) Within ninety (90) days following the Closing Date, the Chief Financial Officer of the Surviving Corporation shall prepare and deliver to the Shareholder Representative and the Purchaser Representative a statement (the “Closing Statement”) setting forth good faith calculations of: (A) Working Capital as of the close of business on the day prior to the Closing Date, including in reasonable detail, the components thereof, (B) Closing Net Debt as of the close of business on the day prior to the Closing Date, and (C) Transaction Expenses as of immediately prior to the Closing, and the resulting Merger Consideration and Per Share Merger Consideration Amount based on such calculations using the formula set forth in Section 4.1. The Closing Statement and the determinations contained therein including the resulting Merger Consideration and Merger Consideration Shares shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

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(ii) After delivery of the Closing Statement, each of the Shareholder Representative and the Purchaser Representative, and their respective representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Company and its Subsidiaries relating to the preparation of the Closing Statement. The Shareholder Representative and the Purchaser Representative, and their respective representatives on their behalves, may make inquiries of the Chief Financial Officer and related Purchaser and Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Shareholder Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the Chief Financial Officer and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Shareholder Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Representative Parties do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 4.3(b)(iii). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) international accounting firm with experience with the IFRS appointed by the Shareholder Representative and Purchaser Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures and the requirements of this Section 4.3(b)(ii). The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 4.3. The Parties acknowledge that any information provided pursuant to this Section 4.3 will be subject to the confidentiality obligations of Section 7.9.

(iii) If a dispute with respect to the Closing Statement is submitted in accordance with Section 4.3(b)(ii) to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 4.3(b)(iii). Each of the Shareholder Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Surviving Corporation. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Shareholder Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Shareholder Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 4.3. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Shareholder Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Shareholder Representative. Such determination will be final, conclusive, non-appealable and binding on the Parties for all purposes hereunder (other than for fraud or manifest error).

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(c) Post-Closing Payment of the Merger Consideration.

For purposes hereof, the term “Adjustment Amount” shall mean the Merger Consideration as finally determined in accordance with this Section 4.3, less the Merger Consideration that was calculated at the Closing in accordance with Section 4.1 pursuant to the Estimated Closing Statement (for the avoidance of doubt, inclusive of the Holdback Amount).

(i) If the Adjustment Amount is zero, then within ten (10) Business Days after such final determination of the Merger Consideration, the Purchaser shall issue to the persons that were Company Shareholders immediately prior to the Closing an additional number of shares of Purchaser Ordinary Shares equal to (A) the Holdback Amount, divided by (B) ten dollars ($10.00), with each Company Shareholder receiving such additional Purchaser Ordinary Shares in accordance with its Pro Rata Share. Such additional Purchaser Ordinary Shares shall be considered additional Merger Consideration Shares under this Agreement.

(ii) If the Adjustment Amount is a positive number, then within ten (10) Business Days after such final determination of the Merger Consideration, the Purchaser shall issue to the persons that were Company Shareholders immediately prior to the Closing an additional number of shares of Purchaser Ordinary Shares equal to (A) the sum of (1) the Holdback Amount plus (2) the Adjustment Amount, divided by (B) ten dollars ($10.00), with each Company Shareholder receiving such additional Purchaser Ordinary Shares in accordance with its Pro Rata Share, up to a maximum number of Purchaser Ordinary Shares equal to the two times the value of the Holdback Amount. Such additional Purchaser Ordinary Shares shall be considered additional Merger Consideration Shares under this Agreement.

(iii) If the Adjustment Amount is a negative number, then within ten (10) Business Days after such final determination of the Merger Consideration, the Purchaser shall issue to the persons that were Company Shareholders immediately prior to the Closing an additional number of shares of Purchaser Ordinary Shares equal to (A)(1) the Holdback Amount less (2) the absolute value of the Adjustment Amount, divided by (B) ten dollars ($10.00), with each Company Shareholder receiving such additional Purchaser Ordinary Shares in accordance with its Pro Rata Share. The Holdback Amount shall be the sole source of recovery for any payments by the Company Shareholders under this Section 4.3(c)(iii). For the avoidance of doubt, if the absolute value of the Adjustment Amount shall be equal to or exceed the Holdback Amount, the Company Shareholders shall not receive any additional Purchaser Ordinary Shares under this Section 4.3.

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4.4 Consideration Spreadsheet.

(a) Simultaneously with the execution of this Agreement, the Company has delivered to the Parent Parties a Consideration Spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time, based, when relevant, on assumptions reasonably acceptable to the Parent Parties which are described in detail in the Consideration Spreadsheet:

(i)	the name and address of record of each Company Shareholder and the number and class, type or series of Company Ordinary Shares held by each;

(ii)	the number of Company Ordinary Shares that will be issued and outstanding immediately prior to the Effective Time; and

(iii)	detailed calculations of each of the following (in each case, determined without regard to withholding):

(A)	the Per Share Merger Consideration Amount;

(B)	the Per Share Merger Consideration;

(C)	the Merger Consideration Shares to be issued at Closing;

(D)	for each Company Shareholder, its Pro Rata Share of the Merger Consideration Shares;

(E)	any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Parent Parties an updated Closing Consideration Spreadsheet as of immediately prior to the Effective Time.

(c) The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by the Parent Parties, but the Company shall, in all events, remain solely responsible for the contents of each updated Consideration Spreadsheet. Under no circumstances shall any Parent Party be responsible for the calculations or the determinations regarding such calculations in any Consideration Spreadsheet so long as such calculations were not made by the Parent Parties and the parties agree that the Parent Parties shall be entitled to rely on the most recently delivered Consideration Spreadsheet in making payments under this Article IV.

(d) Nothing contained in this Section 4.4 or in the Closing Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations to obtain Parent’s prior consent to the issuance of any securities pursuant to Section 7.1(a)(xix); or (ii) alter or amend the definition of Per Share Merger Consideration Amount, Per Share Merger Consideration, Merger Consideration, or Merger Consideration Shares.

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4.5 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Purchaser shall use reasonable best efforts to provide a schedule of any anticipated withholdings and the reasons therefor at least five (5) Business Days prior to any such proposed withholding.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter (the “Disclosure Letter”) and its schedules delivered by the Company to the Parent Parties simultaneously with the execution of this Agreement, the Company hereby represents and warrants to the Parent Parties that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and shall be as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered sections and subsections of this Article V shall only refer to the section or subsection being referenced. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1 Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The Company and each of its Subsidiaries has all requisite corporate power and authority necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole. Schedule 5.1 lists all jurisdictions in which the Company and each of its Subsidiaries is incorporated and therefore qualified to conduct business as a foreign corporation or other entity. Copies of the Organizational Documents of the Company and each Subsidiary have heretofore been made available to the Parent Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary has taken any action in violation or derogation of its Organizational Documents.

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5.2 Authorization.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Acquisition Merger, subject to receipt of the Company Shareholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement or the Additional Agreements. This Agreement and the Additional Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Acquisition Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company; (iii) directed that this Agreement be submitted to the Shareholders for consideration and approval and recommended that all of the Shareholders approve this Agreement. The affirmative vote of Persons holding more than two-thirds (2/3) (on an as- converted basis) of the voting power of the Shareholders who are entitled to vote in person or by proxy at such meeting and voting thereon by way of special resolution is required to, and shall be sufficient to, approve the Acquisition Merger (together, the “Company Shareholder Approval”). The Company Shareholder Approval is the only vote or consent of any of the holders of Company Ordinary Shares necessary to adopt this Agreement and approve the Acquisition Merger and the consummation of the other transactions contemplated hereby.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority other than the filing of the Plan of Merger and other related documents required by the Cayman Companies Act, except for SEC or Nasdaq approval required to consummate the transactions contemplated hereunder.

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5.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or any of its Subsidiaries or to any of their respective properties, rights, or assets, (c) except as set forth on Schedule 5.4, (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) (iii) violate, (iv) give rise to any right of termination, cancellation, amendment, payment obligation, or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any material benefit relating to the Business to which the Company or any Subsidiary is entitled, in the case of (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or any of its Subsidiaries or by which any of the Company Ordinary Shares or any of the assets of the Company or its Subsidiaries is or may be bound, (d) result in the creation or imposition of any Lien on any of the Company Ordinary Shares or on any of the Company’s properties, rights or assets, in the cases of (c) and (d), other than as would not be reasonably expected to, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

5.5 Capitalization.

(a) There are 50,000,000 Company Ordinary Shares authorized, of which 10,000 are issued and outstanding as of the date hereof. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Organizational Documents of the Company. No Company Ordinary Shares are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right of any Person (including under any Law, the Organizational Documents of the Company or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date hereof, all of the issued and outstanding Company Ordinary Shares are owned legally and beneficially by the Persons set forth on Schedule 5.5(a). The only Company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by Purchaser. Except for the Company Ordinary Shares, no other class in the share capital of the Company or other voting security is authorized, issued or outstanding or reserved for issuance or outstanding.

(b) There are no: (i) outstanding subscriptions, warrants, options, agreements, convertible securities, performance units or other calls, commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any Company Ordinary Shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding Company Ordinary Shares, capital stock of the Company or any securities convertible into or exchangeable for Company Ordinary Shares or any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Organizational Documents of the Company or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements with respect to any of the Company Ordinary Shares, including any voting trust, other voting agreement or proxy with respect thereto or any disputes, controversies, demands or claims as to any Company Ordinary Shares.

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5.6 Subsidiaries. Schedule 5.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. (a) All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and such Subsidiary’s Organizational Documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (b) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (c) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests or convertible equity interests in or of any Subsidiary of the Company; (d) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (e) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (f) the Company and its Subsidiaries do not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (g) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, (h) there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, and (i) none of the Company or its Subsidiaries owns, directly or indirectly, any other interest or participation that confers on the Company or any Subsidiary of the Company the right to receive (i) a share of the profits and losses of, or distributions of assets of, any other Person or (ii) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

5.7 Corporate Records. All proceedings of the Company’s and each Subsidiary’s board of directors, including committees thereof, and all consents to actions taken thereby, are and have been maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company and of each Subsidiary are complete and accurate. The register of members or the equivalent documents and minute book records of the Company and of each Subsidiary relating to all issuances and transfers of stock or shares by the Company and each such Subsidiary, and all proceedings of the board of directors, including committees thereof, and shareholders of the Company and each Subsidiary, have been made available to the Parent Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company.

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5.8 Assumed Names. Schedule 5.8 is a complete and correct list of all assumed or “doing business as” names currently or previously used by the Company or any of its Subsidiaries, including names on any websites. None of the Company or any Subsidiary has used any assumed or “doing business as” name other than the names listed on Schedule 5.8 to conduct the Business.

5.9 Consents. The Contracts listed on Schedule 5.9 are the only Contracts binding upon the Company or any of its Subsidiaries, or by which any of the Company Ordinary Shares, or any of the assets of the Company or its Subsidiaries are bound, that require a consent, approval, waiver, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

5.10 Financial Statements.

(a) The Company has delivered to the Parent Parties (i) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2021 and December 31, 2020, including the notes thereto (collectively, the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company as of September 30, 2022 and the related statements of operations, changes in stockholders’ equity and cash flows for the nine (9)-month period ended September 30, 2022 (the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with International Financial Reporting Standards (“IFRS”) applied on a consistent basis and have been audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) for public companies. The Company Financial Statements fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company and its Subsidiaries in all material respects. Since September 30, 2022 (the “Balance Sheet Date”), except as required by applicable Law or IFRS, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except (i) as specifically disclosed, reflected or fully reserved against on the Company Financial Statements; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date that are not material; (iii) for liabilities that are executory obligations arising under Contracts to which the Company or any Subsidiary is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); and (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; none of the Company or its Subsidiaries have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(c) Except as set forth on Schedule 5.10(c), the Company and its Subsidiaries do not have any Indebtedness.

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5.11 Books and Records. Internal Accounting Controls.

(a) The Books and Records of the Company and each of its Subsidiaries accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company and each Subsidiary. The Books and Records of the Company and its Subsidiaries have been maintained, in all material respects, in accordance with reasonable business practices and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(b) The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, the Company’s historical practices, and to maintain asset accountability; (iii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by IFRS; (iv) access to assets is permitted only in accordance with management’s general or specific authorization; and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.12 Absence of Certain Changes. Since January 1, 2022, except as contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company and its Subsidiaries have conducted the Business in the ordinary course consistent with past practice; (b) there has not been any Material Adverse Effect; (c) neither the Company nor any Subsidiary of the Company has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Acquisition Merger, would require the consent of Parent pursuant to Section 7.1 where Parent has not given such consent.

5.13 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property have no material defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the offices of the Company or one of its Subsidiaries. The Company or a Subsidiary has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Financial Statements. No tangible asset of the Company or its Subsidiaries is subject to any Lien other than Permitted Liens. The assets of the Company and its Subsidiaries constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company and its Subsidiaries to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

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5.14 Litigation. There is no Action pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective officers or directors, the Business, any of the Company or its Subsidiaries’ rights, properties or assets or any Contract before any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement. There are no outstanding judgments against the Company or any of its Subsidiaries or any of their respective rights, properties or assets. Neither the Company, its Subsidiaries, nor any of their respective rights, properties or assets is, or has been since January 1, 2016, subject to any Action by any Governmental Authority.

5.15 Contracts.

(a) Schedule 5.15(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts, oral or written, as amended to date which are currently in effect and to which the Company or any of its Subsidiaries is a party to or bound (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $100,000 annually;

(iii) each Contract with any current officer, director, employee or consultant of the Company or any of its Subsidiaries, under which the Company or any of its Subsidiaries (A) has continuing obligations for payment of an annual compensation of at least $100,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a change of control of the Company;

(iv) all Contracts related to joint ventures, strategic alliances, partnerships, relationships for joint marketing or joint development with another Person;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company or its Subsidiaries (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi) all Contracts for licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(vii) Contracts (i) under which the Company or any of its Subsidiaries is currently: (A) licensing or otherwise providing the right to use to any third party any Owned Intellectual Property, or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company or its Subsidiaries, with a dollar value individually not in excess of $100,000, (2) any Contract related to open source software, or (3) any Contract under which the Company or any Subsidiary licenses any of its Intellectual Property in the Ordinary Course, and (ii) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

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(viii) all Contracts limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or industry, with any Person or in any geographic area;

(ix) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company or any of its Subsidiaries;

(x) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company or any Subsidiary, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xi) all Contracts with or pertaining to the Company or its Subsidiaries to which any Affiliate of the Company or its Subsidiaries is a party, other than any contracts related to such Affiliate’s status as a Shareholder;

(xii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $50,000 per year;

(xiii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments such as notes, mortgages, loans and lines of credit (other than intercompany Indebtedness);

(xiv) any Contract relating to the voting or control of the equity interests of the Company or its Subsidiaries the election of directors of the Company or any of its Subsidiaries (other than the Organizational Documents of the Company or its Subsidiaries);

(xv) all Contracts not cancellable by the Company or its Subsidiaries with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company or any of its Subsidiaries in excess of $100,000 per the terms of such Contract;

(xvi) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements;

(xvii) all Contracts with a digital asset exchange or over-the-counter trading desk;

(xviii) all IP Contracts, separately identifying all such IP Contracts under which Company is obligated to pay royalties thereunder and all such IP Contracts under which Company is entitled to receive royalties thereunder;

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(xix) all Contracts relating to power or energy supply in connection with the mining data centers owned or otherwise controlled by the Company or any Subsidiary;

(xx) any Contract with any Governmental Authority;

(xxi) any Contract relating to or in connection with any resolution or settlement of any actual or threatened Action in excess of $200,000;

(xxii) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement;

(xxiii) any Contract relating to any pending merger, equity acquisition or disposition, or any purchase or sale of all or substantially all the assets of any Person;

(xxiv) all collective bargaining agreements or other agreement with a labor union or labor organization; and

(xxv) any other contracts that are material to the Company and its Subsidiaries, taken as a whole.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company or its Subsidiary and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Neither the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto. No Material Contract (A) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to any Parent Party or any of its Affiliates. The Company previously provided to the Parent Parties true and correct fully executed copies of each written Material Contract.

(c) The Company and its Subsidiaries are in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement, or the change of control of the Company, shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

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5.16 Licenses and Permits. Schedule 5.16 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Governmental Authority issuing the same (the “Permits”) held by the Company and its Subsidiaries as at the date of this Agreement. Such Permits are valid and in full force and effect as at the date of this Agreement, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement. The Company and its Subsidiaries have all Permits necessary to operate the Business, and each of the Permits is in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or violation of, or material default under, any such Permit, and, to the knowledge of the Company, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company or any of its Subsidiaries is a party and the consummation of the transactions contemplated by this Agreement or any Additional Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit. Neither the Company nor any of its Subsidiaries has received any written (or, to the knowledge of the Company, oral) notice from any Governmental Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the knowledge of the Company, threatened Action, investigation or disciplinary proceeding by or from any Governmental Authority against the Company or any of its Subsidiaries involving any material Permit.

5.17 Compliance with Laws. Except as set forth in Schedule 5.17, neither the Company or any of its Subsidiaries nor, to the Company’s knowledge, any representative or other Person acting on behalf of the Company or its Subsidiaries, is or since January 1, 2018, has been in violation in any material respect of, and, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2018, (a) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company or any of its Subsidiaries of, or failure on the part of the Company or any of its Subsidiaries to comply with, or any liability suffered or incurred by the Company or any of its Subsidiaries in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (b) no Action is pending, or to the knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company or any of its Subsidiaries. Since January 1, 2018, neither the Company nor any of its Subsidiaries has been threatened in writing or, to the knowledge of the Company, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Governmental Authority.

5.18 Intellectual Property.

(a) Schedule 5.18(a) sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications, (ii) trademark registrations, pending trademark applications and unregistered trademarks, (iii) registered copyrights and pending copyright applications, (iv) internet domain name registrations, and (v) social media handles, in each case that are owned by the Company or any of its Subsidiaries (“Scheduled Intellectual Property” and collectively, and together with other Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”). Schedule 5.18(a) accurately specifies as to each item of Scheduled Intellectual Property, as applicable: (A) the application or registration number, and other identifying details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Scheduled Intellectual Property has been issued, registered, or in which an application for such issuance or registration has been filed.

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(b) All of the registrations, applications, and issuance within the Owned Intellectual Property are subsisting, in full force and effect, and to the knowledge of the Company, all such registrations and issuances within the Owned Intellectual Property are valid and enforceable. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Owned Intellectual Property have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s or any Subsidiary’s ownership or interests therein.

(c) Except for any licenses granted to Owned Intellectual Property, the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. No Owned Intellectual Property has been licensed to any customer pursuant to a Contract. The Company has not received any written notice of, or otherwise have any knowledge that, (i) any Owned Intellectual Property is the subject of any current opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), (ii) either the Company or any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) either the Company or any of its Subsidiaries is subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property. No Proceeding described in this clause Section 5.18(c) has been threatened in writing or, to the knowledge of the Company, orally against the Company or any of its Subsidiaries.

(d) The Company or one of its Subsidiaries owns all right, title and interest in and to, or has valid, sufficient, subsisting and enforceable rights to use all Intellectual Property material to its Business as currently conducted. To the knowledge of the Company, the Company and each of its Subsidiaries is in compliance with all material contractual obligations in all applicable Contracts involving open source software. The consummation of the transactions contemplated by this Agreement or any Additional Agreement will not impair any rights of the Company or any of its Subsidiaries to any Owned Intellectual Property.

(e) The conduct of the business of the Company, including its Subsidiaries, as is currently conducted or conducted since the Company’s inception, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries, as to the best of the Company’s Knowledge, does not infringe, misappropriate, or violate any Intellectual Property or other proprietary right of any Person.

(f) There are no pending Proceedings in which it is alleged that any Person is infringing, misappropriating or violating rights of the Company or any of its Subsidiaries to Owned Intellectual Property. To the knowledge of the Company, no Person is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property.

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(g) Each current and former officer, employee, agent, consultant and/or contractor of the Company or any of its Subsidiaries who in the regular course of such Person’s employment or engagement with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of Owned Intellectual Property, has executed an assignment or similar agreement with the Company or Subsidiary assigning to the Company or Subsidiary all right, title, and interest in and to such Owned Intellectual Property. To the extent any such agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business of the Company. To the knowledge of the Company, no employee, agent, consultant or contractor of the Company or any of its Subsidiaries is or has been in violation of any term of any agreement described in this clause Section 5.18(g). No Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

(h) The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities for the Company or any Subsidiary.

(i) The Company and its Subsidiaries have established and implemented, and, to the knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain security controls for all material information technology systems owned by the Company or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. For the past twenty-four (24) months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems. The Company and its Subsidiaries performs and has performed regular privacy or data security audits of its businesses (including third-party audits of the Computer Systems) and has remedied in all material respects any material privacy or data security issues identified in any such audit. The Computer Systems are sufficient in all material respects for the current operations of the Company and its Subsidiaries.

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(j) The Company and its Subsidiaries have in place policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. To the knowledge of the Company, the Company and its Subsidiaries have materially complied with the Privacy Policy and all applicable Laws regarding the collection, use, storage and transfer of Personal Data.

(k) The Company and its Subsidiaries have implemented and maintain, and have used commercially reasonable efforts to ensure that all providers of information technology services to the Company and its Subsidiaries that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data (the “IT Providers”), have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data maintained by, or provided to, the Company or its Subsidiaries; (B) implement, monitor and provide adequate and effective administrative, electronic and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data.

(l) No IT Provider has experienced any security breach or unauthorized use or access by or disclosure to third parties by any such IT Provider or its employees, consultants or contractors with respect to any Personal Data collected, obtained, or stored by or on behalf of the Company and its Subsidiaries.

(m) None of the tangible embodiments of Owned Intellectual Property (including software) is currently or was in the past distributed or used by the Company or any of its Subsidiaries with any public software in a manner that requires that any of the Owned Intellectual Property (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.

(n) The Company and its Subsidiaries are in actual possession and control of the source code of the software within the Owned Intellectual Property and all related documentation, specifications and Know-How. No Person other than the Company, its Subsidiaries and their respective employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the transactions contemplated hereby.

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(o) Schedule 5.18(o): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company or any of its Subsidiaries is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Setting Body”); and (ii) sets forth a listing of the membership agreements and other Contracts relating to such Standards Setting Bodies, to which the Company or any of its Subsidiaries is bound (collectively, “Standards Setting Agreements”). True, complete and correct copies of all Standards Setting Agreements have been delivered to the Parent Parties. Neither the Company nor any of its Subsidiaries is bound by, or has agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Setting Body that requires or purports to require the Company or any Subsidiary to contribute, disclose or license any Intellectual Property to such Standards Setting Body or its other members, other than the Standards Setting Agreements. The Company and its Subsidiaries have not made any written Patent disclosures to any Standards Setting Body. The Company and its Subsidiaries are in material compliance with all Standards Setting Agreements that relate to Intellectual Property. The Company and its Subsidiaries are not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property or with any third Persons with respect to conduct by the Company or any of its Subsidiaries with respect to any Standards Setting Body.

5.19 Customers and Suppliers.

(a) Schedule 5.19(a) sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and its Subsidiaries, taken as a whole, as measured by the dollar amount of purchases therefrom or thereby, for the Company’s 2021 fiscal year and for the first nine (9) months of the Company’s 2022 fiscal year, showing the approximate total transaction amount by the Company or its Subsidiaries to each such customer and the approximate total transaction amount by the Company or its Subsidiaries from each such supplier, during each such period, each on a consolidated bases.

(b) The Company has not received written notice that any customer set forth on Schedule 5.19(a) will and, to the knowledge of the Company, there is no reason to believe that any such customer will: (i) cease using the products, or subscribing to the services of, the Company and its Subsidiaries, (ii) reduce substantially the amount of business it does with the Company or its Subsidiaries, or (iii) change the terms on which it is prepared to do business with the Company and its Subsidiaries. There has been no material dispute or controversy between the Company, on the one hand, and any such customer, on the other hand.

(c) The Company has not received written notice that any supplier set forth on Schedule 5.19(a) will and, to the knowledge of the Company, there is no reason to believe that any such supplier will: (i) cease selling to, or trading with, the Company and its Subsidiaries, (ii) change the terms on which it is prepared to sell to or trade with the Company and its Subsidiaries or (iii) become insolvent or subject to bankruptcy Proceedings. There has been no material dispute or controversy between the Company, on the one hand, and any such supplier, on the other hand.

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5.20 Accounts Receivable and Payable; Loans.

(a) All accounts receivables and notes of the Company and its Subsidiaries reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company or its Subsidiaries in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company’s Knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) There are no accounts receivable or notes of the Company and its Subsidiaries which are owed by any Affiliate of the Company. The Company and its Subsidiaries are not indebted to any Affiliate and no Affiliate is indebted to the Company or its Subsidiaries.

(d) The Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.21 Employee Benefits.

(a) Schedule 5.21(a) sets forth an accurate and complete list of all Benefit Arrangements. For purposes of this Agreement, “Benefit Arrangements” means all “employee benefit plans” and any other plan providing for non-discretionary bonus, commission or incentive compensation, profit sharing, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, executive compensation, payroll practices, retention, change in control, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries on behalf of any employee, officer, director, consultant or other service provider of the Company or its Subsidiaries or under which the Company or any Subsidiary has any Liability.

(b) With respect to each Benefit Arrangement, the Company has made available to the Parent Parties a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual financial and actuarial reports; (iii) the three (3) most recent written results of all required compliance testing.

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(c) With respect to each Benefit Arrangement and to the best of the Company’s Knowledge, (i) each Benefit Arrangement has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of applicable Law; (ii) there are no pending or threatened actions, claims or lawsuits against or relating to the Benefit Arrangement or against any fiduciary of the Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) no such Benefit Arrangement is under audit or investigation by any Governmental Authority or regulatory authority; and (iv) all payments required to be made by the Company and its Subsidiaries under any Benefit Arrangement, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement and applicable Law, in each case, in all material respects.

(d) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company or any of its Subsidiaries is a party nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company or its Subsidiaries; (ii) limit or restrict the right of the Company or its Subsidiaries to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

(e) Each Benefit Arrangement subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

5.22 Employees; Employment Matters.

(a) Schedule 5.22(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company and its Subsidiaries as of the date hereof (the “Key Personnel”), setting forth the name, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2021 and 2020.

(b) Neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no activity or Proceeding by a labor union or representative thereof to organize any employees of the Company and its Subsidiaries. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company and its Subsidiaries, and the Company and its Subsidiaries have not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the knowledge of the Company, the Company and its Subsidiaries are not subject to any attempt by any union to represent employees of the Company and its Subsidiaries as a collective bargaining agent.

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(c) There are no pending or, to the knowledge of the Company, threatened claims or Proceedings against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending or, to the knowledge of the Company, threatened before any applicable Governmental Authority relating to employees of the Company or its Subsidiaries. Since January 1, 2018, the Company and its Subsidiaries have not engaged in, and are not currently contemplating, any location closing, employee layoff, or relocation activities that would trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation.

(d) The Company and its Subsidiaries are and since January 1, 2018 have been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including sexual harassment), anti-retaliation, immigration, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes. Since January 1, 2018, no audits have been conducted, or are currently being conducted, or, to the knowledge of the Company, are threatened to be conducted by any Governmental Authority with respect to applicable Laws regarding employment or labor Laws. No employee of the Company or its Subsidiaries has, since January 1, 2018, brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation, including overtime amounts.

(e) To the knowledge of the Company, no key employee or officer of the Company and its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (i) the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company and its Subsidiaries or (B) the business or operations of the Company and its Subsidiaries. No key employee or officer of the Company and its Subsidiaries has given written notice of their definite intent to terminate their employment with the Company or any Subsidiary, nor does the Company or of its Subsidiaries have any present intention to terminate the employment of any of the foregoing.

(f) Except as set forth on Schedule 5.22(f), the employment of each of the Key Personnel is terminable at will without any penalty or severance obligation on the part of the Company or its Subsidiaries. All material sums due for employee compensation and all vacation time owing to any employees of the Company and its Subsidiaries, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the Company.

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(g) With regard to any individual who performs or performed services for the Company and its Subsidiaries and who is not treated as an employee for Tax purposes by the Company and its Subsidiaries, the Company and its Subsidiaries have complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Benefit Arrangement purposes, and the Company and its Subsidiaries do not have any liability by reason of any individual who performs or performed services for the Company or its Subsidiaries, in any capacity, being improperly excluded from participating in any Benefit Arrangement. Each individual engaged by the Company and its Subsidiaries as an independent contractor or consultant is, and since January 1, 2018 has been, properly classified by the Company as an independent contractor, and the Company and its Subsidiaries have not received any notice from any Governmental Authority or Person disputing such classification. Each of the employees of the Company and its Subsidiaries is, and since January 1, 2018 has been, properly classified by the Company and its Subsidiaries as “exempt” or “non-exempt” under applicable Law.

(h) There is no, and since January 1, 2018 there has been no, written notice provided to the Company or its Subsidiaries of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company or its Subsidiaries; nor is there any pending obligation for the Company and its Subsidiaries under any settlement or out-of-court or pre-litigation arrangement relating to such matters, nor to the knowledge of the Company, has any such litigation, settlement or other arrangement been threatened.

(i) Since January 1, 2018, the Company and its Subsidiaries have investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company and its Subsidiaries or third parties who interacted with current and/or former employees of the Company and its Subsidiaries. With respect to each such written claim with potential merit, the Company and its Subsidiaries have taken corrective action. Further, no allegations of sexual harassment have been made to the Company or its Subsidiaries against any individual in his or her capacity as director or an employee of the Company or its Subsidiaries at a level of manager or above. None of the Company, any Subsidiary, or any individual in his or her capacity as director or an employee of the Company or any Subsidiary has, since January 1, 2018, entered into any settlement agreement relating to any allegations of workplace harassment, discrimination, retaliation, and workplace violence against any individual in his or her capacity as director or an employee of the Company or its Subsidiaries.

(j) As of the date hereof and since January 1, 2018, there have been no audits by any Governmental Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSH Laws”) against the Company and its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with OSH Laws and there are no pending appeals of any Governmental Authority’s decision or fines issued in relation to OSH Laws.

(k) The Company and its Subsidiaries have complied with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Governmental Authority regarding shelters-in-place, or similar Orders in effect as of the date hereof, and have taken appropriate precautions regarding its employees in all material respects.

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(l) Except as set forth on Schedule 5.22(l), neither the Company nor any of its Subsidiaries has paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

5.23 Withholding. All obligations of the Company and its Subsidiaries applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by the Company or any Subsidiary to trusts or other funds or to any Governmental Authority, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. All reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by Contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or the applicable Subsidiary prior to the Closing Date.

5.24 Real Property.

(a) Schedule 5.24(a) contains the legal description and street address of all real property owned by the Company and any of its Subsidiaries and includes the name of the record title holder thereof (“Owned Real Property”) and a list of all Liens recorded against the Owned Real Property. With respect to each such parcel of Owned Real Property: (i) the Company or a Subsidiary has good, valid and indefeasible title in fee simple absolute to each parcel of such Owned Real Property, in each case, free and clear of any Liens, other than Permitted Liens, and except for installments of special assessments not yet delinquent; (ii) the Company or a Subsidiary has all land use and access (ingress and egress) rights required for the conduct of the Business, and there are no pending or, to the knowledge of the Company, threatened condemnation Proceedings, lawsuits or administrative actions relating to the Owned Real Property adversely affecting the current use or occupancy thereof; (iii) there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (iv) there are no unrecorded interests encumbering any portion of the Owned Real Property including, without limitation, oil, gas or other mineral rights leases, easements, tenancies, licenses, occupancies, rights of possession claims, encroachments or prescriptive easements; and (v) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

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(b) Schedule 5.24(b) sets forth a list of all Leases to which the Company or a Subsidiary is a party (“Company Leases”). With respect to each Company Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company or its Subsidiaries’ obligations thereunder has been granted by the lessor; (v) the Company or a Subsidiary has performed all material obligations imposed on it under such Company Lease and there exists no default or event of default thereunder by the Company or any Subsidiary or, to the Company’s knowledge, by any other party thereto; (vi) there exists, to the knowledge of the Company, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company or a Subsidiary thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) neither the Company nor any Subsidiary has exercised early termination options, if any, under such Company Lease. The Company or one of its Subsidiaries holds the leasehold estate established under the Company Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company and its Subsidiaries is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company or a Subsidiary is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Company Lease leases all useable square footage of the premises located at each leased Real Property. The Company and its Subsidiaries do not owe any brokerage commission with respect to any Real Property. With respect to alterations or improvements made by the Company or its Subsidiaries that require restoration by the Company or its Subsidiaries upon the expiration or the earlier termination of the applicable Company Leases in accordance with the terms of such Company Leases, the cost of the Company or its Subsidiary’s restoration obligations shall not exceed $100,000 in the aggregate.

5.25 Tax Matters.

(a) (i) The Company and its Subsidiaries have duly and timely filed all income and other material Tax Returns which are required to be filed by it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to any amount of Taxes of the Company or its Subsidiaries; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company or its Subsidiaries for which a Lien may be imposed on any of the assets of the Company or its Subsidiaries has been waived or extended, which waiver or extension is in effect; (v) the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected and remitted to the applicable Taxing Authority and reported all Taxes (including income, social security and other payroll Taxes) required to be withheld or collected by the Company or its Subsidiaries in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the shares of the Company Ordinary Shares by the stockholders to Parent pursuant to this Agreement; (vii) the Company and each of its Subsidiaries has (A) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such Taxes to the applicable Taxing Authority in the time and in the manner required by applicable Law and (B) properly required, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (viii) the Company and its Subsidiaries have not requested any ruling from any Taxing Authority; (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company or its Subsidiaries; (x) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not paid any Tax or filed Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to Tax in such jurisdiction, and the Company and its Subsidiaries do not have a permanent establishment (within the meaning of an Applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (xi) the Company and each of its Subsidiaries has provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period for which the statute of limitations has not expired; (xii) there is no outstanding power of attorney from the Company or any of its Subsidiaries authorizing anyone to act on behalf of the Company or its Subsidiaries in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company or its Subsidiaries; (xiii) the Company and its Subsidiaries are not, and have never been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practice, the primary purpose of which is not related to Taxes); and (xiv) the Company and its Subsidiaries have no liability for the Taxes of any other Person as a transferee or successor or by contract or otherwise by operation of applicable Law.

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(b) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Redomestication Merger or the Acquisition Merger from qualifying each as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Company and each of its Subsidiaries has been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

(d) The unpaid Taxes of the Company and each of its Subsidiaries for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Return.

5.26 Environmental Laws.

(a) Neither the Company nor any Subsidiary has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining Liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the activities related to Hazardous Materials of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any Subsidiary such as could give rise to any material Liability or corrective or remedial obligation of the Company or any Subsidiary under any Environmental Laws. There are no environmental audits (Phase 1, 2 or 3) performed on properties owned or leased by the Company or any Subsidiary.

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5.27 Finders’ Fees. With respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from Parent, Purchaser, Merger Sub or any of their Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.28 Powers of Attorney and Suretyships. The Company and its Subsidiaries do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person other than as reflected in the Financial Statements. Schedule 5.28 sets forth, as of the date hereof, a true, complete and correct list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any Subsidiary has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto.

5.29 Directors and Officers. Schedule 5.29 sets forth a true, correct and complete list of all directors and officers of the Company and of each Subsidiary.

5.30 International Trade Matters; Anti-Bribery Compliance.

(a) To the best of the Company’s Knowledge, the Company currently is and, for the past five years has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (collectively, “Money Laundering Laws”) (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

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(b) Neither the Company nor any Subsidiary, nor any director or officer of the Company or any Subsidiary, nor, to the knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company or any Subsidiary), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company, nor any director or officer, nor, to the knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Neither the Company nor any Subsidiary has received written notice of, nor, to the Knowledge of the Company, any of its officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

5.31 Not an Investment Company. To the best of the knowledge of the Company, the Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.32 Insurance.

(a) Schedule 5.32 sets forth all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the properties, assets, employees and/or operations of the Company and its Subsidiaries (collectively, the “Policies”), including in each case the applicable coverage limits, deductibles and the policy expiration dates. All Policies are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all applicable Laws and requirements of all Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries are bound.

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(b) All such Policies are in full force and effect and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is in default under any provisions of the Policies, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, and there is no claim by the Company or its Subsidiaries or any other person, corporation or firm pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies; nor has the Company received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies that insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks), or that there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies in effect as of the date hereof.

5.33 Affiliate Transactions. Schedule 5.33 sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): each Contract entered into between the Company or any Subsidiary, on the one hand, and any current or former Affiliate of the Company on the other hand. Each Affiliate Transaction entered into prior to the Closing is arms-length transaction with fair market price and is a transaction duly approved by the board of directors in accordance with the Organizational Documents of the Company or such Subsidiary. None of the Shareholders nor any of their Affiliates own or have any rights in or to any of the material assets, properties or rights used by the Company.

5.34 No Trading or Short Position. Neither the Company, its Subsidiaries, nor any of their respective managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

Article VI
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

The Parent Parties hereby, jointly and severally, represent and warrant to the Company that, except as disclosed in the Parent SEC Documents, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered sections and subsections of this Article VI shall only refer to the section or subsection being referenced.

6.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Parent Parties has all corporate power and authority necessary and required to own and operate its properties and assets and to carry on its business as presently conducted.

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6.2 Corporate Authorization. The execution, delivery and performance by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party to and the consummation by the each of the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of such Parent Parties and have been duly authorized by all necessary corporate action on the part of the Parent Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which any of them is a party or by which its securities are bound, other than the Required Parent Stockholder Approval in the case of the Redomestication Merger and the Acquisition Merger and the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Parent Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which each of them is a party) will constitute, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms. This Agreement and the Additional Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Special Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Redomestication Merger and the Acquisition Merger and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of Purchaser and Merger Sub is the only vote of the holders of any of Purchaser’s capital stock or Merger Sub’s capital stock, respectively, necessary to adopt this Agreement and approve the Redomestication Merger and the Acquisition Merger and the consummation of the other transactions contemplated hereby.

6.3 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Article V, none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority except for (a) the filing of the Redomestication Merger Certificate with the Secretary of State of the State of Delaware, and (b) the filing of the Redomestication Plan of Merger (and other documents required by the Cayman Companies Act) with the Registrar.

6.4 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Organizational Documents of the Parent Parties or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties, except, in each case of clauses (a) and (b), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Parent Parties.

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6.5 Finders’ Fees. Except for the Deferred Underwriting Amount and as set forth on Schedule 6.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

6.7 Capitalization.

(a) Parent is authorized to issue a maximum of 125,000,000 shares of Class A common stock with a par value of $0.0001 per share, 12,500,000 shares of Class B common stock with a par value of $0.0001 per share, and 1,250,000 shares of preferred stock with a par value of $0.0001 per share, of which 9,045,456 shares of Class A common stock are issued and outstanding, 2,156,250 shares of Class B common stock are issued and outstanding, and no shares of preferred stock are issued and outstanding as of the date hereof. A total of 9,002,331 shares of Class A common stock of Parent are reserved for issuance with respect to the Parent Warrants and Parent Units. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent common stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents and in Schedule 6.7(a), there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) There are 500,000,000 Purchaser Ordinary Shares authorized, of which one (1) Purchaser Ordinary Shares are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(c) There are 50,000 ordinary shares, par value $1.00 per share, of Merger Sub authorized (the “Merger Sub Ordinary Shares”), of which one (1) Merger Sub Ordinary Share are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by any Parent Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by any Parent Party or that is included in any Parent Party SEC Document). No material information provided by any Parent Party to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to Parent public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

6.9 Trust Fund. As of the date of this Agreement, Parent has at least $88,377,228.60 in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) and maintained by Continental Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Parent and the Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of the Parent Parties, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account. Since February 17, 2022, Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, the Parent Parties shall have no further obligation under either the Trust Agreement or their Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

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6.10 Listing. As of the date hereof, the shares of Parent Common Stock and Parent Warrants are listed on Nasdaq, with trading symbols “GENQ” and “GENQW.”

6.11 Reporting Company. Parent is a publicly-held company subject to reporting obligations pursuant to Section 11 of the Exchange Act, and the shares of Parent Common Stock are registered pursuant to Section 11(b) of the Exchange Act.

6.12 Board Approval. Each of Parent’s and Purchaser’s board of directors (including any required committee or subgroup of such boards) and the sole director of Merger Sub has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Parent Parties, as applicable, and (c) solely with respect to Parent’s board of directors, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.13 Parent SEC Documents.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by the Parent Parties subsequent to the date of this Agreement (the “Additional Parent Parties SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”).

(b) The Parent SEC Documents were, and the Additional Parent Parties SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent Parties SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent Parties SEC Documents, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company or its Subsidiaries expressly for inclusion or incorporation by reference.

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(c) The Parent SEC Documents contain true and complete copies of the audited balance sheet of the Parent as of December 31, 2021, and statements of operations, cash flows and changes in stockholders’ equity of Parent for the period ending December 31, 2021 (collectively, the “Parent Financial Statements”). Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) fairly present in all material respects in accordance with applicable requirements of U.S. GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent as at the respective dates thereof, and the results of operations and cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC, and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Parent have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements.

(d) (i) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer by others within Parent, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and (ii) Parent has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (x) transactions are executed in accordance with management’s general or specific authorizations, (y) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability and (z) access to assets is permitted only in accordance with management’s general or specific authorization.

(e) There are no liabilities of any Parent Party, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the balance sheet included in the Form 10-K filed by Parent for the year ended December 31, 2021, (ii) incurred in the ordinary course of business since December 31, 2021, (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) which are not material, individually or in the aggregate, to Parent. There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act involving Parent.

(f) To the knowledge of Parent, (i) Parent has not received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any compliant, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or its officers, directors or employees to the board of directors of Parent or any committee thereof or to any director or officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

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6.14 Litigation. There is no Action pending against any Parent Party or, to the knowledge of Parent, any of its officers or directors or that affects any of its assets or properties before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Parent Parties that contain any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Parent Parties.

6.15 Money Laundering Laws. The operations of the Parent Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Parent Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent Parties, threatened.

6.16 OFAC. Neither the Parent Parties, nor any director or officer of the Parent Parties (nor, to the knowledge of the Parent Parties, any agent, employee, affiliate or Person acting on behalf of the Parent Parties) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Parent Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.17 Not an Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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6.18 Tax Matters.

(a) (i) Each Parent Party has duly and timely filed all Tax Returns which are required to be filed it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all respects; (iii) there is no Action, pending or proposed in writing, with respect to any amount of Taxes of any Parent Party; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of any Parent Party for which a Lien may be imposed on any of Parent Party’s assets has been waived or extended, which waiver or extension is in effect; (v) each Parent Party has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected and remitted to the applicable Taxing Authority and reported all Taxes (including income, social security and other payroll Taxes) required to be collected by any Parent Party in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) no Parent Party has requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of any Parent Party; (viii) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction, and no Parent Party has a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (ix) Parent has provided to the Company true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period for which the statute of limitations has not expired; (x) there is no outstanding power of attorney from any Parent Party authorizing anyone to act on behalf of any Parent Party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent (xi) Parent is not, and has never been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practice, the primary purpose of which is not related to Taxes); (xii) no Parent Party has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xiii) no Parent Party has liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiv) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xv) Parent has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Law) and the Parent has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) No Parent Party will be required to include any material item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or (vi) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).

(c) Parent is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Redomestication Merger or the Acquisition Merger from qualifying each as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Parent has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of Parent and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of Parent up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

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(e) Each Parent Party has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(f) The unpaid Taxes of the Parent Parties for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent Parties in filing its Tax Return.

Article VII
COVENANTS OF THE PARTIES PENDING CLOSING

7.1 Conduct of the Business.

(a) Except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 7.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (1) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practice, (2) duly and timely file all material Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period, (3) duly observe and comply with all applicable Law and Orders, and (4) use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, or as required by applicable Law, during the Interim Period without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor any Parent Party shall, or permit its Subsidiaries to:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) other than in the ordinary course of business consistent with past practice, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, any Material Contract or (B) in the case of the Parent Parties, material contract, agreement, lease, license or other right or asset of Parent;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, including for capital which obligates the payment of more than $100,000 (individually or in the aggregate);

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(iv) make any capital expenditures in excess of $50,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its material assets except pursuant to existing Contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(vi) solely in the case of the Company, sell, lease, license or otherwise dispose of any Owned Intellectual Property;

(vii) solely in the case of the Company, permit any Owned Intellectual Property to go abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(viii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any Shareholder (other than, in the case of any Shareholder who is an employee, payments of salary accrued in said period at the current salary rate) or amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(ix) solely in the case of the Company, other than as required by a Benefit Arrangement, (A) increase or change the compensation or benefits of any employee or service provider of the Company and its Subsidiaries, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company and its Subsidiaries, (C) enter into, amend or terminate any Benefit Arrangement (or any plan, program, agreement or arrangement that would be a Benefit Arrangement if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) fund any payments or benefits that are payable or to be provided under any Benefit Arrangement, (E) make any loan to any present or former employee or other individual service provider of the Company and its Subsidiaries, or (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(x) obtain or incur any loan or other Indebtedness, including drawings under any existing lines of credit;

(xi) suffer or incur any Lien on the its assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xii) delay, accelerate or cancel, or waive any material right with respect to any receivables owed to the Company or any of its Subsidiaries or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practice);

(xiii) terminate or allow to lapse any insurance policy protecting any of the Company or its Subsidiaries or Purchaser’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

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(xiv) suffer any damage, destruction or loss of property related to any of its assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $100,000;

(xv) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xvi) adopt any severance, retention or other employee plan or fail to continue to make timely contributions to each Benefit Arrangement in accordance with the terms thereof;

(xvii) institute, settle or agree to settle any Action before any Governmental Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xviii) make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xix) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xx) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xxi) make, change or revoke any material Tax election other than in the ordinary course of business consistent with past practice or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practice, the primary purpose of which is not related to Taxes); or surrender or forfeit any right to claim a material Tax refund; take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Redomestication Intended Tax Treatment or the Acquisition Intended Tax Treatment;

(xxii) fail to duly observe and conform to any applicable Laws and Orders; or

(xxiii) undertake any legally binding obligation to do any of the foregoing.

(b) During the Interim Period, no Party shall or shall permit any of its Subsidiaries to (i) take or agree to take any action that would be reasonably likely to make any representation or warranty of such Party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time, in each case that would reasonably be expected to cause any of the conditions set forth in Article X not to be satisfied.

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(c) During the Interim Period, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the Parent Parties, on the other hand, shall, and such Persons shall cause each of their respective Subsidiaries officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Subsidiaries and representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Subsidiaries or representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company or any of the Parent Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Parent Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or the Parent Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such Party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and the Parent Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company or of any Parent Party (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other Party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section 7.1.

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7.2 Reasonable Best Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Governmental Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Governmental Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

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(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company or any of its Subsidiaries (collectively, the “Transaction Litigation”). The Parent Parties shall control the negotiation, defense and settlement of any such Transaction Litigation brought against a Parent Party or members of the boards of directors of a Parent Party and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or any of its Subsidiaries or the respective members of their boards of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if the Parent Parties are controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (i) does not provide for a legally binding, full, unconditional and irrevocable release of such Party and its representative that is the subject of such Transaction Litigation, (ii) provides for any non-monetary, injunctive, equitable or similar relief against such Party or (iii) contains an admission of wrongdoing or liability by a Party that is the subject of such Transaction Litigation. Parent and the Company shall each (A) keep the other reasonably informed regarding any Transaction Litigation, (B) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (C) consider in good faith the other’s advice with respect to any such Transaction Litigation and (D) reasonably cooperate with each other.

7.3 Access to Information. During the Interim Period, the Company and the Parent Parties shall each use its commercial reasonable efforts to (a) continue to give each other Party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to the other Party, its legal counsel and other representatives such information relating to the business of the Company or the Parent Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other Party in such other Party’s investigation of its business; provided, however, that no investigation pursuant to this Section 7.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Parent Parties and, provided further, that any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Parent Parties. Notwithstanding anything to the contrary in this Agreement, no Party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided, however, that the non-disclosing Party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Parent Parties or any of the Company’s or the Parent Parties’ assets;

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(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Effect; and

(e) any representation or warranty of such party contained in this Agreement becoming untrue or inaccurate at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article X not to be satisfied; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Letter or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

7.5 SEC Filings.

(a) The parties acknowledge that:

(i) Purchaser’s shareholders and the Shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, Purchaser must call a special meeting of its shareholders requiring Purchaser to prepare and file with the SEC a Registration Statement on Form F-4 which will contain a Proxy Statement/Prospectus;

(ii) the Parent Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent Parties will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Parent Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with the Parent Parties, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by the Parent Parties in connection with any filing with the SEC.

(c) Company Cooperation. The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s stockholders with respect to the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide the Parent Parties with such information as shall be reasonably requested by the Parent Parties for inclusion in or attachment to the Proxy Statement/Prospectus, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Proxy Statement/Prospectus and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall cause its managers, directors, officers and employees to be reasonably available to the Parent Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company).

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7.6 Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, Purchaser shall prepare, with the assistance, cooperation and commercially reasonable efforts of the Company, and cause to be filed with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Ordinary Shares to be issued in the Redomestication Merger and Acquisition Merger, which Registration Statement will also include a proxy statement of Parent (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Parent’s stockholders for the matters to be acted upon at the Parent Special Meeting and providing the public stockholders of Parent an opportunity in accordance with Parent’s Organizational Documents and the final IPO prospectus of Parent, dated February 14, 2022 (the “Prospectus”) to have their Parent Common Stock redeemed in conjunction with the stockholder vote on the Parent Party Stockholder Approval Matters as defined below. The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent’s stockholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Redomestication Merger and the Acquisition Merger, by the holders of Parent Common Stock in accordance with Parent’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval, on a non-binding advisory basis, of certain differences between Parent and Purchaser including certain provisions to be set forth in the Purchaser’s Organizational Documents, as compared to the Parent’s current Organizational Documents, (iii) the approval of the issuance of more than 20% of the issued and outstanding Parent Common Stock pursuant to the terms of this Agreement and as required by and in accordance with Nasdaq Listing Rule 5635(a), (b) and (d), (iv) such other matters as the Company and the Parent Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Redomestication Merger, Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Parent Party Stockholder Approval Matters”), and (v) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Stockholder Approval, whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting; provided that, without the consent of the Company, in no event shall the Parent adjourn the Parent Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Outside Closing Date. The Parent Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Parent Parties with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors. The Parent Parties shall provide such information concerning each Parent Parties and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Parent Parties shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading.

(b) Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the issuance of any Purchaser Ordinary Shares to be issued pursuant thereto. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Promptly after the Registration Statement is declared effective under the Securities Act, Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to shareholders of Parent and the Company.

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(c) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Parent Common Stock, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents and the Company Organizational Documents. Each of the Company and the Parent Parties shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that the Parent Parties receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) Each Party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Parent Parties and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Parent Parties hall cause the Proxy Statement/Prospectus to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parent Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Parent Parties in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, Purchaser shall cause the Organizational Documents of Parent, Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Parent Parties to the extent permitted by applicable Law. The provisions of this Section 7.5 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

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(b) The Parent Parties shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Parent Parties to honor all obligations thereunder.

(c) On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 7.7(c), which indemnification agreements shall continue to be effective following the Closing.

7.8 Tax Matters.

(a) The parties hereto shall use their commercially reasonable efforts to cause: (i) the Redomestication Merger to qualify for the Redomestication Intended Tax Treatment and (ii) the Acquisition Merger to qualify for the Acquisition Intended Tax Treatment, and none of Parent, Purchaser, Merger Sub or the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede either the Redomestication Merger or the Acquisition Merger from qualifying for such intended Tax treatment.

(b) Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with (i) the Redomestication Intended Tax Treatment and (ii) the Acquisition Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Redomestication Merger and the Acquisition Merger), and shall take no position inconsistent with the Redomestication Intended Tax Treatment or the Acquisition Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) The parties intend that, following the Redomestication Merger and the Acquisition Merger, Parent shall be treated as a foreign corporation for U.S. federal income tax purposes.

(d) In the event the SEC requires a tax opinion regarding: (i) the Redomestication Intended Tax Treatment, Purchaser will use its reasonable best efforts to cause Loeb & Loeb LLP to deliver such tax opinion to Purchaser, or (ii) the Acquisition Intended Tax Treatment, the Company shall use its reasonable best efforts to cause Saul Ewing LLP to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, (x) Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Acquisition Intended Tax Treatment and (y) Saul Ewing LLP shall not be required to provide any opinion to any party regarding the Redomestication Intended Tax Treatment.

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7.9 Confidentiality. Except as necessary to complete the Proxy Statement/Prospectus, the Company, on the one hand, and the Parent Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such Party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement/Prospectus.

Article VIII
COVENANTS OF THE COMPANY

8.1 Reporting and Compliance with Laws. During the Interim Period, the Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders. The Company shall take no action that would disqualify the Acquisition Merger from being treated as a “reorganization” within the meaning of Section 368(a) of the Code. The Company shall not, and it shall direct its representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any securities of Parent, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, or the other transactions contemplated hereby or by any Additional Agreement.

8.2 Reasonable Best Efforts to Obtain Consents. The Company shall use its reasonable best efforts to obtain each Company Consent as promptly as practicable hereafter.

8.3 Company Shareholder Approval.

(a) As promptly as reasonably practicable after the effective date of the Registration Statement and in any event within seven (7) Business Days following the effective date of the Registration Statement (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent ) evidencing the Company Shareholder Approval that is duly executed by the Shareholders that hold at least the requisite number and class of issued and outstanding Company Ordinary Shares required to obtain the Company Shareholder Approval (the “Company Shareholder Written Consent”).

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(b) The Company’s board of directors shall recommend that the Shareholders vote in favor of this Agreement, the Additional Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s board of directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Parent Parties, the recommendation of the Company’s board of directors.

8.4 Financial Information. By no later than March 15, 2023, the Company will deliver to the Parent Parties the audited financial statements for the twelve month period ended December 31, 2022, consisting of the audited consolidated balance sheets as of such date, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2022, including the notes thereto, all prepared in conformity with IFRS and audited under the standards of the PCAOB (the “Audited 2022 Financial Statements”). The Audited 2022 Financial Statements shall, among other things, be (a) prepared from the Books and Records of the Company; (b) prepared in accordance with IFRS applied on a basis consistent with past practice; (c) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (d) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Audited 2022 Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with IFRS applied on a consistent basis in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations of the Company and its Subsidiaries for the periods reflected therein. The Company will provide additional financial information as reasonably requested by the Parent Parties for inclusion in any filings to be made by the Parent Parties with the SEC. If reasonably requested by the Parent Parties, the Company shall use its reasonable best efforts to cause such information reviewed or audited by the Company’s auditors.

8.5 Annual Financial Information. During the Interim Period, the Company shall deliver its consolidated interim financial information for each quarterly period as promptly as possible following the end of such quarterly period, and in any event no later than forty five (45) calendar days following the end of each quarterly period, and consolidated interim monthly information for each month thereafter shall be delivered to Parent no later than ten (10) days following the end of each month (the “Required Financial Statements”). All of the Required Financial Statements shall be prepared under IFRS. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such Required Financial Statements fairly present the financial position and results of operations of the Company and its Subsidiaries as of the date or for the periods indicated, in accordance with IFRS, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide Parent with additional financial information (including selected financial data, a management’s discussion and analysis and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act, and pro forma financial information or pro forma financial adjustments) reasonably requested by the Parent Parties or otherwise required for inclusion in the Proxy Statement/Prospectus and any other filings to be made by a Parent Party with the SEC. The Company shall also provide to the Parent Parties as promptly as practicable after the date hereof, a description of the business and any other information concerning the Company, its directors, officers, operations and such other matters, as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus and any other filings to be made by a Parent Party with the SEC.

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8.6 Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Shareholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

Article IX
COVENANTS OF THE PARENT PARTIES

9.1 Trust Account. The Parent Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to stockholders of Parent holding Parent Units or Parent Common Stock who shall have validly redeemed their Parent Units or Parent Common Stock upon acceptance by Parent of such Parent Units or Parent Common Stock, (ii) the expenses of the Parent Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Parent Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Parent Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

9.2 Compliance with SPAC Agreements. The Parent Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of February 14, 2022 by and between Parent and the investors named therein.

9.3 Parent Special Meeting. The Proxy Statement/Prospectus will be sent to the Parent’s stockholders as soon as practicable following the date on which the SEC has declared the Form F-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus therein. The Parent Parties shall keep the Company reasonably informed regarding all matters relating to the Parent Party Stockholder Approval Matters, including by promptly furnishing any voting or proxy solicitation reports received by the Parent Parties in respect of all such matters and similar updates regarding any redemptions. The Parent Parties shall include in the Proxy Statement the unanimous recommendation of the board of directors of the Parent that the Parent’s stockholders vote in favor of the adoption of this Agreement and the approval of the Redomestication Merger, the Acquisition Merger and the other Parent Party Stockholder Approval Matters, and shall otherwise take all commercially reasonable and lawful action to solicit and obtain the Parent’s stockholders approval of the Parent Party Stockholder Approval Matters. Neither the boards of director of the Parent nor any committees thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify, their recommendation that the Parent’s stockholders vote in favor of the Parent Party Stockholder Approval Matters.

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9.4 Equity Incentive Plan. As promptly as practicable after the Closing, Purchaser shall adopt a new equity incentive plan in form and substance mutually agreed upon by Purchaser and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Equity Incentive Plan”). The Equity Incentive Plan shall have such number of shares available for issuance equal to ten percent (10%) of the Purchaser Ordinary Shares to be issued and outstanding immediately after the Closing.

Article X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain, prohibit, prevent or impose any condition on the consummation of the transactions contemplated hereby, including the Redomestication Merger and the Acquisition Merger.

(b) There shall not be any Action brought by any Governmental Authority to enjoin or otherwise restrict the consummation of either Closing.

(c) All consents, approvals, authorizations and actions of, filings with and notices to any Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect.

(d) The Company Shareholder Approval shall have been obtained.

(e) Each of the Parent Party Stockholder Approval Matters shall have been approved at the Parent Special Meeting by the requisite vote of the stockholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Stockholder Approval”).

(f) All required filings under any applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

(g) As of the Closing, Purchaser shall have at least $5,000,001 in net tangible assets (inclusive of the assets of the Company).

(h) The Redomestication Merger Surviving Corporation’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, the Redomestication Merger Surviving Corporation shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Redomestication Merger Surviving Corporation shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on Nasdaq.

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(i) The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

(j) The Redomestication Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

10.2 Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Parent Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects at and as of such earlier date). The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct in all respects at and as of such specific date), other than in the case of Section 5.5 (Capitalization) de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) The Parent Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company certifying the accuracy of the provisions of the foregoing Sections 10.2(a), 10.2(b) and 10.2(c).

(e) The Parent Parties shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Organizational Documents of the Company as in effect as of the Closing Date; (ii) copies of resolutions duly adopted by the board of directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Shareholder Written Consent; and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the Cayman Registry.

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(f) The Parent Parties shall have received duly executed opinions from the Company’s Cayman Islands counsel in form and substance reasonably satisfactory to the Parent Parties, addressed to the Parent Parties and dated as of the Closing Date.

(g) The Parent Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(h) The Parent Parties shall have received a copy of a Lock-up Agreement from each Person identified on Schedule 10.2(h) to be effective as of the Closing, pursuant to which the Merger Consideration Shares shall be subject to a six (6) month lock-up.

(i) The Parent Parties shall have received an employment agreement from the Persons set forth in Schedule 10.2(i) with Purchaser or one of its Subsidiaries, which includes confidentiality, non-compete and assignment of inventions and other customary restrictive covenant provisions and is in a form and substance reasonably acceptable to Parent Parties, to be effective as of the Closing.

(j) The Parent Parties shall have received a non-competition and non-solicitation agreement from the Shareholders set forth in Schedule 10.2(j) for a period of three (3) years after the Closing in consideration of the Merger Consideration Shares being delivered, and in a form and substance reasonably acceptable to Parent Parties, to be effective as of the Closing.

(k) The Parent Parties shall have received a copy of each of each agreement or Additional Agreement duly executed by all required parties thereto, other than the Parent Parties.

(l) The Parent Parties shall have received copies of all Company Consents and third party consents set forth on Schedule 10.2(l) in form and substance reasonably satisfactory to the Parent Parties, and no such consents have been revoked.

(m) The Company shall have delivered to the Parent Parties all Required Financial Statements.

(n) No Company Shareholder shall have delivered a Written Objection.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Each Parent Party shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by such Parent Party, as applicable, at or prior to the Closing Date.

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(b) All of the representations and warranties of the Parent Parties contained in Article VI of this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Party Fundamental Representations, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects at and as of such earlier date). The Parent Party Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Parent Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate, dated as of the Closing Date, signed by an officer of a Parent Party as to the accuracy of the provisions set forth in Sections 10.3(a), 10.3(b) and 10.3(c).

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Purchaser attaching true, correct and complete copies of (i) the Organizational Documents of the Purchaser as in effect as of the Closing Date; (ii) copies of resolutions duly adopted by the board of directors of Parent authorizing this Agreement, the Additional Agreements to which the Parent Parties are a party and the transactions contemplated hereby and thereby and confirmation of the Parent Stockholder Approval; and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Purchaser and Merger Sub from the Cayman Registry.

(f) Each of the Parent Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party.

Article XI
TERMINATION

11.1 Termination Without Default.

(a) In the event that (i) the closing of the transactions contemplated hereunder has not occurred by June 30, 2023 (the “Outside Date”) (provided that, if the SEC has not declared the Registration Statement effective on or prior to such date, the Outside Date shall be automatically extended by one (1) month); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., a Parent Party, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date, then any Parent Party or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Date.

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(b) In the event a Governmental Authority shall have issued an Order or enacted a Law having the effect of permanently restraining, enjoining or otherwise prohibiting either the Redomestication Merger or the Acquisition Merger, which Order or Law is final and non-appealable, a Parent Party or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to the Company or a Parent Party if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

11.2 Termination Upon Default.

(a) The Parent Parties may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations any Parent Party may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Sections 10.2(a) or Section 10.2(b), impossible; (y) such breach cannot be cured or is not cured by the earlier of the Outside Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) at any time after the Company Shareholder Written Consent Deadline if the Company has not previously received the Company Shareholder Approval.

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) any of the Parent Parties shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Sections 10.3(a) or Section 10.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

11.3 Effect of Termination. If this Agreement is terminated pursuant to this Article XI (other than as may be agreed upon between the parties in a termination pursuant to Section 11.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or fraud in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or fraud. The provisions of Section 7.9 (Confidentiality), this Section 11.3 and Article XII shall survive any termination hereof pursuant to this Article XI.

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Article XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) three (3) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Environmental Solutions Group Holdings Limited

101 Tuas South Avenue 2

Singapore 637226

Attention: Mr. Quek Leng Chuang, Chairman & CEO

Email: quecklc@env-solutions.com

with a copy to (which shall not constitute notice):

Saul Ewing LLP

1919 Pennsylvania Avenue N.W.

Washington D.C. 20006-3434

Attention: Mark I. Gruhin

Email: mark.gruhin@saul.com

if to any Parent Party:

Genesis Unicorn Capital Corp.

281 Witherspoon Street, Suite 120

Princeton, NJ, 08540

Attention: Samuel Lui, President & CFO

Email: samuel.lui@genesisunicorn.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Mitchell Nussbaum

Email: mnussbaum@loeb.com

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12.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Parent Parties and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Nonsurvival of Representations. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing.

12.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

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12.5 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

12.6 Expenses. Except as otherwise expressly set forth herein, the costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid jointly and severally by Purchaser and the Surviving Corporation upon the Closing. If the Closings do not take place, each Party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants.

12.7 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

12.9 No Other Representations; No Reliance. NONE OF THE PARTIES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SUCH PARTY OR ITS AFFILIATES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article V (WITH RESPECT TO THE COMPANY) AND Article VI (WITH RESPECT TO THE PARENT PARTIES) IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, none of the Parties nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to such Party made available to the other Parties and their Representatives, or relating to the Company made available to Parent Parties and their Representatives, including due diligence materials, or in any presentation of the business of any Party by management of such Party or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by a Party in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article V or Article VI as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by a Party or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of such Party and its Affiliates, and are not and shall not be deemed to be relied upon by the other Parties in executing, delivering and performing this Agreement, the Additional Agreements and the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article V or Article VI, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made in Article V or Article VI, in each case as modified by the Schedules and Parent SEC Documents: (a) the Parties acknowledges and agrees that: (i) no other Party nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of such other Party or its Affiliates, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of such other Party and its Affiliates, the nature or extent of any liabilities of such other Party and its Affiliates, the effectiveness or the success of any operations of such other Party and its Affiliates or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding such other Party or its Affiliates furnished to any Party or their respective Representatives or made available to any Party and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any Party has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V or Article VI and subject to the limited remedies herein provided; (b) each Party specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the other Parties have each specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Parties nor any other Person shall have any liability to the other Parties or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of such Party or the future business, operations or affairs of such Party.

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12.10 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

12.11 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.11 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 12.1 shall be effective service of process for any such Action.

12.12 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12.13 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

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12.14 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.15 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

12.16 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.17 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.18 Waiver. Reference is made to the Prospectus. The Company and the Shareholder Representative have read the Prospectus and understand that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company and the Shareholder Representative each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

GENESIS UNICORN CAPITAL CORP.

By:	/s/ Samuel Lui
Name:	Samuel Lui
Title:	President & CFO

Purchaser:

ESGL HOLDINGS LIMITED

By:	/s/ Samuel Lui
Name:	Samuel Lui
Title:	Authorized Signatory

Merger Sub:

ESGH MERGER SUB CORP.

By:	/s/ Samuel Lui
Name:	Samuel Lui
Title:	Authorized Signatory

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

ENVIRONMENTAL SOLUTIONS GROUP HOLDINGS LIMITED

By:	/s/ Quek Leng Chuang
Name:	Quek Leng Chuang
Title:	Director

Shareholder Representative:

By:	/s/ Quek Leng Chuang
Name:	Quek Leng Chuang
Title:	Shareholder

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Annex B

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ESGL HOLDINGS LIMITED

(adopted by Special Resolution dated [Date] and effective on [date])

B-1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ESGL HOLDINGS LIMITED

(adopted by Special Resolution dated [Date] and effective on [date])

1	The name of the Company is ESGL Holdings Limited.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$[50,000] divided into [500,000,000] ordinary shares of a par value of US$0.0001 each[1].

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

1 Authorised share capital to be determined

B-2

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ESGL HOLDINGS LIMITED

(adopted by Special Resolution dated [Date] and effective on [date])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.

“Directors”	means the directors for the time being of the Company.

B-3

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

B-4

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Securities Act”	means the United States Securities Act of 1933, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Share”	means an Ordinary Share and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

B-5

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

B-6

3.2	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3	The Company may issue securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1	Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option or warrant.

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7.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

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10	Variation of Rights of Shares

10.1	Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

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13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

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14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

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15.5	A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

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17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

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19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than one-third in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within 21 days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19.8	Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

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20	Notice of General Meetings

20.1	At least fifteen calendar days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1	No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

21.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the chairperson shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

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21.6	If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

21.7	The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8	When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9	If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

21.10	When a general meeting is postponed for 30 days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

21.11	A resolution put to the vote of the meeting shall be decided on a poll.

21.12	A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13	A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes the chairperson shall be entitled to a second or casting vote.

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22	Votes of Members

22.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which they are the holder.

22.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4	No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

22.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7	A Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

23	Proxies

23.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

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23.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3	The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

23.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

24.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

24.2	If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

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25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

26.1	There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

26.2	Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

27	Powers of Directors

27.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)	the Director is absent (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by them) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30	Proceedings of Directors

30.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.

30.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

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30.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

30.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of their appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointor and in their capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5	A Director or alternate Director may, or other Officer on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7	The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

30.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

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31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32	Directors’ Interests

32.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2	A Director or alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director.

32.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

32.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

32.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by that Director, provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3	The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

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34.4	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.5	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.6	The Directors may appoint such Officers of the Company as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate their office at any time if they give notice in writing to the Company that they resign their office.

35	Alternate Directors

35.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by them.

35.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of their appointor as a Director in their absence.

35.3	An alternate Director shall cease to be an alternate Director if their appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

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36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3	A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

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39.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

39.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

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40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

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42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8	Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9	At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

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43	Notices

43.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail. Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority.

43.2	Where a notice is sent by:

(a)	courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)	post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted; and

(d)	email or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

43.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

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43.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1	Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

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45.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Opportunities

49.1	To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

49.2	Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

49.3	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

50	Exclusive Jurisdiction and Forum

50.1	Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a) any derivative action or proceeding brought on behalf of the Company;

(b) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members;

(c) any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or

(d) any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

50.2	Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

50.3	Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

50.4	This Article 50 shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

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Annex C

Fairness Opinion

November 29, 2022	File Reference: 34-36-63512

Board of Directors of Genesis Unicorn Capital Corp.

c/o Mr. Samuel Lui, President & CFO

281 Witherspoon Street, Suite 120

Princeton, NJ 08540

To the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by Genesis Unicorn Capital Corp. (“Genesis” or the “Parent”), a Delaware corporation, for the benefit of and to advise the board of directors of Genesis (the “Board”) in connection with the consideration by the Board of a possible acquisition (the “Transaction”) of Environmental Solutions Group Holdings Limited, a Cayman Islands exempted company (“ESA” or the “Acquired Business”) in accordance with the terms of the Agreement and Plan of Merger by and among Parent, ESA, and certain other parties and dated November 29, 2022 (the “Merger Agreement”). We have been engaged to perform a fairness analysis, from a financial point of view, of the purchase price to be paid by the Parent for the Acquired Business all as set forth in our Engagement Letter dated October 12, 2022, and the accompanying (and by this reference incorporated herein) General Contractual Conditions thereto (collectively, the “Agreement”). This letter shall serve as our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the purchase price to be paid by the Parent for the Acquired Business as referenced in and governed by that Agreement. All dollar amounts stated herein are in United States Dollars (US$) unless depicted otherwise.

We are advised, and have relied upon such advice with your approval, that the Transaction will be consummated as set forth in the Merger Agreement. We understand that the Transaction is expected to close by May 2, 2023, unless extended pursuant to the terms of the Merger Agreement. We are further advised, and have relied upon such advice with your approval, that the Transaction consists of a business combination between the Parent and ESA pursuant to which the Parent, in effect, will acquire ESA for total consideration of Seventy-Five Million Dollars ($75,000,000), subject to certain closing adjustments as set out in the Merger Agreement (the “Purchase Price”) in the form of newly issued shares of common stock (“Purchaser Ordinary Shares”) of the Parent’s successor company, a Cayman Islands exempted company (the “Purchaser”). Per the terms of the Merger Agreement, the Purchaser Ordinary Shares are valued at a price of $10.00 per share.

We understand that, as part of the Transaction, all outstanding ESA equity securities, including all outstanding options, restricted stock units, warrants, and convertible debt securities, will either be converted into common stock of ESA or cancelled.

350 Fifth Avenue, Suite 4100, New York, NY 10118

212.425.4300 · 212.344.9731 fax · www.marshall-stevens.com

Chicago	Los Angeles	New York	Tampa

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Board of Directors of Genesis Unicorn Capital Corp.

November 29, 2022

Based on the fact that the Parent is only recently formed, has no operating history and, prior to the execution and delivery of the Merger Agreement, has no assets other than cash and its rights under the letter of intent dated October 10, 2022 (the “LOI”), and that its securities are thinly traded, we have assumed, with your approval, that the fair value of each of the Purchaser Ordinary Shares to be issued in the Transaction is equivalent to $10.00 per share. Accordingly, we have not performed any separate analysis regarding the fair value of the Purchaser Ordinary Shares.

We understand that, in connection with the Transaction, certain employees of ESA may enter into employment agreements with the surviving entity, and that certain equity of the Purchaser may be reserved for issuance pursuant to stock bonus or incentive arrangements. Our Opinion does not address the fairness of such agreements or stock bonus or incentive arrangements. We further understand that in connection with the Transaction, the Parent may make commitments with respect to the future financing or funding of the Acquired Business. Our Opinion assigns no value to such future financing or funding commitments or obligations. In addition, we understand that the Transaction contemplates certain changes in the rights, privileges, and preferences of the holders of the Parent’s shares and certain changes in the composition of the Parent’s management and board of directors. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or in the changes to the composition of the Parent’s management and board of directors.

We have been asked to advise the Board to the fairness, from a financial point of view, of the Purchase Price to be paid by the Parent in the Transaction in the form of issuance of common stock of the Purchaser to the shareholders of ESA. We have not been asked to render any opinion with respect to the fairness of the Purchase Price to any other person or entity besides the Board, and we specifically express no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction or the negotiation or structuring of the LOI or the Merger Agreement; we have not been involved in the raising of any funding for or with respect to, or associated with the Parent and/or the Transaction or provided any advices with respect to such funding; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Board or the Parent.

With your consent, in establishing fair value, we have solely considered the enterprise value of ESA as of a valuation date of November 8, 2022 and prior to the Transaction, and have not taken into consideration any possible consequences of the Transaction (either positive or negative). We have, with your consent, not considered the dilution effects of the issuance of common stock on equity holders of the Parent. Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Board, the Parent, the shareholders of the Parent, the shareholders of ESA, or any other person or entity.

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Board of Directors of Genesis Unicorn Capital Corp.

November 29, 2022

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

●	Our interview with ESA management Topics addressed included, but were not limited to, transaction overview, business operations, product and service lines, financial results, projections, economic conditions and industry trends, market competitors, customer composition and various other topics related to business operations.

●	ESA’s historical financial statements for the years ended December 31, 2017 through December 31, 2021, and year-to-date ended August 31, 2022;

●	Projections for ESA for the fiscal year ending December 31, 2022 to December 31, 2026;

●	The LOI;

●	The Merger Agreement;

●	Investor presentations;

●	Industry research reports;

●	Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Guide to Cost of Capital published by Duff & Phelps LLC; and

●	Other information, studies, and analyses as we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the Parent and/or ESA or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, and iii) not conducted any independent valuation or appraisal of any specific assets of the Parent or ESA or any appraisal or estimate of any specific liabilities of the Parent or ESA. With respect to the projections and/or financial forecasts relating to ESA, we have assumed, with your consent, that such projections and/or financial forecasts have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of ESA as to the future financial performance of ESA and that management of the surviving corporation will be able to execute on the business plan underlying such projections and/or financial forecasts. With your consent, we assume no responsibility for, and express no view as to, such projections and/or financial forecasts or the assumptions on which they are based. Our Opinion assumes that there are no contingent or off-balance sheet assets or liabilities for the Parent or ESA.

Our opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Purchase Price as of any other date. In rendering our Opinion, we have assumed that the factual circumstances, agreements, and terms, as they existed at the date of the Opinion, will remain substantially unchanged through the time the Transaction is completed. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

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Board of Directors of Genesis Unicorn Capital Corp.

November 29, 2022

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of Parent, the shareholders of ESA or any other person or entity as to any action the Board, the shareholders of Parent, the shareholders of ESA or any other person or entity should take in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to the Parent. This Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. By way of example, our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, any future funding or fund raising commitments, or any changes in the rights, privileges and preferences of the holders of the Parent’s shares or in the composition of the Parent’s management and board of directors. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters. This Opinion may not be reproduced, disseminated, quoted, or referred to at any time without our prior written consent.

Therefore, subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price to be paid by the Parent to ESA in the Transaction in the form of the issuance of the common shares of the Purchaser to the equity holders of ESA as provided in the Merger Agreement is fair to the Parent from a financial point of view.

Very truly yours,

Marshall & Stevens Transaction Advisory Services, LLC

File No. 34-36-63512

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

PubCo’s Amended and Restated Memorandum and Articles of Association provide that, subject to the provisions of the Cayman Islands laws, directors and officers, past and present, will be entitled to indemnification from PubCo against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of his or her own willful neglect, willful default or actual fraud, in or about the conduct of the PubCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the PubCo or its affairs in any court whether in the Cayman Islands or elsewhere. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

Exhibit Number	Description
1.1+	Merger Agreement dated November 29, 2022 among Genesis Unicorn Capital Corp. (“GUCC”), Environmental Solutions Group Holdings Limited (“ESGL”), ESGL Holdings Limited, ESGH Merger Sub Corp and the shareholder representative (incorporated by reference to Exhibit 2.1 to the GUCC Current Report on Form 8-K filed with the Securities & Exchange Commission on November 30, 2022)
3.1+	Amended and Restated Certificate of Incorporation of GUCC (incorporated by reference to Exhibit 3.1 to the GUCC Current Report on Form 8-K filed with the Securities & Exchange Commission on February 17, 2022)
3.1(a)+	Amendment to Amended and Restated Certificate of Incorporation of GUCC (incorporated by reference to Exhibit 3.1 to the GUCC Current Report on Form 8-K filed with the Securities & Exchange Commission on February 15, 2023)
3.2++	Certificate of Incorporation of ESGL Holdings Limited
3.3++	Memorandum and Articles of Association of ESGL Holdings Limited
3.4++	Form of Amended and Restated Memorandum and Articles of Association of ESGL Holdings Limited
3.5++	Certificate of Incorporation of ESGH Merger Sub Corp
4.1+	Specimen GUCC Unit Certificate (incorporated by reference to Exhibit 4.1 to the GUCC Registration Statement on Form S-1/A filed with the Securities & Exchange Commission on February 4, 2022)
4.2+	Specimen GUCC Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the GUCC Registration Statement on Form S-1/A filed with the Securities & Exchange Commission on February 4, 2022)
4.3+	Specimen GUCC Warrant Certificate (incorporated by reference to Exhibit 4.3 to the GUCC Registration Statement on Form S-1/A filed with the Securities & Exchange Commission on February 4, 2022)
4.4+	Warrant Agreement, dated February 14, 2022, by and between GUCC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the GUCC Current Report on Form 8-K filed with the Securities & Exchange Commission on February 17, 2022)
5.1**	Opinion of Maples and Calder LLP as to the validity of the PubCo ordinary shares
5.2**	Opinion of Loeb & Loeb LLP as to the validity of the PubCo Warrants
8.1*	Opinion of Saul Ewing LLP regarding certain tax matters
8.2*	Opinion of Loeb & Loeb LLP regarding certain tax matters

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10.1+	Letter Agreement, dated February 14, 2022, among GUCC, Genesis Unicorn Capital, LLC and GUCC’s officers and directors (incorporated by reference to Exhibit 10.1 to the GUCC Current Report on Form 8-K filed with the Securities & Exchange Commission on February 17, 2022)
10.2+	Investment Management Trust Agreement, dated February 14, 2022, by and between GUCC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the GUCC Current Report on Form 8-K filed with the Securities & Exchange Commission on February 17, 2022)
10.2(a) +	Amendment to the Investment Management Trust Agreement, dated as of February 14, 2022, between GUCC and Continental Stock Transfer & Trust Company dated February 14, 2023 (incorporated by reference to Exhibit 10.1 to the GUCC Current Report on Form 8-K filed with the Securities & Exchange Commission on February 15, 2023)
10.3+	Registration Rights Agreement, February 14, 2022, by and between GUCC, Continental Stock Transfer & Trust Company and the Initial Stockholders (incorporated by reference to Exhibit 10.3 to the GUCC Current Report on Form 8-K filed with the Securities & Exchange Commission on February 17, 2022)
10.4++	Metal Return and Delivery Agreement, dated as of October 29, 2019, by and between Environmental Solutions (Asia) Pte. Ltd. (“ESA”) and Invemet S.r.l.
10.5++	Contract, dated as of June 25, 2022, by and between ESA and Zinc Oxide Corporation
10.6++	Commercial Agreement, effective as of November 1, 2021, by and between ESA and Natsteel Holdings Pte Ltd
10.7++	Agreement, dated as of August 16, 2021, by and among ESA, Vision Metals Pte Ltd and Vrobal Recycling India Private Limited
10.8++	Lease Agreement, dated as of December 13, 2013, by and between ESA, as lessee, and The JTC Summit, Urban Solutions & Construction Cluster (“JTC”), as lessor, for that certain land known as Private Lot A3002425 at L8201305016 Tuas South Avenue 2/5, Singapore, as amended by that certain Lease Extension, dated as of August 10, 2021, by and between ESA and JTC
10.9++	Tenancy Agreement, dated as of November 25, 2020, by and between ESA, as lessee, and Grow- Tech Properties Pte Ltd., as lessor, for that certain property at 110 Tuas South Avenue 3 The Index Singapore 637369
10.10*

Tenancy Agreement, dated as of December 29, 2022, by and between ESA, as lessee, and Grow-Tech Properties Pte Ltd., as lessor, for that certain property at 110 Tuas South Avenue 3, 03-17, The Index, Singapore 637369

10.11*

Agreement for Lease, dated as of March 17, 2008, by and between ESA, as lessee, and Jurong Town Corporation, as lessor, for that certain land together with the building at Private Lot A1669600 at 62 Tuas South Street 5, Singapore 637802, as amended by that certain Variation of Lease, dated as of November 4, 2022, by and between ESA and Jurong Town Corporation

10.12*	Facility Letter by and between ESA and RHB Bank Berhad dated May 19, 2015.
10.13.1*	Facility Letter by and between ESA and DBS Bank Ltd. dated July 25, 2018.
10.13.2*	Supplemental Agreement to the Facility Letter dated July 25, 2018, by and between ESA and DBS Bank Ltd., dated July 10, 2019.
10.14*	Facility Letter dated May 5, 2020 by and between ESA and The Hongkong and Shanghai Banking Corporation Limited.
10.15*	Supplemental Agreement to the Facility Letter dated May 5, 2020, by and between ESA and The Hongkong and Shanghai Banking Corporation Limited dated February 14, 2022.
10.16*	Form of Employment Agreement between PubCo and its executive officers
10.17++	Waiver dated February 26, 2023 among GUCC, ESGL, ESGL Holdings Limited, ESGH Merger Sub Corp and the shareholder representative relating to the waiver by the parties to the net tangible asset requirement in the Merger Agreement
14+	Form of Code of Ethics (incorporated by reference to Exhibit 14 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on July 2, 2021)
23.1*	Consent of MaloneBailey, LLP
23.2*	Consent of MSPC Certified Public Accountants and Advisors, A Professional Corporation
23.3**	Consent of Maples and Calder LLP (included in Exhibit 5.1)
23.4**	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
23.5*	Consent of Saul Ewing LLP (included in Exhibit 8.1)
23.6*	Consent of Loeb & Loeb LLP (included in Exhibit 8.2)
23.5++	Consent of Marshall & Stevens Transaction Advisory Services LLC
99.1++	Consent of Quek Leng Chuang (PubCo’s director nominee)
99.2++	Consent of Law Beng Hui (PubCo’s director nominee)
99.3++	Consent of Anita Pushparani Dorett (PubCo’s director nominee)
99.4++	Consent of Lim Boon Yew Gary (PubCo’s director nominee)
99.5++	Consent of Yap Chin Yee Richard (PubCo’s director nominee)
99.6++	Consent of Ernest Fong (PubCo’s director nominee)
99.7++	Form of Proxy Card for Special Meeting of Holders of GUCC common stock
107++	Filing Fee Table

* Filed herewith

** To be filed by amendment

+ Previously filed and incorporated by reference

++ Previously filed

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Item 22. Undertakings.

a. The undersigned hereby undertakes:

i. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii. That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (iv) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

v. That, for the purpose of determining any liability under the Securities Act of 1933, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii. The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meets the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on the 21st day of April, 2023.

ESGL Holdings Limited

By:	/s/ Samuel Lui
Name:	Samuel Lui
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person on April 21, 2023 in the capacities indicated.

Name	Title

/s/ Samuel Lui	Chief Executive Officer and Sole Director
Samuel Lui	(Principal Executive Officer and
Principal Financial and Accounting Officer)

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AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of ESGL Holdings Limited, has signed this registration statement in Newark, Delaware on April 21, 2023.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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